As filed with the Securities and Exchange Commission on October 7, 2004
                           Registration No. 333-60574


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ---------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                                 NCT GROUP, INC.
               (Exact name of Registrant as specified in Charter)

     Delaware                                                    59-2501025
     --------                                                    ----------
(State or Other Jurisdiction                                 (I.R.S. Employer
 Of Incorporation or                                         Identification No.)
 Organization)

                 20 Ketchum Street, Westport, Connecticut 06880
                                 (203) 226-4447
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                  CY E. HAMMOND
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                 20 KETCHUM STREET, WESTPORT, CONNECTICUT 06880
                                 (203) 226-4447
     (Name and Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                  Copies of all communications and notices to:
                            WILLIAM P. O'NEILL, ESQ.
                              LATHAM & WATKINS LLP
                            555 Eleventh Street, N.W.
                              WASHINGTON, DC 20004
                                 (202) 637-2275

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   PROSPECTUS

                                 NCT GROUP, INC.

       4,745,566 shares of common stock for resale by selling stockholder
                ------------------------------------------------

     One stockholder of NCT Group, Inc. is offering 4,745,566 shares of our common stock for sale at prevailing market prices. Our common stock currently trades under the symbol "NCTI" on the NASD OTC Bulletin Board. The last sale price for our common stock on October 6, 2004 was $0.021. We will not receive any proceeds from the sale of our common stock by the selling stockholder.
                ------------------------------------------------

  Investing in the common stock involves risks. See "Risk Factors" on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and neither NCT nor the selling stockholder is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is October 7, 2004.

                                TABLE OF CONTENTS

                                                                        PAGE

Prospectus Summary                                                             1
About NCT Group, Inc.                                                          1
Risk Factors                                                                   2
Special Note Regarding Forward Looking Statements                             17
Use of Proceeds                                                               17
Selling Stockholders                                                          18
Plan of Distribution                                                          19
Description of Our Securities                                                 19
Interests of Named Experts and Counsel                                        21
Business                                                                      22
Properties                                                                    49
Legal Proceedings                                                             49
Market Price of Common Equity                                                 54
Selected Financial Data                                                       55
Management's Discussion and Analysis                                          59
Changes in and Disagreements with Accountants                                 74
Directors and Executive Officers                                              74
Executive Compensation                                                        77
Security Ownership of Certain Beneficial Owners and Management                82
Certain Relationships and Related Transactions                                85
Consolidated Financial Statement Index                                       113

                                 ---------------

In deciding to buy our common stock, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                               PROSPECTUS SUMMARY

     This summary section briefly describes the key aspects of both NCT Group, Inc. and the offering covered by this prospectus. This section is a summary only and refers to more specific and comprehensive information found elsewhere in this prospectus. You should read the entire prospectus carefully.

     Whenever possible, we have provided explanations of our technologies so that they are understandable within the context. Also note that market data presented in this prospectus are based on management's estimates, primarily in reliance on third-party sources. Management believes these estimates are reasonable and that this market data is accurate and complete in all material respects.

ABOUT NCT GROUP, INC.

     NCT Group, Inc. designs products and develops and licenses technologies based upon its portfolio of patents and related rights and extensive know-how and non-patented technologies. As used in this prospectus, "we," "our," "us," "company" and "NCT" refer to NCT Group, Inc. and its subsidiaries, unless the context requires otherwise. Our technologies allow us to develop products, services and applications that we market to various industries. In addition, we market our technologies through licensing to third parties for fees and royalties.

     NCT operates in three segments: communications, media and technology. Please refer to the chart of our subsidiaries on page 23, organized by our operating segments. Each of the operating segments is targeted to the commercialization of its own products in specific markets. Product offerings of our communications segment include: our communications, consumer and industrial headsets; ClearSpeech(R) microphones, speakers, and a suite of noise and echo cancellation algorithms; an aircraft cabin quieting system; and Artera Turbo software-based, high-speed, data communication and network optimization service. Product offerings of our media segment include Sight & Sound(R) place-based audio and billboard media and Gekko(TM) flat speakers, prints and subwoofers. Our technology segment provides Java(TM)-language based microprocessor cores.

     We sell ownership interests in NCT and our subsidiaries to acquire assets and funds needed to operate our ventures. As of the date hereof, no offerings are currently being undertaken for our subsidiaries other than pending offerings for our subsidiaries, Pro Tech Communications, Inc. and Artera Group, Inc. We have committed to issue more shares of NCT common stock than we have authorized. Our authorized number of shares of common stock is 645 million. As of August 31, 2004, we have approximately 642 million shares of common stock issued and outstanding. The number of additional shares that we have committed to issue is partly a function of the price of our common stock because the number of shares issuable under several of our agreements varies with the market price. Please refer to our "Risk Factors" for a description of the commitments we have made to issue additional shares of our common stock (including the Risk Factor "We may experience possible future dilution from the exercise of outstanding options, warrants, convertible securities and exchange rights"). We will seek stockholder approval of an increase in authorized shares at a meeting of our shareholders.

     Our strategy is to leverage our existing base of proprietary technologies by licensing such technologies and by developing new products, services and applications. We continue to establish distribution channels and strive to increase consumer awareness of our products, services, applications and technologies. At the same time, we continue to strive to lower the cost of our products and services and enhance their technological performance. Managing our key licensing and customer relationships is critical to our strategy.

     Please refer to "Selected Financial Data" for summary consolidated financial information that is derived from our historical financial statements. Our operating revenue consists of technology licensing fees and royalties, product sales, advertising, and engineering and development services. Operating revenue for the six months ended June 30, 2004 consisted of approximately 63.9% in technology licensing fees and royalties, 33.5% in product sales and 2.6% in advertising revenue. For the year ended December 31, 2003, our operating revenue consisted of approximately 62.0% in technology licensing fees and royalties, 35.2% in product sales, 1.8% in advertising and 1.0% in engineering and development services. For the five years ended December 31, 2003, our revenue consisted of 62.4% in technology licensing fees and royalties, 30.9% in product sales, 3.0% in advertising and 3.7% in engineering and development services. Our technology licensing fees and royalties revenue for the five years ended December 31, 2003 includes approximately $2.1 million for licenses sold by our media segment that we subsequently agreed (or agreed in principle) to repurchase for an aggregate cost of approximately $28.5 million, net of $2.7 million reduction of deferred revenue ($19.3 million, net, incurred in 2001 and $9.2 million incurred in
2002). Currently, we have no intention to reacquire any other licenses. Most of our licensing revenue is attributable to one-time events without substantial ongoing royalties, although, the possibility of subsequent royalties is generally provided for under our licenses. From time to time, we receive licensing fees and royalties as marketable securities rather than cash. In such cases, we may be unable to realize the stated value of the securities in cash, thus leading to substantial asset write-down losses, and to the extent the related licensing fee had been deferred, no additional cash would be realized upon the subsequent recognition of revenue.

     Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Since its inception, NCT has incurred substantial losses from operations; such losses cumulatively amounted to $315.7 million through June 30, 2004. We are in default on $7.7 million of existing obligations as of June 30, 2004. We have been substantially dependent upon loans from a shareholder and an accredited investor (Carole Salkind) to sustain our operations and have a history of defaulting on repayment of such loans. As of June 30, 2004, we have an outstanding court judgment against us of approximately $2.1 million. Consequently, it may be more difficult for NCT and its subsidiaries to continue in business and to continue conducting its business in the manner conducted historically.

     Our principal executive office is located at 20 Ketchum Street, Westport, Connecticut 06880. The telephone number is (203) 226-4447.

                                  RISK FACTORS

     The shares of common stock covered by this prospectus represent a speculative investment and entail elements of risk. Investors should carefully consider the following risk factors before making a decision to invest in our common stock. Investors also should examine all of the other information set forth in this prospectus or incorporated by reference into this prospectus.

We do not believe we have, and we are unsure whether we will be able to generate or raise, sufficient funds to sustain us through the next six months.

     As of June 30, 2004, NCT had $0.8 million in cash and cash equivalents compared to $1.0 million at December 31, 2003. We had a working capital deficiency of $68.3 million at June 30, 2004 compared to a working capital deficiency of $60.8 million at December 31, 2003. Management believes that currently available funds will not be sufficient to sustain us at present levels through the next six months, although management believes that we can operate at current levels for a period of time that may range from three months to one year and such period is impacted by factors such as the execution of licensing agreements and the receipt of related technology licensing fees and the continued funding from Carole Salkind.

     We have been primarily dependent upon funding from Carole Salkind to sustain our operations during 2002, 2003 and to date in 2004, and as of September 30, 2004, owe her approximately $47.3 million. Please also refer to the section entitled "Certain Relationships and Related Transactions." Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT to date despite NCT's failure to repay her notes as the notes matured. Commencing
January  2001,  upon the  maturity of Ms.  Salkind's  initial  note to NCT dated
January 1999, NCT has established a history of defaulting on the repayment of obligations owed to Carole Salkind as such obligations become due. Ms. Salkind has allowed NCT to roll over maturing notes, along with accrued interest and a default penalty (10% of the principal in default), into new notes that generally mature on demand or six months from issuance (previously the rolled over notes matured from six months to one year from the date of the rolled over note). In addition to the financing provided by rolling over maturing notes, Ms. Salkind has continued to provide NCT with new funds. From time to time, NCT has obtained oral assurances that Ms. Salkind will continue funding NCT. However, NCT has no legally binding assurance that Ms. Salkind will continue funding NCT in the near-term or that the amount, timing and duration of funding from her will be adequate to sustain NCT.

     In the long-term, our ability to continue as a going concern is dependent on funding from our revenue sources:

     o    technology licensing fees and royalties;
     o    product sales;
     o    advertising; and
     o    engineering and development services.

     The ability of any or all of these revenue sources to generate cash inflows is presently uncertain. We cannot give any assurance that we will be able to generate sufficient cash from the revenue sources outlined above. Historically, our operations have not been successful in the internal generation of sufficient cash to cover our costs. In the event that our operating activities do not generate sufficient cash, management believes that we would have to cut back our level of operations or raise additional working capital. In the event that we cut back our operations, those reductions could affect our relationships with our licensees, customers and suppliers. There is no assurance, however, that such capital could be raised. Historically, our management has been successful in raising sufficient financing from external sources in adequate time to meet our critical needs.

Our independent registered public accounting firm issued a report for the year ended December 31, 2003 that contained a "going concern" explanatory paragraph.

     Our independent registered public accounting firm issued a report on their audit of our consolidated financial statements as of and for the year ended December 31, 2003. Our notes to the consolidated financial statements disclose that NCT's cash flows have been absorbed in operating activities and NCT has incurred net losses from inception, has a working capital deficiency, is subject to a judgment and is in default of certain convertible notes payable. In the event that funding from internal sources or from public or private financing is insufficient to fund the business at current levels, we will have to substantially cut back our level of spending which could substantially curtail our operations. The independent registered public accounting firm's report contains an explanatory paragraph indicating that these factors raise substantial doubt about our ability to continue as a going concern. Our going concern uncertainty may affect our ability to raise additional capital, and may also affect our relationships with suppliers and customers. Investors should carefully read the independent registered public accounting firm's report and examine our financial statements.

We have been unable to repay our indebtedness as it becomes due.

     To date as our debt matures, we have been generally unable to repay principal and interest due the holders of our debt. Typically, the interest rates on our debt increase upon our failure to repay principal when due, with the default rate of interest on the indebtedness in default ranging from 13% to 18% per annum. In addition, some of our debt imposes a default penalty of 10% of the principal in default upon our failure to repay indebtedness when due. Most of our indebtedness is convertible into shares of our common stock at the election of the holder and may be satisfied upon conversion by the holder. To date, in general, holders have not made a demand for cash repayment of the debt that has not been repaid. Our inability to repay our debt in cash generally as it matures may make it more difficult to obtain new debt financing.

We are in default on an aggregate of $7.7 million of our indebtedness as of June 30, 2004.

     Due to our inability to repay indebtedness upon maturity, a court judgment entered against us in excess of the amount permitted under covenants in our convertible notes and cross-default provisions, we are in default on $4.5 million of our convertible notes and $3.2 million of our notes payable as of June 30, 2004. Please refer to the section "Management's Discussion and Analysis
- Liquidity and Capital Resources" for more information about indebtedness in default. Because of the default, if the note holders demand repayment, the repayment of the notes, along with applicable default interest and penalties (see risk factor above), may be accelerated. In addition, some note holders may foreclose on our assets. Consequently, it may be difficult for us to continue in business if note holders demand payment or foreclose on substantially all of our assets. No legal actions for repayment or foreclosure have been initiated on our notes outstanding and in default as of June 30, 2004.

We have incurred operating losses since our inception and expect future losses for the foreseeable future.

     We have incurred substantial losses from operations since our inception. These losses have been recurring and amounted to $315.7 million on a cumulative basis through June 30, 2004. Historically, we have funded these losses primarily from the sale of our common stock, sale of securities convertible into our common stock and issuance of convertible debt. Our operating losses are due to operating expenses that exceed our revenue recognized. We expect the scale of overhead expenses needed to support our sales levels will remain disproportionately high in the near-term so that we will continue to incur operating losses and have negative cash flows from operating activities.

     We incurred a net loss of $25.8 million for the six months ended June 30, 2004 compared to a net loss of $14.7 million for the same period in 2003. Total revenue was $2.6 million for the six months ended June 30, 2004 compared to $2.2 million for the same 2003 period, an increase of $0.4 million. Total costs and expenses were $28.4 for the six months ended June 30, 2004 compared to $16.9 for the same 2003 period, an increase of $11.5 million primarily due to higher interest expense (please refer to the section "Management's Discussion and Analysis of Financial Condition and Results of Operations").

     We incurred net losses of $77.7 million, $40.1 million and $30.3 million for the years ended December 31, 2001, 2002 and 2003, respectively. Please refer to the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information. The fiscal 2001 loss of $77.7 million was attributable, in part, to various unusual charges, such as recording impairment of goodwill charges of $14.1 million (net of $2.1 million reduction in deferred revenue); costs to acquire shares of DMC New York, Inc. (representing repurchased licenses; please see discussion of acquisition of DMC NY below) and the repurchase of licenses from two licensees of $19.3 million (net of $2.7 million reduction in deferred revenue); $7.0 million other-than-temporary declines in value of available-for-sale securities; $2.3 million realized loss on sale of NXT plc stock; $2.3 million finance costs due to non-registration of shares; $1.5 million write down of investment in Top Source Automotive; $1.0 million reserve for notes receivable; $1.4 million warrant fair value adjustment; $6.1 million in interest expense; and $19.0 million in selling, general and administrative expenses. The fiscal 2002 loss of $40.1 million was attributable to a $9.2 million charge for the cost of purchasing the remaining 12,000 common shares of DMC New York, Inc.; $6.1 million finance costs due to non-registration of shares; $0.4 million in default penalties on debt; $7.7 million in interest expense; $0.9 million for losses on marketable securities and derivatives; $2.4 million for impairment of goodwill and other intangibles and $14.9 million in selling, general and administrative expenses which includes $4.7 million consulting expense attributable to vested options granted to outside consultants. The fiscal 2003 loss of $30.3 was $9.8 million less than 2002 and was attributable to $2.4 million lower revenue than 2002 offset by costs and expenses that were $12.2 million less than 2002. The 2003 costs included a $5.3 million gain on litigation settlements and did not include, among other items, the $9.2 million charge for the cost of purchasing the remaining shares of DMC New York, Inc.

     To make a profit, NCT must independently and with its licensees successfully develop, manufacture and sell a sufficiently large volume of our products and services at positive contribution margins, as well as collect fees and royalties from licensing our proprietary technology. We can give no assurance, however, that future operations will be profitable enough to generate sufficient cash to fund such development, manufacture and sales or that we can generate or rely upon sufficient funding sources to meet our obligations.

We have limited revenue from the sale of our products and an unpredictable revenue stream from our technology licensing arrangements.

     Although we have actively marketed the sale of our products and licensing of our technologies, operating revenue since our inception in April 1986 has been limited and sporadic. Our total revenue has decreased each year compared to the prior year since 2000, from $12.8 million in 2000 to $10.6 million, $7.3 million and $4.9 million, respectively, for 2001, 2002 and 2003. In the five years ended December 31, 2003, we have generated aggregate revenue of $42.7 million comprised of the following:

     o    $26.6 million from technology licensing fees and royalties;
     o    $13.2 million from the sale of products;

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


     o    $ 1.6 million from engineering and development services; and
     o    $ 1.3 million from advertising.

     Included in the technology licensing fees and royalties revenue that we have recognized, is an aggregate of approximately $2.1 million for Distributed Media Corporation licenses that we subsequently agreed to repurchase for an aggregate cost of approximately $28.5 million, net of $2.7 million reduction of deferred revenue ($19.3 million, net, recorded in 2001 and $9.2 million in 2002).

     A significant anticipated revenue stream is subject to an agreement with Avaya Inc., as amended, expiring on October 14, 2004. We expect that the term of the agreement will be extended beyond October 14, 2004, possibly for a year or more. If the Avaya agreement were not extended beyond October 14, 2004, we would expect to enter into similar arrangements with other third parties.

     Despite the sale of products in a limited number of applications, significant further development will be necessary before many of our potential products will achieve expected commercial end-use applications and acceptance.

Our acquisition of shares of DMC New York, Inc. (representing repurchase of New York area licenses sold by our subsidiary, Distributed Media Corporation) and purchase of other Distributed Media Corporation licenses that we previously sold resulted in significant charges to our statements of operations in 2001 and 2002.

     In 2001, we incurred an aggregate charge of $19.3 million (net of $2.7 million reduction of deferred revenue) on our statement of operations due to our decision to acquire shares of DMC New York, Inc. ("DMC NY") and repurchase Distributed Media Corporation licenses from Brookepark Limited and Eagle Assets Limited. Prior to our decision to reacquire these licenses, we had recognized revenue for these Distributed Media Corporation licenses in the amounts of $850,000 in 1999; $1,055,545 in 2000; and $222,220 in 2001. During 2001, we
completed the purchase of 4,000 shares of DMC NY and accrued $14.0 million for the acquisition of the remaining 12,000 shares of DMC NY. We had planned to acquire the 12,000 remaining shares of DMC NY by putting shares of our common stock pursuant to our April 2001 private equity credit agreement for a $14 million purchase price. However, in 2002, we implemented and executed a new plan. Pursuant to a June 21, 2002 exchange agreement with Crammer Road LLC, we received 12,000 shares of DMC NY (and $120,000 in cash) in exchange for 1,800 shares of our series H convertible preferred stock which resulted in a charge, based upon the then fair market value of the underlying common stock, to our 2002 second quarter statement of operations in an amount of approximately $9.2 million. The 2002 charge was due to the discount (25%) available to Crammer Road upon conversion of the series H preferred stock for shares of our common stock and due to our exchange of $18 million stated value of series H preferred stock to Crammer Road compared to the $14 million purchase price we had committed to under the April 2001 private equity credit agreement. Other than the licenses outlined above, NCT has no current plan or intention to reacquire DMC licenses. As of August 31, 2004, we have not completed the purchase of DMC licenses held by Brookepark and Eagle Assets because the form of the consideration (debt or equity securities) to pay the aggregate $4.0 million purchase price has not been agreed upon by the parties.

We have substantial legal actions pending against us. For example, NCT and its subsidiary, Distributed Media Corporation, have an outstanding Connecticut court judgment of approximately $2.1 million against them that has not yet settled. Payment of the judgment could have a material adverse impact on our financial position. In a related Delaware case, the plaintiff seeks, among other things, the appointment of a receiver over the business and assets of NCT and DMC to facilitate collection of amounts due under the Connecticut judgment. We have other legal actions pending against us.

     For additional information about all our legal matters, see the section "Legal Proceedings." A judgment in favor of Production Resource Group was entered against NCT and its subsidiary, Distributed Media Corporation, on January 17, 2002 in a Connecticut legal action. Presently, the outstanding amount of the judgment (plus initial related fees but excluding accrued interest) is approximately $2.1 million. The legal action arose out of a series of agreements relating to equipment financing transactions among NCT, DMC and PRG, which agreements PRG alleged NCT and DMC had breached. (Because we have other suppliers to provide the services that PRG had provided to us, the loss of PRG as a supplier has had no impact on our ability to continue operations.) As of June

30, 2004, PRG had collected approximately $135,000 in NCT's and DMC's cash or cash equivalent assets, by attaching certain of the company's bank accounts and other collection efforts, which are continuing. NCT and DMC were also forced to turn over to a Connecticut state marshal, for the benefit of PRG in its collection efforts, certain debt and equity securities they own (including equity in some of their subsidiaries). PRG is also conducting post-judgment discovery regarding further enforcement of the judgment. In addition, PRG has brought a legal action in Delaware seeking the appointment of a receiver for NCT and DMC. The receiver would have the power to facilitate collection and payment of amounts due to PRG from NCT and DMC under the Connecticut judgment, as well to administer the business and assets of NCT and DMC generally and, if appropriate, liquidate and wind up their affairs. In the Delaware action, PRG also seeks money damages from the Board of Directors of NCT in an aggregate amount at least equal to the amount of unpaid Connecticut judgment. NCT has agreed to indemnify its Board of Directors, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities arising from this claim. Insurance coverage for such indemnification has been initially denied by NCT's insurance carriers. If the case is not dismissed pursuant to the defendants' amended motion to dismiss, NCT intends to challenge initial insurance denials. Defendants have a motion pending to dismiss the Delaware complaint, and if that motion is denied, NCT intends to challenge the initial indemnification insurance denials. Also, PRG has brought a second Connecticut lawsuit, this one against NCT and Carole Salkind, a secured lender to NCT, in which PRG seeks to have Carole Salkind turn over to the court, for the benefit of PRG in its collection efforts on the first Connecticut case, the debt and equity securities owned by NCT and in which Ms. Salkind has security interests. PRG also seeks to have NCT's debt to Ms. Salkind re-characterized as equity or, if debt, then subordinate to the judgment debt to PRG. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured convertible notes to her, NCT will pay the legal fees she incurs as a result of the PRG claims and efforts to collect on its judgment in these Connecticut actions. Payment of the outstanding Connecticut judgment amount would have a material adverse impact on our financial position.

     In the U.K. liquidation proceedings of Artera Group International Limited, the Liquidator had raised a claim against three officers of NCT personally, under Section 214 of the U.K. Insolvency Act. The Liquidator asserted that the claim is approximately $6.3 million. NCT agreed to indemnify these three officers but does not have directors and officers' indemnification insurance coverage for the asserted claims. These officers filed a joint response to the Liquidator's claims in which they denied any liability or wrongdoing. On November 26, 2003, the Liquidator issued letters to these officers stating that he would not be asserting any claims against them under Section 214 of the U.K. Insolvency Act. The liquidation proceedings were completed on July 22, 2004, and the Liquidator has advised us that Artera International will be dissolved effective October 27, 2004. .

     A lawsuit was brought by Midcore founding shareholders Jerrold Metcoff and David Wilson against NCT, its subsidiaries Midcore Software, Inc. and Artera Group, Inc., NCT's Chairman and Chief Executive Officer Michael Parrella and NCT's secured lender Carole Salkind. Money damages are sought for alleged breaches of the August 29, 2000 agreement pursuant to which the plaintiffs sold the Midcore business to NCT, and for other wrongful actions and inaction relating to this agreement and the use of the Midcore's and NCT's assets since the date of that agreement. The complaint in this motion does not specify the amendment of alleged damages, but a subsequent filing by the plaintiffs in the case claims that the alleged damages are "in excess of $3.0 million." NCT has agreed to indemnify Mr. Parrella, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities arising out of such allegations. NCT has applied for insurance coverage of this possible indemnification, but coverage is not yet confirmed. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured notes to her, NCT will pay the legal fees she incurs as a result of the claims in this action.

     Through June 30, 2004, we have incurred an aggregate of approximately $260,000 in legal expenses in connection with the litigation described in this risk factor.

The issuance of our common stock in settlement of legal claims against us has had an immediate dilutive effect on our existing common stockholders. Additional settlements of this nature would cause additional dilution and may depress our stock price.

     From time to time, we have used shares of our common stock to settle legal claims against us. Between January 1, 2000 and August 31, 2004, we issued an aggregate of 139.5 million shares for this purpose. In many instances, the settlement shares are freely tradable because they are exempt from registration under Section 3(a)(10) of the Securities Act of 1933. All issuances of settlement shares have an immediate dilutive effect on our existing common stockholders. Legal claims settled to date with our common stock (or common stock derivatives) include:

o In June 2002, we issued 0.2 million shares of our common stock to Steven Esrick in settlement of claims against Theater Radio Network (later known as DMC Cinema, Inc.) for breach of an August 18, 2000 stock purchase agreement, and agreements ancillary thereto, among Esrick, Theater Radio Network and others.
o In October 2002, we issued 5.9 million shares of our common stock in settlement of claims by Linford Group Limited against NCT and Artera Group International Limited (formerly known as Web Factory) relating to office refurbishment services alleged to have been rendered in the United Kingdom.
o In December 2002, we issued 40.0 million shares of our common stock, and in May 2003 we issued an additional 28.0 million shares of our common stock, in settlement of an action against NCT by Crammer Road LLC for claims arising out of a series of agreements entered into between the parties on April 12, 2001, namely, a private equity credit agreement, a registration rights agreement relating thereto, an exchange agreement, a registration rights agreement relating thereto, two promissory notes and an additional side letter agreement. Crammer Road's claims in the action had aggregated $6.9 million. The value of the 68 million settlement shares was approximately $5.4 million calculated at the last sale price on October 30, 2002. These 68 million shares were in addition to approximately 22.2 million shares we had previously issued to Crammer Road. (For information about the shares previously issued to Crammer Road, see the section "Certain Relationships and Related Transactions.")
o In December 2002, we issued a warrant to KEQ Partners III to acquire 1.3 million shares of our common stock exercisable at $0.063 per share in settlement of disputes regarding consulting agreements entered into by Distributed Media Corporation and Health Radio Network, Inc. with Kalkines, Arky, Zall & Bernstein, HealthNet Connections LLC and HNC New York Representatives LLC. (KEQ Partners III was the designee of those three parties.)
o In April 2003, we issued 1.2 million shares of our common stock in settlement of claims made by West Nursery Land Holding L.P. against NCT relating to NCT's shutdown of its offices in Linthicum, Maryland.
o    In April  2003,  we  issued  2.3  million  shares  of our  common  stock in settlement of claims made by Mesa Partners, Inc. against NCT and Distributed Media Corporation relating to an alleged breach of a contract for financial consulting services.
o In September 2003, we issued an aggregate of 61.8 million shares of our common stock in settlement of claims made by Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A. against NCT and Artera Group, Inc. for interest on notes issued by NCT and Artera in 2001 and 2002, and for liquidated damages arising out of breaches by NCT of registration obligations regarding the shares of NCT common stock underlying those outstanding notes and underlying certain shares of outstanding preferred stock of Artera Group, Inc. and Pro Tech Communications, Inc. The claims settled represented some, but not all, of the claims against us (we settled approximately $8.1 million of the approximately $12.2 million aggregate damages sought, plus interest, attorneys' fees and costs). The value of the 61.8 million settlement shares was $4.0 million calculated at the average of the last sale prices on the ten trading days immediately preceding a May 15, 2003 hearing in the case.

     Legal actions and claims settled in the future through share issuance by NCT would have additional immediate dilutive effect on our existing common stockholders. For additional information about legal actions against NCT, see the section "Legal Proceedings."

We intend to finance our cash needs from a private equity credit line that will have an immediate dilutive effect on our common stock, which provides for penalties under certain circumstances and that may not be a reliable source of new cash capital.

     On April 12, 2001, we entered into a private equity credit agreement with Crammer Road LLC that replaced a September 2000 private equity credit agreement with Crammer Road. The 2001 agreement required us to put a minimum of $17 million of our common stock to Crammer Road in exchange for 12,000 shares of DMC NY and cash in the amount of approximately $3 million pursuant to monthly put notices which were to commence no later than October 1, 2001. Please refer to
Note 16 - notes to the consolidated financial statements for a description of the April 12, 2001 private equity credit agreement. Please also refer to
"Certain   Relationships   and  Related

Transactions" for a discussion of transactions with Crammer Road (including the exchange of some of our preferred stock series C, E and F to holders for DMC licenses and contribution by those holders to Crammer Road). Under the 2001 agreement, no such monthly put notices occurred, because a registration statement covering the shares to which the puts would relate had not been filed and declared effective by the Securities and Exchange Commission. Crammer Road asserted that this $17 million commitment nonetheless existed. We disagreed with Crammer Road, and believed that no $17 million penalty was owed where no puts had yet been issued. On June 21, 2002, we entered into an exchange agreement with Crammer Road pursuant to which NCT acquired 12,000 shares of DMC New York and $120,000 in cash in consideration of 1,800 shares of NCT series H convertible preferred stock. As noted, the acquisition of these DMC NY shares had been contemplated by the April 2001 private equity credit agreement. However, the June 2002 exchange agreement did not replace the April 2001 private equity credit agreement.

     On July 25, 2002, we entered into a subsequent private equity credit agreement with Crammer Road that permitted us to sell to Crammer Road shares of our common stock having an aggregate value of up to $50 million pursuant to puts made by NCT. The July 2002 private equity credit agreement did not replace the April 2001 private equity credit agreement, and Crammer Road did not release NCT from its obligations under the April 2001 agreement. Crammer Road and NCT continued to disagree about the interpretation of a penalty clause in the April 2001 agreement triggered in the event of untimely registration of NCT shares for issuance pursuant to that private equity credit agreement. Crammer Road subsequently brought a legal action against NCT and entered into the settlement described above which released NCT from its obligations under the April 2001 agreement. As a result, neither Crammer Road nor NCT is still obligated under the April 2001 private equity credit agreement. On September 30, 2004, we entered into an amended and restated private equity credit agreement that supersedes and replaces the July 2002 agreement. The September 2004 credit agreement permits us to sell to Crammer Road shares of our common stock having an aggregate value of up to $50 million (the maximum commitment amount) pursuant to puts made by NCT. The agreement requires us to sell to Crammer Road at least an aggregate of $5 million of our common stock (the minimum commitment amount) in exchange for cash. All sales of NCT common stock to Crammer Road pursuant to the agreement will be at a 9% discount from the market price of our common stock (defined as the average of the lowest closing bid price for any three trading days during the ten trading days immediately following the put date). Upon any puts of shares of our common stock under this equity credit line, the existing holders of our common stock will suffer immediate dilution of their shares. We are obligated to register for resale shares of our common stock sold pursuant to the September 2004 credit agreement in an amount no less than the number of shares for which puts are made, but in no event less than 150% of the minimum commitment amount. In order for NCT to be able to sell shares to Crammer Road pursuant to the agreement, NCT must obtain stockholder approval of an amendment to its Second Restated Certificate of Incorporation to sufficiently increase the number of authorized shares of NCT common stock and must establish and maintain an effective registration statement with the Securities and Exchange Commission to permit the resale of shares sold to Crammer Road pursuant to the agreement.

     The 2004 equity credit line may not be a reliable source of new cash capital for NCT. In order for us to have the right to make puts of our common stock to draw capital, those shares of our common stock must be available for issuance and registered for resale with the Securities and Exchange Commission. The issuance of our common stock at a price discounted 10% from the market price may depress our stock price and dilute the investment of holders of our common stock. For additional information about our need for additional authorized shares of common stock, please see the Risk Factor, "We have committed to issue more shares than we are authorized to issue." Completion of the registration process may require an extensive amount of time. The speed at which a registration statement is declared effective by the Securities and Exchange Commission is not completely within NCT's control. Further, NCT must maintain an active trading market able to absorb large quantities of traded shares of our common stock. If the market for our common stock has an insufficient volume of shares traded, large quantities of shares of our common stock sold by Crammer Road to satisfy our puts may drive down the price of our common stock due to lack of demand for those shares.

The issuance of our common stock at prices discounted from the market price may depress our stock price and dilute your investment.

     We have asked our shareholders to increase the authorized number of shares of common stock each year from December 1995 to 2001 (no annual shareholder meetings were held in 2002 or 2003). At December 31, 1995 and December 31, 2003, we had 100 million and 645 million authorized shares of common stock, respectively. Our issued and outstanding shares of common stock have increased in recent years as follows:


                      Issued and Outstanding        Annual Increase        Cumulative Increase
                    --------------------------    -------------------    ------------------------

     12/31/94              86,088,644
     12/31/95              92,828,407                    7.8%                     7.8%
     12/31/96             111,614,405                   20.2%                    29.7%
     12/31/97             133,160,212                   19.3%                    54.7%
     12/31/98             156,337,316                   17.4%                    81.6%
     12/31/99             262,692,674                   68.0%                   205.1%
     12/31/00             328,071,604                   24.9%                   281.1%
     12/31/01             422,752,735                   28.9%                   391.1%
     12/31/02             483,474,345                   14.4%                   461.6%
     12/31/03             641,970,392                   32.8%                   645.7%
     08/31/04             641,970,392                     -                     645.7%


     To the extent NCT issues common stock at less than the market price, holders of NCT common stock suffer an immediate dilutive effect.

We have committed to issue more shares than we are authorized to issue.

     Commitments we have made to issue shares of our common stock exceed the number of shares we are currently authorized to issue under our Certificate of Incorporation. Management believes that not all of the shares reserved for the purposes outlined below, particularly conversion and exchange rights, will need to be issued as the investors may elect to exercise conversion or exchange rights into securities of our subsidiaries. Further, in some cases, our reserve requirements include premiums in excess of the calculated number of shares that would actually need to be issued upon conversion or exchange. However, this deficiency may make it more difficult for us to raise funds to continue our operations. To cure this deficiency, additional authorized shares will need to be approved by our shareholders at a shareholder meeting. We did not hold a shareholder meeting in 2002 or 2003. We intend to hold our next shareholder meeting late in 2004. Our decision to postpone the shareholder meeting was motivated by our strong need to minimize operating costs. We wanted to avoid possible duplicate printing and mailing costs of our annual report to our shareholders in the event that changes were required based upon the review by the Securities and Exchange Commission of the registration statement of which this prospectus is a part and believed that such duplicate costs were less likely if the annual report mailed to shareholders included changes, if any, arising from the SEC review. As of August 31, 2004, our executive officers, directors and persons who beneficially own 5% or more of the common stock of NCT collectively hold approximately 23.5 million shares of NCT common stock representing approximately 3.7% of the voting power.

We may experience possible future dilution from the exercise of outstanding options, warrants, convertible securities and exchange rights.

     We sought and obtained approval for an increase in our authorized common shares from our shareholders at our 2001 Annual Meeting, held July 10, 2001, from 450,000,000 shares to 645,000,000 shares and intend to seek a further increase in our authorized common shares at a shareholder meeting as noted above. As of August 31, 2004, 641,970,392 shares of NCT common stock are issued and outstanding leaving NCT with a shortfall in the number of authorized but unissued shares of common stock to fulfill its obligations and unable to provide adequate reserves for the specific future issuances outlined in the table below.

     Our reserve requirements, to a certain extent, are a function of the price of our common stock because the number of shares issuable under several of our agreements varies with the market price. To illustrate, the table below outlines the shares of our common stock required to be reserved at market prices of $0.019 and $0.081 (less the discount therefrom as provided under the applicable conversion or exchange agreements) based upon balances at September 30, 2004 and accrued interest and dividends, as applicable, for the period then ended. These market prices reflect the low and high sales prices for our common stock from January 1, 2004 through September 30, 2004.


                                                                                   At $0.019            At $0.081
                                                                                -----------------    -----------------
NCT Secured Convertible Notes issued to Carole Salkind                          1,740,043,574        1,740,043,574
NCT 8% Convertibles Notes dated March 14, 2001 and April 12, 2001                   2,415,161              566,519
6% Convertible Notes issued in 2001 by Artera Group, Inc.                         216,860,457           50,868,502
Convertible Note dated January 10, 2002                                            56,029,813           13,142,796
Convertible Note dated March 11, 2002                                               9,440,676            9,440,676
Convertible Note dated April 22, 2003                                               8,519,684            8,519,684
Convertible Notes dated September 4, 2003                                          40,864,802            9,585,571
Convertible Notes dated July 23, 2004                                              85,951,557           56,313,089
Outstanding Stock Options and Warrants                                          1,842,431,365        1,842,431,365
Series H Preferred Stock (a)                                                    2,009,616,035          471,391,416
ConnectClearly.com, Inc. Common Stock Exchange                                      4,766,447            1,118,056
Artera Preferred Stock Exchange                                                   334,602,087           78,486,909
Pro Tech Preferred Stock Exchange                                                  45,313,399           10,629,069
2004 Private Equity Credit Agreement (b)                                          289,184,500           67,833,401
Theater Radio Network Earnout Shares                                                7,091,200            7,091,200
Midcore Look Back and Unpaid Royalty Shares                                        60,359,577           60,359,577
                                                                                -----------------    -----------------
          Total (a) (b) (c)                                                     6,753,490,334        4,427,821,404
                                                                                =================    =================


Footnotes:
----------
     (a) Only 100 million shares of common stock are required to be reserved upon conversion of the series H preferred stock until our shareholders approve an increase in the number of authorized common shares at a shareholder meeting. Thereafter, we are required to reserve 150% of the calculated number of shares to convert the then issued and outstanding shares of our series H preferred stock plus accrued accretion thereon. We have included the entire calculated reserve requirement for the outstanding preferred stock in the table above.

     (b) Reflects the reserve requirement of the number of shares of common stock required to satisfy the $5.0 million minimum commitment amount under the September 30, 2004 private equity credit agreement. We are required to register 150% of the shares required to satisfy the minimum commitment amount. In other words, our reserve and registration requirements differ. Our registration requirement at the prices indicated above would be 433,776,750 and 101,750,102, respectively. If we had included the full amount we are obligated to register for the private equity credit agreement in the total at the prices noted above, the total shares needed would be 6,898,082,584 and 4,461,738,105, respectively.

     (c) Some our convertible notes require that we register for resale a larger number of shares of NCT common stock than we are required to reserve. If we had included our registration obligations in the table above, the incremental number of shares required, based upon the market prices included in the table, would be 23,574,755 and 9,368,269, respectively.

     Included in the caption, "Outstanding Stock Options and Warrants," in the table above, are warrants issued to Carole Salkind through September 30, 2004 to acquire 1,268,965,753 shares of our common stock at prices ranging from $0.020 to $0.097 (a weighted average exercise price of $0.03619 per share). Such warrants have been issued primarily in connection with issuance of debt to Carole Salkind. As noted above, the funding provided by her has been NCT's primary source for sustaining its operations in 2002, 2003 and to date in 2004. In addition, options to acquire approximately 368.3 million shares of our common stock at exercise prices ranging from $0.029 to $0.13 per share have been granted to affiliates of Carole Salkind who perform consulting services for the company. Please refer to the section "Certain Relationships and Related Transactions" for more information. Please also refer to Note 17 - notes to the consolidated financial statements for a discussion of option and warrant activity during the three-year period ended December 31, 2003 and to the capital stock footnote in the interim financial statements for activity since December 31, 2003.

     If all of the reserved shares in the table above were issued, the dilutive impact on existing shareholders at the market prices noted above would range from approximately 1,187% to approximately 781%. Management believes that not all of the reserves outlined above, particularly conversion and exchange rights, will need to be satisfied with shares of NCT common stock because many of our convertible or exchangeable instruments require us to reserve a number in excess of the number of shares that would actually be issuable upon conversion or exchange.

In addition, there is the chance that not all conversion and exchange rights will be requested. Please refer to Note 16 - notes to the consolidated financial statements for a discussion of share issuance activity during the three-year period ended December 31, 2003, conversion and exchange rates on our convertible or exchangeable instruments, and reserve requirements.

We may experience future dilution from the issuance of securities of our subsidiaries.

     Some of our reserves noted in the table above are attributable to notes or securities of our subsidiaries, including:

     o    Artera preferred stock;
     o    Convertible notes issued by Artera;
     o    ConnectClearly.com, Inc. common stock; and
     o    Pro Tech preferred stock.

     In the aggregate, based upon September 30, 2004 balances, our subsidiaries' security and note holders had rights, calculated at a range of NCT share prices as noted in the table above, to reserves against NCT common shares in amounts ranging from approximately 624 million shares to approximately 154 million shares. The potential dilutive impact to our current shareholders ranges from approximately 97% to approximately 24%.

     We may, from time to time, issue additional debt and securities of our subsidiaries that may be convertible into or exchangeable for shares of NCT common stock. These issuances would cause additional dilution of our current shareholders.

We have been unable to fulfill our obligations to provide shares of NCT common stock upon conversion, exchange or share issuance requests from holders of our debt and equity securities and others. Because of this, damages and penalties are accruing.

     Through August 31, 2004, we have received valid conversion, exchange and share issuance requests that we have been unable to fulfill for an aggregate of approximately 157.6 million shares of our common stock and are accruing damages and penalties as follows:

o On February 17, 2004, Crammer Road submitted a notice to convert 189 shares of NCT series H preferred shares ($1,890,000 aggregate stated value) into 52,487,414 NCT common shares. NCT did not issue the common shares. Under the Certificate of Designations, Preferences and Rights governing the series H shares and incorporated into the June 21, 2002 exchange agreement by which the series H shares were sold by NCT to Crammer, Crammer is therefore entitled to (i) liquidated damages of 1% of the stated value of series H not converted (here, $18,900) per business day beginning the 12th business day after the conversion date (here, March 4, 2004); or (ii) ordinary contract breach damages. In addition, if Crammer elects to purchase on the open market the number of NCT common shares it should have been issued upon exchange of the series H shares, Crammer is entitled to a payment equal to the excess, if any, of the open market price over the conversion price. None of such remedies has yet been demanded by Crammer.

o On July 31, 2003, a holder of a January 9, 2001 Artera note submitted a notice to exchange $850,000 of such note for 19,058,296 NCT common shares. NCT issued only 8,000,000 of these shares. Regarding the deficiency of 11,058,296, (i) as to 2,500,000 shares, the demand is still outstanding and NCT remains in breach; and (ii) as to 8,558,296 shares, the holder, by letter dated December 1, 2003, waived its right to receive such shares, but only until April 10, 2004. The January 9, 2001 exchange rights agreement governing exchange of this Artera note imposes a redemption obligation on NCT for a failure to issue its common shares upon exchange (where no waiver exists). The redemption is upon demand by the holder. The redemption price is equal to the principal amount of the portion of the note not exchanged, with interest but without penalty. A failure by NCT to satisfy the redemption obligation, if demanded by the holder, would mean that ordinary contract breach damages would accrue. The holder has not demanded redemption as to any portion of the note not exchanged. NCT is attempting to secure an extension of the April 10, 2004 waiver termination date for the 8,558,296 unissued shares, but as of yet no such extension exists.

o On July 31, 2003, a holder of another January 9, 2001 Artera note submitted a notice to exchange $600,000 of such note for 13,452,915 NCT common shares. NCT issued only 7,000,000 of these shares. Regarding the deficiency of 6,452,915, (i) as to 884,888 shares, the demand is still outstanding and NCT remains in breach; (ii) as to 3,952,915 shares, the holder, by letter dated December 1, 2003, waived its right to receive such shares, but only until April 10, 2004; and (iii) as to 1,615,112 shares, NCT believes the exchange request to be invalid because the holder did not in fact have the necessary interest in the note. The January 9, 2001 exchange rights agreement governing exchange of this note imposes a redemption obligation on NCT, upon demand, for a failure to issue NCT common shares. The redemption price is equal to the principal amount of the portion of the note not exchanged, with interest but without penalty. A failure by NCT to satisfy the redemption obligation, if demanded by the holder, would mean that ordinary contract breach damages would accrue. The holder has not demanded redemption as to any portion of the note not exchanged. NCT is attempting to secure an extension of the April 10, 2004 waiver termination date for the 884,888 validly requested but unissued shares, but as of yet no such extension exists.

o On August 4, 2003, a holder of Artera series A preferred shares submitted a notice to exchange 475 of such shares ($475,000 aggregate stated value) for 9,277,334 NCT common shares. NCT did not issue any of the common shares. Regarding the 9,277,334 shares, the holder, by letter dated December 1, 2003, waived its right to receive such shares, but only until April 10, 2004. The June 29, 2001 exchange rights agreement governing exchange of these Artera series A shares imposes a redemption obligation on NCT, upon demand, for a failure to issue NCT common shares. The redemption price is equal to the stated value of the series A shares not exchanged, with accretion but without penalty. A failure by NCT to satisfy the redemption obligation, if demanded by the holder, would mean that ordinary contract breach damages would accrue. The holder has not demanded redemption as to any of the series A shares not exchanged. NCT is attempting to secure an extension of the April 10, 2004 waiver termination date for the 9,277,334 unissued shares, but as of yet no such extension exists.

o On August 4, 2003, a holder of Artera series A preferred shares submitted a notice to exchange 1,000 of such shares ($1,000,000 aggregate stated value) for 19,531,250 NCT common shares. NCT did not issue any of the common shares. Regarding the 19,531,250 shares, the holder, by letter dated December 1, 2003, waived its right to receive such shares, but only until April 10, 2004. The June 29, 2001 exchange rights agreement governing exchange of these Artera series A shares imposes a redemption obligation on NCT, upon demand, for a failure to issue NCT common shares. The redemption price is equal to the stated value of the series A shares not exchanged, with accretion but without penalty. A failure by NCT to satisfy the redemption obligation, if demanded by the holder, would mean that ordinary contract breach damages would accrue. The holder has not demanded redemption as to any of the series A shares not exchanged. NCT is attempting to secure an extension of the April 10, 2004 waiver termination date for the 19,531,250 unissued shares, but as of yet no such extension exists.

o On or about August 29, 2003, the Midcore founding shareholders demanded that NCT issue to them 26,193,026 shares of NCT common stock, under a look-back provision in the August 29, 2000 agreement under which NCT purchased Midcore. In addition, on September 23, 2003, the Midcore founding shareholders elected to receive the remaining royalty provided for in the August 29, 2000 agreement (approximately $1.7 million) in NCT common stock, aggregating 34,166,551 shares. NCT has not issued any of the combined total of 60,359,577 shares. On or about April 16, 2004, the Midcore founding shareholders brought suit against NCT, Midcore, Artera (a licensee of intellectual property from Midcore) and NCT's Chairman and Chief Executive Officer Michael Parrella in connection with these matters. The suit seeks damages in an unspecified amount. For more information, see the section "Legal Proceedings."

We will not be able to pay dividends on our common stock for the foreseeable future.

     We have never declared or paid dividends on our common stock. We have no present intention to pay dividends on our common stock. We have, from time to time, fulfilled our dividend obligation on our preferred stock through the payment of cash or common stock at our election.

The issuance of our common stock to our creditors has had an immediate dilutive effect on our existing common stockholders. Additional issuances to creditors would cause additional dilution and may depress our stock price.

     From time to time, we have issued shares of common stock to settle some of our obligations to suppliers and consultants for goods and services in the nature of advertising, legal, temporary help, rent, investor relations and inventory. As a general rule, NCT does not receive any of the cash proceeds from the resales of our common stock. Our suppliers and consultants apply the common stock issued in lieu of cash payments to the outstanding obligations owed them or for payment of future services to be rendered. The issuance of these shares of common stock has an immediate, dilutive effect on existing holders of our common stock. From time to time, we may in the future issue additional shares of our common stock in lieu of cash payments to satisfy our obligations or to purchase various products and services from vendors, until our cash flow from operations is sufficient to meet our operating costs, if ever. Such additional issuances of common stock would cause further immediate dilution to current shareholders. (There is also no assurance our creditors or vendors will accept our common stock in full or partial discharge of our obligations or in exchange for providing products and services to us in the future.)

We may have a  contingent  liability  arising  out of a  possible  violation  of
Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of common stock to some of our service providers, vendors and other third parties to satisfy our payment obligations to them.

     We may have a contingent  liability arising out of a possible  violation of
Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of our common stock to satisfy payment obligations to some of our service providers, vendors and other third parties (each, a vendor). From 1999 to August 2001, we satisfied payment obligations to 43 of our vendors by issuing 24.0 million shares of our common stock in lieu of paying cash. Each of the agreements for these transactions provided for the following, with non-material differences: we would issue shares of our common stock to the vendor as payment or pre-payment for the services or goods provided by the vendor. We would register these shares for resale by the vendor by including the shares in a registration statement we would file with the Securities and Exchange Commission, and the vendor would sell the registered shares in the open market and credit the net proceeds against the payment obligations incurred by NCT. If the vendor realized net proceeds from the sale in excess of all amounts due to the vendor, the vendor would be obligated to pay the amount of any such excess to NCT in cash. If, after realizing the full value of all amounts due, the vendor continued to hold shares of NCT common stock, such shares would either be liquidated in a manner acceptable to and as instructed by NCT or returned to NCT, at NCT's election. If the vendor realized net proceeds from the sale in an amount that was insufficient to satisfy all amounts due to the vendor, NCT, as negotiated, would pay the vendor the shortfall in cash.

     These issuances may have violated Section 5 of the Securities Act of 1933. In the future, should a court determine that a violation of Section 5 has occurred, each vendor may have a right for a period of one year from the date it acquired the shares of our common stock to obtain recovery of the consideration given in connection with its purchase of those shares offered in violation of the Securities Act or, if it has already sold the stock, to sue us for damages resulting from its purchase of our shares to the extent the net proceeds it received were insufficient to cover our obligations to it. In addition, we may have a liability to the purchasers of our common stock from the vendors. If such suits or liabilities arise, our results of operations and financial condition could be adversely affected. Because we ceased this practice in 2001, this risk may be mitigated by the passage of time.

We could issue more shares of preferred stock that could make it difficult to acquire our company.

     The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock that we may issue in the future. Such rights and privileges may be detrimental to the holders of common stock. We are authorized to issue 10 million shares of preferred stock. Presently, only our series H shares of NCT preferred stock are issued and outstanding. If we were to issue additional preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Other shareholders may favor such a transaction. Management is not aware of any effort at present, however, to acquire or take control of the company.

We have a history of issuing multiple series of preferred stock and revising the terms of the preferred stock to the detriment of existing common stockholders.

     We have a history of designating and issuing multiple classes of preferred stock that are convertible into shares of our common stock at a discount from the market price at which our common stock trades at the date of conversion. Between 1986 and 2000, we designated seven series of preferred stock, including series A, B, C, D, E, F and G preferred stock. Series A and B were cancelled in 1992 without ever having been issued. From 1997 through 2000, we issued preferred stock under our series C, D, E, F and G designations, none of which are currently outstanding. In addition, from time to time to the detriment of our existing common shareholders, we had revised the terms of the preferred stock to ensure that the holders of our preferred stock could convert into our common stock. For example, we revised the terms of the series F and G preferred stock to increase the number of underlying shares of common stock into which such series of preferred stock could be converted. These revisions caused additional dilution to our then current shareholders. On November 1, 2001, series C, D, E and F of our preferred stock were canceled. Our series G preferred stock is authorized but not outstanding, and we have no current plans to issue it.

     We designated 1,800 shares of a new series H preferred stock in June 2002 then increased the designation to 2,100 shares in March 2003. In June 2002, we issued 1,800 shares of series H preferred stock. On May 11, 2004, we issued 27 shares of series H preferred stock. Each share of series H preferred stock has a par value of $0.10, a stated value of ten thousand dollars ($10,000) and a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. The holder of series H preferred stock (Crammer Road LLC) has no voting rights. Each share of series H preferred stock is convertible into fully paid and non-assessable shares of the company's common stock at a conversion price of 75% of the average closing bid price of the common stock for the five-day trading period immediately preceding conversion. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption election date. The redemption price ranges from 85% of the series H stated value (within three months of issuance) to 120% of the series H stated value (after nine months from issuance). To date, 75 shares of our series H preferred stock have been converted. As of August 31, 2004, there are 1,752 shares of our series H preferred stock issued and outstanding. We may issue additional shares of our series H preferred stock.

Holders of our common stock are exposed to risks from the series H preferred stock including market price risks from potential low-risk short selling strategies.

     All shares of our common stock are of junior rank to all series H preferred shares in respect to the preference as to dividends and distributions and payment upon the liquidation, dissolution or winding up of NCT. NCT may not declare, pay or make any dividends or other distributions upon any common stock unless NCT gives the series H preferred shareholders 30 days' prior notice thereof and pays all accrued dividends on the series H preferred shares. The series H preferred stock carries a cumulative 4% per annum dividend payable in cash or common stock, at NCT's election, on the date of conversion of the series H preferred stock into common stock.

     Our common stockholders will suffer dilution upon conversion of our series H preferred shares which are convertible into our common stock at 75% of the five-day average closing bid price of our common stock immediately prior to conversion. Further, the terms of our series H preferred stock do not prohibit selling short. A short sale is the sale of securities that are not owned by the seller (typically borrowed from a broker-dealer or institutional investor) but are promised to be delivered by the seller to the lender (selling first and buying later). The seller plans to buy the securities, which he will then turn around and sell, at a price that he hopes will be declining so that the price he pays will be less than the price for which he sells them. Our common stockholders may be exposed to market price risks from potential low-risk short selling strategies by the holder of our series H preferred stock. Since the conversion price at which the series H preferred stock is converted into our common stock is 75% of the average five-day closing bid price immediately before the conversion, our common stock could be sold short in an effort to drive down the price of the common stock by creating an imbalance of sell-side interest. Such a strategy is low risk to the holder of the preferred stock due to the deep discount represented by the conversion price that provides a hedge against price increases.

Our stock price is volatile and could drop unexpectedly.

     Historically, the market prices for the securities of emerging and high-technology companies have been highly volatile. The high and low sales prices for our common stock in 2003 were $0.081 and $0.027, respectively, and in 2002 were $0.159 and $0.040, respectively. The fluctuation from the high to the low closing bid prices was approximately 67% and 75%, respectively, in 2003 and 2002.

     Factors that could cause fluctuation in our stock price include:

     o    future announcements concerning NCT or its competitors;
     o our reliance on licensing revenue which is not predictable and is non-recurring;
     o    our historical lack of consistency with revenue;
     o concerns about our liquidity and viability; and o general trends of Bulletin Board-listed companies.

We were delisted from NASDAQ National Market System and may be designated as a "Penny Stock."

     We were delisted from NASDAQ/NMS (National Market System) and listed on the Over the Counter Market (OTC) in January 1999. NASDAQ provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our common stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information about our common stock.

     A failure to have either net tangible assets in excess of $2.0 million or average revenue of at least $6.0 million for the last three years, could cause our common stock to become subject to the Securities and Exchange Commission's "penny stock" rules. NCT had negative net tangible assets as of December 31, 2003 of approximately $(70) million. Our average annual revenue recognized during the three-year period ended December 31, 2003 amounted to approximately $7.6 million. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must give written consent before the sale. The rules also require that the broker-dealer:

     o send buyers a Securities and Exchange Commission-prepared disclosure schedule before completing the sale;
     o    disclose his commissions and current quotations for the security;
     o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market; and
     o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

     These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, our liquidity could be reduced. In turn, there could be an adverse effect on the trading market for our common stock. In addition, because our securities do not trade on a national securities exchange and are not qualified for trading in the National Market System, they no longer qualify as a "margin security" as defined by the Federal Reserve Board, and no credit may be extended to you by broker dealers in order to purchase our common stock. Credit extended to investors by banks and other lenders need only conform to the good faith lending limitations contained in Regulations G and U of the Securities Exchange Act of 1934.

We are dependent on our patent and trademark rights, and we may be subject to infringement claims by third parties.

     As of August 31, 2004, NCT and its subsidiaries held 592 patents and related rights and an extensive library of know-how and unpatented technology. We have patent coverage in the U.S., Canada, Japan, Europe, Korea, Australia, Hong Kong and Taiwan. We cannot give any assurances as to:

     o the range or degree of protection provided by any of its patents or trademarks;
     o that such patents, trademarks or licenses will provide protection that has any commercial significance or any competitive advantage;
     o that such patents, trademarks or licenses will provide protection against competitors with similar technology or trademarks;
     o that others will not obtain patents claiming aspects similar to those covered by our owned or licensed patents or patent applications;

     o that third parties will not challenge our owned or licensed patents or patent applications; or
     o that regulatory authorities will grant any pending patent or trademark application.

     We also believe that increased competition could result should our present, commercially significant patents or trademarks be invalidated or expire. This increased competition could have a material adverse effect on our business prospects. The material patents upon which we rely expire in 2011 and beyond.

     We have conducted only limited patent and trademark searches. Thus, patents or trademarks superior to those held by us could already exist or be issued in the future to our competitors. This, too, could have a material adverse impact on our business prospects. Further, we would have to expend substantial resources in obtaining and defending our patent and trademark rights to protect the present and future technology of NCT.

     A third party has filed notices of opposition with respect to two of our applications for trademark registration of the names Gekko and ArtGekko. NCT is defending against those oppositions and a settlement in principle of the oppositions is pending. A third party has filed notices of opposition with respect to all of our applications for trademark registration of the name Artera Turbo and some of our trademark registration applications of the name Artera. NCT intends to vigorously defend the names Artera Turbo and Artera against those oppositions. We expect to protect our products, services and applications by asserting our intellectual property rights where appropriate and prudent (where the perceived benefit would exceed the cost). Protection of our trademark registration applications or obtaining licenses explicitly authorizing our use of the trademarks could involve significant expenditures.

     Annuities and maintenance fees for our extensive patent portfolio are a significant portion of our annual expenses, which typically range from $320,000 to $600,000 annually. Maintenance fees are charged to maintain granted U.S. patents in force; foreign patents and applications are subject to an annuity fee in order to maintain the patents and the pendency of applications. If it becomes necessary to reduce our level of operations, we may not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned.

We must adapt to rapid technological change and increased competition, or our technologies, products and services will become obsolete, which would adversely effect our business.

     NCT is using its existing technologies to enter into new business areas that are evolving and characterized by rapid technological change. We intend to engage continually in research and development activities. This includes improving our current technologies, products and services and developing new technologies, products and services. Because of this rapid pace of change, we cannot guarantee that our technologies, products and services will not become unmarketable or obsolete by a competitor's more rapid introduction of its product and services to the marketplace.

     We are aware of a number of direct competitors and know that indirect competition also exists. To our knowledge, some of the direct competitors are pursuing their own technology in fields similar to ours. NCT believes that a number of companies, such as the major domestic and international communications, computer, automobile and appliance manufacturers, and aircraft parts suppliers and manufacturers, have research and development efforts underway. Many of these companies are both well established and have substantially greater financial, management, technical, marketing and product development resources than NCT.

We rely upon key relationships and commercial acceptance as part of our business model.

     From time to time, NCT and its subsidiaries have entered into agreements related to the design, manufacture, marketing and distribution of its products. These agreements may provide that in exchange for money needed to fund NCT's continuing operations, NCT will license its technology and contribute a nominal amount of initial capital.

     We market some of our products by identifying potential markets and arranging domestic and international businesses to support product development, manufacturing and distribution. Our ability to enter into and succeed in new markets is dependent on these companies' assessment of NCT and its products' profitability. Success also depends on end users' acceptance of our products. We cannot, however, make assurances that these other businesses will be able to meet the demands of the company and our customers in the future.

Our business depends upon executive officers and other key personnel and the loss of any one of them could have a material, adverse effect on our business.

     Our operations are dependent, in part, upon the efforts of our executive officers and other key personnel. Our growth and expansion into new products could require additional expertise in areas like manufacturing and marketing. This could put an additional strain on our human resources and may require hiring additional personnel or training existing personnel. Some of our employees and consultants have been approached by competitors, and we cannot give any assurances that these people will remain with NCT. The loss of key personnel or the failure to recruit new employees could impede the achievement of our corporate mission.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This registration statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "will," "plan," "project," "predict" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

     Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to our ability to:

     o    achieve profitability;
     o achieve a competitive position in design, development, licensing, production and distribution of technologies, products and services;
     o produce a cost-effective product that will gain acceptance in relevant consumer and other product markets;
     o realize funding and revenue from technology licensing fees, royalties, product sales, advertising and engineering and development services to sustain our current level of operation;
     o    timely introduce new products, services and applications;
     o continue our current level of operations to support our patent portfolio;
     o    maintain satisfactory relations with our customers;
     o    attract and retain key personnel;
     o prevent invalidation, abandonment or expiration of patents owned or licensed by NCT and expand our patent holdings to diminish reliance on core patents;
     o    maintain and expand our key licensee and customer relationships; and
     o protect company know-how, inventions and other secret unprotected intellectual property.

     We undertake no obligation to revise the forward-looking statements included in this registration statement to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this registration statement under the section entitled "Risk Factors" included in this prospectus.

                                 USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the selling stockholder. We do not anticipate receiving any of the proceeds from the sale of these shares. We estimate that expenses payable in connection with this registration statement will be approximately $470,000. There are no other material incremental expenses of NCT attributable solely to the issuance and distribution of the above-described shares.

                              SELLING STOCKHOLDERS

     The following table sets forth information with respect to the selling stockholder. The shares of common stock set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the selling stockholder by contractual obligations. We will not receive any proceeds from the sale of the shares by the selling stockholder. The selling stockholder is not a broker dealer or affiliated with a broker dealer.

     We are including in this prospectus 4,745,566 shares of NCT common stock registered for resale by Crammer Road LLC. The shares of NCT common stock were issued upon conversion of shares of our series H preferred stock issued under the June 21, 2002 exchange agreement with Crammer Road (pursuant to that exchange agreement, NCT acquired 12,000 shares of DMC New York, Inc. and $120,000 from Crammer Road in consideration of 1,800 shares of our series H convertible preferred stock). The shares registered for resale are the remaining shares of NCT common stock still held by Crammer Road from 23,057,761 shares that were issued to Crammer Road in 2003 upon conversion of 75 shares of our series H convertible preferred stock (5,142,297 shares issued on July 3, 2003 upon conversion of 14 shares of series H preferred stock, 15,080,938 shares issued on August 29, 2003 upon conversion of 51 shares of series H preferred stock and 2,834,526 shares issued on September 22, 2003 upon conversion of 10 shares of series H preferred stock). As of the date hereof, Crammer Road holds 1,752 shares of our series H preferred stock, and we are not including shares into which that outstanding series H preferred stock is convertible. Further, we are not including in this prospectus any shares that we may sell under the September 2004 private equity credit agreement with Crammer Road. There were no other material relationships with the selling stockholder within the past three years.

     Each of the following entities are investors in Crammer Road LLC and are prior investors in NCT: Advantage Bermuda Fund, Ltd.; Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; and Sovereign Partners, LP. In addition, an affiliate of prior investors in NCT has advisory roles with respect to two of the investors in Crammer Road LLC: VMH Management Ltd. (an affiliate of Thomson Kernaghan & Co., Ltd.) is an advisor to Advantage Bermuda Fund, Ltd. and Canadian Advantage Limited Partnership (these latter two funds have merged into Canadian Advantage Limited Partnership II). Southridge Capital Management is a subadvisor to Dominion Capital Fund, Ltd. and serves as a consultant to Atlantis Capital Fund, Ltd. and Canadian Advantage Limited Partnership II.

                           SELLING STOCKHOLDER'S TABLE

                                                                                                          Beneficial
                                                                                                          Ownership
                                                                     Beneficial         Number of         of Shares
                                                                     Ownership          Shares of         of Common
                                                                     of Shares            Common          Stock After
                                                  Relationship       of Common            Stock             Giving
                                                      With            Stock at           Offered           Effect to
          Name of Selling Stockholder                 NCT         August 31, 2004       For Sale          Proposed Sale
------------------------------------------------- -------------   ----------------    -------------       -------------
Crammer Road LLC (a)                                               1,186,383,307  (b)   4,745,566         1,181,637,741  (b)
                                                                   =============        =========         =============

Footnotes
---------
(a) David Sims of Navigator Management Ltd. has voting and dispositive control of NCT's shares on behalf of Crammer Road LLC.
(b) Represents 66.1% beneficial ownership of NCT at August 31, 2004 and 64.6% after giving effect to the sale of shares of common stock offered for sale. Includes 1,180,387,741 shares issuable upon conversion of the series H preferred stock, along with accretion, calculated at $0.0161 (NCT's closing bid price on August 31, 2004 of $0.0215 less the 25% discount per the agreement). Also includes 1,250,000 shares issuable upon the exercise of currently exercisable warrants. Pursuant to a contractual restriction between NCT and Crammer Road, Crammer Road is prohibited from holding 9.9% or more of our common stock at any given time.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by the selling stockholder and that person's pledgees, donees, transferees or other successors in interest. The selling stockholder may sell the shares on the NASD OTC Bulletin Board or otherwise, at market prices or at negotiated prices. It may sell shares by one or a combination of the following:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchase by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     o ordinary brokerage transactions and transactions in which a broker solicits purchasers;
     o    privately  negotiated  transactions;
     o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act of 1933 rather than pursuant to this prospectus; and
     o    any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated prior to the sale.

     With regard to the shares offered hereby, the selling stockholder and any broker dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If the selling stockholder notifies us that a material arrangement has been entered into with a broker dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

     o    the name of each of the participating broker dealers;
     o    the number of shares involved;
     o    the price at which the shares were sold;
     o the commission paid or discounts or concessions allowed to the broker dealers, where applicable;
     o a statement to the effect that the broker dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. To the extent, if any, that the selling stockholder may be considered an "underwriter" within the meaning of the Securities Act of 1933, the sale of the shares by it shall be covered by this prospectus.

     We have advised the selling stockholder that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

                          DESCRIPTION OF OUR SECURITIES

     This offering consists of 4,745,566 shares of common stock of NCT, par value $0.01 per share, that may be offered for sale by the selling stockholder.

Common Stock

     As of August 31, 2004, our issued and outstanding common stock consisted of 641,970,392 shares held by approximately 4,000 stockholders of record representing approximately 38,000 beneficial holders. Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote, and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive as, when and if declared by the Board of Directors from time to time such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to our outstanding preferred stock. We have never paid dividends on our common stock.

     No preemptive, conversion, redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and non-assessable. Holders of the common stock will be subordinate to holders of NCT's preferred stock with respect to the payment of dividends, if any, and in dissolution, liquidation or winding up of NCT.

Preferred Stock

     Our Board of Directors, without further action by our stockholders, is authorized to issue 10,000,000 shares of preferred stock. NCT has a designated series G preferred stock, of which no shares are presently outstanding, and a designated series H preferred stock, of which shares are presently outstanding (see below). The series G preferred stock consists of 5,000 designated shares with par value of $0.10 per share, a stated value of $1,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock. Each share of series G preferred stock is convertible into fully paid and non-assessable shares of the company's common stock at the lesser of (i) 20% below the five-day average closing bid price of common stock immediately prior to conversion or (ii) $0.71925. We have no current plans to issue series G preferred stock.

     NCT has a designated series H preferred stock consisting of 2,100 designated shares, as amended, with a par value $0.10 per share, a stated value of $10,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock, at NCT's election. The series H preferred stock is senior in rank to our common stock and has preferences with respect to dividends and as to the liquidation, dissolution or winding up of NCT. The holder of our series H preferred stock has no voting rights (except as may be required by law). Each share of series H preferred stock is convertible into shares of the company's common stock at 75% of the average closing bid price of common stock for the five-day trading period immediately preceding conversion. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption date. The redemption price ranges from 85% of stated value (within three months of issuance) to 120% of stated value (after nine months from issuance). On June 24, 2002, we issued 1,800 shares ($18 million stated value) of our series H preferred stock to Crammer Road LLC for $120,000 cash and 12,000 shares of DMC New York, Inc. On May 11, 2004, we issued 27 shares of series H preferred stock to Crammer Road LLC for $230,000 cash. As of August 31, 2004, 1,752 shares of series H preferred stock are issued and outstanding and 75 shares of series H preferred have been converted. We may issue additional shares of our series H preferred stock from time to time.

Provisions of our Certificate of Incorporation and By-laws Which May Have an Anti-takeover Effect

     NCT's certificate of incorporation allows our Board of Directors, without further shareholder action, to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock. This ability may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers that stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. The ability of our Board of Directors to issue preferred stock without further stockholder action also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our shareholders. It also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, we have not opted out of Section 203 of the Delaware General Corporation Law, which prevents us, except in limited circumstances, from engaging in any business combination with an interested stockholder. Our Board of Directors has never adopted a shareholder rights plan and all of our directors are elected each year at our annual meeting. Our Board of Directors has no present plans to adopt any measures or devices that may be deemed to have an "anti-takeover effect."

Trading on the NASD OTC Bulletin Board

     Our common stock is traded on the NASD OTC Bulletin Board under the symbol "NCTI."

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Matters relating to the legality of 4,745,566 shares of common stock being offered by this prospectus have been reviewed for us by our Senior Vice President, General Counsel and Secretary, Mark Melnick, Esquire.

     The consolidated financial statements at each of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and the related financial statement schedules included in this prospectus and as exhibits have been audited by Eisner LLP, an independent registered public accounting firm, as set forth in their report included herein (which contain an explanatory paragraph relating to the existence of substantial doubt about the company's ability to continue as a going concern). The financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firm as an expert in auditing and accounting.

                   INFORMATION WITH RESPECT TO THE REGISTRANT

BUSINESS

A.   General Development of Business

     Overview

     NCT Group, Inc. (OTCBB: NCTI) is a high-tech, intellectual property development company. As used in this registration statement on Form S-1, "we," "our," "us," "company" and "NCT" refer to NCT Group, Inc. and its subsidiaries, unless the context requires otherwise. As of August 31, 2004, NCT held approximately 592 patents and related rights and an extensive library of know-how and non-patented technology. Our patents allow us and our subsidiaries and licensees to develop product lines that include those listed below by our three operating segments:

Communications Segment
----------------------
o    Pro Tech communications headsets and other products
o    NoiseBuster(R) consumer headsets; ProActive(R) industrial headsets
o ClearSpeech(R) microphones, speakers, suite of noise and echo cancellation algorithms and other products
o    An aircraft cabin quieting system
o    Artera Turbo(TM) Internet speed enhancement service

Media Segment
-------------
o    Sight & Sound(R) place-based audio and billboard media
o    Gekko(TM) flat speakers, frames, prints and subwoofers

Technology Segment
------------------
o    Java(TM) - language based microprocessor cores

     Operating revenue for the six months ended June 30, 2004 consisted of approximately 63.9% in technology licensing fees and royalties, 33.5% in product sales and 2.6% in advertising revenue. For the year ended December 31, 2003, our operating revenue consisted of approximately 62.0% in technology licensing fees and royalties, 35.2% in product sales, 1.8% in advertising and 1.0% in engineering and development services. Our recognized technology licensing fee revenue for the six months ended June 30, 2004 and the year ended December 31, 2003 was primarily due to recognition of deferred revenue and generally did not represent cash realized by the company. No additional cash will be realized upon recognition of revenue from our remaining deferred revenue balance. Please refer to detailed discussion below in I. - Revenue. Presently, we do not have material revenue-generating licensing contracts. The revenue contribution by our operating segments for 2001, 2002 and 2003 is outlined below in I. - Revenue and in Note 25 - notes to our consolidated financial statements.

     In 2003 and to date in 2004, we have been primarily dependent upon funding from Carole Salkind. Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT despite NCT's failure to repay her notes as the notes matured. During 2003 and to date in 2004, Carole Salkind has allowed matured notes to be rolled into new notes along with accrued interest and default penalties. See further information about this in the section "Certain Relationships and Related Transactions."

     Operating segments

     We operate our business ventures out of separate subsidiaries, organized into three operating segments: communications, media and technology. Each of our operating segments is targeted to the commercialization of products in specific markets. The following table summarizes our ownership of entities within our operating segments as of August 31, 2004.

                                 NCT Group, Inc.
                            50% or Greater Ownership
                            ------------------------

                                                                                           % Ownership
                                                                                           -----------
Operating Segment                                                                 Actual          Fully Diluted (a)
-----------------                                                                 ------          -------------

Communications Segment
----------------------
  NCT Hearing Products, Inc. ("NCT Hearing")                                        100                  100
         Pro Tech Communications, Inc. ("Pro Tech")                                  86                   71
         NCT Medical Systems, Inc.                                                   90                   90
  Noise Cancellation Technologies (Europe) Ltd. ("NCT Europe") (b)                  100                  100
  Artera Group, Inc. ("Artera")                                                     100                   69  (c)
         Artera (UK) Limited (b)                                                    100                  100
         Artera Group International Limited ("Artera International")(b)             100                  100  (d)
  Midcore Software, Inc. ("Midcore")                                                100                  100
         Midcore Software Limited (b)                                               100                  100
  ConnectClearly.com, Inc. ("ConnectClearly")                                        99                   94

Media Segment
-------------
  Distributed Media Corporation ("DMC")                                              99                   99
         DMC Cinema, Inc. (e)                                                        84                   84  (f)
         DMC HealthMedia Inc. ("DMC HealthMedia") (e)                               100                  100
  Distributed Media Corporation International Limited ("DMCI") (b)                  100                  100
         Distributed Media Corporation Limited (b)                                  100                  100
  DMC New York, Inc. ("DMC NY")                                                     100                  100
  NCT Audio Products, Inc. ("NCT Audio") (e)                                        100                  100
  NCT Video Displays, Inc. ("NCT Video")                                            100                  100

Technology Segment/Other
------------------------
  Advancel Logic Corporation ("Advancel")                                            99                   99
  NCT Muffler, Inc.                                                                 100                  100
  Chaplin Patents Holding Company, Inc.                                             100                  100
  NCT Far East, Inc.                                                                100                  100
  2020 Science Limited (b)                                                          100                  100


Footnotes:
---------
(a) Carole Salkind has a security interest in substantially all the assets of NCT Group, Inc. including the shares of stock of substantially all of the subsidiaries owned by NCT. In addition to all of the potential dilutions described in this table, under convertible notes of NCT Group, Inc. issued to Carole Salkind, if any subsidiary of NCT (other than Pro Tech Communications, Inc.) makes a public offering of its common stock, Carole Salkind has the right to exchange all or any part of the principal amount of the notes into that publicly offered common stock, at the initial public offering price. No provision has been made for this exchange right in any of the subsidiaries listed.
(b)  Denotes foreign subsidiary.
(c) Assumes a $1.00 per share price for the Artera Group, Inc. common stock into which certain of the outstanding Artera Group, Inc. series A preferred stock is convertible. An assumption is necessary because the conversion formula for the Artera preferred stock is based primarily on the price of Artera common stock on a public trading market, and no such market yet exists. For more about the Artera preferred stock, refer to Note 2 - notes to the consolidated financial statements.
(d) On April 5, 2002, Artera International ceased its Internet service provider operations and entered into liquidation proceedings. The liquidation proceedings were completed on July 22, 2004, and the Liquidator has advised us that Artera International will be dissolved effective October 27, 2004.
(e) NCT's shares of this subsidiary are presently under the jurisdiction of a Connecticut court. For more information about this, see the Production Resource Group (PRG) litigation in the section entitled "Legal Proceedings."
(f) On February 28, 2002, DMC Cinema ceased business operations and the corporation is now dormant.
(g)  Until May 28, 2004, this corporation was known as DMC HealthMedia Inc.

     Business Operations

     Business operations for NCT's material business units include those outlined below. From time to time, we may rationalize our operating model to emphasize one business unit over others as we align our limited resources to seek to maximize key opportunities.

     NCT Hearing Products, Inc.:

     o Designs, develops and markets active noise reduction headphone and headset products for consumer, industrial and communications markets
     o Product lines include the NoiseBuster(R) line of consumer audio headphones and the ProActive(R) line of industrial communications headsets and active noise reduction earmuffs
     o Majority of NCT Hearing's sales are in North America; principal customers consist of end users, retail stores, original equipment manufacturers and the airline industry

     Pro Tech Communications, Inc.:

     o A majority-owned subsidiary of NCT Hearing Products, Inc. acquired in September 2000
     o Designs, develops and manufactures lightweight headsets and new audio technologies for applications in fast-food, telephone and other commercial settings
     o Currently has marketing agreements with major companies in the fast-food industry and with catalog and Internet site distributors of telephone equipment, primarily in North America
     o Granted a license from NCT Hearing for active noise reduction technology as well as noise and echo cancellation technologies for use in lightweight cellular, multimedia and telephony headsets and this technology will provide differentiation for Pro Tech products; in 2004, we expanded the license to include additional technologies and the right to use NCT Hearing's NoiseBuster(R), Pro Active(R), and ClearSpeech(R) brands
     o Three business divisions are headset products, which develops, manufactures and distributes headsets and other communications products to the call center market and fast-food markets; telecommunication system integration, which sells and installs analog, digital and Internet protocol phone systems to call centers as well as to small and medium-sized businesses; and call center operation, which runs a full service call center utilizing the latest customer relationship management technology

         Noise Cancellation Technologies (Europe) Ltd.:

     o Provides research and engineering services to the company in the field of active sound control technology and to all NCT business units as needed
     o    Development center for all ClearSpeech algorithm technology
     o    Provides marketing and sales support to the company for European sales

         Artera Group, Inc.:

     o Develops and markets Artera Turbo(TM) software-based, high-speed data communication and network optimization service to residential users, small and medium businesses and larger enterprises
     o Foundation for Artera Turbo provided by NCT subsidiary Midcore Software, Inc.'s product called MidPoint Software
     o Markets Artera Turbo through a network of resellers including Internet service providers, incumbent local exchange carriers and others
     o U.K.-based information technology subsidiary, Artera Group International Limited, offering voice and data services to the business community was closed in 2002. On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend under-performing operations and reduce the number of employees. On March 21, 2002, the Board decided to cease all operations. Cessation was formalized on April 5, 2002 when Artera Group International Limited entered liquidation proceedings. The liquidation proceedings were completed on July 22, 2004, and the Liquidator has advised us that Artera International will be dissolved effective October 27, 2004.

     ConnectClearly.com, Inc.:

     o Established to focus on the development of Internet telephony-based voice applications targeted to the e-commerce and e-CRM (electronic customer relationship management) markets
     o NCT's proprietary Internet telephony software is the basis for developing a user-friendly "click to talk" application for improving the completion rate of Internet transactions by allowing for real-time customer service access by a user

     Distributed Media Corporation:

     o Media company that uses proprietary digital technology to deliver audio and visual advertising messages integrated with CD-quality music to a variety of out-of-home and professional venues such as retail stores and hospitals
     o Develops and distributes Sight & Sound(R), a microbroadcasting system that delivers place-based broadcast and billboard advertising
     o    Generates revenue from advertising sales and licensing activities
     o Subsidiary Health Radio Network, Inc. (formerly known as DMC HealthMedia Inc.) was formed in May 2000 to develop Sight & Sound(R) networks in hospitals and other health care venues and to date has primarily focused on installations in New York City metropolitan area hospitals and outpatient health care facilities.
     o Subsidiary DMC Cinema, Inc., formerly known as Theater Radio Network, was acquired in August 2000. DMC Cinema provided audio programming in cinemas, producing and distributing a content mix of music, trivia, public service announcements and advertisements. In 2002, DMC Cinema ceased business operations because of under-performance and the corporation is now dormant.

     NCT Audio Products, Inc.:

     o Designs, develops and markets products which utilize innovative flat panel transducer technology including the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection
     o Gekko(TM) flat speakers are distributed to consumers through a network of audio resellers
     o Provides speakers to our subsidiary Distributed Media Corporation for use in its Sight & Sound(R) microbroadcasting system

     Advancel Logic Corporation:

     o Participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market whose purpose is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices
     o Developed a family of processor cores, which will execute instructions written in both Java(TM) bytecode and the C/C++ computer language, significantly enhancing the rate of instruction execution, which opens up many new applications including the next generation home appliances and automotive applications, smart cards for a variety of applications, hearing aids and mobile communications devices
     o    In  1998,  certain  Advancel-developed   technology  was  licensed  to
          STMicroelectronics SA for smart card applications, and in 2003, STMicroelectronics SA began shipping orders of its smart card incorporating our technology
     o In 2000, Advancel entered into a license agreement with Infinite Technology Corporation under which Infinite Technology Corporation was granted exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology and granted non-exclusive rights to Advancel's Java(TM) smart card core. Also in 2000, Advancel, NCT and ITC entered into a strategic alliance and technology development agreement under which we would fund specific product research and engineering development. In March 2004, we executed a cross-release agreement with ITC under which all parties were released from performance of obligations under the strategic alliance and technology development agreement.

     Historical Developments

     For the years ended December 31, 2001, 2002 and 2003, Carole Salkind, a NCT shareholder, has provided us approximately $2.5 million, $9.6 million and $10.4 million, respectively, in cash to sustain our operations, for which we issued secured convertible notes and warrants. From January 1, 2004 through September 30, 2004, Carole Salkind has provided us approximately $6.3 million in cash to sustain our operations. As of September 30, 2004, our indebtedness to Carole Salkind totaled approximately $47.3 million. For further information, please refer to the section below entitled "Certain Relationships and Related Transactions."

     In 2004, the company's efforts continue to be primarily focused on Artera Turbo(TM) product and distribution channel development activities. In March 2004, Avaya Inc. introduced its Avaya Network Bandwidth Optimization service based on Artera Turbo(TM) technology for enterprise users. The service offering can create more capacity on a company's communications network and more than double data transmission speeds without investing in hardware-based bandwidth compression systems or network upgrades. In February 2004, NCT surrendered to a Connecticut state marshal, for possible sale for the benefit of Production Resource Group, its 5,876 shares of common stock of NCT Audio Products, Inc. representing 100% of the issued and outstanding shares of NCT Audio. At the same time, DMC surrendered, for possible sale for the benefit of PRG, DMC's 20,000 shares of common stock of DMC Cinema, Inc. representing 84% of the issued and outstanding shares of DMC Cinema, its 100 shares of common stock of Health Radio Network, Inc. representing 100% of the issued and outstanding shares of Health Radio Network, a $153,956 principal amount promissory note from (and related security agreement with) DMC Cinema and a $1,388,666 principal amount promissory note from (and related security agreement with) Health Radio Network. Please see additional information about this in the section called "Legal Proceedings." We believe, based upon consultation with our outside legal counsel, that NCT and DMC remain the record owners of the shares surrendered to the state marshal and retain all voting rights and Board of Directors seats associated with the shares. If the shares are sold and someone other than NCT or DMC acquires the shares, record ownership would be transferred. No sale of these shares can occur without prior notice to NCT or DMC and no such notice has yet been received. Under Delaware law, the officers and directors of these subsidiaries retain full authority to manage their affairs subject to fiduciary duties to the corporation.

     In 2003, the company was primarily focused on product and distribution channel development for Artera Turbo(TM). Highlights for the year include:

o Artera introduced Artera Turbo Version 2.5, a residential dial-up product with speed improvements over Version 2.0.
o Artera introduced Artera Turbo Version 3.0 with new speed enhancement features, a simplified installation process, a 40% smaller program size and more comprehensive help and on-screen documentation.
o Artera introduced Artera Turbo Version 3.1 which increases effective speeds of e-mail, including compressible files sent with them Artera Turbo 3.1 also features automatic software updates and enhanced parental controls.
o    Artera  developed  its Artera  Turbo  distribution  network by signing  new
     resellers  and  master  distributors  in  the  U.S.,  Latin  America,   the
     Netherlands, Turkey, the U.K. and elsewhere. These distributors include telecommunications wholesalers representing hundreds of thousands of dial-up lines for potential use of Artera Turbo.
o Health Radio Network (formerly known as DMC HealthMedia) expanded its health care facility-based network by installing 12 additional outpatient care facilities throughout the New York metropolitan area.
o Health Radio Network advertisers Neighborhood Health Partners and Health Source increased their presence on the network with expanded advertising contracts.
o STMicroelectronics, a global leader in semiconductor solutions across microelectronics applications, provided samples of its smart card chip incorporating NCT technology to its major customers.
o NCT added two algorithms to its ClearSpeech(R) suite - ClearSpeech Adaptive Speech Filter II (ASFII) and ClearSpeech Adaptive Noise Suppressor (ANS). ASFII improves NCT's standard Adaptive Speech Filter noise reduction algorithm by providing faster response time, less voice distortion and fewer background noise remnants for automotive communications applications. ANS is a new algorithm designed to reduce, by 3 to 12dB, audio signals below a given threshold.

     In 2002, the company's efforts were focused on developing, introducing and launching the single line, single user version of its Artera Turbo(TM) subscription service; growing the Health Radio Network and closing non-performing subsidiaries. Highlights in 2002 include the following:

o We completed our acquisition of DMC New York, Inc., which resulted in an additional charge of $9.2 million.
o Artera Group launched its new Artera Turbo service on October 9, 2002 and began development of a distribution channel for the product.
o Artera Group further developed its relationship with GTSI Corporation, a leading government reseller with annual sales of over $650 million and a sales force of over 300.
o Artera entered into an agreement with FairPoint Communications, Inc., a U.S. telephone company, for FairPoint to sell Artera Turbo subscription services through its 29 owned and operated rural local exchange carriers across 18 states, serving approximately 245,000 access lines.
o FairPoint relationship was expanded to include FairPoint Broadband, Inc., a subsidiary of FairPoint Communications, to serve as the exclusive master distributor of Artera Turbo(TM) to virtually all of the 1,100 rural local exchange carriers and incumbent local exchange carriers. FairPoint Broadband is also a non-exclusive master distributor of Artera Turbo(TM) to approximately 7,600 Internet service providers across the U.S. and Canada.
o Health Radio Network installed Sight & Sound(R) networks in four hospitals and four health care facilities in the New York metropolitan area and initiated advertising sales efforts to organizations promoting health care enrollment programs.
o Two algorithms in NCT's ClearSpeech suite became certified in 2002 as eXpressDSP Compliant. This is a program that certifies third-party developers who meet standards for porting algorithms to Texas Instruments' platforms, thereby accelerating their time to market.
o ClearSpeech(R) Adaptive Speech Filter algorithm was incorporated into a new line of Third Generation cell phones from Sharp Corporation (Japan).
o In an effort to improve our financial performance, we closed DMC Cinema, Inc. (acquired in 2000 as Theater Radio Network), a subsidiary of Distributed Media Corporation, Artera Group International Limited (acquired in 2001 as the Web Factory), a subsidiary of Artera Group, Inc. and the Linthicum, Maryland corporate research and development operation.

     During 2001, our activities were focused toward assimilating the operations of acquired companies, including Artera International (acquired in 2001), DMC Cinema (acquired in 2000), Midcore Software (acquired in 2000) and Pro Tech Communications (acquired in 2000), and further development of related technologies. In addition, we continued our efforts to develop Distributed Media Corporation. The following were significant events in 2001:

o In January 2001, Artera Group, Inc. secured initial net financing of $2.5 million, based upon convertible notes issued to outside investors with a face value of $5.0 million, convertible to Artera common stock if the subsidiary goes public. As founder investors, the investors in Artera received a 50% discount to face value on the convertible notes. Artera issued additional 6% convertible notes in 2001 for an aggregate face value of $2.6 million. Consideration for the $7.6 million face value of Artera debt issued in 2001 consisted of $2.9 million cash, net of $0.1 million in expenses, Pro Tech common stock valued at $0.5 million and non-recourse notes receivable of $1.0 million.
o We reacquired (or agreed to reacquire) DMC licenses that had previously been sold in 1999 and early 2000, including all DMC licenses for the right to operate in the New York area and the license for the right to operate in Israel. These repurchases resulted in aggregate charges in 2001 of $19.3 million, net of $2.7 million reduction of deferred revenue in 2001 (the 2002 charge was $9.2 million as noted above). Our purchase of DMC licenses previously sold was to preserve the value of DMC in the respective market areas where licenses had been sold by repurchasing the licenses from licensees who were not exploiting them and gaining control of the licenses so that they would be available for future sale at prices that would better reflect anticipated operational revenue. To that point in time, we had not been able to develop a sufficient capital core to exploit the technology and to execute the DMC business plan. Please refer to the section below entitled "Certain Relationships and Related Transactions."
o NCT and NXT plc reached an agreement to reorganize their 1997 cross-license arrangements related to flat panel speaker technology. Under the new agreements, NCT received 2 million ordinary NXT shares in consideration for the cancellation of the 6% royalty payable by NXT to NCT Audio Products. The NXT shares at issuance held a value of approximately $9.2 million. We sold all the NXT shares in 2001 for an aggregate of $6.9 million in cash, net of fees and expenses.

     During 2000, our efforts were devoted to consummating several acquisitions including Midcore Software, Inc., Theater Radio Network, Inc. (which we renamed DMC Cinema), and Pro Tech Communications, Inc. and continuing efforts on the development of Distributed Media Corporation. The following were significant events in 2000:

o Distributed Media Corporation licensed to Eagle Assets Limited the right to develop a portion of the New York microbroadcasting region for $2 million. We agreed to reacquire this license in 2001 (see above).
o Distributed Media Corporation licensed to Brookepark Limited the right to develop Israel as a microbroadcasting media market for $2 million. We agreed to reacquire this license in 2001 (see above).
o NCT licensed to Delphi Automotive Systems the rights to ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in its mobile multimedia computing platform for hands-free cellular communications.
o Our subsidiary, Advancel Logic Corporation, licensed to Infinite Technology Corporation exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology, subject to rights previously licensed to ST Microelectronics and granted non-exclusive rights to Advancel's Java(TM) smart card core.

     During 1999, NCT Audio's marketing accelerated. Headset marketing continued, as did technology licensing of the ClearSpeech technology. During 1999, NCT's media subsidiary Distributed Media Corporation (formed in 1998) was launched. Also during 1999, NCT introduced home theater in a box and home theater speaker bundles; Lernout & Hauspie licensed ClearSpeech noise and echo cancellation for speech applications; Distributed Media Corporation executed contracts with Barnes & Noble College Bookstores and Wherehouse Entertainment stores; and Distributed Media Corporation entered into a $1 million financing agreement with Production Resource Group.

B.   Business Strategy

     Our objective is to leverage our existing base of proprietary technologies by licensing them and developing new products and services. To achieve this objective, we license our technologies to subsidiary companies that are focused in particular markets so that the subsidiaries, in turn, may offer our technologies for licensing to others and developing products and services to be offered to customers. Employing this strategy, the subsidiary is responsible for developing the specific knowledge and intimacy with its market and industry. NCT's technologies are applicable to a wide variety of markets, and therefore, this market knowledge would be difficult to cultivate without specialized subsidiaries. For example, Artera Group, Inc. licensed the Artera Turbo(TM) technology and is commercializing a subscription-based service for Internet users and others. Pro Tech Communications, Inc. licensed NCT's active noise reduction and ClearSpeech(R) algorithms for use in headset products. Distributed Media Corporation is commercializing a microbroadcasting system utilizing NCT's flat speaker technology and proprietary system management algorithms. From time to time, we sell ownership interests in NCT and our subsidiaries to acquire assets and funds needed to operate and finance our ventures.

     We anticipate that as we establish distribution channels and as consumer awareness of our products and communication and media services increases, so, too, will product sales and revenue from licensing fees and royalties. At the same time, we continue to strive to lower the cost of our products and services and enhance their technological performance.

C.   Technology

     Active Noise Reduction. Active noise reduction systems are particularly effective at minimizing low frequency acoustical noise, or rumbling sounds. Active noise reduction creates sound waves that are equal in frequency but opposite in phase to the noise, which is any unwanted acoustical signal. The effect of the anti-noise signal on the noise signal is the cancellation of the unwanted noise signal. Products incorporating this technology include NCT's NoiseBuster(R) and ProActive(R) headset lines.

     Signal Enhancement. Our technology can be used to reduce unwanted signals that enter into a communications network, as when background noise enters telecommunications or radio systems from a telephone receiver or microphone. We have developed a line of patented algorithms called ClearSpeech(R) that perform various signal enhancement functions. The ClearSpeech Adaptive Speech Filter algorithm removes noise from voice transmissions. The filter is effective against a variety of stationary noises whose amplitude and pitch change slowly compared to the spectral variations characteristic of human speech. ClearSpeech Acoustic Echo Cancellation removes acoustic echoes in hands-free full duplex communication systems. Acoustic echo cancellation is an adaptive, frequency-based algorithm that continuously tracks and updates the changes in the acoustic path between the loudspeaker and the microphone to eliminate the acoustic echo. The ClearSpeech Reference Noise Filter isolates and removes interfering signals, such as background radio, television, machine and siren noise, so communications can be heard more clearly. The reference noise filter algorithm was designed to remove interference from a desired signal in applications where a reference signal for the interference is available.

     Digital Broadcasting Station System Software. Digital broadcasting station system software is being utilized by DMC in its Sight & Sound(R)
microbroadcasting system to deliver customized music programming to each broadcasting site. Advertising is scheduled and updated via a communications link such as the Internet. The software also performs status checking, play log functions and other diagnostic functions made available to the central control network.

     Telephone Amplifier Technology. Pro Tech has been awarded a patent entitled "Linearization of FET Channel Impedance for Small Signal Applications" which covers the semiconductor technology used in Pro Tech's two-prong and tabletop telephone amplifiers for call centers. This technology facilitates a higher level of signal processing quality at a significantly lower price than conventional semiconductor solutions.

     Information and Traffic Optimization Management Software. Artera's patent-pending technology, Artera Turbo(TM), is a subscription-based service that allows users with a single 56K dial-up connection to browse the Internet at effective speeds faster than with a 325kbs digital subscriber line connection for a fraction of the cost of broadband. Effective speeds of faster connections such as cable, digital subscriber line (DSL) and integrated services digital network (ISDN) are improved as well. Artera Turbo enhances the effective speed of Internet activities, including web browsing, e-mail and file transfers, for any residence or small to medium sized office, educational institution or governmental facility. Artera Turbo works via a series of proprietary data management techniques. These involve optimization processes Artera Turbo performs on an information stream to reduce the number of bytes transferred over the network (reduction of the size of data transferred). Those techniques that have been developed by us are the subjects of three pending patents of NCT, licensed to Artera. We believe that those aspects of the Artera Turbo technology that are patent pending are unique to NCT and Artera. While it is not possible to patent all of Artera Turbo's data optimization technology, our patents pending cover the unique implementation techniques we have developed. To use Artera Turbo, the user installs the Artera Turbo software on his or her computer via download or CD. No additional hardware is required for the user, nor for the user's Internet service provider. The Artera Turbo software causes the user's computer to connect to the Internet through one of Artera Turbo's data centers. These data centers are integrated systems of server hardware and proprietary and non-proprietary software operated by Artera (or outside providers on Artera's behalf) at commercial facilities. The data centers perform most of the data management functions of Artera Turbo and communicate with users' computers to cause them to perform related functions. Record keeping, access control and billing are accomplished through a customer relations management system connected to the data centers. In forthcoming versions of Artera Turbo, we expect large enterprises to be able to house their own, separate data centers, resulting in bandwidth usage reductions in their private networks. The Artera Turbo product not only increases effective data transfer speeds, but also manages Internet access with features such as usage control and accounting, routing, firewall, e-mail server, caching, parental controls and more.

D.   NCT Proprietary Rights and Protection

     As of August 31, 2004, NCT and its subsidiaries held approximately 592 patents and related rights and an extensive library of know-how and unpatented technology. We have patent coverage in the U.S., Canada, Japan, Europe, Korea, Australia, Hong Kong and Taiwan. We hold or have rights to 314 inventions as of August 31, 2004, including 112 United States patents and over 480 corresponding foreign patents. We have pending 117 U.S. and foreign patent applications. Our engineers have made 164 invention disclosures for which we are in the process of preparing patent applications.

     NCT has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field-testing of several products and applications. Management believes that our investment in our technology has resulted in the expansion of the value of our intellectual property portfolio and improvement in the functionality, speed, costs of components, products and applications. Our intellectual property strategy has been to build upon our base of core technology that we have developed, acquired or exclusively licensed with newer advanced technology patents developed by, purchased by, or exclusively licensed to, us. In many instances, we have incorporated the technology embodied in our core patents into patents covering specific product applications, including the products' design and packaging. We believe this building-block approach provides greater protection to us than relying solely on the core patents. As our patent holdings increase, we believe the importance of our core patents will diminish from a competitive viewpoint.

     In 2004, NCT Hearing received a U.S. patent for headsets with ear cushions and a means for limiting the compression of the cushion. DMC received a U.S. patent for Network of Digital Broadcast Systems in January 2003. During 2003, we also received five foreign patents based on headset active vibration control and acoustic echo canceller technologies (two in each of Canada and Europe and one in Japan). We also filed three patent applications relating to Artera Turbo technology in the U.S. and in each of 12 foreign countries in December 2003. In 2002, one U.S. and one European headset patent were issued covering cushioned earphones and headsets for aircraft.

     Our core patents and advanced patents and patent applications include the following technologies:

o    active noise control for headsets;
o    adaptive feed forward approach to active noise control;
o    cabin quieting and vibration isolation;
o    multi-channel noise control;
o    combined feedforward and feedback control;
o    control using harmonic filters;
o    filters for signal enhancement and speech filtering;
o    control systems for noise shaping;
o    ClearSpeech(R) technology;
o    Sight  &  Sound(R)'s  method  and  apparatus  for  delivering   audiovisual
     information; and
o    Artera Turbo(TM) information and traffic optimization management.

     The patents described above include patents of all ages ranging from pending applications, which will have a duration of 20 years from their filing dates, through patents soon to expire. Our patents have expiration dates ranging from 2004 through 2019, with the majority of the material patents upon which we rely expiring in 2011 and beyond.

    NCT has been granted the following trademark registrations:


        Mark                       Field of Use
        ----                       ------------
     NCT logo                      Company logo
     NoiseBuster(R)                Headsets
     ClearSpeech(R)                Adaptive speech filter products
     ProActive(R)                  Headsets
     Sight & Sound(R)              Microbroadcasting
     Artera(R)                     Computer software that permits
                                   high-speed Internet connection and
                                   high-speed electronic transmission of data,
                                   images, documents and voice
     Fastest Ride on the Net!(R)   Computer software that permits high-speed
                                   Internet connection and high-speed
                                   electronic transmission of data, images,
                                   documents and voice
     Fastest Ride on the Net!(R)   Telecommunications  services involving
                                   electronic transmission of data,
                                   images, documents and voice; provision of high-speed access to area networks and the Internet

     We have also applied for registration of a number of trademarks including:

        Mark                       Field of Use
        ----                       ------------
     Artera(TM)                    Telecommunications services
                                   involving electronic transmission of
                                   data, images, documents and voice;
                                   provision of high-speed access to
                                   area networks and the Internet;
                                   hosting of web sites of others;
                                   telecommunications consultation (a)
     Artera Turbo(TM)              Computer software that permits high-speed
                                   Internet connection and high-speed electronic transmission of data, images, documents and voice; hosting of web sites of others (a)

Footnote:
--------
(a) Oppositions were filed in December 2002 before the U.S. Patent and Trademark Office and with Australian trademark registration authorities to these trademark registration applications for Artera and Artera Turbo. The alleged basis for the oppositions is a confusing similarity to another trademark already registered (Altera). NCT intends to defend these Artera and Artera Turbo trademark registration applications against these oppositions. For more information, see the section "Legal Proceedings."

     We also filed trademark registration applications for the names Gekko(TM) and ArtGekko(TM). These applications were challenged by the holder of a registered trademark for the name Gecko on the grounds of similarity and confusion in a proceeding before the U.S. Patent and Trademark Office. A settlement of these challenges has been reached in principle, and a final settlement agreement is expected soon. The settlement is not expected to require payments by either party and is expected to permit NCT to continue to use the Gekko and ArtGekko names.

     No assurance can be given as to the range or degree of protection any patent or trademark issued to, or licensed by, NCT will afford or that such patents, trademarks or licenses will provide protection that has commercial significance or will provide competitive advantages for our products. No assurance can be given that NCT's owned or licensed patents or trademarks will afford protection against competitors with similar patents, products or trademarks. No assurance exists that NCT's owned or licensed patents or trademarks will not be challenged by third parties, invalidated, or rendered unenforceable. Furthermore, there can be no assurance that any pending patent or trademark registration applications or applications filed in the future will result in the issuance of a patent or registered trademark. The invalidation, abandonment or expiration of patents or trademarks owned or licensed by us which we believe to be commercially significant could permit increased competition, with potential adverse effects on NCT and its business prospects.

     We have conducted only limited patent and trademark searches and no assurances can be given that patents or trademarks do not exist or will not be issued or registered in the future that would have an adverse effect on our ability to market our technologies or products or maintain our competitive position with respect to our technologies and products. Substantial resources may be required to obtain and defend patent and trademark rights of NCT.

     Our policy is to enter into confidentiality agreements with all of our executive officers, key technical personnel and advisors, but no assurances can be made that NCT's know-how, inventions and other secret or unprotected intellectual property will not be disclosed to third parties by such persons.

     Finally, annuities and maintenance fees for our extensive patent portfolio are a significant portion of our expenses; such costs typically range from $300,000 to $600,000 annually. Maintenance fees are charged to maintain granted U.S. patents in force; foreign patents and applications are subject to annuity fees in order to maintain the patents and the pendancy of the applications. If, due to financial constraints, it becomes necessary for NCT to reduce its level of operations, we will not be able to continue to meet the extensive monetary outlay for annuities

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


and maintenance fees to keep all the patents and applications from becoming abandoned. If this occurs, we will have to prioritize our portfolio accordingly.

E.   Research and Development

     Our research and development personnel focus on product, software and algorithm development, which provides the technological basis for our technology licensing and commercial products, and on basic research, which helps provide the scientific advances that ultimately lead to new products and technology. As of August 31, 2004, our product and development team was comprised of approximately 20 development engineers and scientists. In addition to our internal research and development team, we have entered into joint research and development initiatives with other companies.

     NCT-sponsored research and development expenses aggregated approximately $6.0 million, $4.7 million and $3.7 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $2.2 million for the six months ended June 30, 2004. We anticipate that we will continue to make significant research and development expenditures to maintain our competitive position. This includes improving our current technologies and products and developing newer technologies and products.

     Our key research and development activities over the last three fiscal years include:

     o Development of Artera Turbo subscription service and web-based customer relationship management system for Artera;
     o Improvement to existing echo cancellation and noise filtering algorithms including porting to specific hardware platforms and processor cores;
     o Development of four new ClearSpeech(R) noise filtering algorithms, adaptive speech filter II, adaptive noise suppressor, speech in noise detector and intelligent squelch filter;
     o Improvements to the active noise cancellation technologies used in our headset products;
     o    Development of new algorithms and systems;
     o    Development of advertisement play verification software; and
     o Development of echo cancellation/noise filtering software module appropriate for integration into an Internet telephony program.

F.   Existing Products and Services

     Introduction

     NCT and its subsidiaries, rather than its licensees, produce each of the existing products and services we discuss below. NCT's manufacturing and assembly operations are primarily outsourced and handled through contracts with key suppliers and partners. Typically, we purchase complete products from these sub-contractors built to our specifications. Products are then shipped either directly to our customers, to our warehouse or to our third-party warehousing provider. Our employees are responsible for the receiving, stocking, cycle counting, shipping and handling of most of our products. On occasion, we may require that some modifications or value-added service be performed in-house or at a third-party contractor.

     Revenue recognized for our product lines based upon our technologies is classified in our statements of operations as technology licensing fees and royalties, product sales, advertising and engineering and development services. Our product lines (and licenses) that comprised more than 15% of our total revenue in any one of the last three years are as follows:

     o Flat panel technology licensed to New Transducers Ltd. (NXT) was accounted for in our media segment and comprised approximately 15.1%, 29.2% and 44.0% of our total revenue in 2001, 2002 and 2003, respectively.
     o Midcore technology licensed to Teltran International Group, Inc. (Teltran) was accounted for in our communications segment and comprised approximately 21.7%, 26.2% and zero of our total revenue in 2001, 2002 and 2003, respectively.

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


     o Pro Tech Communications' product revenue (accounted for in our communications segment) was 20.5%, 22.5% and 24.3% of our total revenue in 2001, 2002 and 2003, respectively.

          NCT Hearing Products
          (Communications Segment)

     o NoiseBuster(R). Line of personal active noise reduction headphones and communications headsets that has been marketed since 1997. The
          NoiseBuster reduces low frequency background noise electronically using active noise reduction technology, while leaving speech and music clearly audible. The NoiseBuster headset is sold directly by NCT as well as through a network of resellers.
     o ProActive(R). Line of active noise reduction industrial hearing protection and closed back communications headsets that has been marketed since 1996. The ProActive is ideal for use in higher-noise environments consisting largely of low-frequency noise that cannot easily be reduced with passive methods. Low frequency noise masks the intelligibility of speech and warning signals, which can be hazardous. ProActive is sold directly by NCT as well as through a network of resellers.
     o NB-PCU. Integration of NCT's active noise control technology into in-flight passenger entertainment systems. As a component of the system, NCT also has developed a low-cost headset specifically for in-flight use to be used in conjunction with the integrated active noise reduction electronics. The system is currently being installed in first and business-class cabins on new United Airlines' aircraft.

          Our ClearSpeech(R) algorithms are developed by NCT and licensed directly from NCT to manufacturers for use in a wide variety of communications applications. Our ClearSpeech(R) algorithms include the following:

     o ClearSpeech(R) Adaptive Speech Filter. Removes stationary noise from voice transmissions
     o ClearSpeech(R) Adaptive Speech Filter II. Removes broadband stationary noise from voice transmissions, particularly aimed at automotive environments
     o ClearSpeech(R)-Acoustic Echo Cancellation. Removes acoustic echoes in hands-free full duplex communication systems
     o ClearSpeech(R)-Reference Noise Filter. Isolates and removes interfering signals, such as background radio, television, machine and siren noise, so communications can be heard more clearly
     o ClearSpeech(R)-Speech in Noise Detector. A noise-robust voice activity detector that produces a binary value, depending on whether or not speech is detected, and an audio output for which non-speech segments have been muted
     o ClearSpeech(R)-Intelligent Squelch Filter. Reduces unwanted signals such as pops and pre-speech noise experienced in some radio communications
     o ClearSpeech(R)-Line Echo Cancellation. Reduces electrical echo caused by 2 to 4 wire hybrids in telephone networks
     o ClearSpeech(R) Adaptive Noise Suppressor. Reduces signals that are below a given threshold
     o ClearSpeech(R)-Mic. The first digital noise reduction microphone system for use with hands-free communication systems, substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voices more clearly and with less frustration
     o ClearSpeech(R)-Speaker. A loudspeaker that cleans background noise from the incoming speech signal over a two-way or mobile radio for better intelligibility, suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems
     o ClearSpeech(R) Chip Set. Currently being sold for incorporation into communication systems at drive-through fast-food restaurants, allows the system to filter background car noise so that only the voice comes through, cutting down on errors in the order process
     o ClearSpeech(R)-PCB Board. Currently sold for incorporation into communication systems for public transportation buses
     o ClearSpeech(R)-Algorithm Evaluation Platform. A hardware platform designed to facilitate real-time evaluation of the ClearSpeech algorithms

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


          Pro Tech Communication Products
          (Communications Segment)

          Pro Tech currently sells high-quality, lightweight headsets to call centers and the fast food industry. The following are products manufactured or assembled by Pro Tech and sold directly by Pro Tech as well as through a network of resellers:

     o    The ProCom. Lightweight fast-food headset
     o The Apollo. Advanced, lightweight headset design sold for use with telephone users in the call center and small office market
     o The Apollo Freedom Series Headset. A headset made to plug directly into phone systems that already have amplification built into their existing handset
     o The Gemini Amplifier. A full feature amplifier designed to be used in nearly all phone or PC phone configurations in the call center and small office market
     o The USB Adapter. An adapter that allows the use of an amplifier and headset in PC phone installations
     o The DSP Intelligent Microphone. Designed to serve those markets where the use of a headset is not wanted but headset functionality is required such as speech recognition and speech enabling input/output PC gaming applications
     o The Manager's Headset. A lightweight over-the-ear fast-food headset which provides improved comfort to the fast-food store manager monitoring drive-through activity
     o The A-10 Amplifier. Multi-line amplifier being offered with each of Pro Tech's headsets, designed for the small office and home office markets and has been engineered to work with over 90% of all existing phone systems in the world
     o The A-27 Amplifier. Designed for automatic control distributors or phone systems which use the standard PJ-237 2-prong plug as their interface
     o    The Active Series Headset. Designed for the mobile headset user
     o    The Trinity Headset. Designed for users in noisy environments

          Artera Group Products
          (Communications Segment)

     Artera Turbo(TM) is a software-based service that improves the effective performance of communication lines for Internet-based applications such as web browsing, e-mail and file transfers. It accomplishes these improvements by employing a number of patent-pending, performance enhancement techniques that decrease the size and increase efficiencies in the movement, storage and delivery of electronic data. The core of the Artera Turbo service is the
MidPoint technology, which we combined with other performance enhancing technologies we invented to create Artera Turbo. The following releases have been made:

o With Artera Turbo version 1 (released January 2002), local area network-based PC users (typically, businesses) utilizing multiple dial-up lines are able to achieve effective speeds of up to four times the normal speed of dial-up lines. The effective speeds of faster connections such as cable, digital subscriber line and integrated services digital network are improved as well.
o With Artera Turbo version 2 (released October 2002), residential, single PC users with a single dial-up line are able to achieve effective speeds averaging five times as fast as those achieved when Artera Turbo is not used. The effective speeds of faster connections such as cable, digital subscriber line and integrated services digital network are improved as well.
o With Artera Turbo version 2.5 (released January 2003), the single dial-up line, single PC user is able to achieve effective speeds averaging 5.6 times as fast as those achieved when Artera Turbo is not used. The effective speeds of faster connections such as cable, digital subscriber line and integrated services digital network are also improved.
o With Artera Turbo version 3.0 (released April 2003), we introduced an intuitive user interface that makes accessing features, adding options and changing settings easier for the user and that includes visual feedback to the user to indicate some of Artera Turbo's most important features.
o With Artera Turbo version 3.1 (released December 2003), we expanded the ability to increase effective speeds of e-mails, including compressible
     attachments  sent  with  them,  and  of  compressible   files  uploaded  or

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


     downloaded via file transfer protocol (FTP). We also added an automatic software update feature and enhanced parental controls. The Local Area Network (LAN)-based product allows small office and home network users connected to a LAN to share an Internet connection by teaming multiple dial-up or other lines. For broadband access to LAN-based technology, the user is able to achieve more than twice the effective speed using less than half the bandwidth. Also within this version of Artera Turbo was our Road Warrior client software, which allows notebook computer users to move easily from their office LANs to use at home or on the road.

     The high performance achieved by Artera Turbo is the result of a number of optimization techniques all integrated into a single package. We believe the combined effect of all Artera Turbo optimizations is greater than the sum of the individual components. Artera Turbo 3.1 optimization techniques include:

o Advanced Caching: Interactive caching between the different modules of the Artera Turbo data path (client, gateway, data centers) provides higher performance than standalone caching performed by other software products.
o Data-Specific Compression: Artera Turbo breaks apart web communications into different data elements and uses data-specific compression algorithms to achieve the maximum increased performance. For example, Artera Turbo uses a different compression algorithm for image files than it does for Java scripts.
o Protocol Optimization: Artera eliminates inefficiencies in data streams while maintaining protocol standards, reducing the networking overhead required to transmit information. For example, Artera uses persistent connections to eliminate the need to establish and tear down Transmission Control Protocol (TCP) sessions for multiple elements on a web page.
o Redundant Data Reduction: Duplicate or multiple requests for the same information are transmitted only once, thereby increasing effective speed and reducing network traffic.
o Windows and Browser Optimization: Artera Turbo transparently tunes both web browser and Microsoft Windows(R) settings for maximum performance, eliminating bottlenecks that would otherwise reduce the speed of data transfer.
o Ad Blocking: Artera Turbo blocks content from known ad servers thereby virtually eliminating ad related traffic to the end user. This results in increased end user speed and lower costs of delivering service.

     For each application of Artera Turbo, the level of its performance depends on the nature of the data being transmitted. The general rule is that the more compressible, cacheable and inefficiently designed the data, the higher Artera Turbo's performance. Artera Turbo is most effective with web browsing, e-mail, e-mails with compressible attachments and file transfer of compressible files. Artera Turbo is less effective with streaming media, secure web pages such as those used for credit card forms, e-mail with non-compressible attachments and FTP transfers of non-compressible files. While Internet connections are generally faster with multiple lines (requiring multiple modems and, typically, multiple Internet service provider accounts), Artera Turbo achieves effective speed improvements with only one line, modem, Internet service provider account and personal computer. All of the performance enhancements described above have been verified in tests conducted in our laboratories, although we have not contracted independent laboratories to conduct the tests on the product.

     Although there are other products being marketed by Internet service providers and other vendors that perform services similar to Artera Turbo, we differentiate our product from the competition by offering high performance with more features and greater adaptability. For example:

o Artera Turbo works with any type of Internet connection including dial-up, ISDN, wireless, satellite, DSL, cable and T-1 lines. Many Internet speed enhancers deliver speed improvements only for narrowband dial-up.
o Artera Turbo includes an integrated, ultra-secure firewall to protect computers from viruses, hackers and other unwanted attacks. To our knowledge, no other Internet speed enhancer contains this feature.
o Artera Turbo includes integrated web site parental controls to allow parents to determine which web pages their children may or may not visit.
o All current Internet speed enhancers trade off, to some extent, on-screen graphics resolution for effective speed increases, but with Artera Turbo, our tests indicated the rate of effective speed increase for a given level of graphics resolution reduction is higher than with other Internet speed enhancers;

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


o Artera Turbo comes in a single user residential version and a small office/home office (SoHo) version that can support up to 249 concurrent users on a LAN. In 2004, in conjunction with Avaya Inc., we developed an enterprise version that will support 250 or more concurrent users on a LAN.

     We continue to work to improve Artera Turbo to allow even faster effective Internet speeds and to permit the use of the product under additional personal computer and network configurations. Artera Turbo will remain a valuable product even if the use of narrowband dial-up Internet access declines in the United States over time, because (i) Artera Turbo increases effective speeds of faster, broadband connections as well as dial-up; (ii) any decline in dial-up in the United States will be gradual; (iii) Artera Turbo will still be able to service large numbers of dial-up customers in other countries; and (iv) with forthcoming versions, Artera Turbo will be able to improve effective data transfer speeds within internal LANs not connected to the Internet.

     Artera Turbo is delivered to end users as a subscription service, generally on a month-to-month basis but sometimes under annual or other arrangements. Distribution is via Artera's network of distributors and their resellers. Artera continues to expand its distribution channels for resellers. Artera markets its services to regulated and unregulated phone companies (including Incumbent Local Exchange Carriers and Competitive Local Exchange Carriers), Internet service providers (ISP), wireless providers and other companies that offer related services (all via the ISP component of the business). Competition for these channel partners has been aggressive over the last two years resulting in reduced pricing in an effort to secure more of the channel. In 2002, the average monthly subscription fee paid by a consumer for an Internet access accelerator was between $8.00 and $10.00. Today, the average consumer price is between $2.00 and $5.00. However, the worldwide market for Artera Turbo is still significant and we anticipate that, in the United States in the year 2008, dial-up will still account for 50% of the Internet access market, or 46 million households. Dial-up access will also exist for some time in many other countries. Moreover, the target markets for Artera Turbo will expand as we continue to develop the product for additional applications such as corporate Local Area Networks (LANs) and wireless devices and to develop relationships with other companies that offer related services such as those offered by our distributor Avaya Inc. Artera Turbo is generally offered to end users in one of the following ways:

o As a bundled offering, in which a reseller has a single offering of Internet access service and Artera Turbo is an included part of that offering for all of the reseller's customers.
o As a premium offering, in which a reseller offers a standard Internet access service that does not include Artera Turbo and a premium Internet access service that does, with the customer selecting between the two.
o As a separate offering, in which a reseller offers Artera Turbo as a distinct product that can be purchased and used to enhance the existing Internet access offerings of the reseller.

     Currently in the U.S.,  Artera has direct  contracts with 81 resellers (all
ISPs) for its Artera Turbo residential service and numerous other resellers under contracts with our master distributors. Artera has also signed two resellers in the United Kingdom, and one reseller in each of South Africa, Italy and Egypt. Presently, none of these resellers is individually material to Artera's revenue. Resellers range from 500 to 2.6 million clients. A typical Artera reseller has from 500 to 50,000 clients of which from approximately less than 1% up to approximately 20% subscribe to Artera Turbo. Efforts to sign resellers in order to expand distribution of Artera Turbo are ongoing and will continue. Most ISPs choose to brand the service as their own. Resellers sell Artera Turbo and pay Artera a monthly per user royalty, either at a fixed price or as a percentage of the retail charge they impose for the service. Resellers typically assume sole responsibility for marketing their private-branded version of Artera Turbo to their current and prospective users. It can take resellers from one month to six months to develop and fully launch their marketing programs for their private-branded Artera Turbo service.

     In some cases, Artera uses master distributors as a means of gaining access to resellers. Master distributors are typically responsible for signing resellers in a market area or on an account-by-account basis. These master distributors typically provide sales, accounting and technical support to their resellers. Master distributors pay Artera a monthly per user royalty, either at a fixed price or as a percentage of what they receive from their resellers. To date, Artera has signed 15 master distributors in the U.S. who have access to thousands of ISPs and Virtual ISPs. Artera has also signed master distributors in other geographical areas including Canada, Egypt, Bolivia, Germany and the United Kingdom. Presently, none of these master distributors is individually material to Artera's revenue.

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


     Artera Turbo pricing to distributors varies depending on the version being distributed, the geographical territory, the volume of distribution, the support services performed by the distributor, the nature and extent of the distribution and marketing commitments and, of course, the competitive environment. Artera Turbo pricing to end users is determined by the resellers. Some resellers do not specifically charge for Artera Turbo, choosing instead to include it in their offerings to improve performance, reduce end user turnover (churn) and garner new customers. Of the distributors who do charge for Artera Turbo, monthly per user charges generally range from $2.00 to $5.00. Other Internet access speed enhancers are generally priced in the same range. We believe that most competitors of Artera provide their Internet accelerator services on a per-subscriber, monthly charge basis. There is a class of products available, for a one-time fee ranging from $10.00 to $49.00, that revise slightly a computer's Microsoft Windows(R) settings or Transmission Control Protocol/Internet Protocol (TCP/IP) settings in an effort to increase Internet access speed. However, we believe such products are not nearly as comprehensive an Internet acceleration product as Artera Turbo. They lack many of Artera Turbo's optimization tools such as compression and caching and, as a result, they accelerate Internet access speeds only minimally, if at all. In addition, they lack Artera Turbo's full suite of user features including ad blocking, firewall, parental controls and automated software update. As of August 31, 2004, our actual Artera Turbo subscriber retention rate was approximately 74% for the 20-month period then ended and approximately 73% for the eight-month period then ended. The majority of distributors signed by Artera continue to offer Artera Turbo to their customers.

     The Artera Turbo software resides both on the user's individual computer and on servers located in data centers that reside on the backbone of the Internet where the majority of the optimization occurs. The Artera Turbo software on the user's computer communicates with the data center via the Internet. Presently, Artera rents space in data center facilities from Qwest Communications, Inc. (in Newark, New Jersey and in Tampa, Florida) and from PacWest Communications, Inc. (in Oakland, California). Quest and PacWest maintain the equipment in the data centers. Artera owns its equipment in these data centers. In addition, there are data centers owned, operated and funded by distributors in Latin America, Europe, the Middle East and Africa.

     Generally, Artera sells product through its distribution channel, rather than directly to end users, so that it is the resellers that tend to be Artera's customers. Artera provides support services to its resellers as needed. Such services originate from Artera's Middlebury, Connecticut facility. Artera trains its resellers to provide the first level of support to the resellers' end users. The first level of support includes, among other requirements: establishing an Internet connection; assisting in downloading and installing Artera Turbo software; answering basic questions about navigating within the end users' interface; and explaining features of the Artera Turbo software. The end user is typically not charged for level one support. Artera provides the level two and level three support to its customers (resellers) without charge. Level two support involves solving customer problems (with the product or its usage that the reseller cannot solve on its own). Level three support involves correcting the software to resolve problems (bug fixes). Only if a reseller is unwilling or unable to provide the level one support (this is rare) would Artera provide that support and be entitled to receive an additional fee from the reseller typically ranging up to $1.00 per user/per month.

     In 2002, Artera, FairPoint Communications, Inc. and FairPoint Broadband, Inc., a wholly-owned subsidiary of FairPoint Communications, Inc., executed various license agreements whereby FairPoint served, with some exceptions, as the exclusive master distributor of Artera Turbo to ILECs, rural local exchange carriers and certain ISPs in the United States and Canada and have other non-exclusive rights with respect to Artera Turbo in that territory. On May 23, 2003, FairPoint Broadband and Artera entered into a memorandum of understanding in which they noted their mutual intent to execute a new agreement. On November 1, 2003, the parties executed a new agreement that replaced the prior agreements with FairPoint Broadband and FairPoint Communications. Please refer to Note 13 - notes to the consolidated financial statements.

     Before the parties executed a replacement agreement on November 1, 2003, FairPoint had paid us $546,000 in non-refundable license fees representing the total amount due us. The balance of the license fee of $2.0 million required under one of the prior agreements will not be collected because the replacement agreement of November 1, 2003 included a waiver of that balance. The November 1, 2003 agreement included a revised royalty structure that we believed would stimulate distribution and allow FairPoint to sell Artera Turbo both to its own customers as well as to other resellers. FairPoint serves as a reseller to its existing customer base and as a master distributor to third-party ISPs. We have been advised that presently less than 5% of FairPoint's dial-up customers are Artera Turbo subscribers. FairPoint plans to continue to market Artera Turbo to its customer base and to resellers. Through June

30, 2004, FairPoint has reported and paid us only a nominal amount (approximately $4,300) in royalties. FairPoint has told us that it has not sought alternative vendors for services like Artera's, but rather has worked with Artera to make the relationship more beneficial for both parties. We too have not sought a replacement for FairPoint and have worked to improve the relationship for mutual benefit. Although we continue to sign up and seek other distributors for Artera Turbo in North America and beyond, those are additions to, not replacements of, FairPoint. Our experience with retaining Artera Turbo subscribers through FairPoint is comparable to our experience through other distributors, which is at or above the norm for similar paid Internet-related services.

     In 2004, we intend to emphasize the enterprise and small business user because we believe Avaya Inc. will actively promote and sell Artera Turbo to Avaya's many business customers. Artera entered into a distribution and marketing agreement with Avaya on April 21, 2003, that, as amended, expires on October 14, 2004. Avaya designs, builds and manages communications networks for more than one million businesses worldwide (including more than 90% of the Fortune 500(R)). The initial term of the April 21, 2003 agreement was one year. The agreement has been amended eight times since then with the first six amendments and the eighth amendment only extending the term of the agreement. Rather than allow the agreement to lapse, Avaya requested amendments to extend the term of the agreement to allow sufficient time for its attorneys to review the terms and conditions that were being renegotiated. We agreed to multiple amendments extending the agreement but insisted that the duration of each amendment be short. Our objective was to provide an incentive for Avaya's prompt legal review. The seventh amendment, entered into on June 30, 2004 with an expiration date of September 30, 2004 (subsequently amended to an expiration date of October 14, 2004), primarily reflects renegotiated pricing and the elimination of Avaya's exclusivity in the North American enterprise market (businesses with 250 or more users). Avaya has a license to distribute and market the Artera products worldwide for which Avaya will pay Artera a per end user unit royalty ranging up to $2.20 per month. We expect that the term of the agreement will be extended beyond October 14, 2004, possibly for a year or more. We do not anticipate material changes to the business terms of the current agreement, as amended. We believe that Avaya concluded its commercial feasibility testing prior to March 2004 (approximately eleven months after we initially entered into an agreement with Avaya). To our knowledge, Avaya is not assessing competitive products. Based upon extensive internal testing and trials, on March 22, 2004, Avaya was internally ready to market Artera Turbo commercially within its Network Bandwidth Optimization (NBO) software solution, and on that date, Avaya announced that it was offering our product within its NBO software solution to enterprise customers. Avaya's interested customers subject NBO to internal trials to assess whether or not to purchase NBO. The trial process generally takes several months. Trials are presently in progress, after which enterprises will make their purchase decisions. Avaya has informed us that it has completed the integration of the product into its sales program and has initiated the product rollout.

     Based upon the above, we would not yet expect to see a significant contribution to our revenue by Avaya (and did not include significant revenue at this stage in our projections used to support our goodwill valuation - please refer to our Artera/Midcore Reporting Unit discussion under Goodwill, Patents and Other Intangible Assets within the "Management's Discussion and Analysis" section). We do not believe revisions pertaining to Avaya are needed to our financial projections at this stage. If the Avaya agreement were not extended beyond October 14, 2004, we would likely need to review our financial projections for 2004 and 2005. In addition, in that event, we would expect to enter into similar arrangements with other third parties that market to enterprise customers resulting in a possible six- to nine-month delay in penetrating the enterprise market. Our 2004 emphasis on the enterprise and small business user represents a change from our emphasis on the residential user in 2003. We did not attain the penetration into the residential market that we anticipated due to several factors including resource constraints, such as a limited marketing budget, lead times for ISPs to develop and implement their marketing programs, effectiveness of some of the ISPs in marketing the product, intense price competition and because FairPoint and other resellers did not market Artera Turbo as aggressively to their residential customers as we had expected. Artera intends to grow residential market revenue by continuing to expand its master distributor and ISP reseller base. Through Avaya's efforts to reach the enterprise market, we expect increased customer awareness of the benefits of optimized network solutions including increased data transmission speed and decreased network bandwidth consumption and operating costs. On a cumulative basis from its inception through June 30, 2004, product revenue recognized for the sale of Artera Turbo approximated 4% of total product revenue. For the six months ended June 30, 2004, Artera Turbo product revenue approximated 16% of total product revenue. Our subscriber base that generated the Artera product revenue for the six months ended June 30, 2004 consisted of residential and small business users. As of June 30, 2004, we had no enterprise subscribers. We expect significant annual increases in the number of subscribers and resulting revenues, although we have no historical basis for predicting revenue (or profit) in this business operation. Addressing additional markets for its services is part of Artera's expansion strategy.

     NCT Audio Products
     (Media Segment)

     Gekko(TM) flat speaker and ArtGekko(TM) speaker grille. Line of flat audio speakers utilizing NCT's patented flat panel transducer technology and line of acoustically permeable, decorative speaker grilles. With this technology, Gekko(TM) speakers deliver sweet space sound that floods the room with sound as opposed to conventional speakers which deliver sound like a spotlight. Available in two sizes, the Gekko(TM) flat speakers are thin wall hanging speakers that are designed to accept high quality reproductions of the world's most popular artwork, which is the ArtGekko(TM) line of replacement prints and decorative frames. The art is printed on acoustically transparent material, which allows all sound from the flat speaker to pass freely. Gekko(TM) flat speakers have been sold since 1998 through a network of audio retailers. NCT Audio also provides flat speakers for Distributed Media Corporation's Sight & Sound(R) microbroadcasting system.

     Distributed Media Corporation Advertising
     (Media Segment)

     Sight & Sound(R) system. Sight & Sound(R) provides advertisers with a place-based medium in out-of-home commercial and professional establishments. The Sight & Sound unit is comprised of a stationary billboard format and broadcast music and advertisements. The source of the sound for the system is our digital broadcast system that contains a computer with a hard drive, an amplifier, sound compression unit and other electronic devices. The music is downloaded from the DMC home office to the hard drive through the Internet and then played through flat panel speakers installed in the store. The system is controlled and monitored remotely from a central site and the system is scalable to any number of sites. The audio portion of the advertising is downloaded electronically while the print aspect of our advertisements is sent to independent agents who place the advertisements in the establishments.

     The viability of this business is dependent on advertising placements. Because of this and because advertisers, especially national advertisers, require significant reach into a market when purchasing media, an important objective of DMC is to develop a substantial network of establishments as quickly as possible. There are two different strategies DMC has employed for building the Sight & Sound network. One strategy is for DMC to contract directly with large national retailers (such as Barnes & Noble College Bookstores) and with health care facilities for the deployment of the Sight & Sound music system and media service in their establishments. Under this contract strategy, DMC (or its designee) provides, installs and operates the Sight & Sound system at its directly contracted locations and pays the contracted person (such as Barnes & Noble College Bookstores or the health care facility) a percentage of the advertising revenue generated by its installed locations. As contracted, we maintain the system by providing the music genre selected along with the audio advertisements to be aired and the billboard advertisements to be displayed on the flat panel speakers at the respective locations. DMC pays a portion of the advertising revenue generated (a royalty) as compensation for our use of the facilities where the Sight & Sound system is located (including the establishments secured by DMC's licensees). We believe the payment serves several purposes including: an inducement for the establishment owner to house the Sight & Sound unit and an incentive for the establishment owner to seek and promote advertisers to air/display advertisements at the location.

     DMC had executed a contract with Barnes & Noble College Bookstores, which allows for the placement of our Sight & Sound system in its approximately 400 retail store locations throughout the U.S. (as our cash resources will allow). As of June 30, 2004, 33 Barnes & Noble College Bookstores locations are currently operating DMC digital broadcasting systems primarily installed in 2000. The operating systems are geographically dispersed throughout the U.S. The initial five-year term of our agreement with Barnes & Noble College Bookstores expired in May 2004. Presently, we do not intend to continue installing our Sight & Sound system in additional Barnes & Noble College Bookstores retail stores.

     A second strategy developed to accelerate the expansion of the Sight & Sound network is the licensing of market areas (by geographic territories or lines of business). As a way of accelerating the growth of DMC and delivering expanded reach to its advertisers, through 2000, DMC had actively pursued a licensing strategy of forming national and international affiliate networks (generally within a defined geographical or market area such as health, education, hospitality or fitness). Since 2000, DMC has de-emphasized its licensing efforts due to insufficient capital to market to prospective licensees, inadequate financing to provide equipment to the licensees, as needed, and weakness in the advertising sector. In the licensing strategy, DMC (as licensor) provides the Sight & Sound unit to the licensee, as the licensee may request. The licensee secures locations to house the Sight & Sound unit, is responsible for the installation, maintenance and operation of the Sight & Sound unit and is responsible for selling local and regional advertising in its licensed area. Upon request from the licensee and for a fee, DMC maintains the system by providing music of the selected genre along with the audio and visual advertising scheduled to be aired and displayed on the behalf of the paying advertiser. DMC installs and operates the system on behalf of the licensee only as requested by the licensee and for a fee. Both DMC and the licensee are responsible for selling advertising, although DMC's emphasis is to attract national advertisers (see discussion of DMC licensing activities in I. - Revenue below). As noted above, DMC pays a portion of the advertising revenue generated to the licensee as compensation for our use of the facilities where the Sight & Sound system is located. We believe the payment serves as an inducement for the licensee to secure locations to house the Sight & Sound unit and provides an incentive for the licensee to seek and promote advertisers to air/display advertisements at its locations.

G.   Strategic Relationships

     NCT's establishment and maintenance of strategic relationships with major domestic and international business concerns has facilitated the licensing and sale of its technologies and applications. In exchange for the benefits to these companies' own products offered by our technology, these relationships, under the terms of license agreements, provide marketing, distribution and manufacturing capabilities for our products and enable us to limit the expense of our own research and development activities. In order to ensure dependable sources of supply and to maintain quality control and cost effectiveness for components incorporated in our applications and products, an important element of our strategy has been to identify and enter into relationships with manufacturers that will develop and produce custom-made items for NCT product applications, and with manufacturers of components that will supply and integrate components for NCT technologies. The following summarizes NCT's key licensing relationships:

--------------------------------------------------------------------------------
                                 Date Initial
                                 Relationship
     Key Licensees               Established             Applications
     -------------               -----------             ------------
Ultra Electronics Ltd.            June 1991      Aircraft Cabin Quieting Systems

New Transducers Ltd.              March 1997     Flat Panel Transducers

Oki Electric Industry Co., Ltd.  October 1997    Communications

STMicroelectronics SA &          November 1998   Java(TM)platform
  STMicroelectronics Srl

Delphi Automotive Systems          May 2000      Communications

Sharp Corporation                 August 2001    Communications
--------------------------------------------------------------------------------

     Ultra Electronics Ltd. (U.K.)

     Since 1991, NCT and Ultra (and Ultra's predecessor, part of the Dowty Group), have been designing and developing systems to enhance passenger comfort by quieting aircraft passenger compartments in specified propeller-driven aircraft, which Ultra sells to the worldwide turbo-prop aircraft market. In May 1993, Ultra and NCT signed a teaming agreement to produce and install the NCT cabin quieting system on the SAAB 340 aircraft. Deliveries under this agreement began in 1994. In March 1995, NCT and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. The arrangement with Ultra terminates upon the expiration of the last applicable patent or rights. Under this agreement beginning in 1998 and continuing through 2013, Ultra has or will pay NCT a royalty of 1.5% of sales of products incorporating NCT technology (refer to Note 4 - notes to the consolidated financial statements for further details). Each quarter on a timely basis, Ultra provides us with an accounting of its sales of products incorporating NCT technology; however, Ultra tends to not pay us the royalties due on a timely basis.

     New Transducers Ltd. (U.K.)

     New Transducers Ltd. (NXT), its parent, NXT plc, a United Kingdom company listed on the London Stock Exchange, NCT and NCT Audio executed various cross-licensing agreements in 1997. In 2001, NCT and NXT entered into an arrangement to reorganize the cross-license agreements between the companies. Under the new agreements, we received two million ordinary NXT plc shares in consideration of the cancellation of the royalty payable by NXT to NCT Audio under the 1997 cross-license agreement. The NXT plc shares, upon issuance, had a market value of approximately $9.2 million; these shares were sold for $6.9 million after commissions, resulting in a loss of $2.3 million. We used the cash proceeds in accordance with the revised agreements. In addition, ownership of specified intellectual property, the rights to which were previously licensed to NXT, was transferred to NXT. NXT has licensed to NCT and its applicable subsidiaries the specified NXT intellectual property and all of the NCT-developed intellectual property. NXT agreed to design a low-cost flat panel speaker for use by Distributed Media Corporation. Also under the new agreements, we acquired 533 shares of NCT Audio that were held by NXT and allowed NXT a cashless exercise of an option granted in 1997 to purchase 3,850,000 shares of our common stock. NXT is required to assist DMC in developing a new flat speaker, and we will pay royalties on products developed by NXT and sold by us at the greater of 2% of net sales revenue or ten cents per product developed by NXT (refer to Notes 4, 16 and 17 - notes to the consolidated financial statements for further details).

     Oki Electric Industry Co., Ltd. (Japan)

     In October 1997, NCT and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed NCT's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. NCT has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. NCT is currently receiving royalties from OKI relating to the license agreement (refer to Note 4
- notes to the consolidated financial statements). This agreement terminates upon the expiration of the last applicable licensed patent, unless earlier terminated by written agreement of the parties.

     STMicroelectronics SA & STMicroelectronics Srl (France and Italy)

     In November 1998, our subsidiary, Advancel, and STMicroelectronics SA executed a license agreement. Under the terms of the agreement, which included the payment of a license fee, a minimum royalty within two years and future per unit royalties which continue for an unspecified term, ST licensed Advancel's tiny2J(TM) for Java(TM) (the T2J-processor core) to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smart card applications. The T2J-processor core is designed to accelerate the execution of Javacard(TM)-based smart card applications such as electronic purse credit/debit card functions, identification cards that provide authorized access to networks and subscriber identification modules that secure various cellular phones against fraud. This agreement resulted in revenue of $0.2 million in 1998 and $2.2 million in 1999. We anticipate royalty revenue from this source may be significant in the future. Royalty payments (based on an amount per T2J microprocessor core unit) from ST commenced during 2003. In accordance with the 1998 agreement, as amended, 50% of the earned royalty payments will not be paid until ST exhausts the $900,000 minimum royalty it prepaid in 1999; the other 50% will be paid to us and recognized as royalty revenue when billed by us (our billings are based upon royalty reports provided to us quarterly by ST). For the year ended December 31, 2003, we earned approximately $28,000 in royalties from ST and recognized approximately $14,000 in royalty revenue. For the period from January 1, 2004 to June 30, 2004, we earned approximately $57,000 in royalties from ST and recognized approximately $29,000 in royalty revenue. As of June 30, 2004, the remaining balance of minimum royalty was approximately $858,000.

     Delphi Automotive Systems (U.S.)

     On May 3, 2000, Delphi Automotive Systems licensed NCT's ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in their mobile multimedia computing platform for hands-free cellular communications. NCT's patented ClearSpeech algorithm cancels approximately 95% of background road, tire, wind, engine and traffic noise from hands-free communications, allowing the party receiving the communication to hear speech more clearly. NCT recognized approximately $30,000 of royalty revenue from Delphi for the year ended December 31, 2003 and approximately $1,300 for the period from January 1, 2004 to June 30, 2004.

     Sharp Corporation (Japan)

     In August 2001, NCT and Sharp executed a license agreement for an initial term of three years. Under the agreement, which included an up-front development fee of $75,000 and future per unit royalties to NCT (due upon sale of licensed products), Sharp licensed our ClearSpeech(R) adaptive speech filter algorithm for use with Sharp's current and future wireless communication products. In 2002, Sharp Japan's Communication Division incorporated NCT's ClearSpeech(R) adaptive speech filter algorithm into its new line of Third Generation Cell Phones (3G Phones). The adaptive speech filter cleans background noise from transmitted speech for improved voice quality, listening comfort and intelligibility. Sharp pays NCT a royalty for each licensed product sold, leased, distributed or otherwise transferred by Sharp. Each licensed product is a "unit" for purposes of the royalty calculation, each unit has one or more "channels" defined as each simultaneous or concurrent channel of signal processing embodying or employing all or part of the licensed patents or technology. The per unit royalty is as follows: $0.50 per channel for the first 500,000 channels; $0.45 per channel in excess of 500,000 channels to and including 1,000,000; and $0.30 per channel in excess of 1,000,000. Through December 31, 2003, we had received only one royalty payment of approximately $3,400 from Sharp (received in the third quarter of 2002). For the period from January 1, 2004 to June 30, 2004, we have received approximately $282,000 in royalty payments from Sharp.

H.   Marketing and Sales

     In addition to licensing its technologies, NCT markets its products and services through its subsidiaries in a variety of ways. Generally, the subsidiaries take a distribution channel approach, as opposed to direct selling. NCT assists each subsidiary with executing marketing communications programs that maximize the reach into the target audience while minimizing the expense. We employ public relations in addition to other targeted direct efforts such as direct mail and e-mail marketing. Where appropriate, we advertise in industry trade magazines as well as attend and exhibit at trade shows. As of August 31, 2004, NCT and its subsidiaries had an internal sales and marketing force of 12 employees.

     Financial information relating to domestic and foreign sales and sales for the years ended December 31, 2001, 2002 and 2003 is set forth in Note 26 - notes to the consolidated financial statements. NCT does not have a significant foreign exchange transaction risk because the majority of its non-U.S. revenue is denominated and settled in U.S. dollars. The remaining intercompany revenue, eliminated in consolidation, is in British pounds sterling and our underlying cost is also in pounds sterling, creating a natural foreign exchange protection.

     I. Revenue

     The following table sets forth the percentage contribution of each of our operating segments in relation to total revenue for the years ended December 31, 2001, 2002 and 2003. The 2001 revenue and percentage contribution includes $222,000 technology licensing fee revenue we recognized on licenses (in the media business segment) that we subsequently determined to reacquire (see below). Please note that in the following table, "other" represents amounts to reconcile the reportable segment data to the consolidated financial statements, primarily items eliminated in consolidation (refer to Note 25 - notes to the consolidated financial statements).


         (In thousands of dollars)

                                                     Years Ended December 31,
                ---------------------------------------------------------------------------------------------
                            2001                             2002                             2003
                ---------------------------      ---------------------------      ---------------------------
                   Amount      % of Total          Amount       % of Total          Amount        % of Total
                ------------  -------------      -----------   -------------      -----------   -------------
Communications   $  8,019         75.6%           $  5,963          81.5%          $  3,681          75.8%
Media               2,612         24.6%              2,270          31.0%             2,272          46.7%
Technology          1,028          9.7%                  -             -                 14           0.3%
Other              (1,047)        (9.9%)              (914)        (12.5%)           (1,109)        (22.8%)
                ------------  -------------      -----------   -------------      -----------   -------------
    Total        $ 10,612        100.0%           $  7,319         100.0%          $  4,858         100.0%
                ============  =============      ===========   =============      ===========   =============

     For the six months ended June 30, 2004, our communications, media and technology segments contributed 73.5%, 43.8% and 5.0%, respectively, of total revenue, offset by consolidating adjustments.

     The following table sets forth the percentage contribution of the separate operating segments in relation to NCT's technology licensing and royalty revenue for the years ended December 31, 2001, 2002 and 2003.


         (In thousands of dollars)

                                                     Years Ended December 31,
                ---------------------------------------------------------------------------------------------
                           2001                              2002                             2003
                ---------------------------      ---------------------------      ---------------------------
                   Amount      % of Total          Amount       % of Total          Amount        % of Total
                ------------  -------------      -----------   -------------      -----------   -------------
Communications   $  2,639         46.8%           $  2,334          52.0%          $    843          28.0%
Media               1,834         32.6%              2,140          47.6%             2,140          71.0%
Technology          1,028         18.3%                  -             -                 14           0.5%
Other                 132          2.3%                 19           0.4%                16           0.5%
                ------------  -------------      -----------   -------------      -----------   -------------
    Total        $  5,633        100.0%           $  4,493         100.0%          $  3,013         100.0%
                ============  =============      ===========   =============      ===========   =============



     For the six  months  ended June 30,  2004,  our  communications,  media and
technology  segments  contributed  28.6%,  63.6%  and  7.8%,  respectively,   of
technology licensing and royalty revenue.

     Technology licensing fees and royalties were approximately 53.1%, 61.4% and 62.0% of total revenue for the years ended December 31, 2001, 2002 and 2003, respectively, and approximately 63.9% for the six months ended June 30, 2004 (primarily due to recognition of deferred revenue from the New Transducers Ltd. license). Our 2003 technology licensing fees were primarily attributable to recognition of deferred revenue from license agreements entered into prior to 2002. We do not expect to receive cash or other consideration from our deferred revenue. In some cases, the consideration we received for licenses was for an amount less than we recorded as deferred revenue. In addition, our revenue includes DMC licenses we subsequently reacquired ($222,000 of the revenue recognized in 2001). Our repurchased license cost was $19.3 million, net of reduction of deferred revenue in 2001 and $9.2 million in 2002. Our 2003 technology licensing fees and royalty revenue was primarily attributable to recognition of deferred revenue of $2.1 million from the New Transducers Ltd. license and did not represent cash. Our 2002 technology licensing fees and royalty revenue was primarily attributable to recognition of deferred revenue of $2.1 million from the New Transducers Ltd. license and $1.9 million from Teltran International Group, Inc. license and did not represent cash. Our 2001 technology licensing fees and royalty revenue were primarily attributable to recognition of deferred revenue of $1.6 million from the New Transducers Ltd. license, $2.3 million from Teltran International Group, Inc. license, $1.0 million from Infinite Technology Corporation license and approximately $0.2 million from DMC licenses and did not represent cash.

     Aggregate DMC license fees recognized were $222,000 in 2001 (approximately $111,000 for each of Brookepark and Eagle Assets) and zero in 2002 and 2003. DMC had licensed the New York designated market area to Eagle Assets Limited in March 2000 and in 1999 to investors who transferred their licenses to DMC New York, Inc. (DMC NY). Please refer to "Certain Relationships and Related Transactions" for a description of our reacquisition of licenses from DMC NY for which we incurred charges of $18.0 million and approximately $9.2 million, respectively, in 2001 and 2002.

     In 2001, we agreed to reacquire the license issued to Eagle Assets to develop a portion of the New York microbroadcasting region and have accrued $2.0 million for such reacquisition with the form of consideration currently being negotiated. Also in 2001, we agreed to reacquire the license issued to Brookepark Limited for the right to operate in Israel for $2.0 million and we have accrued that amount in our consolidated financial statements. The reacquisition was to be 50% from Brookepark and 25% from each of two transferees from Brookepark: Austost Anstalt Schaan and Balmore S.A. This Israel license has not yet been reacquired but only the terms with respect to the form of consideration are in negotiation. Upon our decision to reacquire DMC licenses previously sold to Brookepark and Eagle Assets, we reduced the remaining deferred revenue to zero (we recorded an expense of $1.3 million expense representing our $4.0 million reacquisition price for the Eagle Assets and Brookepark licenses, less $2.7 million reduction of unrecognized deferred revenue; these were part of the aggregate $19.3 million, net, repurchased license charge in 2001). For the DMC licenses held by each of Eagle Assets and Brookepark, we negotiated and agreed in principle that the reacquisition cost would be $2.0 million for each; thus, the amount we accrued is one we expect will not be subject to further negotiation. We do not have written agreements to reacquire the licenses. Our negotiations were with the investment advisors of Brookepark and Eagle Assets who represented to us that they were authorized to negotiate on behalf of the licensees. The ongoing negotiation is with respect to the form of consideration for the $2.0 million to be paid to each of Eagle Assets and Brookepark. We have agreed that the reacquisition price will be paid with debt or equity securities of NCT or its subsidiaries (not cash). Due to the poor financial performance of NCT and its subsidiaries over the last two years, the entity from which the debt or equity securities will be issued and the form of that consideration have not been agreed upon by the parties. From time to time, we have had discussions about the form of consideration with the investment advisors for the licensees. Our DMC licensees have not generated any revenue with the technology DMC licensed to them nor have they used the DMC licenses to distribute the Sight & Sound(R) systems.

     NCT's product revenue for the years ended December 31, 2001, 2002 and 2003 is primarily attributable to its communications operating segment. Product revenue was approximately $4.6 million (43.0% of total revenue), $2.7 million ($36.8% of total revenue) and $1.7 million (35.2% of total revenue) for the years ended December 31, 2001, 2002 and 2003, respectively. Included in product revenue for the years ended December 31, 2001, 2002 and 2003 is revenue from our majority-owned subsidiary Pro Tech of approximately $2.2 million, $1.6 million and $1.2 million, respectively. Product gross profit for the years ended December 31, 2001, 2002 and 2003 was $1.2 million, $1.4 million, and $0.9 million, respectively. Product revenue was approximately $0.9 million (33.5% of total revenue) for the six months ended June 30, 2004 and included revenue from Pro Tech of approximately $0.5 million. Product gross profit was approximately $0.4 million for the six months ended June 30, 2004.

     Advertising revenue (media operating segment) was $279,000, $105,000 and $88,000, respectively, for the years ended December 31, 2001, 2002 and 2003 and represented 2.6%, 1.4% and 1.8% of total revenue for the years ended December 31, 2001, 2002 and 2003, respectively. Our advertising placements have been limited because of limited financial resources to outfit establishments, which, in turn, result in limited reach available to advertisers. Advertising gross profit for the years ended December 31, 2001, 2002 and 2003 was $(53,000), $90,000, and $74,000, respectively. Advertising revenue (media operating segment) was $68,000 (2.6% of total revenue) for the six months ended June 30, 2004.

J.   Concentrations of Credit Risk

     As outlined below, our three largest technology licensing fees and royalty customers accounted for approximately 97.7% of technology licensing and royalty revenue during 2003.

 (In thousands of dollars)

                                                  As of December 31, 2003
                                                and For the Year then Ended
                                             ---------------------------------
                Customer                      Receivable           Revenue
 ----------------------------------------    -------------      --------------
 New Transducers Ltd. (NXT)                     $       -          $    2,140
 Fairpoint Broadband, Inc.                              -                 437
 OKI Electronic Industry Co., Ltd.                      -                 366
 Ultra Electronics, Ltd.                               16                  16
 STMicroelectronics                                     7                  14
 Delphi Automotive Systems                              5                  30
 All Others (a)                                       284                  10
                                             -------------      --------------
      Total licensing fees and royalties        $     312          $    3,013
                                             =============      ==============

Footnote:
--------
     (a) $250 of receivable is reserved.

     As outlined below, our three largest product customers accounted for approximately 29.9% of product revenue during 2003 and 12.6% of aggregate gross accounts receivable at December 31, 2003.


 (In thousands of dollars)

                                                  As of December 31, 2003
                                                and For the Year then Ended
                                             ---------------------------------
                Customer                      Receivable           Revenue
 ----------------------------------------    -------------      --------------
 HM Electronics                                 $      65          $      203
 Muzak                                                  7                 194
 3M Corporation                                         3                 114
 McDonalds                                             16                 102
 AM-COM                                                 -                  12
 Velocity Internet, LLC                                10                  10
 All Others                                           183               1,073
                                             -------------      --------------
      Total product                             $     284          $    1,708
                                             =============      ==============

     NCT sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. Although our policy is to collect receivables in cash, from time to time, our revenue and accounts receivable may be settled in securities of the customer's company or in securities of NCT or its subsidiaries held by the customer rather than cash, and we may not realize cash in the amount recorded for the transaction.

     Our payment terms are dependent on the type of revenue. Generally, trade receivables are due 30 to 60 days after the invoice date; royalty receivables are due 30 to 90 days after they are earned; and license fee receivables are due normally upon execution of the agreement.

     NCT does not require collateral or other security to support customer receivables. NCT regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, NCT takes into consideration the value of past due receivables and the collectibility of such receivables, based on the creditworthiness of the customer.

     Financial instruments, which potentially subject NCT to concentration of credit risk, consist principally of cash and cash equivalents maintained primarily in banks and in trade receivables. NCT's cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

K.   Competition

     We have a number  of  direct  competitors.  To our  knowledge,  each of our competitors is pursuing its own technology, either on its own or in collaboration with others, and has commenced attempts to commercially exploit such technology. NCT believes that a number of other large companies, such as the major domestic and foreign communications, computer, automobile and appliance manufacturers, as well as aircraft parts suppliers and manufacturers, have research and development efforts underway that could be potentially competitive to NCT. These companies are well established and have substantially greater management, technical, financial, marketing and product development resources than NCT.

     Competition faced by our products and services includes:


                                                                                          Competitive
                                                            ------------------------------------------------------------------------
  Product/Service                 Competition                           Advantages                         Disadvantages
  ---------------                 -----------                           ----------                         -------------
NoiseBuster(R) headphone     Sony, Bose                     High performing active noise reduction;     Limited name recognition;
                                                            low cost product                            limited marketing and
                                                                                                        distribution; long lead
                                                                                                        times for production

Pro Tech lightweight         Plantronics, Inc.,             Superior design and construction; low       Limited name recognition;
telephone headsets           GN Netcom, Inc.                cost product                                limited marketing and
                                                                                                        distribution; long lead
                                                                                                        times for production

Gekko(TM)flat speakers       Sony, Aiwa, and any other      Flat wall-mounting design; greater sound    Limited name recognition;
                             speaker manufacturer           dispersion; wide choice of decorator        limited marketing; long
                                                            facades                                     lead times for production

ClearSpeech(R) noise and     Lucent, Texas Instruments,     High-quality noise and echo cancellation;   Limited name recognition;
echo cancellation            other large communications     minimal voice quality degradation           limited marketing
                             companies

Sight & Sound(R) system      In-store music providers       Ongoing cash incentives to site owners;     Limited name recognition;
                             such as Muzak; other           demographically targeted opportunity for    limited marketing
                             advertising media              advertisers

Artera Turbo(TM) service     Internet accelerator services  Speeds up all types of access including     Limited name recognition;
                             from Propel, Proxyconn and     dialup, ISDN, DSL, cable, satellite,        limited marketing
                             Slipstream                     wireless; greater functionality including
                                                            firewall and parental controls; addresses
                                                            more markets with single-user residential
                                                            version and LAN-version for small
                                                            business and enterprise



L.   Environmental Regulation Compliance

     Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have any material effect upon our capital expenditures, earnings or competitive position.

M.   Employees

     NCT and its subsidiaries had 70 employees as of August 31, 2004. The employees include 12 in sales and marketing; 12 in executive and administrative roles; 15 in the areas of finance, accounting, human resources, legal, information technology and intellectual property; 20 in engineering and development; and 11 in operations and production. None of our employees is represented by a labor union. NCT considers its relationships with employees to be satisfactory.

N.   Recent Financing Transactions

     Financing transactions from January 1, 2004 through September 30, 2004 consist of issuance of convertible debt (primarily to Carole Salkind), issuance of shares of series H preferred stock and replacement of the July 2002 private equity credit agreement. Our financing transactions during the year ended December 31, 2003 consisted of issuance of convertible notes (primarily to Carole Salkind). Refer to Note 12 - notes to the consolidated financial statements.

     From January 1, 2004 to September 30, 2004, we issued debt to Carole Salkind aggregating $60.1 million. During this period, we received approximately $6.3 million in cash from Carole Salkind for which we issued convertible notes aggregating approximately $6.3 million. The proceeds from issuance of this debt were used for working capital purposes (primarily to meet payroll and payroll-related costs). We also issued an aggregate of $53.8 million of convertible notes to Carole Salkind to roll over approximately $46.6 million aggregate principal of her notes that matured (or a payment demand made) during this period along with accrued interest and default penalty (10% of the principal in default). The notes issued to Carole Salkind in 2004 have maturities ranging from upon demand to six months from issuance. The notes are convertible into shares of NCT common stock at fixed prices or exchangeable for shares of any NCT subsidiary (except Pro Tech Communications, Inc.) that makes a public offering of its common stock (at the public offering price). We are obligated to use best efforts (except where legally prohibited) to register the shares of common stock into which the Carole Salkind notes are convertible within six months of the respective note issuance dates. In connection with the issuance of notes to Carole Salkind, through September 30, 2004, we issued her seven-year warrants to acquire an aggregate of 1.3 billion shares of NCT common stock at exercise prices ranging from $0.020 to $0.097 (an average exercise price of $0.0362). Of these warrants, 987.0 million were issued from January 1, 2004 through September 30, 2004. See the section below called "Certain
Relationships and Related Transactions." At September 30, 2004, we are in default on approximately $0.4 million Salkind convertible notes that matured but have not been repaid and are negotiating to cure the default. For additional information, please refer to the section called "Certain Relationships and Related Transactions."

     On May 11, 2004, we issued 27 shares of series H preferred stock to Crammer Road LLC for $230,000 cash. We received the cash in advance of the issuance of the shares ($65,000 on July 11, 2002 and $165,000 on March 4, 2003) and used the proceeds to discharge long-outstanding accounts payable. Our designated series H preferred stock consists of 2,100 designated shares, as amended, with a par value $0.10 per share, a stated value of $10,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock, at NCT's election. The series H preferred stock is senior in rank to our common stock and has preferences with respect to dividends and as to the liquidation, dissolution or winding up of NCT. Crammer Road is the sole holder of our series H preferred stock. The holder of our series H preferred stock has no voting rights (except as may be required by law). Each share of series H preferred stock is convertible into shares of the company's common stock at 75% of the average closing bid price of common stock for the five-day trading period immediately preceding conversion. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption date. The redemption price ranges from 85% of stated value (within three months of issuance) to 120% of stated value (after nine months from issuance). As of the date hereof, 1,752 shares of series H preferred stock are issued and outstanding and 75 shares of series H preferred have been converted. We may issue additional shares of our series H preferred stock from time to time. We are obligated to register for resale shares of our common stock for the conversion of our series H preferred stock. We are required to reserve 100 million shares of our common stock for the conversion of series H preferred stock until additional authorized shares of common stock are approved by shareholders at the next shareholder meeting. After our shareholder meeting, we are required to reserve 150% of the number of shares calculated for conversion plus accrued dividends thereon. We have not yet had a shareholder meeting, and we have not satisfied the reserve requirement for before such meeting.

     On July 23, 2004, NCT issued subordinated secured convertible notes to Alpha Capital Aktiengesellschaft and Longview Fund LP for an aggregate principal amount of $900,000. These notes are secured by substantially all of the assets of NCT. In addition, NCT issued unsecured convertible notes to Libra Finance S.A. and Bi-Coastal Consulting Corp., as finders, in the aggregate principal amount of $90,000. The net proceeds of approximately $873,000 were used for working capital requirements. The notes mature on July 23, 2006 and bear interest at 8% per annum, payable at maturity. Until the notes are paid in full, the holders have the right to convert any outstanding principal of the notes and, at their election, the interest accrued on the notes into shares of NCT common stock at a conversion price per share of the lesser of $0.0232 or 80% of the average of the closing bid price for the five days immediately preceding conversion. In conjunction with the issuance of these notes to Alpha and Longview, we issued them five-year warrants to acquire an aggregate of approximately 12.5 million shares of our common stock at an exercise price equal to the conversion price of the notes. NCT has an obligation to register for resale the common stock underlying these notes and the warrants. Based upon an outstanding principal balance of $990,000 and at an assumed conversion price of $0.0232, as of August 31, 2004, we need approximately 56 million shares of our common stock for the conversion of these notes and accrued interest.

     On September 30, 2004, we entered into an amended and restated private equity credit agreement that superseded and replaced the July 2002 agreement. The September 2004 credit agreement permits us to sell to Crammer Road shares of our common stock having an aggregate value of up to $50 million (the maximum commitment amount) pursuant to puts made by NCT. The agreement requires us to sell to Crammer Road at least an aggregate of $5 million of our common stock (the minimum commitment amount) in exchange for cash. All sales of NCT common stock to Crammer Road pursuant to the agreement will be at a 9% discount from the market price of our common stock (defined as the average of the lowest closing bid price for any three trading days during the ten trading days immediately following the put date). We are obligated to register for resale shares of our common stock sold pursuant to the September 2004 credit agreement in an amount no less than the number of shares for which puts are made, but in no event less than 150% of the minimum commitment amount. In order for NCT to be able to sell shares to Crammer Road pursuant to the agreement, NCT must obtain stockholder approval of an amendment to its Second Restated Certificate of Incorporation to sufficiently increase the number of authorized shares of NCT common stock and must establish and maintain an effective registration statement with the Securities and Exchange Commission to permit the resale of shares sold to Crammer Road pursuant to the agreement.

     From January 1, 2003 through December 31, 2003, we issued an aggregate of approximately $41.7 million debt to Carole Salkind that included approximately $10.4 million from cash invested by Ms. Salkind in 2003 and included approximately $25.9 million of principal that we rolled over into new debt, along with approximately $2.4 million in default penalties (10% of the principal in default), approximately $1.9 million in accrued interest and approximately $1.0 million additional consideration. Such rollover principal included approximately $23.9 million of principal in default on matured convertible notes that we did not repay and approximately $2.0 million that was not in default but the underlying notes were consolidated at Ms. Salkind's request (along with interest and additional consideration) into a new note, payable on demand. The notes held by Ms. Salkind are convertible into shares of NCT at fixed conversion prices or exchangeable for shares of any NCT subsidiary (except Pro Tech Communications, Inc.) that makes a public offering of its common stock (at the public offering price). See the section below called "Certain Relationships and Related Transactions."

     On April 22, 2003, NCT issued a convertible note to Alpha Capital Aktiengesellschaft for $235,000. The note matures on April 22, 2005 and bears interest at 8% per annum, payable January 1, 2004 and annually thereafter, and at maturity. From April 10, 2004 until the note is paid in full, Alpha has the right to convert any outstanding principal of the note, and at Alpha's election, the interest accrued on the note into shares of NCT common stock at a conversion price per share of $0.04. The company would be required to make certain liquidating damages payments if it fails to effect a conversion in a timely manner. NCT has an obligation to register for resale the underlying common stock (see below).

     On  September  4, 2003,  NCT  issued a  convertible  note to Alpha  Capital
Aktiengesellschaft in the principal amount of $400,000 and to Libra Finance S.A., as finder, in the principal amount of $40,000. These notes mature on September 4, 2005. Interest accrues at the rate of 8% per annum and is payable January 1, 2004 and annually thereafter, and at maturity. From April 10, 2004 until the notes are paid, the holders have the right to convert any outstanding principal of the notes, and at the election of the holder, the interest accrued on the notes into shares of NCT common stock at a conversion price of 80% of the average of the closing bid price for the five days immediately preceding conversion. The company would be required to make certain liquidating damages payments if it fails to effect a conversion in a timely manner. NCT has an obligation to register for resale the underlying common stock (see below).

     For the April 22, 2003 and the September 4, 2003 notes, NCT is obligated to file a registration statement with the Securities and Exchange Commission covering 140% of the underlying common shares for resale within 45 days after the latest of the effectiveness of, abandonment of or failure to pursue the declaration of effectiveness of three other registration statements (the registration statement of which this prospectus is a part, a registration statement covering the shares issuable upon the conversion of our outstanding series H preferred stock and a registration statement covering the shares for our 2002 private equity credit agreement). Such registration statement must be declared effective within 150 days of the date it is due to be filed. If the filing and effectiveness deadlines are not met or the number of shares covered by an effective registration statement is less than 120% of the amount needed for conversion of the outstanding notes, liquidated damages accrue at the rate of 2% per month of the principal outstanding and of the principal and interest attributable to the note amounts converted into shares. Such liquidated damages are due in immediately available funds within ten days of demand. To date, no liquidated damages under these provisions have been paid or accrued because the due date for filing these registration statements has not yet arrived.

O.   Operating segments

     For a full discussion of operating segments and geographic areas, refer to Notes 25 and 26 - notes to the consolidated financial statements.

P.   Available Information

     You may visit our website at http://www.nctgroupinc.com for further information about our business. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review and copy these reports at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.

PROPERTIES

     Our principal executive office and corporate headquarters are located in Westport, Connecticut where we lease approximately 18,700 square feet of space that is adequate for our purposes. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and $31,000 for the next five years. This facility also houses the corporate headquarters for several of our subsidiaries including DMC, Advancel, Artera and Health Radio Network and our sales and marketing offices.

     We entered into a lease agreement effective March 21, 2002 for 2,400 square feet of space located at 7525 Connelley Drive, Suite C, Hanover, Maryland for a term of three years, which expires March 2005, at a monthly rental of $2,400. This facility is used for NCT Hearing engineering.

     Pro Tech's executive, sales and manufacturing facilities occupy approximately 13,000 square feet of space located at 4492 Okeechobee Road, Fort Pierce, Florida, pursuant to a lease agreement which expires in February 2006 and provides for monthly rental of approximately $5,000 increasing to approximately $8,000 over the five-year term.

     Artera's sales and product development operations occupy approximately 6,400 square feet of space located at 900 Straits Turnpike, 2nd Floor, Middlebury, Connecticut pursuant to a lease agreement, as amended, which expires March 2009, for an average monthly rental of approximately $10,600

     Our European operations are conducted primarily in Cambridge, England where we lease 4,000 square feet of space under a lease, which expires in April 2007 and provides for a current monthly rental of approximately $5,000, subject to annual inflationary adjustments. In addition, through June 30, 2004, we occupied approximately 1,500 square feet of space in Staffordshire, England pursuant to a three-year lease agreement, which was scheduled to expire in February 2006, for an average monthly rental of approximately $1,050. This lease was mutually terminated, without penalty or further liability, on June 30, 2004.

     We believe our facilities provide us with adequate space for the near term consistent with our current business plans. We do not intend to lease additional space during 2004.

LEGAL PROCEEDINGS

     Theater Radio Network - InsiderStreet (Neometrix) Litigation

     On December 6, 2000, our subsidiary DMC Cinema (formerly known as Theater Radio Network) filed suit against InsiderStreet.com, Inc. in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The complaint alleges that InsiderStreet breached a May 5, 2000 advertising agreement with Theater Radio Network and seeks a declaratory judgment and specific performance of the agreement. The agreement provided that, in exchange for advertising services performed by Theater Radio Network, InsiderStreet would deliver to

Theater Radio Network $3 million in common stock of InsiderStreet, with an adjustment in the number of shares to ensure that the total stock delivered was worth at least $2,000,000 on May 10, 2001 and with registration of all stock delivered. InsiderStreet has to date made only a partial delivery of shares and has not registered any of the shares delivered. Discovery in this litigation has begun. On October 23, 2001, Theater Radio Network terminated its representation by outside counsel in this action due to a possible conflict of interest. On February 28, 2002, Theater Radio Network (DMC Cinema) ceased operations, although that does not preclude it (or an assignee) from further prosecuting the Theater Radio Network claims. On March 26, 2002, Theater Radio Network retained new counsel in this action. On or about October 9, 2002, InsiderStreet.com, Inc. changed its name to Neometrix Corp. On or about April 14, 2003, Neometrix Corp. changed its name to Neometrix Technology Group, Inc.

     Production Resource Group Litigation

     On June 6, 2001, Production Resource Group (PRG) began legal proceedings against NCT and our subsidiary, Distributed Media Corporation, in the Superior Court for the Judicial District of Fairfield County, Connecticut (later transferred to Connecticut's Complex Litigation Docket in Waterbury). PRG's complaint alleged that NCT and DMC breached the terms of a July 19, 1999 lease, promissory note and warrant entered into in connection with the lease of some DMC Sight & Sound(R) equipment. The complaint also alleged that NCT and DMC breached a January 11, 2001 resolution agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions, that we breached a May 11, 2001 agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions and the January 11, 2001 resolution agreement, and that we engaged in misrepresentations and fraud in connection with these matters. On July 26, 2001, the court granted a pre-judgment remedy giving PRG the right to attach or garnish up to $2.1 million of specified assets of NCT and DMC. On October 4, 2001, we filed an answer to the plaintiff's complaint, denying PRG's material allegations, seeking dismissal of the complaint and counterclaiming for breach of PRG's obligation to deliver equipment.

     On December 20, 2001, NCT and DMC accepted an Offer of Judgment requiring NCT and DMC to pay PRG $2.0 million. That judgment was entered on January 17, 2002 along with costs of $0.2 million. In December 2001, we recorded all anticipated liability related to payment of this judgment. PRG is conducting post-judgment discovery regarding enforcement of the judgment. In June 2003, in furtherance of its efforts to collect on the judgment, PRG filed the judgment in the Circuit Court for Anne Arundel County, Maryland; the Superior Court of New Jersey, Hudson County; and the Circuit Court of St. Lucie County, Florida. Beginning February 2003, PRG has served papers on NCT and DMC seeking to enforce the judgment against their assets. PRG has also served papers on the subsidiaries of NCT and DMC, and on various third parties with which NCT and DMC do business, seeking to enforce the judgment against any assets of NCT and DMC in the possession of those served and any debts owed to NCT and DMC by those served. As of August 31, 2004, PRG had collected approximately $135,000 in NCT's and DMC's cash or cash equivalent assets as a result of the judgment (including the pre-judgment remedy referred to above). On or about December 10, 2003, PRG filed a motion for an Order in Aid of Execution requiring NCT and DMC to turn over to a Connecticut state marshal, for possible sale for the benefit of PRG, equity and debt securities NCT and DMC hold (including equity in their subsidiaries) sufficient to satisfy the approximately $2.1 million remaining on the judgment. In connection therewith, on February 25, 2004, NCT turned over to the marshal, for possible sale for the benefit of PRG, NCT's 5,876 shares of common stock of NCT Audio Products, Inc. representing 100% of the issued and outstanding shares of NCT Audio. At the same time, DMC turned over to the marshal, for possible sale for the benefit of PRG, DMC's 20,000 shares of common stock of DMC Cinema, Inc. representing 84% of the issued and outstanding shares of DMC Cinema, its 100 shares of common stock of Health Radio Network, Inc. (formerly known as DMC HealthMedia Inc.) representing 100% of the issued and outstanding shares of Health Radio Network, a $153,956 principal amount promissory note from (and related security agreement with) DMC Cinema and a $1,388,666 principal amount promissory note from (and related security agreement with) Health Radio Network. NCT reported to the court that all of the other equity and debt securities NCT owns could not be so turned over because they are covered by security interests in favor of Carole Salkind and are in her possession. PRG asked the court to assert judicial process over the equity and debt securities of NCT in the possession of Ms. Salkind, but on February 23, 2004, the court ruled that it did not have jurisdiction over Ms. Salkind for such purpose. On June 4, 2004, PRG filed a motion for an Order in Aid of Execution (i) authorizing PRG to institute collections proceedings and property executions directly against those owing money to NCT and DMC (e.g., licensees paying royalties), (ii) authorizing such proceedings and executions against subsidiaries of NCT and DMC for amounts owing to NCT and DMC under intercompany notes and licenses, (iii) prohibiting intercompany transfers of cash or other assets among NCT, DMC and their subsidiaries and (iv) compelling additional post-judgment discovery disclosures by NCT and DMC. NCT and DMC have opposed that motion. A hearing on the motion was held on August 2, 2004 but the hearing was adjourned pending submission of additional briefs. Such briefs were submitted in early September 2004. The matters discussed in the briefs and at the adjourned hearing are currently pending. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured convertible notes to her, NCT will pay the legal fees she incurs as a result of PRG's efforts to collect on its judgment against NCT in this Connecticut action. To the extent that further payment of the judgment is in cash or in securities turned over and sold for the benefit of PRG, such payment could be material to our financial position.

     On January 2, 2002, outside the scope of the judgment entered into with NCT and DMC, PRG amended its Connecticut complaint to allege that NCT's Chairman and Chief Executive Officer Michael Parrella, in dealing with PRG on behalf of NCT, committed breaches of good faith and fair dealing, unfair trade practices and fraud. NCT has agreed to indemnify Mr. Parrella, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities (including legal fees) he may incur as a result of the PRG claims against him in this action. On July 15, 2002, Mr. Parrella moved to strike the portions of PRG's amended complaint that pertain to him personally. On February 25, 2003, the court granted Mr. Parrella's motion in part, striking those portions of the amended complaint against him that allege a breach of an obligation of good faith and fair dealing, but declining to strike those portions of the amended complaint against him that allege unfair trade practices and fraud. On August 8, 2003, Mr. Parrella filed a motion for summary judgment on all remaining allegations. On March 11, 2004, the court denied the motion. Trial is scheduled to begin November 2, 2004. Mr. Parrella has told NCT that he intends to deny and defend against all pending allegations. To the extent that NCT may ultimately indemnify Mr. Parrella for liabilities arising out of these allegations and for related legal fees, we believe that our director and officer indemnification insurance (subject to the $2 million policy limit, certain exceptions from coverage under the policy and a $100,000 deductible) will cover such payments. With those qualifications, our primary director and officer insurance carrier has confirmed coverage.

     On or about December 15, 2003, PRG filed a complaint in the Delaware Chancery Court in and for New Castle County against NCT, DMC, Michael J. Parrella (Chairman and Chief Executive Officer of NCT), Irene Lebovics (President and a Director of NCT), John J. McCloy II (a Director of NCT) and Sam Oolie (a Director of NCT). On or about January 6, 2004, PRG amended its complaint to add Cy E. Hammond (Chief Financial Officer and, as of March 17, 2004, a Director of NCT) as a defendant. On February 13, 2004, the defendants filed a motion to dismiss all claims in the amended complaint. On or about March 30, 2004, PRG again amended its complaint, this time to refine and expand some of its allegations. On April 12, 2004, the defendants amended their motion to dismiss to cover these amended allegations. Discovery in the action has begun. A hearing on the defendants' amended motion to dismiss (and on some discovery motions by plaintiff) occurred on September 20, 2004. The court's decision on the amended motion to dismiss (and the discovery motions) is currently pending. PRG's complaint (as amended) alleges that NCT and DMC are insolvent, that during the insolvency the individual named defendants owe a fiduciary duty to PRG as a judgment creditor in the Connecticut litigation described above, and that the individual defendants breached that duty and mismanaged the affairs of NCT and its subsidiaries (including DMC). The complaint (as amended) seeks the appointment of a receiver over the business and assets of NCT and DMC and money damages against the individual defendants in an amount at least equal to the unsatisfied portion of the judgment in favor of PRG in the Connecticut case described above. NCT has agreed to indemnify the individual defendants, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities (including legal fees) they may incur as a result of the PRG claims against them in this Delaware action. NCT submitted those claims for director and officer indemnification insurance coverage by its current and former insurers. On February 25, 2004, and May 5, 2004, respectively, the insurers initially denied coverage. If the case is not dismissed pursuant to defendants' amended motion to dismiss described above, NCT intends to challenge the initial insurance coverage denials. NCT and DMC intend, and the individual defendants have told NCT that they intend, to deny and defend against all allegations.

     On or about May 14, 2004, PRG brought suit in the Superior Court for the Judicial District of Fairfield County, Connecticut against NCT and Carole Salkind. In its complaint, PRG alleges that NCT's transfer of possession of stock certificates and promissory notes it held to Carole Salkind (who has security interests in all of such assets) and other actions related thereto constituted "fraudulent transfers" and "unfair trade practices" under Connecticut law. PRG seeks to have the court void the transfers and order Salkind to return the certificates and notes so that they may be subject to judicial process in PRG's other Connecticut suit, described above. In addition,

PRG seeks to have this court re-characterize Salkind's secured loans to NCT as equity rather than debt, which would give PRG greater rights against the secured assets in the other Connecticut suit. PRG seeks, in the alternative, to have this court subordinate the Salkind debt to NCT's debts to other creditors (including PRG), again increasing PRG's rights against these assets in the other Connecticut suit. PRG also seeks compensatory damages, punitive damages and attorneys' fees, all in unspecified amounts. In July 2004, the case was transferred to Connecticut's Complex Litigation Docket in Waterbury. Discovery in the case has begun. NCT intends to deny all of the material allegations against it in the suit and defend itself in the suit vigorously. Carole Salkind has told NCT that she intends to deny all of the material allegations against her in the suit and defend herself in the suit vigorously. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured convertible notes to her, NCT will pay the legal fees she incurs as a result of the PRG claims in this Connecticut action.

     Maryland Lease Litigation

     On or about January 31, 2002, West Nursery Land Holding Limited Partnership brought an action against NCT in the District Court of Maryland for Anne Arundel County. This action sought repossession of premises at 1025 West Nursery Road, Linthicum, Maryland and an award of approximately $89,000 in connection with NCT's shutdown of its offices at, and abandonment of, such premises. On or about February 7, 2002, the court entered judgment as requested in the complaint. On or about July 11, 2002, West Nursery brought an action against NCT in the Superior Court for the Judicial District of Fairfield County, Connecticut seeking to enforce the Maryland judgment in Connecticut. On August 5, 2002, the Connecticut court issued a pre-judgment remedy prohibiting NCT from disposing of its assets other than in the ordinary course of business. On September 23, 2002, West Nursery moved for a default judgment on its Connecticut complaint. On October 29, 2002, NCT filed an objection to the motion for default judgment and filed an answer to the complaint in which it denied the material allegations of the complaint. Through December 31, 2002, West Nursery had collected approximately $27,000 on this judgment. On December 31, 2002, NCT and West Nursery executed a settlement agreement under which all claims of West Nursery against NCT are being discharged in consideration of the issuance by NCT of 1,248,170 shares of its common stock (approximately $56,000 in stock priced at $.0448 per share). On March 3, 2003, the Connecticut court approved the settlement agreement. On or about April 1, 2003, NCT issued the 1,248,170 shares of common stock to West Nursery. Dismissal of the Connecticut action with prejudice occurred on August 18, 2003; we are still awaiting dismissal of the Maryland action with prejudice (due to an apparent internal administrative problem at the plaintiff's office and despite our repeated requests, the plaintiff has not yet filed the requisite formal dismissal document).

     Artera International U.K. Section 214 Indemnification

     On or about December 5, 2002, Michael Parrella (Chairman and Chief Executive Officer and a Director of NCT), Irene Lebovics (President and a Director of NCT) and Cy Hammond (Treasurer and Chief Financial Officer of NCT) received letters from the Liquidator of NCT's indirect subsidiary, Artera International located in the United Kingdom, informing them that the Liquidator is considering asserting claims against them under Section 214 of the U.K. Insolvency Act. Under that provision of the Insolvency Act, individuals who were Directors of a U.K. corporation prior to its liquidation can be held personally liable to the liquidation estate, under certain circumstances, for up to the amount by which the net liabilities of the corporation increased between (i) the time the Directors knew or ought to have concluded that there was no reasonable prospect that the corporation would avoid liquidation and (ii) the commencement of liquidation proceedings. The Liquidator asserted that such amount in this instance is approximately $6.3 million. Each of the recipients of the letter was a Director of Artera International prior to its liquidation. NCT agreed to indemnify Messrs. Parrella and Hammond and Ms. Lebovics, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities that may arise against them from these U.K. Section 214 claims and to provide them with legal representation with respect to the claims. NCT does not have directors and officers' indemnification insurance coverage for the claims. On March 25, 2003, Messrs. Parrella and Hammond and Ms. Lebovics filed a joint response to the Liquidator's claims in which they denied any liability or wrongdoing. On November 26, 2003, the Liquidator issued letters to Messrs. Parrella and Hammond and Ms. Lebovics stating that he would not be asserting any
Section 214 claims against them. The liquidation proceedings were completed on July 22, 2004, and the Liquidator has advised us that Artera International will be dissolved effective October 27, 2004.

     Artera Trademark Oppositions

     On December 17, 2002 and December 23, 2002, in connection with all of NCT's pending U.S. trademark registration applications for "Artera Turbo" and with some of NCT's pending U.S. trademark registration applications for "Artera," Altera Corporation filed oppositions to the granting of such registrations. On June 4, 2004, Altera filed similar oppositions to NCT's pending trademark registration applications for "Artera Turbo" and "Artera" in Australia. The alleged basis for the oppositions is, in essence, that the Artera marks are confusingly similar to Altera Corporation's mark of "Altera" which was registered in a number of product and service categories prior to the initial filing of the "Artera Turbo" and "Artera" applications being opposed. In May 2004, NCT filed answers to the two U.S. oppositions, in which NCT denied that Artera's marks are confusingly similar to Altera's mark and denied all other alleged grounds for denial of trademark registrations for "Artera" and "Artera Turbo." Discovery has begun in the U.S. oppositions. NCT intends to defend against all of these oppositions vigorously.

     Founding Midcore Shareholder Litigation

     On or about April 16, 2004, Jerrold Metcoff and David Wilson filed a complaint against NCT, its subsidiaries Midcore Software, Inc. and Artera Group, Inc. and its Chairman and Chief Executive Officer Michael Parrella in the Superior Court for the Judicial District of Waterbury, Connecticut. On or about June 17, 2004, Metcoff and Wilson amended their complaint to add claims against the existing defendants relating primarily to their dealings with Carole Salkind and, in a related filing on July 12, 2004, requested that the court permit them to add Carole Salkind as a defendant. The defendants and Ms. Salkind objected to any such addition. The request for the addition is currently pending. This action arose out of the August 29, 2000 Agreement and Plan of Merger pursuant to which Metcoff, Wilson and others sold to NCT 100% of the outstanding shares of a corporation that was merged into and became Midcore Software, Inc. A look-back provision in the agreement provides that NCT issue additional shares of common stock to Metcoff and Wilson to guarantee a fixed value to a prior share issuance by NCT that served as partial consideration under the agreement. Under the formula in the agreement, 26,193,025 common shares were to have been issued for the look-back. In addition, the agreement provides for a minimum royalty amount through August 29, 2003, with a payment of cash or shares of common stock by NCT to reach the minimum amount for that date. On September 23, 2003, Metcoff and Wilson elected to receive this royalty payment in shares. Under the formula in the agreement, the number of royalty shares to have been issued was 34,166,551. NCT did not issue any of the total of 60,359,576 shares to Metcoff or Wilson. After demand for the shares was made, the parties attempted to reach a settlement of this matter, but with no settlement reached, Metcoff and Wilson brought this action. The complaint as amended alleges breaches of the August 29, 2000 agreement and related improper acts and omissions, including (i) failure by NCT to issue the look-back and royalty shares; (ii) breach by NCT and Midcore of representations and warranties in or relating to the agreement; (iii) "unjust enrichment" of Artera in its use of intellectual property owned by the entity that became Midcore; (iv) misrepresentations by Parrella in connection with the agreement and the operation of Midcore since August 29, 2000; (v) tortious interference by Artera and Parrella with Metcoff's and Wilson's contractual relations with NCT and Midcore; (vi) failure by NCT to deliver documents pertaining to resales by Metcoff and Wilson of the NCT shares they did receive under the August 29, 2000 agreement and (vii) fraudulent transfers and civil conspiracy of NCT and Ms. Salkind in a number of financing transactions of NCT and in the treatment of NCT assets constituting collateral in such financings. The complaint as amended seeks damages, punitive damages, interest and attorneys' fees, all in unspecified amounts. On July 2, 2004, NCT, Midcore, Artera and Parrella filed a motion to strike a number of the claims against them in the amended complaint. That motion is currently pending. On July 6, 2004, the case was transferred to Connecticut's Complex Litigation Docket in Waterbury. On September 24, 2004, the plaintiffs filed an application for a prejudgment attachment and garnishment of the assets of NCT, Midcore and Parrella to the extent of $4,200,000, which they asserted is likely to be the amount of a judgment in their favor in the case. NCT and Midcore intend, and Parrella has told NCT that he intends, to object to this application. Discovery in the case has begun. NCT has agreed to indemnify Parrella, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities (including legal fees) Parrella may incur as a result of the claims against him in this action. NCT has submitted the claims against Parrella to its director and officer indemnification insurance carrier, but the carrier has not yet responded to confirm or initially deny coverage. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured notes to her, NCT will pay the legal fees she incurs as a result of the claims in this action. With respect to all claims remaining after the court's decision on the motion to strike described above, NCT intends to defend against all claims against it in the action and Midcore and Artera intend to deny and defend against all claims against them in the action. Parrella has told NCT that he intends to deny and defend against all claims against him in the action. Salkind has told NCT that, if she is added as a defendant under the amended complaint, she intends to deny and defend against all claims against her therein.

     NCT believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on our financial position or results of operations. In the circumstances, based upon the information presently available, management believes that adequate provisions have been estimated and included in the consolidated financial statements for these matters.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock currently trades on the NASD OTC Bulletin Board under the symbol "NCTI." Prior to the January 6, 1999 delisting of NCT common stock from NASDAQ's National Market System, our common stock was listed on the NASDAQ/NMS under the symbol "NCTI." High and low sales price information for NCT's common stock for specified quarterly periods is set forth below:


                         2002                2003                   2004
                  -----------------   -------------------    -------------------
                    High      Low       High       Low         High      Low
                  -------   -------   -------    --------    -------   ---------
   1st Quarter    $0.159     $0.078   $0.075      $0.028     $0.081     $0.039
   2nd Quarter    $0.150     $0.050   $0.081      $0.027     $0.061     $0.025
   3rd Quarter    $0.102     $0.058   $0.078      $0.031     $0.039*    $0.019*
   4th Quarter    $0.095     $0.040   $0.057      $0.037

     * Through October 6, 2004.

     On October 6, 2004, the last sale price of NCT's common stock as reported by the NASD OTC Bulletin Board was $0.021. As of August 31, 2004, there were approximately 4,000 shareholders of record representing approximately 38,000 beneficial owners of NCT's common stock.

     The company has neither declared nor paid any dividends on its shares of common stock since inception. Any decision as to the future payment of dividends will depend on the earnings and financial position of the company and such other factors as the Board of Directors deems relevant. The company anticipates that it will retain earnings, if any, in order to finance expansion of its operations, and has no intention of declaring dividends for the foreseeable future.

     Please refer to Note 17 - notes to the consolidated financial statements for a discussion of outstanding options and warrants as of December 31, 2003 and activity for the three years then ended. In March 2004, the Board of Directors accelerated the vesting schedules to 100% vested for the options granted on September 9, 2003 in gratitude for ongoing employee dedication and the suspension of salary increases. In September 2003, the Board of Directors accelerated the vesting schedules to 100% vested for the options granted on October 25, 2002 in gratitude for continuing employee dedication and the suspension of salary increases. On October 25, 2002, the Board of Directors accelerated the vesting schedules to 100% vested for all options granted before October 25, 2002 to acknowledge its gratitude for ongoing employee dedication during the company's 2002 restructuring and cost-saving measures, including suspension of employee salary increases. The table that follows summarizes our equity compensation plan information as of August 31, 2004.

                                                                                              (c)
                                        (a)                                            Number of securities
                                 Number of securities               (b)             remaining available for
                                  to be issued upon          Weighted-average       future issuance under
                                     exercise of             excercise price of     equity plans (excluding
             Plan                outstanding options         outstanding options,   securities reflected in
           Category                    and rights               and rights               Column (a))
           --------             ----------------------      -------------------           -----------

      Equity compensation
      under plans approved
      by shareholders                58,583,888*                 $0.3088                       -

      Equity compensation
      not approved by
      shareholders                       -                          -                          -
                                    -------------                -------
          Total                      58,583,999                  $0.3088                       -
                                    =============                =======


     *Excluded from the table above are approximately 78.3 million shares of common stock issuable upon exercise of options granted that are subject to approval by the company's stockholders of a sufficient increase in the number of shares of common stock (1) authorized and (2) covered by the 2001 Plan.

     In addition to options issued under equity compensation plans approved by our shareholders, we have issued options (non-plan) and warrants outside of plans. At August 31, 2004, we had 368,275,000 non-plan options outstanding (all issued to affiliates of Carole Salkind) and 1.3 billion warrants outstanding (primarily issued to Carole Salkind in connection with the issuance of convertible notes). For more information about the non-plan options and the majority of the outstanding warrants, please refer to the section "Certain Relationships and Related Transactions."

     Please refer to Note 16 - notes to the consolidated financial statements for a discussion of issuance of our common stock upon conversions or exchanges of other securities and a description of sales of unregistered securities by NCT and its subsidiaries during the three years ended December 31, 2003. Please also refer to our "Risk Factors" for a description of the commitments we have made to issue additional shares of our common stock (including the Risk Factor "We may experience possible future dilution from the exercise of outstanding options, warrants, convertible securities and exchange rights"). Please also refer to our Liquidity and Capital Resources discussion within the "Management's Discussion and Analysis" section and "Recent Financing Transactions" in the section entitled "Business" for discussion of sales of our unregistered securities in 2004.

SELECTED FINANCIAL DATA

     The selected consolidated financial data set forth below is derived from our historical financial statements. The data set forth below is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus. Operating results for the period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.


(in thousands of dollars, except per share amounts)

                                                                                Years Ended December 31,
                                                       --------------------------------------------------------------------------
                                                           1999            2000            2001            2002           2003
                                                       ------------    ------------     -----------    -----------    -----------
RESULTS OF OPERATIONS AND
 LOSS PER SHARE:
REVENUE:
 Technology licensing fees and royalties                 $   3,552 (b)   $   9,928 (b)   $   5,633 (b)   $  4,493       $  3,013
 Product sales, net                                          2,208           2,001           4,568          2,697          1,708
 Advertising                                                     -             828             279            105             88
 Engineering and development services                        1,303              83             132             24             49
                                                       ------------    ------------    ------------    -----------    -----------
       Total revenue                                     $   7,063       $  12,840       $  10,612       $  7,319       $  4,858
                                                       ------------    ------------    ------------    -----------    -----------
COSTS, EXPENSES AND OTHER INCOME:
 Cost of product sales                                   $   2,767       $   2,127       $   3,340       $  1,279       $    787
 Cost of advertising                                             -             814             332             15             14
 Cost of engineering and development services                2,216              55               2              8             53
 Selling, general and administrative                        11,878          11,408          18,983 (f)     14,850         17,519 (m)
 Research and development                                    6,223           4,412           5,966          4,711          3,684
 Other operating (income) expense, net                       7,032 (c)       2,661 (d)      35,841 (g)     11,439 (k)       (244)
                                                       ------------    ------------    ------------    -----------    -----------
       Operating costs, expenses and other income           30,116          21,477          64,464         32,302         21,813
Non-operating items:
 Other (income) expense, net                                   166            (162)         16,099 (h)      7,411 (l)       (943)(n)
 Interest (income) expense, net                                552           1,849           6,127 (i)      7,711         14,288 (o)
                                                       ------------    ------------    ------------    -----------    -----------
       Total costs and expenses                          $  30,834       $  23,164       $  86,690       $ 47,424       $ 35,158
                                                       ------------    ------------    ------------    -----------    -----------

Net loss before cumulative effect
    of change in accounting principle                    $ (23,771)      $ (10,324)      $ (76,078)      $(40,105)      $(30,300)
Cumulative effect of change in accounting principle              -               -          (1,582)(j)          -              -
                                                       ------------    ------------    ------------    -----------    -----------

NET LOSS                                                 $ (23,771)      $ (10,324)      $ (77,660)      $(40,105)      $(30,300)
Less:
Beneficial conversion features                              10,567           5,667 (e)         392             46              -
Preferred stock dividends                                      494             113             969          2,817          2,948
                                                       ------------    ------------    ------------    -----------    -----------

Loss attributable to common stockholders                 $ (34,832)      $ (16,104)      $ (79,021)      $(42,968)      $(33,248)
                                                       ============    ============    ============    ===========    ===========

Loss per share:                                          $   (0.18)      $   (0.06)      $   (0.20)      $  (0.10)      $  (0.06)
Loss before cumulative effect
       of change in accounting principle                         -               -           (0.01)             -              -
                                                       ------------    ------------    ------------    -----------    -----------
 Basic and diluted net loss per share                    $   (0.18)      $   (0.06)      $   (0.21)      $  (0.10)      $  (0.06)
                                                       ============    ============    ============    ===========    ===========
Weighted average common shares outstanding -
       Basic and diluted (a)                               190,384         292,758         377,084        446,423        563,543
                                                       ============    ============    ============    ===========    ===========




(in thousands, except per share amounts)
(Unaudited)

                                                                          Three months ended June 30,     Six months ended June 30,
                                                                          ---------------------------     --------------------------
                                                                             2003            2004           2003            2004
                                                                          ------------  -------------     ------------  ------------
RESULTS OF OPERATIONS AND
 LOSS PER SHARE:
REVENUE:
 Technology licensing fees and royalties                                  $       605   $        962      $     1,311   $     1,683
 Product sales, net                                                               409            442              876           883
 Advertising                                                                       11             36               20            68
 Engineering and development services                                              25              -               25             -
                                                                          ------------  -------------     ------------  ------------
     Total revenue                                                              1,050          1,440            2,232         2,634
                                                                          ------------  -------------     ------------  ------------

COSTS AND EXPENSES:
 Cost of product sales                                                            180            200              388           439
 Cost of advertising                                                                1              4                4             8
 Selling, general and administrative (includes $1,564, $45, $2,814,
  and $90, respectively, related party consulting expenses)                     3,470          2,158            7,042         4,246
 Research and development                                                         903          1,100            1,832         2,170
 Other operating income                                                             -              -              (22)            -
                                                                          ------------  -------------     ------------  ------------
     Total operating costs and expenses                                         4,554          3,462            9,244         6,863
Non-operating items:
 Other expense, net (includes related party expenses
  of $354, $2,266, $472 and $3,382, respectively)                               1,019          2,632            1,431         3,879
 Interest expense, net (includes related party expenses
  of $2,436, $5,148, $4,776 and $17,225, respectively)                          3,382          5,394            6,249        17,680
                                                                          ------------  -------------     ------------  ------------
     Total costs and expenses                                                   8,955         11,488           16,924        28,422
                                                                          ------------  -------------     ------------  ------------

NET LOSS                                                                  $    (7,905)  $    (10,048)     $   (14,692)  $   (25,788)

Less:  Preferred stock dividends                                                  269            256              533           511
       Beneficial conversion feature                                                -            104                -           104
       Non-registration charges                                                   556            146            1,255           292
       Non-conversion/exchange charges                                              -          1,702                -         1,702
                                                                          ------------  -------------     ------------  ------------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                  $    (8,730)  $    (12,256)     $   (16,480)  $   (28,397)
                                                                          ============  =============     ============  ============

Basic and diluted loss per share attributable to
  common stockholders                                                     $     (0.02)  $      (0.02)     $     (0.03)  $    (0.04)
                                                                          ============  =============     ============  ============
Weighted average common shares outstanding -
  basic and diluted                                                           523,993        645,000          518,841       645,000
                                                                          ============  =============     ============  ============




(in thousands)
                                                                       As of December 31,
                                             -------------------------------------------------------------------------
                                                 1999           2000            2001           2002           2003
                                             ------------   ------------    ------------   ------------   ------------
BALANCE SHEET DATA:
 Total assets                                $   13,377     $   39,382      $   20,009     $   13,569     $   12,775
 Total current liabilities                        7,728         23,386          56,959         53,542         62,927
 Total long term liabilities                      4,107          3,761           7,765          5,011          2,746
 Accumulated deficit                           (131,475)      (141,799)       (219,459)      (259,564)      (289,864)
 Stockholders' equity (capital deficit)(p)         (367)         9,858         (53,463)       (53,673)       (61,211)
 Working capital deficit                         (3,281)        (9,727)        (52,636)       (51,409)       (60,816)


(in thousands)
(Unaudited)                                                     As of June 30,
                                                              ------------------
                                                                    2004
                                                                ------------
BALANCE SHEET DATA:
 Total assets                                                    $   11,013
 Total current liabilities                                           70,277
 Total long term liabilities                                            522
 Accumulated deficit                                               (315,652)
 Stockholders' capital deficit (p)                                  (68,264)
 Working capital deficit                                            (68,312)

Footnotes:
---------
(a) Excludes shares issuable upon the exercise of outstanding stock options, warrants, convertible preferred stock and convertible debt since their effect would be antidilutive.

(b) Includes revenue recognized upon DMC licensing activities for DMC licenses that during 2002 we subsequently reacquired, or plan to reacquire, as follows: 1999 - $850,000; 2000 - $1,055,545; and 2001 - $222,220.

(c) Includes a $2.4 million charge in connection with NCT's write down of its investment in Top Source Automotive, Inc. to its estimated net realizable value; a $1.8 million reserve for an uncollectible promissory note and pre-acquisition costs related to Precision Power, Inc.; and a $3.1 million charge for the impairment of goodwill.

(d)  Includes $3.1 million charge for the impairment of goodwill.

(e)  Includes  $1.0  million   adjustment  to  beneficial   conversion   feature
     previously reported by our 82% owned subsidiary, Pro Tech Communications, Inc.

(f) Increase compared to 2000 is primarily due to higher compensation costs, litigation and patent expenses, depreciation and amortization and costs attributable to acquired companies.

(g) Primarily consists of $1.9 million charge for costs of exiting activities attributable to closing facilities and certain operations; $14.1 million charge for the impairment of goodwill (net of $2.1 million reduction of deferred revenue); $19.3 million, net, for repurchased licenses (composed of $18.0 million write down for the acquisition of shares of DMC New York, Inc., representing repurchased licenses and accrual for obligation to acquire remaining licenses and $1.3 million, net of $2.7 million reduction of deferred revenue, for reacquisition of other DMC licenses from two licensees); and $1.5 million write down of investment in Top Source Automotive.

(h) Primarily consists of $7.0 million for other-than-temporary declines in value of available-for-sale securities; $2.3 million for finance costs associated with non-registration of shares; $2.3 million realized loss on sale of trading securities (NXT); $1.4 million decline in the fair value of a warrant; $1.2 million default penalties on debt; and $1.0 million reserve for notes receivable.

(i) Includes $3.3 million amortization of original debt discounts; $0.9 million relating to the amortization of beneficial conversion features on convertible debt; $0.7 million from debt issuance costs; and $1.2 million interest charges on indebtedness.

(j) Upon adoption of SFAS No. 138 effective January 1, 2001, the reduction in the fair value of derivatives, which consists of a warrant to purchase common stock of a licensee, was reported as a cumulative effect of change in accounting principle.

(k) Primarily consists of $9.2 million charge for repurchased licenses due to additional costs incurred to acquire 12,000 shares of DMC New York, Inc. in exchange for our series H preferred stock, $2.1 million impairment of other intangible assets and $0.3 million for the impairment of goodwill.

(l) Primarily consists of $6.1 million for finance costs associated with non-registration of shares; $0.8 million for other-than-temporary declines in value of available-for-sale securities; and $0.4 million default penalties on debt.

(m) Includes a $3.8 million increase in consulting expenses from the issuance of options.

(n) Primarily consists of $2.2 million for finance costs associated with non-registration of shares; $2.1 million default penalties on debt; and $(5.3) million gain on litigation settlements.

(o) Includes $5.3 million of amortization of original debt discounts; $4.9 million relating to the amortization of beneficial conversion features on convertible debt; $2.9 million interest charges on indebtedness; $1.1 million amortization of additional debt discounts.

(p)  NCT has never declared nor paid cash dividends on its common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus. In addition, we caution readers that our actual results in fiscal 2004 and beyond may differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. Please see "Special Note Regarding Forward-Looking Statements" above immediately following the Risk Factors. All references to years, unless otherwise noted, refer to our fiscal year, which ends on December 31. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.

     Overview

     Our business operations are organized into three operating segments: communications, media and technology. Our operating revenue is comprised of technology licensing fees and royalties, product sales, advertising and engineering and development services. Operating revenue for the six months ended June 30, 2004 consisted of approximately 63.9% in technology licensing fees and royalties, 33.5% in product sales and 2.6% in advertising revenue. Operating revenue in 2003 consisted of approximately 62.0% in technology licensing fees and royalties, 35.2% in product sales, 1.8% in advertising and 1.0% in engineering and development services. For the five years ended December 31, 2003, our revenue consisted of 62.4% in technology licensing fees and royalties, 30.9% in product sales, 3.0% in advertising and 3.7% in engineering and development services. Such five-year revenue included approximately $2.1 million for DMC license fees for licenses that we subsequently reacquired and that resulted in charges to our statements of operations ($19.3 million, net, in 2001 and $9.2 million in 2002). Excluding the revenue recognized from the sale of DMC licenses that we subsequently determined to reacquire, our revenue for the five years ended December 31, 2003 consisted of approximately 60.4% in technology licensing fees and royalties, 32.5% in product sales, 3.2% in advertising and 3.9% in engineering and development services. Our revenue recognition policies are described in "Critical Accounting Policies" below. The mix of our revenue sources during any reporting period may have a material impact on our results of operations. In particular, our execution of technology licensing agreements and the timing of the revenue recognized from these agreements has not been predictable.

     We had actively pursued an acquisition strategy through 2001. Our statements of operations include the results of acquired companies from the respective dates of acquisition. In 2001, we acquired Artera Group International Limited (formerly known as Teltran Web Factory Limited) and 25% of DMC New York, Inc. In June 2002, pursuant to an exchange agreement, we acquired the remaining 75% of DMC New York, Inc. and $120,000 cash from Crammer Road in exchange for 1,800 shares of our series H preferred stock. Please refer to Note 2 - notes to our consolidated financial statements for further information about our acquisitions.

     In December 2001, management decided to close the company's Maryland research facility. During 2002, due to under-performance, we ceased the business operations of DMC Cinema and Artera Group International Limited. In connection with these actions, the company reduced the number of its employees from 135 at December 31, 2001 to 74 at December 31, 2002, a 45.2% decrease. We had 75 employees at December 31, 2003 and 67 at June 30, 2004.

     We have continued our practice of marketing our technologies through licensing to third parties for fees, generally by obtaining technology license fees when initiating strategic relationships with new partners, and subsequent royalties. We have entered into a number of licensing agreements with established firms for the integration of our technologies into products. The speed with which we can achieve the commercialization of our technologies and subsequently receive royalties depends, in part, upon the time taken by these firms for product testing and their assessment of how best to integrate our technology into their products and manufacturing operations. While we work with these firms on product testing and integration, we are not always able to influence how quickly this process can be completed and a resulting revenue stream can be generated. Currently, we are selling products through several of our licensees, including Ultra, which is installing aircraft cabin quieting systems based upon our technologies in the SAAB 340 turboprop aircraft; Oki, which is integrating our ClearSpeech(R) algorithms into large scale integrated circuits for communications applications; and Sharp, which is incorporating our ClearSpeech(R) adaptive speech filter algorithm into third-generation cellular telephones and STMicroelectronics, which is integrating our T2J microprocessor core into smart card applications.

     Going Concern Risks

     Since inception, we have experienced substantial recurring losses from operations, which amounted to $315.7 million on a cumulative basis through June 30, 2004. Internally generated funds from our revenue sources have not been sufficient to cover our operating costs. The ability of our revenue sources, especially technology license fees, royalties, product sales and advertising, to generate significant cash for our operations is critical to our long-term success. We cannot predict whether we will be successful in obtaining market acceptance of our new products or technologies or in completing our current licensing agreement negotiations. To the extent our internally generated funds are not adequate, our management believes we would need to obtain additional working capital through equity and/or debt financings. However, we can give no assurance that any additional financing will be available to us on acceptable terms or at all. In addition, in order to obtain additional financing through the sale of shares of our common stock, we will need to obtain the approval of our stockholders of an amendment to our certificate of incorporation to sufficiently increase the number of authorized shares of our common stock. However, we can give no assurance that our stockholders would approve a sufficient increase in our authorized shares of common stock.

     Our management believes that currently available funds will not be sufficient to sustain our operations at current levels through the next six months. These funds consist of available cash and the funding derived from our revenue sources. Cash and cash equivalents amounted to $0.8 million as of June 30, 2004 and the working capital deficit was $68.3 million. We have been able to continue our operations by raising additional capital. We have been primarily dependent upon funding from Carole Salkind in 2003 and to date in 2004. At June 30, 2004, NCT is in default on $7.7 million of its indebtedness and is subject to a judgment of $2.1 million (refer to Liquidity and Capital Resources below). In the event that external financing is not available or timely, we will be required to substantially reduce our level of operations in order to conserve cash. These reductions could have an adverse effect on our relationships with our customers and suppliers (refer to Note 1 - notes to the consolidated financial statements). Reducing operating expenses and capital expenditures alone may not be adequate, and continuation as a going concern is dependent upon the level of funding realized from our internal and external funding sources, all of which are presently uncertain. Uncertainty exists with respect to the adequacy of current funds to support NCT's activities or to pay awards or judgments against the company until positive cash flow from operations can be achieved and with respect to the availability of financing from other sources to fund any cash deficiencies.

     Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. Our ability to continue as a going concern is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, equity and/or debt financings and other funding sources to meet our obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at June 30, 2004 about our ability to continue as a going concern. Our accompanying consolidated financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

     Critical Accounting Policies and Estimates

     The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     An accounting policy is deemed to be critical if it requires an accounting estimate to be made based upon assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of the consolidated financial statements.

Revenue Recognition

     Revenue is recognized when earned. Technology licensing fees are generally recognized upon execution of the agreement but are deferred if subject to completion of any performance criteria and later recognized once the performance criteria have been met. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements. Revenue from product sales is recognized when the product is shipped and title has passed to the customer. Revenue from subscription services (classified as product sales) is deferred and recognized ratably over the period services are provided (subscription period). Revenue from advertising sales is recognized when the advertisements are aired or displayed. Revenue from engineering and development services is generally recognized and billed as the services are performed. Our preference is to collect amounts due from the sale of our technologies, services and products in cash. However, from time to time, receivables may be settled by securities transferred to us by the customer in lieu of cash payment and such other consideration may or may not be realized by us in cash.

     At June 30, 2004, our deferred revenue aggregated $2.3 million. We do not expect to realize any cash in connection with recognizing revenue from our deferred revenue.

Goodwill, Patent Rights and Other Intangible Assets

     The excess of the consideration paid over the fair value of net assets acquired in business combinations is recorded as goodwill. We also record goodwill upon the acquisition of some or all of the stock held by minority shareholders of a subsidiary, except where such accounting is, in substance, the purchase of licenses previously sold to such minority shareholders or their affiliates. Effective January 1, 2002, goodwill and intangibles with indefinite lives are no longer amortized. Prior to January 1, 2002, goodwill was amortized using the straight-line method over the estimated period of benefit (generally ranging from five to twenty years). Goodwill amortization expense for the year ended December 31, 2001 was $1.7 million.

     Annually, or if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, we test our goodwill for impairment.

     Our annual evaluation is conducted in December. At December 31, 2003, the company evaluated the goodwill allocated to its Advancel reporting unit, NCT Hearing reporting unit and Midcore/Artera reporting unit and determined no impairment existed. The fair value of the reporting units was determined using the income approach by discounting future benefits. Our key assumptions underlying the projections for our reporting units included the following:

Advancel Reporting Unit
o Revenue projections were based upon the royalties due Advancel from STMicroelectronics whose product sales started in 2003. Our revenue is projected to increase approximately 850% in the first two years and increase annually thereafter at rates ranging from 42% to 18%. For the year ended December 31, 2003, we earned approximately $28,000 in royalties from ST Microelectronics and recognized approximately $14,000 in royalty revenue (50% of the earned royalty payments will not be paid until ST exhausts the $900,000 minimum royalty it prepaid us in 1999).
o Based upon our projected revenue, we calculated our market penetration would be less than 1% in 2004; we estimated significant growth in years 2005 to 2008 and our projected market penetration increases to approximately 6% of the smart card market. We believe such an increase is feasible since Advancel's technology introduces multiple functionality to smart cards and ST is a market-leading supplier of smart card chips.

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o    We  believe   expenses   will  be  nominal  (we  assumed   these  would  be
     approximately 10% of royalty revenue) since no further significant costs are expected to be incurred by us.
o Although we have not historically achieved profitability or significant revenue growth in any of our operations, our projections include profitable operations from 2004 through 2008 (our projection covered a five-year period).
o Discount rate of 10% was used (considered consistent with the risks involved as implementation will be performed by ST resulting in an annuity stream to us and no further investment is required by us).
o We used a probability-weighted approach to assess the likelihood of five possible outcomes.

NCT Hearing Reporting Unit
o Fair value testing was based on NCT Hearing's operations and only our controlling interest in ProTech (a 81.6%-owned subsidiary of NCT Hearing Products, Inc.); our valuation estimate included reliance upon knowledgeable officers and employees with extensive experience in the headset and communications industry.
o    Our projections covered a five-year period.
o Material revenue was projected from products for which there are no historical sales; however, our projections also represent current product lines that have existing, established distribution channels; as well as revenue projected for products incorporating the ANR/ClearSpeech technology. We estimated the projected sales by identifying the products to be improved, the timing to achieve the results and expected sales based on our experience with current products. We estimated different sales levels and selling prices, applied an estimated probability of achieving the projected levels to arrive at our final projected amounts. Our revenue projections reflected annual increases ranging from 106% to 18%. New products comprise approximately from 44% to 68% of revenue during the projected period.
o Profitability is projected for 2004 through 2008 although this reporting unit has not been profitable since 1995. From 2004 through 2008, projected net profit increases from 6.4% of revenue to 29.0% of revenue.
o 20% discount rate was used (considered consistent with the risks involved; approximates cost of equity capital).
o Additional, third party financing for working capital was projected at approximately $250,000.

Artera/Midcore Reporting Unit
o    Our  subscribers  are projected to comprise a revenue mix of  approximately
     14%  residential  and  86%  small  business  and  enterprise   users  (this
     represents a change from our prior year projected revenue mix which consisted of 80% residential and 20% small business); revenues projected reflect our share of revenues under arrangements with third parties. Our expectation of growth in Artera Turbo enterprise revenue is based upon arrangements with third parties, including Avaya Inc. Based upon Avaya's disclosures, Avaya serves more than one million business clients worldwide (including more than 90% of the Fortune 500(R)). It is our understanding that Avaya expects significant revenue growth from offering its Network Bandwidth Optimization (NBO) software solution to its enterprise customers based on Artera Turbo technology and that the NBO software is an element in Avaya's Internet Protocol (IP) telephony migration strategy. In our 2004 projections, our primary enterprise revenue source is Avaya. Our agreement with Avaya, as amended, expires on October 14, 2004. We expect that agreement will be extended, but in the event it is not, we would need to review our revenue projections for 2004 and 2005 and possibly incorporate a six- to nine-month delay in our projections relating to penetration of the enterprise market. The Artera base revenue number from all sources from which we are projecting percentage increases is approximately $2.7 million arrived at based upon our estimates of the number of Artera Turbo subscribers that will be achieved (including our understanding of anticipated Avaya customers that will sign up for NBO in the first year). We projected significant annual increases in number of subscribers although we have no historical basis for generating revenue (or profit) in this business operation. Artera Turbo 2.0 was released in October 2002 and Artera Turbo 3.1 became available in December 2003.
o Our revenue is projected to increase annually beyond the first year at rates ranging from approximately 140% to approximately 7%, averaging approximately 134% for the second and third years and averaging approximately 22% for the next three years. The substantial increase during the first years reflects the anticipated increase in enterprise revenue.
o    Our projections covered a six-year period.
o We estimated that our market penetration would be less than 1% of worldwide dial-up Internet users throughout the projection period.
o We have projected profitability beginning in 2005 although this operation has not historically achieved profitability.

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o    We anticipated  that working capital  financing of up to $5.0 million would be required in 2004.
o We used a probability-weighted approach to assess the likelihood of six possible outcomes.
o 35% discount rate was used which was considered consistent with the risks involved and Artera's expected future cost of borrowing.

     These evaluations required informed, but subjective judgment in forecasting revenues and expenses especially given that these reporting units are either in a start-up phase or have no recent historical record for generating revenues or positive cash flows. In all cases, we considered objective evidence where available. Although we have not historically been profitable, we believe that profitability may be achieved in the future if the necessary sales levels are reached.

     If the financing noted above is not received, changes to our assumptions will be required in connection with further testing for impairment. In addition, future events such as market conditions or operational performance of our reporting units could cause us to modify our assumptions.

     The company also recognizes an impairment loss on goodwill acquired upon the acquisition of stock held by minority shareholders of subsidiaries if the subsidiary's minority interest has no carrying value, the subsidiary has a capital deficit and the projected future operating results of the subsidiary are not positive. Impairment of goodwill, net for the years ended December 31, 2001, 2002 and 2003 was $14.1 million, $0.3 million and zero, respectively. At June 30, 2004, the carrying value of our goodwill, net was $7.2 million.

     Patent rights and other intangible assets with finite useful lives, which includes the cost to acquire rights to patents and other rights under licenses, are stated at cost and are amortized using the straight-line method over the remaining useful lives, ranging from one to fifteen years. Amortization expense for the years ended December 31, 2001, 2002 and 2003 was $0.4 million, $0.5 million and $0.3 million, respectively and was $0.1 million for the six months ended June 30, 2004.

     We evaluate the remaining useful life of intangible assets with finite useful lives each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the evaluation determines that the intangible asset's remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. We evaluate our intangible assets with finite useful lives for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life. The factors used in evaluating the undiscounted cash flows include: current operating results, projected future operating results and cash flows and any other material factors that may effect the continuity or the usefulness of the asset. If impairment exists, the intangible asset is written down to its fair value based upon discounted cash flows. Impairment of other intangibles for the years ended December 31, 2001, 2002 and 2003 was zero, $2.1 million and zero, respectively. At June 30, 2004, our patent rights and other intangibles, net were $1.1 million.

     Recent Authoritative Accounting Guidance

     On January 1, 2003, we adopted the following standards as a result of the issuance of new accounting pronouncements by the Financial Accounting Standards Board (FASB) in 2002:

     o Statement of Financial Accounting Standards (SFAS) No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections"
     o SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities"
     o FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

     On July 1, 2003, we adopted the following standards as a result of the issuance of new accounting pronouncements by the FASB in 2003:

     o SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities"

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     o    SFAS No. 150,  "Accounting  for  Certain  Financial  Instruments  with
          Characteristics of both Liabilities and Equity"

     On January 17, 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." On December 24, 2003, the FASB issued a complete replacement of FIN No. 46, entitled FIN 46 Revised, which clarifies certain complexities of FIN 46.

     For more detailed information regarding any pronouncements and the impact thereof on our business, results of operations and financial position, refer to
Note 3 - notes to our consolidated financial statements.

     Results of Operations

Six months ended June 30, 2004 compared to six months ended June 30, 2003.

     Revenue. For the six months ended June 30, 2004, total revenue amounted to $2.6 million, compared to $2.2 million for six months ended June 30, 2003, an increase of $0.4 million, or 18.2%, due primarily to increases in our technology licensing fees and royalties. Total revenue for the six months ended June 30, 2004 consisted of approximately 63.9% in technology licensing fees and royalties, 33.5% in product sales and 2.6% in advertising as compared to the six months ended June 30, 2003 of approximately 58.7% in technology licensing fees and royalties, 39.3% in product sales, 0.9% in advertising and 1.1% in engineering and development services.

     Technology licensing fees and royalties were $1.7 million for the six months ended June 30, 2004 as compared to $1.3 million for the same period in 2003, an increase of $0.4 million, or 30.8%. The increase was due primarily to an increase in royalties resulting from the license of our ClearSpeech(R) adaptive speech filter algorithm to Sharp for use in third generation cellular phones. In addition, our technology license fees increased by $0.1 million resulting from the cross-release agreement with Infinite Technology Corporation (see Note 3 - notes to the condensed consolidated financial statements). The technology licensing fees for the six months ended June 2004 and 2003 were due primarily to the recognition of deferred revenue from the NXT license. As of June 30, 2004, our deferred revenue for NXT was $1.6 million. No additional cash will be realized from our deferred revenue balance.

     For each of the six months ended June 30, 2004 and 2003, product sales were $0.9 million. Gross profit on product sales, as a percentage of product sales, for the six months ended June 30, 2004 and 2003 was 50.3% and 55.7%, respectively. For the six months ended June 30, 2004 and 2003, 99% and 95%, respectively, of our product sales were attributable to the communications segment. The mix of our product sales within the communication segment for the six months ended June 30, 2004 includes 62% of Pro Tech products and 16% of Artera Turbo subscriptions whereas the same period in the prior year includes 70% of Pro Tech products and 1% of Artera Turbo subscriptions. Our subscriber base that generated the Artera Turbo product sales for the six months ended June 30, 2004 consisted of residential and small business users. On March 22, 2004, Avaya Inc. announced it is offering our product within its Network Bandwidth Optimization software solution to enterprise subscribers (businesses with 250 or more users). At June 30, 2004, we had no enterprise subscribers.

     Advertising revenue was $68,000 for the six months ended June 30, 2004 compared to $20,000 for the same period in 2003. Health Radio Network (shares of which were surrendered in the PRG litigation - see Note 11 - notes to the condensed consolidated financial statements) is the business responsible for the sale of audio and visual advertising in healthcare venues employing our Sight & Sound(R) systems and contributed 100% of total advertising revenue for both periods.

     Costs and expenses. Total costs and expenses for the six months ended June 30, 2004 were $28.4 million compared to $16.9 million for the same period in 2003, an increase of 68%, or $11.5 million, due primarily to an $11.5 million increase in interest expense, net and a $2.5 million increase in other expenses, net, partially offset by a $2.8 million decrease in selling, general and administrative expenses.

     Cost of product sales was $439,000 for the six months ended June 30, 2004 and $388,000 for the six months ended June 30, 2003. The increase resulted from an expansion of our Artera Turbo data centers. Cost of advertising revenue was $8,000 for the six months ended June 30, 2004 compared to $4,000 for the same period in 2003. These costs include the commissions paid to advertising representative companies and agencies and

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communication  expenses related to the Sight & Sound(R)  locations in commercial and healthcare venues.

     For the six months ended June 30, 2004, selling, general and administrative expenses totaled $4.2 million as compared to $7.0 million for the six months ended June 30, 2003, a decrease of $2.8 million, or 40.0%. This decrease was due primarily to a $2.8 million decrease in consulting expense resulting from decreased non-cash charges from the issuance of options during the six months ended June 30, 2004.

     For the six months ended June 30, 2004, research and development expenditures totaled $2.2 million as compared to $1.8 million for the six months ended June 30, 2003, an increase of $0.4 million, or 22.2%. This increase was due primarily to: (i) a $0.3 million increase in compensation and benefit costs related to Artera Group, Inc. (ii) a $0.1 million increase related to the cross-release entered into with Infinite Technology Corporation (see Note 3 - notes to the condensed consolidated financial statements) and (iii) a $0.1 million increase in the amortization of deferred charges related to the installation costs of our Sight & Sound(R) systems in commercial venues. These increases were partially offset by a decrease in our depreciation and amortization expense related to our research equipment. Our research and development efforts during the six months ended June 30, 2004 included development of other components of our Artera Turbo subscription service, particularly with respect to developments for the enterprise market version of Artera Turbo.

     For the six months ended June 30, 2004, other expense, net totaled $3.9 million as compared to $1.4 million for the six months ended June 30, 2003, an increase of $2.5 million, or 178.6%. The increase was due primarily to a $2.9 million increase in default penalties on convertible notes and a $0.1 million increase in finance costs associated with non-exchange for common shares partially offset by a decrease in finance costs associated with non-registration of common shares underlying convertible notes and income related to a litigation settlement.

     For the six months ended June 30, 2004, interest expense, net totaled $17.7 million as compared to $6.2 million for the six months ended June 30, 2003, an increase of $11.5 million, or 185.5%. The increase in interest expense is primarily attributable to the immediate expensing of the relative fair value of warrants (original issue discounts and beneficial conversion features) allocated to the related debt that is due upon demand. Interest expense for the six months ended June 30, 2004 includes amortization of original issue discounts of $7.4 million, amortization of beneficial conversion features of $8.2 million, and interest on debt issued by the company of $2.1 million.

Year ended December 31, 2003 compared to year ended December 31, 2002.

     Total revenue in 2003 decreased by $2.4 million, or 32.9%, to $4.9 million from $7.3 million in 2002 reflecting decreases in most of our revenue sources. Total costs and expenses during the same period decreased by $12.2 million, or 25.7%, primarily due to: (a) $9.2 million reduction in write downs of investment and repurchased licenses, net; and (b) $5.3 million gain on litigation settlements.

     Technology licensing fees and royalties decreased $1.5 million, or 33.3%, to $3.0 million from $4.5 million in 2002. The decrease is primarily attributable to the absence of licensing fees of $1.9 million related to Teltran for 2003 partially offset by licensing fees of $0.4 million related to FairPoint for 2003. Our recognition of technology licensing fee revenue for both periods was due primarily to recognition of deferred revenue from NXT. During 2003, we received $0.3 million in cash under our 2002 FairPoint agreement. During the fourth quarter of 2003, the 2002 FairPoint agreement was replaced which resulted in Artera meeting all specific performance criteria under that agreement and the recognition of all $0.4 million of deferred revenue. At December 31, 2003, our deferred revenue related to NXT was $2.7 million. No additional cash will be realized from our NXT deferred revenue.

     Product sales decreased $1.0 million, or 37.0%, to $1.7 million from $2.7 million in 2002. The decrease was primarily due to $0.5 million of lower product sales recognized by Pro Tech due to reduced fast-food headset purchases by major distributors and a $0.2 million decrease as a result of the cessation of operations of Artera International in March 2002. Our principal product customers for 2003, HM Electronics, Muzak, 3M Corporation and McDonalds, accounted for $0.6 million of total product sales compared to $0.7 million in 2002. Sales to Muzak, 3M Corporation and McDonalds consisted of Pro Tech headsets and accessories. Sales to HM Electronics consisted of chips that use our ClearSpeech algorithms. Total sales to these customers were less in 2003 compared to 2002 due to a weaker economy. There can be no assurance that our product customers will continue to place

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orders with us at the same levels as in the prior years. The loss of one or more customers, a reduction in orders or increased product returns could adversely affect our operating results.

     Gross profit on product sales, as a percentage of product sales, improved to 53.9% in 2003 from 52.6% for the same period in 2002.

     Revenue from advertising remained consistent in 2003 compared to 2002 at $0.1 million. Advertising revenue is derived from the sale of audio and visual advertising in the Sight & Sound locations. We experienced an increase in revenue from health venues, which was offset by a decrease in revenue from non-health venues. Health Radio Network (shares of which were surrendered in the PRG matter - see Note 28 - notes to the consolidated financial statements) is the business responsible for the health venue revenues. Although our limited cash resources have reduced our expectations, we anticipate increasing revenue from the Sight & Sound(R) locations in health venues. We believe it is reasonable to expect revenue to increase in the future because (i) our network of installed sites is growing and, as a result, our reach into the market and number of impressions delivered is increasing which makes the network more compelling to advertisers; (ii) each site is supported by at least one paying advertiser, in most cases health insurance plans, and generally their commitments are for one to two years; and (iii) additional site and advertiser opportunities are in negotiation. At December 31, 2003, twenty sites in hospitals and neighborhood family care centers are operational. Cost of advertising also remained consistent in 2003 compared to 2002. These costs include the amounts due to the installed locations (as compensation for our use of the facilities where the Sight & Sound system is located) and communication expenses for the Sight & Sound locations. At December 31, 2003, revenue from health care venues was 100% of total advertising revenue as compared to 66% for the same period in 2002.

     Selling, general and administrative expenses in 2003 increased $2.7 million, or 18.2%, to $17.5 million from $14.8 million in 2002 due primarily to a $4.2 million increase in consulting expense from the issuance of options and $0.3 million accrual for asserted minimum royalties due to a licensor. This increase was partially offset by an $0.8 million decrease in legal and patent expenses as a result of finalizing legal matters and a $0.1 million decrease in each of salary and related benefits, corporate and office related expenses relating to a reduced workforce.

     Research and development expenditures in 2003 decreased $1.0 million, or 21.3%, to $3.7 million from $4.7 million in 2002. This decrease was due primarily to: (i) a $0.6 million decrease in prototype parts and product development; and (ii) a $0.4 million decrease in depreciation and amortization. Research and development costs consist primarily of compensation and benefit costs (ranging from 70% to 75% of total), depreciation (approximately 7% of total), parts, and development costs and services of outside firms. Our principal projects during 2003 include development of other components of our Artera Turbo subscription service, ClearSpeech algorithm development and development of safety earmuff (next generation active noise reduction, or ANR, ProActive). The company expects research and development expenditures to continue at similar levels as those experienced during 2003.

     Included in NCT's total costs and expenses were non-cash expenditures including depreciation and amortization of $0.7 million and $1.3 million in 2003 and 2002, respectively, impairment of other intangibles of zero and $2.1 million in 2003 and 2002, respectively, impairment of goodwill of zero and $0.3 million in 2003 and 2002, respectively, realized loss in value of marketable securities deemed other-than-temporary of zero and $0.8 million in 2003 and 2002, respectively, and interest expense of $14.3 million in 2003 and $7.7 million in 2002 due to an increase in debt financing.

     Interest expense was $14.3 million for 2003 compared to $7.7 million for 2002, an increase of $6.6 million, or 85.7%. This increase was due primarily to the increase in debt financing during 2003 and our issuance of warrants in conjunction with the debt. Interest includes $5.3 million of amortization related to discounts, $4.9 million of amortization of beneficial conversion features, $2.9 million of interest expense on debt and $1.1 million of amortization of additional debt discounts.

     NCT had estimated net operating loss carryforwards of $157.5 million, estimated capital loss carryforwards of $3.6 million and research and development credit carryforwards of approximately $2.4 million for federal income tax purposes at December 31, 2003. No tax benefit for these operating losses has been recorded in NCT's financial statements. Our ability to utilize our net operating loss and capital loss carryforwards may be subject to an annual

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limitation.  The limitation of these carryforwards may be triggered by ownership changes, specifically any tax-free reorganization or a change involving a 5% shareholder. Under contractual restrictions, many of the beneficial owners of 5% of NCT common stock are prohibited from holding in excess of 9.99% of our common stock at any given time. Carole Salkind has no such contractual restriction. At her election at any time, she may convert notes issued by NCT and accrued interest thereon into shares of NCT common stock (if sufficient authorized shares are available for such conversion) thereby triggering an ownership change which would result in a limitation of our ability to utilize net operating loss carryforwards.

Year ended December 31, 2002 compared to year ended December 31, 2001.

     Total revenue in 2002 decreased by $3.3 million, or 31.1%, from $10.6 million in 2001 to $7.3 million in 2002 reflecting decreases in each of our revenue sources. Total costs and expenses during the same period decreased by 45.3%, or $39.3 million, primarily due to: (a) $13.8 million reduction in goodwill impairment; (b) $11.6 million reduction in write-downs on investments and repurchased licenses, net; and (c) $6.2 million reduction in other-than-temporary loss in value of available-for-sale securities.

     Technology licensing fees and royalties decreased $1.1 million, or 19.6%, from $5.6 million in 2001 to $4.5 million in 2002. The decrease is primarily attributable to the absence of licensing fees related to Infinite Technology Corporation (ITC) for 2002. Despite repeated attempts to obtain invoices on the development work performed and an accounting of NCT shares sold by ITC, all of which had been sold by the end of March 2002, no such accounting was provided. As such, we recognized no revenue and expense under the ITC arrangement in 2002. However, we believe ITC performed work in 2002 pursuant to the research and development contract (refer to Note 4 - notes to the consolidated financial statements). Our basis for belief that ITC performed development work in 2002 was attributable to the sales by ITC of shares of NCT common stock that we had issued to ITC for the express purpose of funding its development work. Our belief was based upon a phone conversation and no documentation was provided to us, as required by the agreement, to support the assertion that the remaining shares had been sold; consequently, no adjustment has been made to the liability. The nature of the work performed was software engineering to add functionality to the microprocessor chip. Based upon invoices that ITC had provided in 2001, that work was performed in both the United States and Armenia. Our recognition of technology licensing fee revenue for both periods was primarily due to recognition of deferred revenue from NXT and Teltran. During the fourth quarter of 2002, FairPoint agreed to distribute Artera Turbo, which is expected to generate future revenue. Artera Turbo 2.0 became available in October 2002. At December 31, 2002, our deferred revenue related to NXT was $4.8 million. No additional cash will be realized from our NXT deferred revenue.

     Product sales decreased $1.9 million, or 41.3%, from $4.6 million in 2001 to $2.7 million in 2002. The decrease was primarily due to $0.5 million of lower product sales recognized by Pro Tech due to reduced fast-food headset purchases by major distributors and a $1.0 million decrease as a result of the cessation of operations of Artera International in March 2002. Product revenue recognized by Artera International was $0.2 million for the year ended December 31, 2002 and $1.2 million for the same period in 2001. Our principal product customers, Muzak, AM-COM and McDonalds, accounted for $0.8 million of 2002 product sales compared to $0.9 million in 2001. Sales to Muzak and McDonalds consisted of Pro Tech headsets and accessories. Sales to AM-COM consisted of ClearSpeech microphones and accessories used by ham radio operators. In each case, our sales to these customers were less in 2002 compared to 2001 due to a weaker economy. There can be no assurance that our product customers will continue to place orders with us at the same levels as in the prior years. The loss of one or more of these customers, the reduction in orders or increased product returns could adversely affect our operating results.

     Gross profit on product sales, as a percentage of product sales, improved to 52.6% in 2002 from 26.9% for the same period in 2001. Excluding Artera
International's contribution to gross profit, gross profit improved to 55.0% from 26.9%.

     Revenue from advertising decreased $0.2 million, or 66.7%, from $0.3 million in 2001 to $0.1 million in 2002. Advertising revenue is derived from the sale of audio and visual advertising in the Sight & Sound(R) locations. Cost of advertising revenue decreased $0.3 million, or approximately 100%, from $0.3 million in 2001 to less than $0.1 million in 2002. These costs include the amounts due to the installed locations (as compensation for our use of the facilities where the Sight and Sound(R) system is located) and communication expenses for the Sight & Sound(R) locations. These decreases are primarily due to the termination of operations of DMC Cinema in February 2002. Although constrained by our limited cash resources, we anticipate increasing revenue from the Sight & Sound(R) locations in health care venues. At December 31, 2002, revenue from health care venues was 66% of total advertising revenue as compared to zero for the same period in 2001.

     Selling, general and administrative expenses in 2002 decreased $3.9 million, or 20.9%, to $14.8 million from $18.7 million in 2001, primarily due to: (i) a $1.7 million decrease in amortization expense related to the adoption of SFAS No. 142 effective January 1, 2002; (ii) a $1.1 million decrease in legal and patent expenses; (iii) a $1.9 million decrease in salary and related benefit costs as a result of a reduction in workforce; and (iv) an $0.9 million decrease which represents an overall reduction in sales related costs, such as travel, trade shows and commissions. These decreases were partially offset with a $3.0 million increase in consulting expenses due primarily to non-cash charges from the issuance of warrants and options.

     Research and development expenditures in 2002 decreased $1.3 million, or 21.7%, to $4.7 million from $6.0 million in 2001. This decrease was due primarily to: (i) a $1.0 million decrease in product development costs related to Infinite Technology Corporation; (ii) a $1.1 million decrease in salary and related benefit costs related to a reduced workforce; and (iii) a $0.3 million decrease in rent related to the closing of our Maryland facility offset by increases in depreciation and amortization ($0.4 million), parts for prototypes ($0.3 million), support for our UK office ($0.2 million) and reduction in costs reclassified as cost of sales ($0.2 million). Research and development costs consist primarily of compensation and benefit costs (ranging from 70% - 75% of total), depreciation (approximately 11% of total), parts, and development costs and services of outside firms. Our principal projects during 2002 include development of other components of our Artera Turbo subscription service, ClearSpeech algorithm development and development of safety earmuff (next generation active noise reduction, or ANR, ProActive). The company expects research and development expenditures to continue at similar levels as those experienced during 2002.

     Included in NCT's total costs and expenses were non-cash expenditures including depreciation and amortization of $1.3 million and $3.0 million in 2002 and 2001, respectively, impairment of other intangibles of $2.1 million and zero in 2002 and 2001, respectively, impairment of goodwill of $0.3 million and $14.1 million (net of reduction in deferred revenue) in 2002 and 2001, respectively, realized loss in value of marketable securities deemed other-than-temporary of $0.8 million and $7.0 in 2002 and 2001, respectively, and interest expense of $7.7 million in 2002 and $6.2 million in 2001 due to an increase in debt financing.

     Interest expense increased by 24.2%, or $1.5 million, to $7.7 million in 2002 from $6.2 million in 2001. The 2002 increase was primarily due to the increase in debt financing during 2002 and our issuance of warrants in conjunction with the debt. Interest includes $2.9 million of amortization related to discounts, $2.3 million of interest expense on debt, $2.3 million of amortization of beneficial conversion features, and $0.1 million of amortization of debt issuance costs.

     NCT had estimated net operating loss carryforwards of $121.0 million, estimated capital loss carryforwards of $2.3 million and research and development credit carryforwards of approximately $2.5 million for federal income tax purposes at December 31, 2002. No tax benefit for these operating losses has been recorded in NCT's financial statements. Our ability to utilize our net operating loss and capital loss carryforwards may be subject to an annual limitation. The limitation of these carryforwards may be triggered by ownership changes, specifically any tax-free reorganization or a change involving a 5% shareholder. Under contractual restrictions, many of the beneficial owners of 5% of NCT common stock are prohibited from holding in excess of 9.99% of our common stock at any given time. Carole Salkind has no such contractual restriction. At her election at any time, she may convert notes issued by NCT and accrued interest thereon into shares of NCT common stock thereby triggering an ownership change which would result in a limitation of our ability to utilize net operating loss carryforwards.

     Liquidity and Capital Resources

     Please refer to "Going Concern Risks" above for a description of uncertainties that raise substantial doubt at June 30, 2004 about our ability to continue as a going concern. We believe our internally generated resources are insufficient to meet our short-term and long-term requirements. Refer to the table and discussion below under the subheading "Contractual Obligations." We have experienced substantial losses from operations since our inception, which have been recurring and amounted to $315.7 million on a cumulative basis through June 30, 2004. These losses, which include the costs for development of technologies and products for commercial use, have been funded primarily from:

     o    the sale of our and our subsidiaries' common stock;
     o the sale of our and our subsidiaries' preferred stock convertible into common stock;
     o    issuance of our and our subsidiaries' convertible debt;
     o    technology licensing fees and royalties;
     o    product sales;
     o    advertising revenue; and
     o    engineering and development services.

     We have entered into financing transactions because internally generated funding sources have been insufficient to maintain our operations, including:

     o    NCT Convertible Notes Issued to Carole Salkind
     o    Other Debt Financings

     To date in 2004 and in 2003, we have continued to be primarily dependent upon funding from Carole Salkind. Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT during 2002, 2003 and 2004 despite our failure to repay her notes as the notes matured. Commencing January 2001, upon the maturity of Ms. Salkind's initial note to NCT dated January 1999, we established a history of defaulting on the repayment of obligations owed to Carole Salkind as such obligations become due. Ms. Salkind has allowed us to roll over maturing note principal, along with accrued interest (including interest at the default rate of 13% for the period after maturity until settlement) and a default penalty (10% of the principal amount in default), into new notes that generally mature upon demand or from six months to one year from the date of the rolled-over note. In addition to the financing provided by rolling over maturing notes, Ms. Salkind has continued to provide us with new funds. However, we have no legally binding assurance that Ms. Salkind will continue to fund us in the near-term or that the amount, timing and duration of the funding from her will be adequate to sustain our business operations. Generally, we have bi-weekly meetings (arranged in advance by telephone) in person to discuss our critical cash requirements for which we seek funding from Carole Salkind. These meetings coincide with our bi-weekly payroll cycle because payroll and payroll-related expenses represent our largest cash expenditures. Our monthly cash flow needs for the year ended December 31, 2003 were approximately $861,000. In the absence of a significant infusion of new capital, we anticipate our monthly cash flow needs over the next 12 months will not exceed approximately the same level ($861,000) assuming continued funding from Carole Salkind or other sources to satisfy the requirements not funded by expected increases in royalty collections and product sales. Of that monthly total, approximately $800,000 is required to fund payroll and payroll-related costs (such as taxes and health insurance) and the balance is used for prioritized operating expenses (with emphasis on rents, utilities, arrearage payment arrangements and critical vendors first).

     At June 30, 2004, our cash and cash equivalents aggregated $0.8 million. Our working capital deficit was $68.3 million at June 30, 2004, compared to a deficit of $60.8 million at December 31, 2003, a $7.5 million increase. Our current liabilities were approximately $70.3 million at June 30, 2004 compared to approximately $62.9 million at December 31, 2003. The increase in current liabilities was primarily due to the issuance and rollover of convertible notes to Carole Salkind of $3.7 million (net of discounts) and an increase in accrued expenses of $3.8 million. At December 31, 2003, our current liabilities consisted of indebtedness ($35.5 million), accrued liabilities ($13.8 million - see detail in Note 10), other current liabilities ($7.2 million - see detail in
Note 15), accounts payable ($2.9 million),  deferred revenue ($2.8 million - see
Note 13) and shares of subsidiary subject to exchange rights ($0.7 million - see
Note 14). At December 31, 2003, our accounts payable and accrued expenses aggregated $16.7 million, or 27%, of current liabilities and of this total, 90% was attributed to the following: 19% was related to subsidiaries that have ceased operations, 19% was related to the non-registration of our common stock, 15% was related to the PRG judgment, 11% was related to professional services, 10% was related to employees, 9% was related to interest accrued on debt and 7% was related to vendors and suppliers in conjunction with the day-to-day operations of our businesses. We expect that cash may not be required to settle all of our current liabilities (for example, we plan to use debt or equity securities for the $4.0 million obligation to reacquire licenses - see Note 15). In each case, we evaluate how the failure to meet our obligations as they become due will impact our ability to operate the business. Most of our indebtedness (and accrued interest thereon) is convertible into shares of our common stock and may be converted when additional authorized shares are approved by our shareholders. We anticipate that approximately $2.7 million of indebtedness may not have to be repaid by us (this is an obligation of our subsidiary Artera Group International Limited for which liquidation proceedings were completed in July 2004 and dissolution will be effective October 27, 2004). We owe three law firms an aggregate of approximately $1.7 million and these firms are allowing us to make monthly payments over an extended period of time. These informal payment plans are based upon oral understandings reached and the firms seem satisfied with the arrangements (one of the firms continues to provide us legal services). Also included in accrued expenses are corporate expenses for which cash is not immediately needed (for example, compensation due employees and officers).

     We are in default of $3.2 million of its notes payable and $4.5 million of its convertible notes at June 30, 2004 and are subject to a judgment of approximately $2.1 million (excluding accrued interest at 10% per annum). The following table summarizes our indebtedness in default at June 30, 2004.


(in millions)
                                                                       New                 Defaults
                                           Indebtedness              Defaults               Cured              Indebtedness
                                            In Default                during                during              In Default
Notes Payable:                              12/31/03                the Period            the Period             06/30/04
                                       --------------------     ------------------    ------------------   -----------------
Obligation to prior owner
  of Web Factory                       $               2.7 (a)  $               -     $               -    $             2.7 (a)
Former Employee / Other                                0.5 (a)                  -                     -                  0.5 (a)
                                       --------------------     ------------------    ------------------   -----------------
  Subtotal                             $               3.2      $               -     $               -    $             3.2
                                       --------------------     ------------------    ------------------   -----------------

Convertible Notes Payable:
Carole Salkind Notes                   $                 -      $            25.6     $           (25.2)   $             0.4 (a)
8% Notes                                               1.0 (b)                0.6                     -                  1.6 (a,b)
6% Notes                                               2.5 (a)                  -                     -                  2.5 (a)
                                       --------------------     ------------------    ------------------   -----------------
  Subtotal                             $               3.5      $            26.2     $           (25.2)   $             4.5
                                       --------------------     ------------------    ------------------   -----------------
Grand Total                            $               6.7      $            26.2     $           (25.2)   $             7.7
                                       ====================     ==================    ==================   =================

Footnotes:
---------
   (a)  Default due to non-payment.
   (b)  Default due to cross default provision (default on other debt).


     Net cash used in operating activities for the six months ended June 30, 2004 was $4.3 million primarily due to funding the 2004 net loss of $25.8 million, as adjusted to reconcile to net cash. The operating cash flow characteristics of our technology licensing efforts include the following:

     o Our technology licensing activities have resulted in unpredictable streams of revenue recognition, in part, due to the unpredictable timing of executing new license agreements;
     o Significant new license agreements usually result only after the prospective licensee has made a lengthy review of our technologies;
     o Receipt of licensing compensation and the related revenue recognition often occur in different operating periods;
     o From time to time, we accept licensing compensation in forms other than cash, typically equity securities;
     o Assets acquired in the past, as compensation for license agreements, have lost value rapidly resulting in material write-offs;
     o Most of our licensing agreements provide for one-time license fees and for long-term royalty streams; and
     o To date, most of our licensing activities have resulted in one-time licensing fees and insignificant long-term royalty streams.

     Our deferred revenue balance at June 30, 2004 was $2.3 million, attributed primarily to NXT. We do not expect to realize any cash from our deferred revenue balance. Our NXT deferred revenue balance originated at the value of the securities received from our licensee, not all of which was realized in cash because the value of the securities declined before we sold them. We recorded $8.6 million of net deferred revenue upon the receipt of shares of NXT in connection with the March 2001 NXT agreements; such revenue is being recognized over four years. We sold all of the NXT shares in 2001 for approximately $6.9 million resulting in a loss of $2.3 million. The net proceeds were used in accordance with our NXT agreements. As such, no additional cash is expected from our NXT deferred revenue balance. From time to time, our deferred revenue balances originate at the value of securities received from our licensees, which would not be realized in cash if the value of the underlying securities declines before we sell such securities.

     Net cash used in investing activities was $0.1 million for the six months ended June 30, 2004 due to purchases of capital equipment. The capital expenditures were primarily for Artera Group, Inc. as we added an Artera Turbo data center in anticipation of future growth.

     At each of June 30, 2004 and December 31, 2003, our available-for-sale securities had approximate fair market values of less than $0.1 million. These securities represent investments in technology companies and, accordingly, the fair market values and realizable values of these securities are subject to substantial price volatility and other market conditions.

     Net cash provided by financing activities was $42. million for the six months ended June 30, 2004 and was primarily due to the issuance and sale of convertible notes to Carole Salkind.

     At June 30, 2004, the company's short-term debt was $39.4 million, shown net of discounts of approximately $10.0 million on the condensed consolidated balance sheet, compared to $35.5 million of short-term debt, net at December 31, 2003. The cash proceeds from debt issued in 2004 were primarily used for general corporate purposes.

     During the six months ended June 30, 2004, we issued an aggregate of $33.7 million of convertible notes to Carole Salkind, as consideration for $4.3 million of cash and the rollover of $25.2 million in principal of matured convertible notes along with $1.7 million of interest, and $2.5 million of default penalties (10% of the principal in default).

     As described above, as of June 30, 2004, we are in default (primarily from non-payment) on $7.7 million of our indebtedness, including $3.2 million of notes payable and $4.5 million of convertible notes (refer to Notes 5 and 6 - notes to the condensed consolidated financial statements for disclosure of material defaults).

     We believe that the level of financial resources available to us is critical to our ability to continue as a going concern. From time to time, we may need to raise additional capital through equity or debt financing in order to sustain our operations or capitalize upon business opportunities and market conditions. We expect that from time to time our outstanding short-term debt may be replaced with new short or long-term borrowings. Although we believe that we can continue to access the capital markets in 2004 on acceptable terms and conditions, our flexibility with regard to long-term financing activity could be limited by:

     o    the liquidity of our common stock on the open market;
     o    our current level of short-term debt; and
     o    our credit ratings.

     In addition, many of the factors that affect our ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of our control. There can be no assurance that we will continue to have access to the capital markets on favorable terms. In addition, the company's subsidiaries are not at a stage where they may separately be able to obtain financing or other funding based upon their lack of or limited performance history and borrowing base assets.

     We intend to use the 2004 private equity credit agreement for cash as soon as the contractual conditions for doing so are satisfied. However, the equity credit line may not be a reliable source of new cash capital for NCT. In order for us to have the right to make puts of our common stock to draw capital, those shares of our common stock must be authorized and available for issuance and registered for resale with the SEC. Completion of the registration process may require an extensive amount of time and the speed at which a registration statement is declared effective by the SEC is not completely within NCT's control. If the registration statement covering the shares underlying the private equity credit agreement is not declared effective within 180 days from the date it is filed, or if any blackout period, as defined, exceeds 30 days, Crammer Road may terminate its investment obligation under the 2004 private equity credit agreement. Further, NCT must maintain an active trading market able to absorb large quantities of traded shares of our common stock. If the market for our common stock has an insufficient volume of shares traded, large quantities of shares of our common stock sold by Crammer Road to satisfy our puts may drive down the price of our common stock due to lack of demand for those shares. The issuance of our common stock at a price discounted 9% from the market price may depress our stock price and dilute the investment of holders of our common stock. Further, the terms of our private equity credit agreement do not prohibit selling short. A short sale is the sale of securities that are not owned by the seller (typically borrowed from a broker-dealer or institutional investor) but are promised to be delivered by the seller to the lender (selling first and buying later). The seller plans to buy the securities, which he will then turn around and sell, at a price that he hopes will be declining so that the price he pays will be less than the price for which he sells them. Our common stockholders may be exposed to market price risks from potential low-risk short selling strategies by Crammer Road. Since the put into our common stock is 91% of the average of the lowest closing bid price for any three trading days during the 10 trading days immediately following the put date, our common stock could be sold short in an effort to drive down the price of the common stock by creating an imbalance of sell-side interest. Such a strategy is low risk to Crammer Road because if the market price of NCT's common stock declines, Crammer Road would receive a larger number of shares for a given put amount. Further, the discount to market price represented by the put price provides a hedge against price increases.

     From time to time, we may change the terms of options, warrants or other securities. In some instances, this has been to generate cash.

     We have no lines of credit with banks or other lending institutions and, therefore, have no unused borrowing capacity.

Capital Expenditures

     We intend to  continue  our  business  strategy  of  working  with  supply,
manufacturing,   distribution  and  marketing   partners  to  commercialize  our
technology. The benefits of this strategy include:

     o dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
     o utilization of the manufacturing capacity of our allies, enabling us to integrate our technology into products with limited capital investment; and
     o access to well-established channels of distribution and marketing capability of leaders in several market segments.

     At June 30, 2004, we have 33 of the approximately 400 Barnes & Noble College Bookstores operating our Sight & Sound(R) system. Our average cost for outfitting a store is approximately $18,000. The initial five-year term of our agreement with Barnes & Noble College Bookstores expired in May 2004. Presently, we do not expect to continue installing Sight & Sound(R) systems in additional retail stores.

     At June 30, 2004, in connection with the proposed release of a new industrial hearing protection product, we anticipate incurring approximately $0.1 million in tooling costs payable as follows: one-quarter at inception, one-quarter with the first shipment and the remainder based upon unit production, not to exceed twelve months. Other than this expenditure, we have no material commitments for capital expenditures as of June 30, 2004 and no material commitments are anticipated in the future.

Contractual Obligations

         The impact that our contractual obligations as of December 31, 2003 are expected to have on our liquidity and cash flow in future periods is as follows:




(in thousands of dollars)
                                                                    Payments Due by Period
                             ----------------------------------------------------------------------------------------
                                                  Less than 1                                         More than 5
                                  Total              Year          1 - 3 Years       3 - 5 Years         Years
                             ---------------  ----------------  ----------------  ---------------  ------------------
Convertible Notes Payable       $ 37,949         $ 37,274           $    675          $     -            $      -
Notes Payable                      3,403            3,403                  -                -                   -
Leases                             2,888              590              1,467              738                  93
Purchase Obligations                   -                -                  -                -                   -
Other Long-Term Liabilites             -                -                  -                -                   -
                             ---------------  ----------------  ----------------  ---------------  ------------------
     Total                      $ 44,240         $ 41,267           $  2,142          $   738            $      93
                             ===============  ================  ================  ===============  ==================

     We believe that our internally generated resources are presently insufficient to meet our short-term or long-term financing obligations as they become due. As outlined above, we have been borrowing funds from Carole Salkind to sustain our operations. Of the total obligations outlined in the table above, approximately 93% will become due before December 31, 2004. We anticipate that Carole Salkind may continue to extend us financing and allow us to roll over convertible notes due her as those notes mature. However, NCT has no legally binding assurance that Ms. Salkind will continue funding NCT in the near-term or that the amount, timing and duration of funding from her will be adequate to sustain our business operations. We also anticipate that other note holders will convert into or exchange for shares of our common stock once those underlying shares are authorized. We have no assurance that our shareholders will approve an adequate increase in the number of our authorized shares.

Off-Balance Sheet Arrangements

     As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2003, we are not involved in any material unconsolidated transactions.

Indemnifications

     We enter into contractual arrangements under which we may agree to indemnify the third party to such arrangement from any losses incurred relating to the services they perform on behalf of NCT or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

     From time to time, NCT has agreed to indemnify its directors and officers for liabilities that may arise against them from legal actions. For additional information, see the section below called "Certain Relationships and Related Transactions" under the subheading Indemnification of Management.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk exposures include fluctuations in interest rates and foreign exchange rates. We are exposed to short-term interest rate risk on some of our obligations. We do not use derivative financial instruments to hedge cash flows for these obligations. In the normal course of business, we employ established policies and procedures to manage these risks.

     Based upon a hypothetical 10% proportionate increase in interest rates from the average level of interest rates during the last twelve months, and taking into consideration commissions paid to selling agents, growth of new business and the expected borrowing level of variable-rate debt, the expected effect on net income related to our financial instruments would be immaterial.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On February 12, 2002, NCT notified its principal independent accountant, Goldstein Golub Kessler LLP (GGK), that the auditing services of GGK would no longer be required. GGK's dismissal was approved by NCT's Board of Directors. GGK originally was selected as NCT's independent accountant in July 2000 to audit NCT's consolidated financial statements as of and for the year ended December 31, 2000.

     During NCT's fiscal year ended December 31, 2001, and during the interim period preceding its dismissal as NCT's independent accountant, there were no disagreements with GGK on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of GGK, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. The report of GGK, dated April 9, 2001, on NCT's consolidated financial statements as of and for the year ended December 31, 2000 did not contain an adverse opinion and was not qualified or modified as to audit scope or accounting principles.

     On  February  12,  2002,  NCT  engaged  the  accounting  firm of Eisner LLP
(formerly Richard A. Eisner & Company, LLP) (Eisner) as its principal independent accountant to audit the consolidated financial statements of NCT for the fiscal year ending December 31, 2001. The engagement was authorized by NCT's Board of Directors. During the fiscal year ended December 31, 2001, and the subsequent period to February 12, 2002, neither NCT nor any person on NCT's behalf consulted Eisner regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on NCT's consolidated financial statements, except for consultations regarding NCT's responses to comments from the Securities and Exchange Commission with respect to the December 31, 1999 financial statements audited by Eisner included in prior filings with the Securities and Exchange Commission.

DIRECTORS AND EXECUTIVE OFFICERS OF NCT

     The following table sets forth the names, ages, positions and the offices held by each of the executive officers and directors of NCT as of the date hereof.

Name                      Age      Positions and Offices
----                      ---      ---------------------
Michael J. Parrella       57       Chairman of the Board of Directors and
                                   Chief Executive Officer
John J. McCloy II         66       Director
Samuel A. Oolie           68       Director
Irene Lebovics            51       Director, President
Cy E. Hammond             50       Director, Senior Vice President, Chief
                                   Financial Officer, Treasurer and
                                   Assistant Secretary
R. Wayne Darville         52       Chief Operating Officer of Artera Group, Inc.
Irving M. Lebovics        53       Senior Vice President, Global Sales
Mark Melnick              46       Vice President, General Counsel and Secretary

     No family relationships exist among any of the company's executive officers or directors, except that Irving Lebovics, Senior Vice President, Global Sales, is the spouse of Irene Lebovics, a director of NCT and its President.

     Michael J. Parrella currently serves as Chief Executive Officer and Chairman of the Board of Directors of NCT. Mr. Parrella was elected Chairman of the Board of Directors of NCT on April 21, 2000, on which date he relinquished the position of President. From August 1995 to April 21, 2000, Mr. Parrella served as NCT's President and Chief Executive Officer. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of NCT. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of NCT. He initially became a director in 1986 after evaluating the application potential of NCT's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure NCT and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Chairman of the Board of Directors of Artera Group, Inc., a subsidiary of NCT, positions he has held since the formation of Artera. Mr. Parrella serves as Chief Executive Officer and Acting President of NCT Audio Products, Inc., a subsidiary of NCT, a position to which he was elected on September 4, 1997. He became a director of NCT Audio Products, Inc. on August 25, 1998. On January 5, 2001, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corporation, a subsidiary of NCT. Mr. Parrella is a director of Advancel Logic Corporation, serves as Chairman of the Board of Distributed Media Corporation, a subsidiary of NCT, and serves as Chairman of the Board of NCT Hearing Products, Inc., a subsidiary of NCT, and serves as Chairman of the Board of Bulldog Communications, Inc. which, in turn, owns 25% of Spyder Technologies Group, LLC. Mr. Parrella became a director of NCT subsidiaries acquired in 2000, including Midcore Software, Inc. and Pro Tech Communications, Inc. In 2000 and 2001, he became a director of NCT subsidiaries formed in 2000 and 2001, including DMC Cinema, Inc., NCT Video Displays, Inc., DMC New York, Inc., ConnectClearly.com, Inc., Health Radio Network, Inc., Artera Group, Inc., Distributed Media Corporation International Limited and Artera Group International Limited.

     John J. McCloy II currently serves as a director of NCT. He served as Chief Executive Officer of NCT from September 1987 to November 1994 and as Chairman of the Board of Directors of NCT from September 1986 to November 1994. In addition, he served as NCT's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Gravitas Technology, Inc. and is Chairman of SpringerRun, Inc. He is a director of the Sound Shore Fund, Inc., Ashland Management and the American Council on Germany.

     Sam Oolie currently serves as a director of NCT. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Comverse Technology, Inc.

     Irene Lebovics currently serves as a director and President of NCT, President of NCT Hearing Products, Inc. and President of Artera Group, Inc. She served as Secretary of NCT from February 1999 until September 2001. On April 25, 2001, Ms. Lebovics became a director of NCT. On January 5, 2000, Ms. Lebovics was elected Acting Chief Marketing Officer and Secretary of Advancel Logic Corporation. In July 1989, she joined NCT as a Vice President and as President of NCT Medical Systems, Inc., a subsidiary of NCT. In 1999, Ms. Lebovics was appointed as Executive Vice President, and in April 2000, she became President of NCT. She has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall. Ms. Lebovics is the spouse of Irving Lebovics, NCT's Senior Vice President of Global Sales. Ms. Lebovics also serves as director of various NCT subsidiaries, as follows: Distributed Media Corporation, ConnectClearly.com, Inc., NCT Hearing Products, Inc., NCT Video Displays, Inc., DMC New York, Inc., Artera Group, Inc., Artera Group International Limited, Midcore Software, Inc., Advancel Logic Corporation, Pro Tech Communications, Inc., Distributed Media Corporation International Limited, Health Radio Network, Inc. and DMC Cinema, Inc.

     Cy E. Hammond currently serves as a director and Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of NCT. On March 17, 2004, Mr. Hammond became a director of NCT. He joined NCT as Controller in January 1990, was appointed a Vice President in February 1994 and was appointed Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of NCT in January 1996. On September 4, 1997, Mr. Hammond was elected to serve as Acting Chief Financial Officer and Treasurer of NCT Audio Products, Inc. On January 5, 2000, he was elected to serve as Acting Chief Financial Officer, Treasurer and Assistant Secretary for Advancel Logic Corporation. On August 20, 2002, Mr. Hammond was elected to serve as President and Treasurer of DMC New York, Inc. On June 10, 2004, Mr. Hammond was elected to serve as Chief Financial Officer of Artera Group, Inc. He also serves as Treasurer for the following NCT subsidiaries: Artera Group, Inc., Chaplin Patents Holding Company, Inc., Distributed Media Corporation, Health Radio Network, Inc., Midcore Software, Inc., NCT Far East, Inc., NCT Hearing Products, Inc., NCT Muffler, Inc. and NCT Video

Displays, Inc. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations. Mr. Hammond also serves as director of various NCT subsidiaries, as follows: Artera Group, Inc., ConnectClearly.com, Inc., DMC Cinema, Inc., DMC New York, Inc., NCT Video Displays, Inc., Pro Tech Communications, Inc., Artera Group International Limited and Noise Cancellation Technologies (Europe) Ltd.

     R. Wayne Darville currently serves as Chief Operating Officer of Artera Group, Inc., a subsidiary of NCT Group, Inc., and has held this position since August 15, 2002. Prior to that and from May 1, 2002, he served as Chief Information Officer of Artera Group, Inc. From March 1, 1999 to January 1, 2002, Mr. Darville was Vice President of Technology and Information Systems, and acted as Vice President of Networks, of Interoute Telecommunications, Inc. From September 1, 1995 to February 28, 1999, he was Vice President of Westinghouse Communications, overseeing operations and security of that company's international networks. From August 1, 1989 to August 31, 1995, he was General Manager of CC&S Services, Inc., a subsidiary of Frontier Communications (MI), where he directed the creation of data centers serving information technology systems for incumbent local exchange carriers.

     Irving M. Lebovics currently serves as Senior Vice President, Global Sales, of NCT. He joined NCT in February 1998 as Vice President, Worldwide Sales. From January 1996 to February 1998, Mr. Lebovics was a principal of Enhanced Signal Processing, which exclusively sold NCT's technologies to large original equipment manufacturers. From 1993 to 1996, Mr. Lebovics served as Vice
President of Sales for Kasten Chase Applied Research, a wide area network hardware and software provider to companies such as Dow Jones and the Paris and Madrid stock exchanges. From 1985 to 1993, Mr. Lebovics served as Vice President of Sales for Relay Communications, a provider of PC-to-mainframe communications software and Microcom, Inc. (which acquired Relay Communications), a leading provider of modems and local area network equipment including bridges and routers. Irving M. Lebovics is the spouse of Irene Lebovics, a director of NCT and its President.

     Mark Melnick was promoted to Senior Vice President, General Counsel and Secretary of NCT Group, Inc. effective October 1, 2004. Prior to October 1, 2004 and since September 2001, he served as Vice President, General Counsel and Secretary. He also serves as Secretary of Distributed Media Corporation, DMC Cinema, Inc., Health Radio Network, Inc., NCT Audio Products, Inc., NCT Hearing Products, Inc., NCT Medical Systems, Inc., ConnectClearly.com, Inc., Midcore Software, Inc., Artera Group, Inc., Advancel Logic Corporation, NCT Muffler, Inc., Chaplin Patents Holding Company, Inc., NCT Far East, Inc. and NCT Video Displays, Inc. Effective January 1, 2002, Mr. Melnick was elected Secretary of Pro Tech Communications, Inc. From 1989 to 2000, Mr. Melnick was Counsel, Senior Counsel and then Assistant General Counsel of CBS Cable and its predecessor-in-interest Group W Satellite Communications (a division of
Westinghouse Broadcasting Co.), in the cable television field. From 1984 to 1988, he was an associate at the law firm of Stults & Marshall (now known as Balber Pickard Battistoni Maldonado & Van Der Tuin, PC) in New York, NY. From 1982 to 1984, he was an associate at the law firm of Seyfarth, Shaw, Fairweather & Geraldson (now known as Seyfarth Shaw LLP) in New York, NY.

Committees of the Board of Directors

     Our Board of Directors has established a Compensation Committee and an Audit Committee.

     The Compensation Committee reviews and determines the compensation policies, programs and procedures of the company as they relate to NCT's senior management. The Compensation Committee is presently comprised of Messrs. McCloy and Oolie and held one meeting during the fiscal year ended December 31, 2003. The Compensation Committee provides for the administration of stock option plans and addresses matters relating to the grant of warrants or options to acquire shares of the company's common stock and other securities.

     The Audit Committee reviews the activities of the company's independent registered public accounting firm and for other aspects of the company's financial reporting. The Audit Committee is composed of Messrs. McCloy and Oolie and held six meetings during the fiscal year ended December 31, 2003. Effective April 25, 2001, the Board of Directors adopted a written charter for the Audit Committee. In addition, the Board of Directors determined that all of the Audit Committee members are independent and that John McCloy is an audit committee financial expert.

Code of Ethics

     NCT has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its Chief Executive Officer (or those performing similar functions) as well as any and all senior financial officers (including our Chief Financial Officer). The Code of Ethics is filed as Exhibit 14 to the registration statement of which this prospectus is a part.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, NCT's securities with the Securities and Exchange Commission. Such directors, executive officers and shareholders are also required to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from certain reporting persons, NCT believes that all filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during the fiscal year ended December 31, 2003, except for: (a) a grant of options made on September 10, 2003 under the 2001 Plan to each of the following directors and executive officers: Messrs. Parrella, McCloy, Oolie, Hammond, Charry, Lebovics and Melnick and Ms. Lebovics were not timely reported on Form 4 (these eight Form 4s were filed late); (b) a grant of options to Mr. Darville made on September 10, 2003 under the 2001 Plan was not reported on Form 4 nor did Mr. Darville timely file his initial ownership information on Form 3 (Mr. Darville subsequently filed a Form 5 for 2003 that was not timely filed);
(c) Acme Associates, Inc. did not timely file Form 4s upon grants of options to acquire shares of NCT common stock (two transactions prior to becoming a group filer with Carole Salkind), but filed late Form 4s covering these transactions; and (d) Carole Salkind did not timely file Form 4 reports during 2003 for convertible note, warrant and option transactions (total of 91 transactions during 2003) but filed late Form 4s covering 71 transactions (a group filing with Acme Associates, Inc.) and subsequently filed the remaining 2003 transactions on a Form 5 which was not timely filed (a group filing with Acme Associates, Inc.).

EXECUTIVE COMPENSATION

     Set forth below is information for the three fiscal years ended December 31, 2003, 2002 and 2001 relating to compensation received by: (1) NCT's Chief Executive Officer; and (2) the other four most highly compensated executive officers of NCT whose total annual salary and bonus for the fiscal year ended December 31, 2003 exceeded $100,000 (collectively the "Named Executive Officers").


                                                                   Summary Compensation Table
                                                                                                   Securities
                                                                                                   Underlying            All
    Name and Principal                                                      Other Annual        Options/Warrants        Other
        Position               Year     Salary ($)       Bonus ($)        Compensation ($)(a)       SARs (#)        Compensation ($)
----------------------------  -----    -----------    ---------------     -------------------   ----------------    ----------------

Michael J. Parrella           2003      $ 320,016      $  433,412  (b)          $  20,688          9,260,000  (e)      $       -
   Chief Executive            2002        320,016         136,473  (c)             20,688         14,000,000  (f)              -
   Officer and Chairman       2001        320,016         299,142  (d)             20,688          5,324,505  (g)              -
   of the Board

Irene Lebovics                2003        200,000         143,526  (b)             12,000          4,000,000  (e)              -
   President and              2002        200,000          45,036  (c)             12,000          2,350,000  (f)              -
   Director                   2001        200,000          98,717  (d)             12,000            800,000  (h)              -

Cy E. Hammond                 2003        180,000         216,706  (b)             12,000          3,600,000  (e)              -
   Senior Vice President,     2002        180,000          68,237  (c)             12,000          1,950,000  (f)              -
   Chief Financial Officer    2001        180,000         149,571  (d)             12,000            760,000  (i)              -
   and Treasurer

R. Wayne Darville (j)         2003        200,000               -                       -            680,000  (e)              -
   Chief Operating Officer    2002        118,750               -                       -            460,000  (f)              -
   Artera Group, Inc.

Jonathan M. Charry (k)        2003        200,000               -                       -            800,000  (e)              -

                                       77


   Senior Vice President,     2002        200,000               -                       -          1,175,000  (f)              -
   Corporate Development      2001        200,000          56,170  (d)                  -            400,000                   -



Footnotes:
----------
(a) Other annual compensation is comprised of automotive lease payments or automotive allowances paid to the Named Executive Officers.

(b) Bonus amounts accrued and unpaid as of December 31, 2003 and the years in which the amounts were earned are as follows:



                                        Amounts Accrued and Unpaid at December 31, 2003
                                                          Relating To:
                          --------------------------------------------------------------------------
                               2001                2002               2003                Total
                          ----------------    ---------------    ---------------    ----------------
Michael J. Parrella       $      61,597       $    136,473       $   433,412        $    631,482
Irene Lebovics                        -                  -           108,434             108,434
Cy E. Hammond                         -                  -           162,741             162,741
Jonathan M. Charry               24,000                  -                 -              24,000
                          ----------------    ---------------    ---------------    ----------------
                          $      85,597       $    136,473       $   704,587        $    926,657
                          ================    ===============    ===============    ================

(c) Bonus amounts accrued and unpaid as of December 31, 2002 and the years in which the amounts were earned are as follows:


                             Amounts Accrued and Unpaid at December 31, 2002
                                                 Relating To:
                          ------------------------------------------------------
                               2001                2002              Total
                          ----------------    ---------------    ---------------
Michael J. Parrella       $      61,597       $   136,473        $   198,070
Irene Lebovics                        -            38,908             38,908
Cy E. Hammond                     5,298            68,237             73,535
Jonathan M. Charry               24,000                 -             24,000
                          ----------------    ---------------    ---------------
                          $      90,895       $   243,618        $   334,513
                          ================    ===============    ===============


(d) Bonus amounts accrued and unpaid as of December 31, 2001 were attributable to amounts earned in 2001, as follows:

     Michael J. Parrella          $    61,597
     Irene Lebovics                    20,327
     Cy E. Hammond                     30,798
     Jonathan M. Charry                24,000
                                 --------------
                                  $   136,722
                                 ==============

(e) Current year options are comprised of one grant for each of the Named Executive Officers. Please refer to the table "Options and Warrants Granted in 2003." The options granted to the Named Executive Officers were granted subject to approval by NCT shareholders of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of option shares involved. If the increase is not approved, granted options would be reduced pro rata for the excess unauthorized shares.

(f) 2002 options are comprised of two grants for each of the Named Executive Officers granted subject to approval by NCT shareholders of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of option shares involved. If the increase is not approved, granted options would be reduced pro rata for the excess unauthorized shares.

(g) Includes 2,824,505 shares that remained an obligation of NCT from a grant in 2000. Due to an insufficient number of shares available under the 1992 Plan in 2000, the Board of Directors reduced a grant made in December 2000 to Mr. Parrella to acquire 6,000,000 shares of common stock by 2,824,505 shares but remained obligated to provide such grant.

(h) Includes 50,000 shares under a replacement grant of an option that expired in 2001. The expiration date of the new grant is February 11, 2004, and the exercise price is $0.75, the exercise price of the expired option.

(i) Includes 10,000 shares under a replacement grant of an option that expired in 2001. The expiration date of the new grant is February 11, 2004, and the exercise price is $0.75, the exercise of the expired option.

(j) Mr. Darville was hired as Chief Information Officer of Artera Group, Inc. effective May 1, 2002. He was promoted to Chief Operating Officer of Artera on August 15, 2002. The 2002 salary amount reflects his compensation from his date of hire. In accordance with his letter of employment, Mr. Darville's compensation was established with a base salary of $150,000 per annum and a bonus of up to 25% of his base salary. Upon his hire, Mr. Darville was granted an initial stock option to acquire 430,000 shares at an exercise price of $0.081 per share. Since August 15, 2002, Mr. Darville has received a salary of $200,000 per annum.

(k) Effective April 30, 2004, Dr. Charry resigned from his employment by NCT Group, Inc. and as its Senior Vice President, Corporate Development.


                      Options and Warrants Granted in 2003

     The following table summarizes the Named Executive Officers' stock option and warrant activity during 2003:



                                                                                     Potential Realized Value
                         Shares          Percent of                                     at Assumed Annual
                       Underlying      Total Options                                   Rates of Stock Price
                        Options         And Warrants                                  Appreciation for Option
                          And            Granted to      Exercise                       and Warrant Term (b)
                        Warrants          Employees        Price     Expiration    -------------------------------
       Name             Granted          in 2003 (a)     Per Share      Date              5%              10%
--------------------   ---------       ---------------  -----------  -----------   --------------   --------------
Michael J. Parrella    9,260,000  (c)           39.3%       $ 0.054    09/10/10       $ 203,566        $ 474,396

Irene Lebovics         4,000,000  (d)           17.0%         0.054    09/10/10          87,934          204,923

Cy E. Hammond          3,600,000  (d)           15.3%         0.054    09/10/10          79,140          184,431

R. Wayne Darville        800,000  (d)            3.4%         0.054    09/10/10          17,587           40,985

Jonathan M. Charry       800,000  (d)            3.4%         0.054    09/10/10          17,587           40,985



Footnotes:
----------
(a) Percentages for the grants listed above are based upon the aggregate total granted in 2003 under the 2001 Plan less amounts granted to consultants and non-employee directors (i.e., Messrs. McCloy and Oolie). These options are subject to shareholder approval of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan.

(b) The dollar amounts in these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration dates. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of NCT's common stock and overall market conditions.

(c) These options were granted under the 2001 Plan with an exercise price of $0.054 per share, a value that was equal to the fair market value of NCT's common stock on the date of grant. These options are subject to shareholder approval of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. These options vest as follows: as to 50%, date of grant;

     balance prior to the closing of any one of the following: (1) third party acquires the right to a 10% equity interest in NCT Group, Inc.; (2) third party acquires the right to a 10% equity interest in NCT's subsidiary, Artera Group, Inc.; (3) third party licenses NCT or subsidiary's intellectual property or commits to distribute products for $15 million in aggregate license fee or minimum royalties. In any event, all options vest three years from date of grant. The vesting requirement under all options granted prior to October 25, 2002 was accelerated to 100% vested as of October 25, 2002 and the vesting requirement under all options granted on October 25, 2002 was accelerated to 100% vested as of September 10, 2003.

(d) Options to acquire these shares were granted pursuant to the 2001 Plan with an exercise price of $0.054 per share, a value that was equal to the fair market value of NCT's common stock on the date of grant. These options are subject to shareholder approval of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. These options vest as follows: 40% on the date of grant (September 10, 2003) and 30% on each of the first and second anniversaries of the date of grant. The vesting requirement under all options granted prior to October 25, 2002 was accelerated to 100% vested as of October 25, 2002 and the vesting requirement under all options granted on October 25, 2002 was accelerated to 100% vested as of September 10, 2003.

                2003 Aggregated Option and Warrant Exercises and
                   December 31, 2003 Option and Warrant Values

     The following table sets forth information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 2003, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.


                                                               Number of Shares
                                                                   Underlying                   Value of Unexercised
                           Number of                           Unexercised Options              In-the-Money Options
                            Shares                              and Warrants at                     And Warrants at
                           Acquired                            December 31, 2003                   December 31, 2003
                              On           Value      --------------------------------------  -----------------------------
       Name               Exercise (#)    Realized    Exercisable (#)      Unexercisable (#)   Exercisable    Unexercisable
--------------------     -------------   -----------  ---------------      -----------------  -------------   -------------

Michael J. Parrella                -       $      -       47,056,634            4,630,000        $      -        $     -

Irene Lebovics                     -              -        8,243,323            2,400,000               -              -

Cy E. Hammond                      -              -        5,439,024            2,160,000               -              -

R. Wayne Darville                  -              -        1,000,000              480,000               -              -

Jonathan M. Charry                 -              -        3,273,049              480,000               -              -



Compensation of Directors

     None of our directors received fees, as such, for his or her services as a director during 2003. Mr. Parrella and Ms. Lebovics received salaries and earned bonuses in 2003 from NCT. See above at "Executive Compensation and Summary Compensation Table" and below at "Compensation Arrangements with Certain Officers and Directors."

     During 2003, each director was granted options to acquire shares of NCT's common stock under the 2001 Plan. The options were granted subject to approval by NCT shareholders of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. The shares of common stock underlying options granted in 2003 under the 2001 Plan were 1,350,000 for each of Messrs. McCloy and Oolie, 9,260,000 for Mr. Parrella and 4,000,000 for Ms. Lebovics. The options expire seven years from the dates of grant. The exercise price was $0.054 per share, a value equal to the fair market value of NCT's common stock on the date of grant. The vesting schedules for the directors, other than Ms. Lebovics, are as follows: 50% vest on the date of grant (September 10, 2003); balance prior to the closing of any one of the following: (1) third party acquires the right to a 10% equity interest in NCT Group, Inc.; (2) third party acquires the right to a 10% equity interest in NCT's subsidiary, Artera Group, Inc.; (3) third party licenses NCT or subsidiary's intellectual property or commits to distribute products for $15 million in aggregate license fee or minimum royalties. In any event, all options vest three years from date of grant. The vesting terms of Ms. Lebovics' 2003 grant is outlined above in footnotes to the table, "Options and Warrants Granted in 2003." The vesting requirement under all options granted prior to October 25, 2002 was accelerated to 100% vested as of October 25, 2002 and the vesting requirement under all options granted on October 25, 2002 was accelerated to 100% vested as of September 10, 2003.

Compensation Arrangements with Certain Officers and Directors

     Certain of NCT's executive officers, including three who serve as directors of NCT, are eligible for an incentive bonus consisting of a cash override on the value derived by NCT and its subsidiaries, in cash or otherwise, upon the execution of transactions with outside parties. Cash override refers to NCT's payment in cash to certain participants of amounts that represent a percentage of the value of the transactions consummated by NCT and its subsidiaries. The participants included in this arrangement, the effective date participation began and the percentage cash overrides are as follows:


        Participant           Date Participation Commenced         Percent
 ------------------------    -------------------------------     -----------
   Michael J. Parrella              February 1, 1996                1.00%
   Irene Lebovics                    January 1, 2001                0.33%
   Cy E. Hammond                    September 4, 1997               0.50%

     Effective May 1, 2002, NCT hired R. Wayne Darville as its Chief Information Officer of Artera Group, Inc. He was promoted to Chief Operating Officer of Artera on August 15, 2002. In accordance with his letter of employment, Mr. Darville's compensation was established with a base salary of $150,000 per annum and a bonus of up to 25% of his base salary. Since August 15, 2002, Mr. Darville has received a salary of $200,000 per annum.

     Effective April 30, 2004, Jonathan Charry, Ph.D. resigned as NCT's Senior Vice President, Corporate Development. Prior to that, he had received an annual base salary of $150,000 and a $50,000 per annum guaranteed draw against future commissions. Dr. Charry also had an incentive bonus arrangement based on performance milestones and cash overrides on specified financings and licensing or strategic alliance agreements.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2003, John McCloy and Sam Oolie served as members of the Compensation Committee of NCT's Board of Directors. Each of Messrs. McCloy and Oolie also served as members of the Board of Directors of NCT Audio Products, Inc. since their respective appointments in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 31, 2004, information concerning the shares of NCT common stock beneficially owned by:

     o each person who, to our knowledge, is the holder of 5% or more of NCT common stock;
     o    each person who currently serves as a director;
     o our five most highly compensated executive officers (including our Chief Executive Officer) in the fiscal year ended December 31, 2003; and
     o    all of our executive officers and directors as a group.

     Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.


                                                      Shares of
                                                     Common Stock
                                                     Beneficially                 Percent of
                Beneficial Owner                       Owned (a)                   Class (a)
  ---------------------------------------------    -----------------            ----------------
  Michael J. Parrella                                    58,411,760    (b)                 8.4%
  John J. McCloy                                          5,437,012    (c)                    *
  Sam Oolie                                               5,721,825    (d)                    *
  Irene Lebovics                                         16,496,347    (e)                 2.5%
  Cy E. Hammond                                           9,442,289    (f)                 1.4%
  R. Wayne Darville                                       1,800,000    (g)                    *
  Jonathan M. Charry                                      4,657,049    (h)                    *
  All Current Executive Officers and
  Directors as a Group (8 persons)                      100,089,233    (i)                13.9%
  Carole Salkind                                      3,277,787,911    (j)                84.0%
  Crammer Road LLC                                    1,186,383,307    (k)                65.1%
  Acme Associates, Inc.                                 240,500,000    (l)                27.3%
  Alpha Capital Aktiengesellschaft                      199,113,865    (m)                23.7%
  Libra Finance S.A.                                    129,940,499    (n)                16.8%
  Austost Anstalt Schaan                                 72,498,610    (o)                10.1%
  Balmore S.A.                                           59,115,383    (p)                 8.4%

      * Less than one percent.

Footnotes:
---------
(a) Assumes sufficient underlying authorized shares of NCT common stock. Also assumes the exercise of options or warrants to purchase shares of common stock which may be exercised within 60 days of August 31, 2004 (including options subject to stockholder approval of a sufficient increase in the number of (1) authorized shares of NCT common stock and (2) shares issuable under the 2001 Stock Incentive Plan).

(b) Mr. Parrella's business address is 20 Ketchum Street, Westport, Connecticut 06880. Includes 53,827,134 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004, 13,333 shares held by or in custody for Mr. Parrella's children, 3,000,000 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004 which were transferred in 2002 by Mr. Parrella to his children, 958,400 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004 held by his son, Michael J. Parrella, Jr., an officer of Artera Group, a wholly-owned subsidiary of NCT, and 612,893 shares held by Mr. Parrella's spouse. Mr. Parrella disclaims beneficial ownership of the shares held by his spouse and children.

(c) Includes 5,132,012 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004 and 300,000 shares held by the John J. McCloy II Family Trust for which Mr. McCloy's spouse serves as trustee, and as to which Mr. McCloy disclaims beneficial ownership.

(d) Includes 5,382,012 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004, 20,000 shares owned by Oolie Enterprises, 75,000 shares owned by Mr. Oolie's spouse and 44,313 shares held by the Oolie Family Support Foundation. Mr. Oolie disclaims beneficial ownership of the shares owned by his spouse and the foundation.

(e) Includes 12,192,073 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004 and 590,517 shares owned jointly with her spouse, Irving Lebovics, who is our Senior Vice President, Global Sales. Also includes 3,542,415 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004 held by Mr. Lebovics, as to which Ms. Lebovics disclaims beneficial ownership.

(f) Includes 9,226,524 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004.

(g) Consists of 1,800,000 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004.

(h) Consists of 4,657,049 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004.

(i) Includes 93,882,170 shares issuable pursuant to options which may be exercised within 60 days of August 31, 2004. Also includes 3,958,400 shares issuable to children of Michael Parrella pursuant to options which may be exercised within 60 days of August 31, 2004, shares as to which Mr. Parrella disclaims beneficial ownership.

(j) Ms. Salkind's address is PO Box 1292, Clifton, New Jersey 07012. Includes 1,657,618,340 shares issuable upon the conversion of convertible notes in aggregate principal amount of $46.3 million (assuming full conversion of the notes, accrued interest and applicable default penalties) and 1,233,215,753 shares issuable to Ms. Salkind upon the exercise of currently vested warrants. Also includes 5,000 shares owned by Morton Salkind, Ms. Salkind's husband and a former director of NCT, and 2,175,000 shares issuable upon the exercise of currently exercisable options held by Mr. Salkind, shares as to which she disclaims beneficial ownership. Also includes 240,500,000 shares issuable upon the exercise of currently exercisable options held by Acme Associates, Inc. (see footnote (l) below); 23,000,000 shares issuable upon the exercise of currently exercisable options held by Motorworld, Incorporated; 23,000,000 shares issuable upon the exercise of currently exercisable options held by Inframe, Inc.; 24,500,000 shares issuable upon the exercise of currently exercisable options held by Avant Interactive, Inc.; 22,550,000 shares issuable upon exercise of currently exercisable options held by Turbo Networks, Inc.; and 23,000,000 shares issuable upon the exercise of currently exercisable options held by Maple Industries, Inc. Carole Salkind is the sole stockholder of Acme Associates, Motorworld, Inframe, Avant Interactive, Turbo Networks and Maple Industries. Also includes 8,350,000 shares issuable upon the exercise of currently exercisable options held by Leben Care, Inc. (whose sole stockholder is Carole Salkind's son, Steven Salkind) and 3,375,000 shares issuable upon the exercise of currently exercisable options held by Stop Noise, Inc. (whose sole stockholder is Steven Salkind), as to which Carole Salkind disclaims beneficial ownership.

(k) Crammer Road LLC's business address is P.O. Box 866, George Town, Anderson Square Building, Shedden Road, Grand Cayman, Cayman Islands, British West Indies. David Sims of Navigator Management Ltd. has voting and dispositive control of these shares on behalf of Crammer Road. Includes 1,180,387,741 shares issuable upon the conversion of our series H preferred stock, along with accretion. Also includes 1,250,000 shares issuable upon the exercise of currently exercisable warrants. Pursuant to a contractual restriction between Crammer Road and NCT, Crammer Road is prohibited from beneficially owning more than 9.9% of NCT common stock at any given time.

(l) Acme Associates, Inc.'s business address is 322 Green Pond Road, Hibernia, New Jersey 07842. As noted in footnote (j) above, Carole Salkind is the sole stockholder of Acme Associates. Consists of 240,500,000 shares issuable upon the exercise of currently exercisable options.

(m) Alpha Capital Aktiengesellschaft's business address is Pradafant 7, 9490 Furstentums, Vaduz, Liechtenstein. Konrad Ackermann, Director, has voting and dispositive control of these shares on behalf of Alpha Capital. Includes 19,455,556 shares issuable upon the exercise of currently exercisable warrants, 87,366,963 shares issuable upon the exchange of various convertible notes issued by Artera Group, along with accrued interest, 30,050,207 shares issuable upon the exchange of shares of series B preferred stock of Pro Tech, along with accretion, and 62,241,139 shares issuable upon the conversion of convertible notes issued by NCT, along with accrued interest. Pursuant to contractual restrictions between Alpha Capital and NCT, Alpha Capital is prohibited from beneficially owning more than 9.99% of NCT common stock at any given time.

(n) Libra Finance S.A.'s business address is c/o Trident Trust Company (BVI) Limited, Trident Chambers, Box 146, Road Town, Tortola, British Virgin Islands. Seymour Braun has voting and dispositive control of these shares on behalf of Libra Finance. Includes 25,000,000 shares issuable upon the exercise of currently exercisable warrants, 53,041,096 shares issuable upon the exchange of shares of series A preferred stock of Artera Group, along with accretion, and 51,899,403 shares issuable upon the conversion of convertible notes issued by NCT, along with accrued interest.

(o) Austost Anstalt Schaan's business address is Landstrasse 8, 9496 Fuerstentum, Balzers, Liechtenstein. Thomas Hackl has voting and dispositive control of these shares on behalf of Austost. Includes
     57,125,260 shares issuable upon the exchange of shares of series A preferred stock of Artera Group, along with accretion, and 15,373,350 shares issuable upon exchange of a convertible note issued by Artera Group, along with accrued interest.

(p) Balmore S.A.'s business address is c/o Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. Gissela Kindle has voting and dispositive control of these shares on behalf of Balmore. Includes
     57,125,260 shares issuable upon the exchange of shares of series A preferred stock of Artera Group, along with accretion, and 1,990,122 shares issuable upon the exchange of a convertible note issued by Artera Group, along with accrued interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Secured Convertible Notes and Warrants Issued to Carole Salkind

     Beginning in 1999, NCT has issued convertible notes to Carole Salkind, a stockholder and spouse of a former director of NCT. At September 30, 2004, the aggregate principal balance outstanding of these notes was approximately $47.3 million. As of September 30, 2004, we are in default on an aggregate of $0.4 million of notes due Ms. Salkind and are negotiating to cure such defaults. Substantially all the assets of NCT Group, Inc. secure the notes (including shares of stock of substantially all of the subsidiaries owned by NCT). We have sustained our operations in 2002, 2003 and to date in 2004 primarily from the funding received from Carole Salkind and are dependent upon such funding to continue operations. Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT to date despite NCT's failure to repay her notes as the notes matured. Commencing January 2001, upon the maturity of Ms. Salkind's initial note to NCT dated January 1999, NCT has established a history of defaulting on the repayment of obligations owed to Carole Salkind as such obligations become due. Ms. Salkind has allowed NCT to roll over maturing notes, along with accrued interest (including interest at a default rate equal to the note's stated rate plus 5% after default) and a default penalty (10% of the principal in default), into new notes that generally mature upon demand or from six months to one year from the date of the rolled-over note. In addition to the financing provided by rolling over maturing notes, Ms. Salkind has continued to provide NCT with new funds. From time to time, NCT has obtained oral assurances that Ms. Salkind will continue funding NCT. However, NCT has no legally binding assurance that Ms. Salkind will continue funding NCT in the near-term or that the amount, timing and duration of funding from her will be adequate to sustain NCT.

     At Ms. Salkind's election, the notes are convertible into shares of our common stock and exchangeable for shares of common stock of any of our subsidiaries that makes a public offering of its common stock (except Pro Tech). The notes contain various events of default, the occurrence of any one of which provides, at Ms. Salkind's election, that the outstanding principal, accrued interest and default penalty become immediately due and payable. We are obligated to use best efforts (except where legally prohibited) to register the shares of common stock into which the Carole Salkind notes are convertible within six months of the respective note issuance dates. Contractual consequences of a breach of this obligation are acceleration of all note principal, interest thereon and a default penalty equal to 10% of the principal amount. No such amounts have been paid or accrued under these provisions because no breach of the obligation has occurred.

     Of the debt owed Carole Salkind as of September 30, 2004, $32,040,000 represents cash loans made by Ms. Salkind (rather than non-cash items including interest and default penalties rolled into new notes). Through September 30, 2004, Carole Salkind has loaned NCT $32,790,000 in cash. She converted one $500,000 note into shares of NCT common stock (on May 18, 2001) and was repaid one $250,000 note (loaned on January 25, 2002 and repaid from an escrow account established as part of another transaction that was not consummated in which

NCT engaged with an unrelated third party). Summarized below are the convertible notes issued to Carole Salkind that are outstanding as of September 30, 2004:

                                                             Conversion
  Issue Date          Due Date             Principal            Price
  ----------          --------             ---------            -----
   12/15/03           06/15/04          $    400,000           $0.0370
   06/15/04           12/15/04             2,793,668            0.0270
   06/15/04           12/15/04             1,626,883            0.0270
   06/15/04           12/15/04             6,913,601            0.0270
   06/16/04          On Demand               425,000            0.0270
   06/16/04           12/16/04               400,000            0.0270
   06/16/04           12/16/04               459,660            0.0270
   06/28/04           12/28/04             4,383,902            0.0310
   06/30/04           12/30/04             3,477,127            0.0310
   07/16/04           01/16/05               400,000            0.0290
   07/16/04           01/16/05             9,469,467            0.0290
   08/02/04           02/02/05            13,587,645            0.0270
   08/02/04           02/02/05               400,000            0.0270
   08/10/04           02/10/05               400,000            0.0211
   09/02/04           03/02/05               400,000            0.0210
   09/14/04           03/14/05               400,000            0.0200
   09/14/04           03/14/05             1,351,035            0.0200
                                      -----------------
                                        $ 47,287,988
                                      =================

     In conjunction with the issuance of convertible notes to Ms. Salkind, NCT issued Ms. Salkind warrants to acquire shares of NCT common stock. We amended the exercise prices on each of the warrants granted prior to December 20, 2001 to $0.071. Further, we granted Ms. Salkind warrants in consideration of her irrevocable waiver of her rights to exchange convertible notes for, or exercise a warrant for, shares of Pro Tech common stock. The warrants to purchase shares of NCT common stock granted to Ms. Salkind as of September 30, 2004 are as follows:


 Grant Date    Expiration Date       Exercise Price     Shares Granted
------------   ---------------       --------------     --------------
  02/13/01         02/13/06           $ 0.0710              7,042,254
  05/14/01         05/14/06             0.0710                500,000
  08/22/01         08/22/06             0.0710                625,000
  09/28/01         09/28/06             0.0710              1,000,000
  12/20/01         12/20/06             0.0710              1,250,000
  01/11/02         01/11/07             0.0790              2,789,082
  01/25/02         01/25/07             0.0900                812,500
  01/25/02         01/25/07             0.0900                312,500
  02/27/02         02/27/07             0.0790              1,034,266
  03/01/02         03/01/07             0.0790                437,500
  05/02/02         05/02/07             0.0940              3,188,708
  05/02/02         05/02/07             0.0940              3,562,500
  05/29/02         05/29/07             0.0950              1,500,000
  06/02/02         06/02/07             0.0970              1,500,000
  07/03/02         07/03/07             0.0780              1,500,000
  07/12/02         07/12/07             0.0750             20,000,000
  07/15/02         07/15/07             0.0750              1,500,000
  07/23/02         07/23/07             0.0590              2,250,000
  08/14/02         08/14/07             0.0820              1,500,000
  08/29/02         08/29/07             0.0760              2,100,000
  09/09/02         09/09/07             0.0770              1,500,000
  09/30/02         09/30/07             0.0700             10,000,000
  09/30/02         09/30/07             0.0700             16,157,565

  11/07/02         11/07/07             0.0720              1,750,000
  11/20/02         11/20/07             0.0540              1,750,000
  11/21/02         11/21/07             0.0535              6,271,926
  12/02/02         12/02/07             0.0480              1,500,000
  12/16/02         12/16/07             0.0420              1,750,000
  12/26/02         12/26/07             0.0420             10,206,373
  12/30/02         12/30/07             0.0412              1,500,000
  01/15/03         01/15/08             0.0410              2,000,000
  01/23/03         01/23/08             0.0400             11,775,579
  01/30/03         01/30/08             0.0410              1,500,000
  02/11/03         02/11/08             0.0400              5,500,000
  03/04/03         03/04/08             0.0350              2,000,000
  03/13/03         03/13/08             0.0310              4,250,000
  03/13/03         03/13/08             0.0310              3,750,000
  04/02/03         04/02/08             0.0290              2,000,000
  04/11/03         04/11/08             0.0310              2,000,000
  04/21/03         04/21/08             0.0370              2,000,000
  05/15/03         05/15/08             0.0460              2,000,000
  05/22/03         05/22/08             0.0420              7,500,000
  05/28/03         05/28/08             0.0440              1,900,000
  06/12/03         06/12/08             0.0440             10,500,000
  06/12/03         06/12/08             0.0440              2,000,000
  06/28/03         06/28/08             0.0380              2,000,000
  07/14/03         07/14/08             0.0312              2,000,000
  07/14/03         07/14/08             0.0312              2,000,000
  07/28/03         07/28/08             0.0420              2,000,000
  07/28/03         07/28/08             0.0420              2,000,000
  08/07/03         08/07/08             0.0539              2,750,000
  08/18/03         08/18/08             0.0450              2,000,000
  08/28/03         08/28/08             0.0550              2,000,000
  08/28/03         08/28/08             0.0550              2,000,000
  09/11/03         09/11/08             0.0500              2,500,000
  09/12/03         09/12/08             0.0500              2,000,000
  10/02/03         10/02/08             0.0430              4,000,000
  10/14/03         10/14/08             0.0440             19,250,000
  10/14/03         10/14/08             0.0440              2,000,000
  11/03/03         11/03/08             0.0440              2,000,000
  11/21/03         11/21/08             0.0410              2,250,000
  11/21/03         11/21/08             0.0410              2,500,000
  11/22/03         11/22/08             0.0410              2,500,000
  12/15/03         12/15/08             0.0370             16,500,000
  12/15/03         12/15/08             0.0370              2,500,000
  12/31/03         12/31/08             0.0400             32,250,000
  12/31/03         12/31/08             0.0400              5,500,000
  02/13/04         02/13/09             0.0500              6,750,000
  03/05/04         03/05/09             0.0490              6,750,000
  03/15/04         03/15/09             0.0470             96,500,000
  03/15/04         03/15/09             0.0470             56,500,000
  03/15/04         03/15/09             0.0470              6,750,000
  03/15/04         03/15/09             0.0470              5,000,000
  04/01/04         04/01/09             0.0530              6,750,000
  04/14/04         04/14/09             0.0501              6,750,000
  05/07/04         05/07/09             0.0410              6,750,000
  05/21/04         05/21/09             0.0340              6,750,000
  06/04/04         06/04/09             0.0310              6,750,000
  06/15/04         06/15/09             0.0270             46,000,000

  06/15/04         06/15/09             0.0270             27,000,000
  06/15/04         06/15/09             0.0270            114,000,000
  06/16/04         06/16/09             0.0270              7,500,000
  06/16/04         06/16/09             0.0270              6,750,000
  06/16/04         06/16/09             0.0270              7,750,000
  06/28/04         06/28/09             0.0310             72,250,000
  06/30/04         06/30/09             0.0310             57,250,000
  07/16/04         07/16/09             0.0290              6,750,000
  07/16/04         07/16/09             0.0296            156,000,000
  08/02/04         08/02/09             0.0270            223,750,000
  08/02/04         08/02/09             0.0270              7,500,000
  08/10/04         08/10/09             0.0211              6,750,000
  09/02/04         09/02/09             0.0210              6,750,000
  09/14/04         09/14/09             0.0200              6,750,000
  09/14/04         09/14/09             0.0200             22,250,000
                                                     -----------------
                                                        1,268,965,753
                                                     =================

     The following outlines all of our convertible note transactions with Carole Salkind through September 30, 2004:

     On January 26, 1999, Carole Salkind agreed to purchase convertible notes of NCT in an aggregate principal amount of $4.0 million. The initial two-year convertible note for $1.0 million was issued to Ms. Salkind on January 26, 1999. The note matured on January 25, 2001. The note bore interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the note was paid. Ms. Salkind had the right to convert the outstanding amount of the note into shares of common stock of NCT at a conversion price (as amended on September 19, 1999) equal to the lesser of: (1) the lowest closing price for the common stock during September 1999 ($0.172); (2) the average of the closing bid price for the common stock for five consecutive trading days prior to conversion; or (3) $0.17. In no event, however, could the conversion price be less than $0.12 per share. Prior to the amendment, the fixed conversion price was $0.237 per share, and in no event could the conversion price be less than $0.15 per share. The amendment was entered into for the purpose of maintaining good investor relations in a market in which NCT's stock price was declining. Ms. Salkind purchased the remaining $3.0 million principal amount of convertible notes on various dates through March 27, 2000, and NCT issued notes with the same terms and conditions as the note described above.

     On January 25, 2001, NCT defaulted on the repayment of the $1.0 million convertible note issued to Ms. Salkind on January 26, 1999. The default provisions in the note imposed a default penalty of $100,000 (10% of the principal in default). Default interest from the date of default accrued on the principal in default at the rate of prime plus 5%. On May 14, 2001, NCT cured this default by canceling the $1.0 million note and issuing a new convertible note to Ms. Salkind for $1,361,615 due September 14, 2001. Also on May 14, 2001, we granted Ms. Salkind a five-year warrant for the purchase of 500,000 shares of NCT common stock at $0.13 per share, the fair market value of NCT's common stock on the date of grant. On December 20, 2001, we reduced the exercise price on that warrant to $0.071 per share. The May 14, 2001 note was convertible into shares of our common stock at $0.13 per share, shares of Pro Tech common stock at $0.22 per share or shares of common stock of any other public subsidiary of NCT at the respective initial public offering prices, at the election of Ms. Salkind. On September 4, 2001, NCT defaulted on repayment of the May 14, 2001 note. The default provision in the note imposed a penalty of $136,162 (10% of the principal in default). Default interest from the date of default was due on the principal in default at the rate of prime plus 5%. Ms. Salkind agreed to fund another $1,000,000 and to roll the amounts due under the May 14, 2001 note in default into a new note, dated September 28, 2001, for an aggregate of $2,535,469. This note matured on September 28, 2002 and bore interest at the prime rate. In connection with this new note, we issued Ms. Salkind a five-year warrant to acquire 1,000,000 shares of NCT common stock at an exercise price of $0.115 per share. On December 20, 2001, we reduced the exercise price on that warrant to $0.071 per share. On July 12, 2002, Ms. Salkind waived her right to exchange the September 28, 2001 note for shares of common stock of Pro Tech. On September 28, 2002, we defaulted on repayment of the $2,535,469 note dated September 28, 2001. On September 30, 2002, we issued a new note in the principal amount of $3,770,098 to settle the September 28, 2001 note, default penalty and accrued interest thereon and included $800,000 additional cash received from Ms. Salkind. The September 30, 2002 note bore interest at 8% per annum and matured on September 30, 2003. The September 30,

2002 note was convertible into common stock of NCT (at $0.070) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common tock (at the public offering price thereof). In conjunction with the issuance of the September 30, 2002 note, we issued Carole Salkind a five-year warrant to acquire 16,157,565 shares of NCT common stock at an exercise price of $0.070 per share. We defaulted on repayment of the September 30, 2002 note. As outlined below, the September 30, 2002 note was rolled into a new note dated October 14, 2003.

     On February 13, 2001, NCT issued Ms. Salkind a promissory note in the amount of $500,000 payable with accrued interest at the rate of 7% per annum on April 14, 2001. The principal and interest were convertible, at Ms. Salkind's election, into NCT's common stock at a conversion price of $0.21 or exchangeable for Pro Tech's common stock at an exchange price of $0.44. In connection with issuance of this note, NCT issued Ms. Salkind a five-year warrant to purchase $500,000 worth of either, at her election, NCT's common stock at $0.21 per share or Pro Tech's common stock at $0.44 per share. We reduced the exercise prices on this warrant on December 20, 2001 to $0.071 per share for NCT common stock (representing the right to acquire 7,042,254 shares of NCT common stock) and $0.06 per share for Pro Tech common stock. On July 12, 2002, Ms. Salkind waived her right to purchase shares of Pro Tech upon exercise of this warrant. NCT defaulted on the repayment of the February 13, 2001 note. The default provision in the note imposed a penalty of 10% of the principal in default, or $50,000. On May 18, 2001, Ms. Salkind converted this $500,000 note into 4,303,425 shares of our common stock at an agreed upon conversion price of $0.13 per share, which approximated the market price of our common stock on the conversion date.

     In 2001, NCT defaulted on repayment to Ms. Salkind of each of its convertible notes dated June 4, 1999, June 11, 1999, July 2, 1999 and July 23, 1999, representing an aggregate principal amount of $1,250,000. The default provisions in the notes imposed an aggregate penalty of $125,000 (10% of principal amount in default). Default interest from the dates of default was due on the principal in default at the rate of prime plus 5%. On August 22, 2001, we cured these defaults by canceling these notes aggregating $1,250,000 and issuing a new convertible note to Ms. Salkind for $1,673,393. The August 22, 2001 note bore interest at the prime rate and was due December 22, 2001. On August 22, 2001, we also granted Ms. Salkind a five-year warrant to purchase 625,000 shares of NCT's common stock at an exercise price of $0.093 per share. On December 20, 2001, we reduced the exercise price on that warrant to $0.071 per share. We defaulted on the repayment of the August 22, 2001 note and incurred a penalty (10% of the principal in default) and accrued interest at the default rate (prime plus 5%). We settled the amounts due along with an additional $350,000 cash received from Ms. Salkind by issuing an 8% note on January 11, 2002 in the principal amount of $2,231,265 due January 11, 2003 (such note was rolled into another note dated January 23, 2003 as outlined below). This note was convertible into shares of NCT common stock (at $0.079) or exchangeable for shares of common stock of any of NCT's subsidiaries that goes public (at the initial public offering price). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). In conjunction with the issuance of the January 11, 2002 note, we granted Ms. Salkind a five-year warrant to acquire 2,789,082 shares of NCT common stock at $0.079 per share and a five-year option to acquire a 10% equity interest in our subsidiary, Artera Group, Inc. at an exercise price of 10% of the pre-money enterprise value attributed to Artera Group, Inc. in the first transaction following January 11, 2002 in which an unrelated investor purchases or commits to purchase an equity interest in Artera Group, Inc. for payment of at least $5 million. In other words, Ms. Salkind may acquire a 10% equity interest in Artera Group based upon the value attributed to Artera Group by an unrelated investor who pays at least $5 million for an equity interest in Artera Group. For example, if an unrelated investor pays $20 million to purchase a 20% equity interest, Ms. Salkind may acquire 10% equity of Artera Group for $10 million.

     In 2001, NCT defaulted on repayment to Ms. Salkind of its convertible notes dated August 25, 1999 and September 19, 1999, representing an aggregate principal amount of $750,000. The default provisions in the notes imposed an aggregate penalty of $75,000 (10% of principal amount in default). Default interest from the dates of default was due on the principal in default at the rate of prime plus 5%. On December 20, 2001, we issued Ms. Salkind an 8% convertible note in the principal amount of $2,014,270 due December 20, 2002 and a five-year warrant to purchase 1,250,000 shares of our common stock at $0.071 per share. The December 20, 2001 note included $1,000,000 new funding from Ms. Salkind and the settlement of the notes to Ms. Salkind dated August 25, 1999 and September 19, 1999. On December 26, 2002, the December 20, 2001 note (along with accrued interest and default penalty thereon) was rolled into a new note in the amount of $2,381,487. This note matured December 26, 2003 and was convertible into shares of NCT common stock at a conversion price of $0.042. The note was also exchangeable for shares of common stock of any of NCT's subsidiaries that made a public offering of its common stock (at the initial public offering price). In connection with this rollover on December 26, 2002, we issued a five-year warrant to Ms. Salkind to acquire 10,206,373 shares of NCT common stock at an exercise price per share of $0.042. As outlined below, the December 26, 2002 note was rolled into a new note dated December 31, 2003.

     On December 20, 2001 as indicated above, we amended the respective exercise prices of Ms. Salkind's previously granted warrants to $0.071 per share for the purchase of approximately 9.2 million shares of NCT common stock. In addition, under her February 14, 2001 warrant, we reduced the exercise price for her purchase of shares of Pro Tech common stock from $0.44 to $0.06.

     On January 25, 2002, NCT issued Ms. Salkind two 8% convertible notes in the principal amounts of $650,000 (due January 25, 2003) and $250,000 (due February 8, 2002). On January 25, 2002 in conjunction with the issuance of the notes, we granted Ms. Salkind two five-year warrants to purchase an aggregate of 1,125,000 shares of NCT common stock at $0.09 per share. Ms. Salkind paid NCT $650,000 on January 25, 2002. The $650,000 note was convertible into shares of NCT common stock (at $0.09) and exchangeable for shares of common stock of any subsidiary of NCT that made a public offering of its common stock (at the initial public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). We rolled the January 25, 2002 note for $650,000 into a new note dated February 11, 2003 as described below.

     Ms. Salkind paid $250,000 on January 25, 2002, for the benefit of NCT, into an escrow account and NCT issued a convertible note in the principal amount of $250,000. The escrow account was a part of another transaction in which NCT engaged with an unrelated third party. The note matured on February 8, 2002 and was settled on February 27, 2002. The January 25, 2002 note for $250,000 was satisfied as to principal by the release of $250,000 from escrow to Ms. Salkind. On February 27, 2002, a new note was issued by NCT to Ms. Salkind in the principal amount of $827,412 for the default penalty ($25,000) and accrued interest (less interest credited on the escrow account) due on the $250,000 note along with $800,000 cash loaned to NCT by Ms. Salkind. The February 27, 2002 note bore interest at 8% per annum payable at maturity (February 27, 2003). This note was convertible into common stock of NCT (at $0.079) and exchangeable for shares of common stock of any subsidiary of NCT that made a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). Also on February 27, 2002, in conjunction with the issuance of the note described above, we granted Ms. Salkind a five-year warrant to acquire 1,034,266 shares of our common stock at an exercise price of $0.079 per share. We rolled the February 27, 2002 note for $827,412 into a new note dated March 13, 2003 as outlined below.

     On March 1, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $350,000 due March 1, 2003 and a five-year warrant to acquire 437,500 shares of NCT common stock at $0.079 per share. Ms. Salkind paid NCT $350,000 cash on March 1, 2002. This note was convertible into common stock of NCT (at $0.079) and exchangeable for shares of common stock of any subsidiary of NCT that made a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). This note was rolled into a new note dated March 13, 2003 as described below.

     We defaulted on repayment of the $1,000,000 note dated March 27, 2000 due March 27, 2002. On May 2, 2002, we issued a new note for $1,275,483 to settle the March 27, 2000 note, default penalty and accrued interest thereon. This note bore interest at 8% per annum and matured on November 2, 2002. This note was convertible into common stock of NCT (at $0.094) and exchangeable for shares of common stock of any subsidiary of NCT that made a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.03). In conjunction with the issuance of this May 2, 2002 note, we issued Carole Salkind a five-year warrant to acquire 3,188,708 shares of NCT common stock at an exercise price of $0.094 per share. On November 2, 2002, we defaulted on repayment of this May 2, 2002 note. On November 21, 2002, we issued a new note in the principal amount of $1,463,449 to settle this May 2, 2002 note, default penalty and accrued interest thereon. The November 21, 2002 note bore interest at 8% per annum, matured on May 21, 2003 and was convertible into common stock of NCT (at $0.0535) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the

November 21, 2002 note, we issued Carole Salkind a five-year warrant to acquire 6,271,926 shares of NCT common stock at an exercise price of $0.0535 per share. As described below, the November 21, 2002 note was rolled into a new note dated June 12, 2003.

     Also on May 2, 2002, we issued Carole Salkind an 8% convertible note for $1,425,000 due May 2, 2003, for funds we received from her as follows: $300,000 on April 1, 2002, $350,000 on April 15, 2002, $350,000 on May 1, 2002 and
$425,000 on May 2, 2002. This May 2, 2002 note was convertible into shares of NCT common stock (at $0.094) and exchangeable for shares of common stock of any NCT subsidiary that made a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, this note had also been exchangeable for shares of Pro Tech (at $0.03). In conjunction with the issuance of this note, we issued Carole Salkind a five-year warrant to acquire 3,562,500 shares of NCT common stock at an exercise price of $0.094 per share. We defaulted on the repayment of this May 2, 2002 note. As described below, the May 2, 2002 note was rolled into a new note dated May 22, 2003.

     On May 29, 2002 and June 2, 2002, we issued Carole Salkind 8% convertible notes for $350,000 and $300,000, respectively, for which Ms. Salkind paid us $350,000 and $300,000, respectively, in cash. The notes matured on May 29, 2003 and June 2, 2003, respectively, were convertible into shares of NCT common stock at $0.095 and $0.097, respectively, and were exchangeable for shares of common stock of any NCT subsidiary (other than Pro Tech) that made a public offering of its stock (at the public offering price thereof). In connection with the issuance of these notes, we issued Carole Salkind two five-year warrants each to acquire 1,500,000 shares of NCT common stock at exercise prices of $0.095 and $0.097 per share, respectively. As outlined below, the May 29, 2002 and June 2, 2002 notes were rolled into a new note dated June 12, 2003.

     On July 3, 2002, we issued Carole Salkind a note for $350,000, for which Ms. Salkind paid us $350,000 in cash. The note bore interest at 8% per annum and matured on July 3, 2003. The note was convertible into shares of NCT common stock at $0.078 and was also exchangeable for shares of common stock of any NCT subsidiary (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the July 3, 2002 note, we issued Carole Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock, at an exercise price of $0.078 per share. As outlined below, this note was rolled into a new note dated July 14, 2003.

     On July 12, 2002, Carole Salkind, NCT and Pro Tech entered into an agreement under which Ms. Salkind waived her right to exchange NCT notes for shares of Pro Tech common stock. In consideration of the waiver, NCT granted Carole Salkind a five-year warrant to acquire 20,000,000 shares of NCT common stock at $0.075 per share.

     On July 15, 2002, we issued Carole Salkind an 8% note for $350,000 due July 15, 2003, for which Ms. Salkind paid us $350,000 in cash. The note was convertible into shares of NCT common stock at $0.075 and exchangeable for shares of common stock of any subsidiary (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the July 15, 2002 note, we issued Carole Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price of $0.075 per share. As outlined below, this note was rolled into a new note dated July 28, 2003.

     On July 23, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $525,000 due July 23, 2003 and a five-year warrant to acquire 2,250,00 shares of NCT common stock at $0.059 per share. Ms. Salkind paid NCT $525,000 cash on July 23, 2002. This note was convertible into common stock of NCT (at $0.059) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated August 7, 2003.

     On August 14, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $350,000 due August 14, 2003 and a five-year warrant to acquire 1,500,000 shares of NCT common stock at $0.082 per share. Ms. Salkind paid NCT $350,000 cash on August 14, 2002. This note was convertible into common stock of NCT (at $0.082) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated August 28, 2003.

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     On August 29, 2002, NCT issued Ms.  Salkind an 8%  convertible  note in the principal amount of $490,000 due August 29, 2003 and a five-year warrant to acquire 2,100,000 shares of NCT common stock at $0.076 per share. Ms. Salkind paid NCT $490,000 cash on August 29, 2002. This note was convertible into common stock of NCT (at $0.076) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated September 11, 2003.

     On September 9, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $350,000 due September 9, 2003 and a five-year warrant to acquire 1,500,000 shares of NCT common stock at $0.077 per share. Ms. Salkind paid NCT $350,000 cash on September 9, 2002. This note was convertible into common stock of NCT (at $0.077) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated October 2, 2003.

     On September 30, 2002, Carole Salkind, NCT and Pro Tech entered into an agreement under which Ms. Salkind waived her right to acquire $500,000 worth of Pro Tech common stock at an amended exercise price of $0.06 per share (8,333,333 Pro Tech common shares) under a warrant dated February 13, 2001. In consideration for the waiver, NCT granted Carole Salkind a five-year warrant to acquire 10,000,000 shares of NCT common stock at $0.070 per share.

     On November 7, 2002, we issued Carole Salkind a note for $400,000, for which Ms. Salkind paid us $400,000 in cash. The note bore interest at 8% per annum and matured on November 7, 2003. The note was convertible into shares of NCT common stock at $0.072 and exchangeable for shares of common stock of any subsidiary (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the November 7, 2002 note, we issued Carole Salkind a five-year warrant to acquire 1,750,000 shares of NCT common stock at an exercise price of $0.072 per share. As described below, this note was rolled into a new note dated November 21, 2003.

     On November 20, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000 due November 20, 2003 and a five-year warrant to acquire 1,750,000 shares of NCT common stock at $0.054 per share. Ms. Salkind paid NCT $400,000 in cash on or about November 20, 2002. This note was convertible into common stock of NCT (at $0.054) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that made a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated December 15, 2003.

     On December 2, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $350,000. Ms. Salkind paid NCT cash for the note. The note matured on December 2, 2003 and was convertible into common stock of NCT (at $0.048) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price per share of $0.048. As outlined below, this note was rolled into a new note dated December 15, 2003.

     On December 16, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note matured on December 16, 2003 and was convertible into common stock of NCT (at $0.042) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,750,000 shares of NCT common stock at an exercise price per share of $0.042. As outlined below, this note was rolled into a new note dated December 31, 2003.

     On December 30, 2002, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $350,000. Ms. Salkind paid NCT $350,000 cash for the note. The note matured on December 30, 2003 and was convertible into common stock of NCT (at $0.0412) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,500,000 shares of

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NCT common stock at an exercise price per share of $0.0412.  As outlined  below, this note was rolled into a new note dated December 31, 2003.

     On January 15, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $450,000. Ms. Salkind paid NCT cash for the note. The note matured on January 15, 2004 and was convertible into common stock of NCT (at $0.041) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.041. On January 15, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note on March 15, 2004 (see below).

     On January 23, 2003, we settled the amount due upon our default on the repayment of the January 11, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) by issuing an 8% note in the principal amount of $2,747,635 due January 23, 2004. That note had resulted from rolling over four 1999 notes that were initially due in June and July 2001 that had been rolled over two times since the initial maturity dates. The January 23, 2003 note was convertible into common stock of NCT (at $0.04) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro
Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 11,775,579 shares of NCT common stock at an exercise price per share of $0.04. On January 23, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note on March 15, 2004 (see below).

     On January 30, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $350,000, for which Ms. Salkind paid NCT $350,000 in cash. The note matured on January 30, 2004 and was convertible into common stock of NCT (at $0.041) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price per share of $0.041. On January 30, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note on March 15, 2004 (see below).

     On February 11, 2003, we settled the amount due upon our default on the repayment of the January 25, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) and $450,000 cash received from Ms. Salkind by issuing an 8% note in the principal amount of $1,252,592 due February 11, 2004. The February 11, 2003 note was convertible into common stock of NCT (at $0.04) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 5,500,000 shares of NCT common stock at an exercise price per share of $0.04. On February 11, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in February 2004) into a new note on March 15, 2004 (see below).

     On March 4, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $450,000. Ms. Salkind paid NCT cash for the note. The note matured on March 4, 2004. The note is convertible into common stock of NCT (at $0.035) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.035. On March 4, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with two notes dated March 13, 2003) into a new note on June 15, 2004 (see below).

     On March 13, 2003, we settled the amount due upon our default on the repayment of the February 27, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) by issuing an 8% note in the principal amount of $980,802 due March 13, 2004. This March 13, 2003 note may be converted into common stock of NCT (at $0.031) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with

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the issuance of the note, we issued Ms.  Salkind a five-year  warrant to acquire
4,250,000 shares of NCT common stock at an exercise price per share of $0.031. On March 13, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with a note dated March 4, 2003 and another note dated March 13, 2003) into a new note on June 15, 2004 (see below).

     Also on March 13, 2003, we settled the amount due upon our default on the repayment of the March 1, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) and an additional $450,000 cash received from Ms. Salkind by issuing an 8% note in the principal amount of $864,616 due March 13, 2004. This March 13, 2003 note may be converted into common stock of NCT (at $0.031) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 3,750,000 shares of NCT common stock at an exercise price per share of $0.031. On March 13, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with a note dated March 4, 2003 and another note dated March 13, 2003) into a new note on June 15, 2004 (see below).

     On April 2, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $450,000. Ms. Salkind paid NCT $450,000 cash for the note. The note matured on April 2, 2004 and may be converted into common stock of NCT (at $0.029) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.029. On April 2, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with notes dated April 11, 2003 and April 21, 2003) into a new note on June 15, 2004 (see below).

     On April 11, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $450,000, for which Ms. Salkind paid NCT $450,000 in cash. The note matured on April 11, 2004 and may be converted into common stock of NCT (at $0.031) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.031. On April 11, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with notes dated April 2, 2004 and April 21, 2004) into a new note on June 15, 2004 (see below).

     On April 21, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $450,000. Ms. Salkind paid NCT $450,000 cash for the note. The note matured on April 21, 2004 and may be converted into common stock of NCT (at $0.037) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.037. On April 21, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with notes dated April 2, 2003 and April 11, 2003) into a new note on June 15, 2004 (see below).

     On May 15, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $450,000, for which Ms. Salkind paid NCT $450,000 cash. The note matured on November 15, 2003 and was convertible into common stock of NCT (at $0.046) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.046. As described below, the May 15, 2003 note was rolled into a new note dated December 15, 2003.

     On May 22, 2003, we cured the default on the repayment of the May 2, 2002 note due May 2, 2003. The principal due, along with accrued interest and a default penalty (10% of the principal in default), was rolled into a new 8% note for $1,692,463 dated May 22, 2003. The May 22, 2003 note matured November 22, 2003 and was convertible into common stock of NCT (at $0.042) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In

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conjunction  with the issuance of the May 22, 2003 note, we issued Ms. Salkind a five-year warrant to acquire 7,500,000 shares of NCT common stock at an exercise price per share of $0.042. As described below, the May 22, 2003 note was rolled into a new note dated December 15, 2003.

     On May 28, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $415,000. Ms. Salkind paid NCT $415,000 cash for the note. The note matured on November 28, 2003 and was convertible into common stock of NCT (at $0.044) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,900,000 shares of NCT common stock at an exercise price per share of $0.044. As outlined below, the May 28, 2003 note was rolled into a new note dated December 15, 2003.

     On June 12, 2003, we cured NCT defaults on repayment to Ms. Salkind of each of its convertible notes dated May 29, 2002, June 2, 2002 and November 21, 2002, representing an aggregate principal amount of $2,113,449. The default provisions in the notes imposed an aggregate penalty of $211,345 (10% of principal in default). Default interest from the dates of default was due on the principal and accrued interest in default at the rate of 13%. On June 12, 2003, we cured these defaults by canceling the notes and issuing a new 8% convertible note to Ms. Salkind for $2,449,812 due December 12, 2003. Also on June 12, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $435,000 due December 12, 2003, for which Ms. Salkind paid NCT $435,000 in cash. The notes were convertible into common stock of NCT (at $0.044) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of these notes, we issued Ms. Salkind five-year warrants to acquire an aggregate of 12,500,000 shares of NCT common stock at an exercise price per share of $0.044. As outlined below, the June 12, 2003 notes were rolled into a new note dated December 31, 2003.

     On June 28, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $410,000, for which Ms. Salkind paid NCT $410,000 in cash. The note matured on December 28, 2003 and was convertible into common stock of NCT (at $0.038) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.038. As described below, the June 28, 2003 note was rolled into a new note dated December 31, 2003.

     On July 14, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $410,000. Ms. Salkind paid NCT $410,000 cash for the note. The note matured on January 14, 2004 and was convertible into common stock of NCT (at $0.0312) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.0312. On January 14, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note dated March 15, 2004 (see below).

     Also on July 14, 2003, we cured our default under the July 3, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $414,481. This amount represents the principal rolled over ($350,000), default penalty ($35,000) and accrued interest ($29,481). The note matured on January 14, 2004 and was convertible into common stock of NCT (at $0.0312) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.0312. On January 14, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note dated March 15, 2004 (see below).

     On July 28, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $410,000. Ms. Salkind paid NCT $410,000 cash for the note. The note matured on January 28, 2004 and was convertible into common stock of NCT (at $0.042) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with

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the issuance of the note, we issued Ms.  Salkind a five-year  warrant to acquire
2,000,000 shares of NCT common stock at an exercise price per share of $0.042. On January 28, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note dated March 15, 2004 (see below).

     Also on July 28, 2003, we cured our default under the July 15, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $414,750. This amount represents the principal rolled over ($350,000), default penalty ($35,000) and accrued interest ($29,750). The note matured on January 28, 2004 and was convertible into common stock of NCT (at $0.042) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.042. On January 28, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in January 2004) into a new note dated March 15, 2004 (see below).

     On August 7, 2003, we cured our default under the July 23, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $622,529. This amount represents the principal rolled over ($525,000), default penalty ($52,500) and accrued interest ($45,029). The note matured on February 7, 2004 and was convertible into common stock of NCT (at $0.0539) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,750,000 shares of NCT common stock at an exercise price per share of $0.0539. On February 7, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in February 2004) into a new note dated March 15, 2004 (see below).

     On August 18, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $425,000. Ms. Salkind paid NCT $425,000 cash for the note. The note matured on February 18, 2004 and was convertible into common stock of NCT (at $0.045) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.045. On February 18, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in February 2004) into a new note dated March 15, 2004 (see below).

     On August 28, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $375,000, for which Ms. Salkind paid NCT $375,000 cash. The note matured on February 28, 2004 and was convertible into common stock of NCT (at $0.055) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.055. On February 28, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in February 2004) into a new note dated March 15, 2004 (see below).

     Also on August 28, 2003, we cured our default under the August 14, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $414,885. This amount represents the principal rolled over ($350,000), default penalty ($35,000) and accrued interest ($29,885). The note matured on February 28, 2004 and was convertible into common stock of NCT (at $0.055) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro
Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction therewith, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.055. On February 28, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with other notes that matured in February 2004) into a new note dated March 15, 2004 (see below).

     On September 11, 2003, we cured our default under the August 29, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $580,650. This amount represents the principal rolled over ($490,000), default penalty ($49,000) and accrued interest ($41,650). The note matured on March 11, 2004 and may

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be converted  into common stock of NCT (at $0.050) and  exchanged  for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note, we issued Ms. Salkind a five-year warrant to acquire 2,500,000 shares of NCT common stock at an exercise price per share of $0.050. On March 11, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with a note dated October 14, 2003 and two notes dated November 21, 2003) into a new note on June 15, 2004 (see below).

     On September 12, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000 due March 12, 2004, for which Ms. Salkind paid NCT $400,000 in cash. The note was convertible into common stock of NCT (at $0.050) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro
Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.050. As described below, the September 12, 2003 note was consolidated with other outstanding notes into a new note dated December 31, 2003.

     On October 2, 2003, we cured our default under the September 9, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $816,096. This amount represents the principal rolled over ($350,000), default penalty ($35,000), accrued interest ($31,096) and $400,000 in cash paid by Ms. Salkind to NCT. The note was due on April 4, 2004 and was convertible into common stock of NCT (at $0.043) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 4,000,000 shares of NCT common stock at an exercise price per share of $0.043. As described below, the October 2, 2003 note was consolidated with other outstanding notes into a new note dated December 31, 2003.

     On October 14, 2003, we cured our default under the September 30, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $4,469,019. This amount represents the principal rolled over ($3,770,098), default penalty ($377,010) and accrued interest ($321,911). The note matured on April 14, 2004 and may be converted into common stock of NCT (at $0.044) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 19,250,000 shares of NCT common stock at an exercise price per share of $0.044. On April 14, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with notes dated September 11, 2003 and November 21, 2003) into a new note on June 15, 2004 (see below).

     Also on October 14, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note was due on April 14, 2004 and was convertible into common stock of NCT (at $0.044) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.044. As described below, this October 14, 2003 note was consolidated with other outstanding notes into a new note dated December 31, 2003.

     On November 3, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note was due on May 3, 2004 and was convertible into common stock of NCT (at $0.044) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.044. As described below, the November 3, 2003 note was consolidated with other outstanding notes into a new note dated December 31, 2003.

     On November 21, 2003, we cured our default under the November 7, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $474,154 representing the principal rolled over, default penalty (10% of the principal in default) and accrued interest. The note matured on May 21, 2004 and may be converted into common stock of NCT (at $0.041) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,250,000 shares of NCT common stock at

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an exercise  price per share of $0.041.  On May 21,  2004,  we  defaulted on the repayment of this note. The default was cured by rolling the note (along with notes dated September 11, 2003, October 14, 2003 and another note dated November 21, 2003) into a new note on June 15, 2004 (see below).

     Also on November 21, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $425,000, for which Ms. Salkind paid NCT $425,000 in cash. The note matured on May 21, 2004 and may be converted into common stock of NCT (at $0.041) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,500,000 shares of NCT common stock at an exercise price per share of $0.041. On May 21, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note (along with notes dated September 11, 2003, October 14, 2003 and another note dated November 21, 2003) into a new note on June 15, 2004 (see below).

     On November 22, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000. Ms. Salkind paid NCT $400,000 cash for the note. The note matured on May 22, 2004 and was convertible into common stock of NCT (at $0.041) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,500,000 shares of NCT common stock at an exercise price per share of $0.041. On May 22, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note into a new note on June 16, 2004 (see below).

     On December 15, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 cash. The note matured on June 15, 2004 and may be converted into common stock of NCT (at $0.037) and exchanged for shares of common stock of any subsidiary of NCT
(except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,500,000 shares of NCT common stock at an exercise price per share of $0.037. On June 15, 2004 we defaulted on the repayment of this note and are negotiating to cure the default.

     Also on December 15, 2003, we cured our defaults under the notes dated November 20, 2002, December 2, 2002, May 15, 2003, May 22, 2003 and May 28, 2003
by issuing Ms. Salkind an 8% convertible note in the principal amount of $3,828,985. This amount represents the aggregate principal rolled over ($3,307,463), default penalty ($330,746) and accrued interest ($190,776). The note matured on June 15, 2004 and was convertible into common stock of NCT (at $0.037) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction therewith, we issued Ms. Salkind a five-year warrant to acquire 16,500,000 shares of NCT common stock at an exercise price per share of $0.037. On June 15, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note into a new note on June 28, 2004 (see below).

     On December 31, 2003, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $785,000, for which Ms. Salkind paid NCT $785,000 in cash. The note matured on June 30, 2004 and may be converted into common stock of NCT (at $0.040) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 5,500,000 shares of NCT common stock at an exercise price per share of $0.040. On June 30, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note into a new note on July 16, 2004 (see below).

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     Also on  December  31,  2003,  we cured our  default  under the notes dated
December 16, 2002, December 26, 2002, December 30, 2002, June 12, 2003, June 12,
2003 and June 28, 2003 by issuing Ms. Salkind an 8% convertible note in the principal amount of $7,479,385 representing the aggregate principal rolled over ($6,426,299), default penalty (10% of the principal in default) and accrued interest. The note matured on June 30, 2004 and may be converted into common stock of NCT (at $0.040) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 32,250,000 shares of NCT common stock at an exercise price per share of $0.040. On June 30, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note into a new note on July 16, 2004 (see below).

     Also on December 31, 2003 at the request of Ms. Salkind, we consolidated four notes in advance of their maturities into one 8% convertible note in the principal amount of $3,050,000. Consideration for this note consisted of the surrender of notes dated September 12, 2003, October 2, 2003, October 14, 2003 and November 3, 2003 in aggregate principal amount of $2,016,096 along with accrued interest through December 31, 2003 and $996,238 additional note principal in consideration of willingness for continued funding provided by Carole Salkind. The note was due on demand and was convertible into common stock of NCT (at $0.040) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). Demand for payment was made on June 28, 2004. On June 29, 2004, we defaulted on the repayment of this note. The default was cured by rolling the note into a new note on June 30, 2004 (see below).

     On February 13, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $425,000, for which Ms. Salkind paid NCT $425,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.050) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.050. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     On March 5, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $410,000, for which Ms. Salkind paid NCT $410,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.049) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.049. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     On March 15, 2004, we cured our default under the notes that matured in January 2004 (notes dated January 15, 2003, January 23, 2003, January 30, 2003, two notes dated July 14, 2003 and two notes dated July 28, 2003) by issuing Ms. Salkind an 8% convertible note in the principal amount of $6,171,276 representing the aggregate principal rolled over ($5,196,866), default penalty (10% of the principal in default) and accrued interest. The note was due upon demand and convertible into common stock of NCT (at $0.047) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 96,500,000 shares of NCT common stock at an exercise price per share of $0.047. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     Also on March 15, 2004, we cured our default under the notes that matured in February 2004 (notes dated February 11, 2003, August 7, 2003, August 18, 2003 and two notes dated August 28, 2003) by issuing Ms. Salkind an 8% convertible note in the principal amount of $3,606,527 representing the aggregate principal rolled over ($3,090,006), default penalty (10% of the principal in default) and accrued interest. The note was due upon demand and convertible into common stock of NCT (at $0.047) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 56,500,000 shares of NCT common stock at an exercise price per share of $0.047. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     Also on March 15, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $410,000, for which Ms. Salkind paid NCT $410,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.047) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this

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


note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.047. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     Also on March 15, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $180,000, for which Ms. Salkind paid NCT $180,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.047) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 5,000,000 shares of NCT common stock at an exercise price per share of $0.047. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     On April 1, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $410,000, for which Ms. Salkind paid NCT $410,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.053) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.053. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     On April 14, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.0501) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.0501. On July 29, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on August 2, 2004 (see below).

     On May 7, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.041) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.041. On September 10, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on September 14, 2004 (see below).

     On May 21, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.034) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.034. On September 10, 2004, Ms. Salkind made a demand for payment of this note among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on September 14, 2004 (see below).

     On June 4, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note was due upon demand and convertible into common stock of NCT (at $0.031) and exchangeable for shares of common stock of any subsidiary of NCT (except Pro Tech) that made a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.031. On September 10, 2004, Ms. Salkind made a demand for payment of this note

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


among others. The default was cured by rolling the note (along with the other notes for which demand was made) into a new six-month note on September 14, 2004 (see below).

     On June 15, 2004, we cured our default under the notes dated March 4, 2003, March 13, 2003 and March 13, 2003 by issuing Ms. Salkind an 8% convertible note in the principal amount of $2,793,668 representing the aggregate principal rolled over ($2,295,418), default penalty (10% of the principal in default) and accrued interest. The note matures on December 15, 2004 and may be converted into common stock of NCT (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 46,000,000 shares of NCT common stock at an exercise price per share of $0.027.

     Also on June 15, 2004, we cured our default under the notes dated April 2, 2003, April 11, 2003 and April 21, 2003 by issuing Ms. Salkind an 8% convertible note in the principal amount of $1,626,883 representing the aggregate principal rolled over ($1,350,000), default penalty (10% of the principal in default) and accrued interest. The note matures on December 15, 2004 and may be converted into common stock of NCT (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 27,000,000 shares of NCT common stock at an exercise price per share of $0.027.

     Also on June 15, 2004, we cured our default under the notes dated September 11, 2003, October 14, 2003, and two notes dated November 21, 2003 by issuing Ms. Salkind an 8% convertible note in the principal amount of $6,913,601 representing the aggregate principal rolled over ($5,948,823), default penalty (10% of the principal in default) and accrued interest. The note matures on December 15, 2004 and may be converted into common stock of NCT (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 114,000,000 shares of NCT common stock at an exercise price per share of $0.027.

     On June 16, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $425,000, for which Ms. Salkind paid NCT $425,000 in cash. The note is due upon demand and may be converted into common stock of NCT (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT
(except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 7,500,000 shares of NCT common stock at an exercise price per share of $0.027.

     On June 16, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note is due upon demand and may be converted into common stock of NCT (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT
(except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.027.

     Also June 16, 2004, we cured our default under the note dated November 22, 2003 by issuing Ms. Salkind an 8% convertible note in the principal amount of $459,660 representing the principal rolled over ($400,000), default penalty (10% of the principal in default) and accrued interest. The note matures on December 16, 2004 and may be converted into common stock of NCT (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 7,750,000 shares of NCT common stock at an exercise price per share of $0.027.

     On June 28, 2004, we cured our default under the note dated December 15, 2003 by issuing Ms. Salkind an 8% convertible note in the principal amount of $4,383,902 representing the principal rolled over ($3,828,985), default penalty (10% of the principal in default) and accrued interest. The note matures on December 28, 2004 and may be converted into common stock of NCT (at $0.031) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 72,250,000 shares of NCT common stock at an exercise price per share of $0.031.

     On June 30, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $3,477,127 to cure our default under a demand note dated December 31, 2003 for which Ms. Salkind made a demand for payment on June 28, 2004. The principal amount of this note represents the principal rolled over ($3,050,000), default penalty (10% of the principal in default) and accrued interest. The note matures on December 30, 2004 and may be converted into common stock of NCT (at $0.031) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 57,250,000 shares of NCT common stock at an exercise price per share of $0.031.

     On July 16, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note is due January 16, 2005 and may be converted into common stock of NCT (at $0.029) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.029.

     Also on July 16, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $9,469,467 to cure our default under two notes dated December 31, 2003 that matured on June 30, 2004. The principal amount of this note represents the principal amounts rolled over ($7,479,385 and $785,000), default penalty (10% of the principal in default) and accrued interest. The note matures on January 16, 2005 and may be converted into common stock of NCT (at $0.0296) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 156,000,000 shares of NCT common stock at an exercise price per share of $0.0296.

     On August 2, 2004, we issued Ms. Salkind an 8% convertible note in the principal amount of $13,587,645 to cure our default under eight demand notes dated February 13, 2004, March 5, 2004, four notes dated March 15, 2004, April 1, 2004 and April 14, 2004. On July 29, 2004, Ms. Salkind made a demand for payment of these notes. The principal amount of this August 2, 2004 note represents the aggregate principal rolled over ($12,012,803), default penalty (10% of the principal in default) and accrued interest. The note matures on February 2, 2005 and may be converted into NCT common stock (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 223,750,000 shares of NCT common stock at an exercise price per share of $0.027.

     Also on August 2, 2004, we issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note is due February 2, 2005 and may be converted into NCT common stock (at $0.027) and exchanged for shares of common stock of any subsidiary of NCT
(except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 7,500,000 shares of NCT common stock at an exercise price per share of $0.027.

     On August 10, 2004, we issued Ms. Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid NCT $400,000 in cash. The note is due February 10, 2005 and may be converted into NCT common stock (at $0.0211) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.0211.

     On September 2, 2004, we issued Carole Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid us $400,000 in cash. The note is due March 2, 2005 and may be converted into 19,047,619 shares of NCT common stock at a conversion price per share of $0.021 and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.021.

     On September 14, 2004, we issued Carole Salkind an 8% convertible note in the principal amount of $400,000, for which Ms. Salkind paid us $400,000 in cash. The note is due March 14, 2005 and may be converted into 20 million shares of NCT common stock at a conversion price per share of $0.020 and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 6,750,000 shares of NCT common stock at an exercise price per share of $0.020.

     Also on September 14, 2004, we issued Carole Salkind an 8% convertible note in the principal amount of $1,351,034.50 to cure NCT's default under demand notes dated May 7, 2004, May 21, 2004 and June 4, 2004. On September 10, 2004, Ms. Salkind made a demand for payment of these notes. The principal amount of this September 14, 2004 note represents the aggregate principal rolled over ($1,200,000), default penalty (10% of the principal in default) and accrued interest. The note matures on March 14, 2005 and may be converted into 67,551,725 shares of NCT common stock at a conversion price of $0.020 and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, NCT issued Ms. Salkind a five-year warrant to acquire 22,250,000 shares of NCT common stock at an exercise price per share of $0.020.

Consulting Agreements with Affiliates of Carole Salkind

     From time to time, NCT has entered into consulting agreements with the following entities that are affiliates of Carole Salkind: Acme Associates, Inc.; Leben Care, Inc.; Stop Noise, Inc. (formerly known as Stopnoise.com, Inc.); Motorworld, Incorporated; Inframe, Inc.; Avant Interactive, Inc.; Turbo Networks, Inc. and Maple Industries, Inc. Carole Salkind is the sole shareholder of Acme Associates, Motorworld, Inframe, Avant, Turbo Networks and Maple. Carole Salkind's son Steven Salkind is the sole shareholder of Leben Care and Stop Noise. As such, all of the options granted to the consultants are attributed to Ms. Salkind. We believe that the consulting agreements made with affiliates of Ms. Salkind are as fair to us as could have been made with unaffiliated parties.

     The consultants provide such on-going consulting services and advice in a number of areas pertaining to NCT's business affairs as NCT and its subsidiaries may from time to time reasonably request, including assisting NCT in corporate development, evaluating merger and acquisition opportunities, refining business plans, evaluating marketing and product development plans, strategy, planning and recruiting. The actual consulting services under these agreements are performed primarily by Morton Salkind, spouse of Carole Salkind, acting on behalf of the consultants (by John Harris on behalf of Stop Noise). Morton Salkind is 72 years of age. Mr. Salkind served as a member of NCT's Board of Directors from his appointment in July 1997 until his resignation in January 1999. He also served as a director of NCT Audio Products, Inc. from September 1997 to January 1999. Morton Salkind disclaims beneficial ownership of the consultant option shares attributed to Carole Salkind.

     The business purpose for having the consulting services be provided through corporations rather than through direct contracts with Messrs. Salkind and Harris is that it is only with the liability and other protections and benefits of the corporate form that the consulting services were offered. The arrangements have been with multiple corporations rather than one because that is the only manner in which the services were offered to NCT and, in some instances, because of the differing areas of operation as among the various corporations. Although there is some overlap in the consulting periods and fees, the consulting services are different in each case and are based on the evolving needs and objectives of NCT and its subsidiaries and the need to draw on the respective areas of specialization of the consulting entities even where existing agreements have not yet lapsed. To the date hereof, the consulting services rendered have included the following: (1) advising on the strategic direction of NCT and its subsidiaries; (2) assisting NCT in corporate development; (3) evaluating merger, acquisition and joint venture opportunities;
(4) developing and refining business plans; (5) developing business and growth strategies; (6) advising on recruiting; (7) discussing product development issues and expansion; (8) serving as a marketing liaison and facilitator; (9) evaluating marketing plans; and (10) assisting with various contract negotiations. As noted above, primarily Morton Salkind acting on behalf of each of the entities performs the consulting services. Morton

Salkind is a successful businessman who has vast experience in various industries. The basis for the expertise rendered primarily by Morton Salkind includes, among other things, education and experience as an entrepreneur, ownership of various companies, seasoning as a businessman who has served as chief executive officer of many business ventures, active oversight of the performance of companies, determination of the strategic and tactical direction of companies and an understanding of our proprietary technologies and the marketplace. The consulting entities have material business purposes other than providing consulting services to NCT, as follows:



                                                          Material Business Purpose Other Than
            Consultant                                    Providing Consulting Services to NCT
    ---------------------------            --------------------------------------------------------------------
    Leben Care, Inc.                       Building age- and health-restricted residences
    Stop Noise, Inc.                       Applying active noise cancellation to roadworks and large outdoor public facilities
    Acme Associates, Inc.                  Packaging and delivering interactive electronic products
    Motorworld, Incorporated               Producing and distributing electronic games for theme parks
    Inframe, Inc.                          Developing advanced interactive systems for games
    Avant Interactive, Inc.                Developing interactive user interfaces for computers and
                                           electronic devices
    Turbo Networks, Inc.                   Selling electronic data network products to government and large business offices
    Maple Industries, Inc.                 Real estate development


     As compensation for these consulting services, NCT has often agreed to pay cash fees and grant stock options to the consulting entities and provide health benefits to Mr. Salkind. The compensation under the consulting agreements results from negotiations between the parties in anticipation of the quality of services expected. For consulting agreements with a cash fee component, the cash fee is normally a monthly retainer to be paid at the end of the initial one-year consulting agreement term. The consulting agreements are automatically renewable for a period of one year provided the agreements are not cancelled by either party after the initial period of the first year. To date, NCT has not made any of the cash payments for these consulting fees. Health benefits, consisting of health insurance premiums, paid on behalf of Mr. Salkind were approximately $1,300, $1,600 and $2,200 in 2001, 2002 and 2003, respectively. In addition, NCT has often granted five-year stock options that vest immediately to the consultant at the then current market price of the NCT common stock. There has been no cash or non-cash consulting compensation paid by NCT directly to Carole Salkind or Morton Salkind or to any members of their families. We incur consulting fee expense from our accrual of cash fees and from the fair value charges of options issued. NCT has incurred consulting compensation to multiple consulting entities, but the services provided by these entities have not been contemporaneously received services. Instead, the services have been different in the case of each entity, based on the entity's area of operations and on the quantity of time spent on, and value of the advice provided to, NCT by the representative of the entity, relative to the quantity of time and value of the advice contemplated to be spent and provided by the entity in its consulting agreement. The consulting engagements and compensation of entities represented by Morton Salkind (Morton Salkind is not engaged or compensated directly) is not dependent upon the ongoing funding provided by Carole Salkind, Morton Salkind's wife.

     Cash compensation under consulting agreements with affiliates of Carole Salkind is as follows:


                                  Initial Term of
          Affiliate                  Agreement                 Cash Fee
  -------------------------    ---------------------  --------------------------
  Leben Care, Inc.              01/25/02 - 01/25/03    $2,500 per month retainer
                                (Replaced agreement           due 01/25/03
                                  dated 01/19/99)
  Stop Noise, Inc.              07/01/01 - 07/01/02              None
  Acme Associates, Inc.         09/30/02 - 09/30/03    $2,500 per month retainer
                                                              due 09/30/03
  Motorworld, Incorporated      12/26/02 - 12/26/03    $2,500 per month retainer
                                                              due 12/26/03
  Inframe, Inc.                 01/23/03 - 01/23/04    $2,500 per month retainer
                                                              due 01/23/04
  Avant Interactive, Inc.       02/11/03 - 02/11/04    $2,500 per month retainer

                                  Initial Term of
          Affiliate                  Agreement                 Cash Fee
  -------------------------    ---------------------  --------------------------
                                                              due 02/11/04
  Turbo Networks, Inc.          04/17/03 - 04/17/04    $2,500 per month retainer
                                                              due 04/17/04
  Maple Industries, Inc.        06/12/03 - 06/12/04    $2,500 per month retainer
                                                              due 06/12/04

     As of the date hereof, options (all of which are vested) to purchase shares of NCT common stock granted to affiliates of Ms. Salkind are as follows:



                                Grant        Expiration       Exercise             Shares
      Optionee                   Date           Date           Price               Granted
  ------------------------    ----------    ------------    ------------        --------------
  Leben Care, Inc.             01/08/02       01/24/07       $  0.0790             1,500,000
  Leben Care, Inc.             01/25/02       05/22/06          0.1300               600,000
  Leben Care, Inc.             01/25/02       05/22/06          0.1300               300,000
  Leben Care, Inc.             01/25/02       05/22/06          0.1300               450,000
  Leben Care, Inc.             01/25/02       05/22/06          0.1300               500,000
  Leben Care, Inc.             01/25/02       01/24/07          0.0900             5,000,000
                                                                                --------------
      Subtotal                                                                     8,350,000
                                                                                --------------

  Stop Noise, Inc.             02/27/02       06/30/06          0.1200               625,000
  Stop Noise, Inc.             02/27/02       10/08/06          0.0925             1,500,000
  Stop Noise, Inc.             02/27/02       02/26/07          0.0790             1,250,000
                                                                                --------------
      Subtotal                                                                     3,375,000
                                                                                --------------

  Acme Associates, Inc.        09/30/02       09/30/07          0.0700            50,000,000
  Acme Associates, Inc.        07/14/03       07/14/08          0.0312            25,000,000
  Acme Associates, Inc.        09/11/03       09/11/08          0.0520             7,500,000
  Acme Associates, Inc.        10/03/03       10/03/08          0.0430             5,750,000
  Acme Associates, Inc.        10/14/03       10/14/08          0.0440            44,000,000
  Acme Associates, Inc.        11/03/03       11/03/08          0.0450             2,000,000
  Acme Associates, Inc.        11/21/03       11/21/08          0.0410             6,500,000
  Acme Associates, Inc.        12/17/03       12/17/08          0.0370            99,750,000
                                                                                --------------
      Subtotal                                                                   240,500,000
                                                                                --------------

                                                                                --------------
  Motorworld, Incorporated     12/26/03       12/26/07          0.0420            23,000,000
                                                                                --------------

                                                                                --------------
  Inframe, Inc.                01/23/03       01/23/08          0.0420            23,000,000
                                                                                --------------

  Avant Interactive, Inc.      02/11/03       02/11/08          0.0400             7,000,000
  Avant Interactive, Inc.      03/12/03       03/12/08          0.0310            13,500,000
  Avant Interactive, Inc.      04/03/03       04/03/08          0.0290             2,000,000
  Avant Interactive, Inc.      04/11/03       04/11/08          0.0310             2,000,000
                                                                                --------------
      Subtotal                                                                    24,500,000
                                                                                --------------

  Turbo Networks, Inc.         04/17/03       04/17/08          0.0370             2,000,000
  Turbo Networks, Inc.         05/22/03       05/22/08          0.0420            18,550,000
  Turbo Networks, Inc.         06/28/03       06/28/08          0.0400             2,000,000
                                                                                --------------
      Subtotal                                                                    22,550,000
                                                                                --------------

                                                                                --------------
  Maple Industries, Inc.       06/12/03       06/12/08          0.0440            23,000,000
                                                                                --------------

      Total                                                                      368,275,000
                                                                                ==============

SpringerRun, Inc.

     On July 2, 2003, we entered into a consulting agreement with SpringerRun, Inc. John McCloy II, a director of NCT, is also Chairman of the Board of Directors, Chief Executive Officer and a 40% stockholder of SpringerRun. John McCloy II's son, John McCloy III, is President, Treasurer, Secretary, a Director and a 25% stockholder of SpringerRun. John McCloy II's son, Rush McCloy, is a 25% stockholder of SpringerRun. Under this consulting agreement, SpringerRun provides consulting services to us, consisting primarily of raising capital and debt financing, identifying potential joint ventures and other strategic transactions and finding distributors, licensees and end users for our products and technologies. The initial term of the SpringerRun agreement was one year, but is automatically extended for additional one-year terms unless terminated prior to the start of any one-year term by either party. Under the agreement, we have agreed to pay SpringerRun the following compensation: 6% of the amount of any equity financing arranged by SpringerRun plus 5% of this amount payable in warrants to purchase NCT common stock; 1% of the amount of any debt financing arranged by SpringerRun; and 7% of our net revenues resulting from joint ventures or distribution, license or end user agreements arranged by SpringerRun for the three years of these agreements and 5% of net revenues resulting from these agreements thereafter. In lieu of cash, some of the compensation described above may, at SpringerRun's request and if agreed to by us, be paid in shares of NCT common stock or in the shares of any joint venture entity entered into by us. The material terms and conditions of this agreement, including the compensation formulas, are comparable to those used by us with similarly situated, unrelated consultants. We have paid expenses aggregating approximately $6,944 on behalf of SpringerRun through August 31, 2004. The compensation earned by SpringerRun under the agreement through August 31,2004 was $1,033 and has been offset against the expenses paid by us on behalf of SpringerRun.

Kambrium, AB

     On May 20, 2004, we entered into a one-year consulting agreement with Kambrium, AB, a Swedish consulting organization. Kambrium will assist us, in particular Artera, in establishing distribution relationships, large end user sales, resellers, capital funding, joint venture partners and private network opportunities. We have been advised that Jonathan M. Charry, Ph.D., our former Senior Vice President, Corporate Development, was affiliated with Kambrium through June 30, 2004. Our agreement with Kambrium provides that we pay an up-front engagement fee of $32,800 and other future pay-for-performance consideration that is generally based on a percentage of the value of the revenue or funding received by us as a direct result of Kambrium's efforts.

Manatt Jones Global Strategies, LLC

     On July 1, 2004, we entered into a sixteen-month consulting agreement with Manatt Jones Global Strategies, LLC, a consulting organization. Dr. Charry is currently a Managing Director of Manatt Jones. Manatt Jones will assist us, in particular Artera, in establishing distribution relationships, large end user sales, resellers, capital funding, joint venture partners and private network opportunities. Under the agreement, we pay a monthly fee of $16,250 to Manatt Jones for these services.

LightSpeed Networks, Inc.

     On July 30, 2004, we entered into a two-year consulting agreement with LightSpeed Networks, Inc., a consulting organization. Dr. Charry is the President and sole stockholder of LightSpeed. LightSpeed will assist us, in particular Artera, in establishing distribution relationships, securing capital, funding and joint ventures. Our agreement with LightSpeed provides for future pay-for-performance consideration (after a threshold is met) that is generally based on a percentage of the value of the revenue or funding received by us as a result of LightSpeed's efforts.

Spyder Technologies Group, LLC

     On October 24, 2002, our subsidiary, Artera Group, Inc. entered into a master distributor agreement with Spyder Technologies Group, LLC under which Spyder distributed the Artera Turbo service in Puerto Rico, the U.S. Virgin Islands and a number of countries in the Caribbean region. Jonathan Parrella, the son of NCT's Chairman and Chief Executive Officer, is President of and holds a 45% ownership interest in Spyder. Bulldog Communications, Inc. holds a 25% ownership interest in Spyder. Bulldog Communications, Inc. is owned 20% by

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each of Michael  Parrella,  Karen  Parrella,  Michael  Parrella,  Jr.,  Jonathan
Parrella and Daniel Parrella (the Chairman and Chief Executive Officer of NCT, and, respectively, his wife and three sons). Michael Parrella, Jr. is an officer of Artera Group. Michael Parrella is also the Chairman of the Board, and Karen Parrella is the President, of Bulldog Communications. The term of the agreement was through February 2008. Compensation consisted of a commission to Spyder of 50% of gross revenues on sales originated by local distributors that were brought to Artera by Spyder, out of which those distributors were to be paid 30% to 40% of gross revenues as a commission from Spyder. With some exceptions in Puerto Rico and the U.S. Virgin Islands, Spyder's distribution rights were exclusive, although Artera had the right to terminate the exclusivity in February of each year beginning 2004 if specified revenue thresholds were not met. The compensation structure, commission rate and other material terms of the agreement were comparable to those used by Artera with similarly situated, unrelated master distributors at the time. On October 1, 2003, Artera and Spyder entered into a new, superseding master distributor agreement for Puerto Rico, the U.S. Virgin Islands and these same countries in the Caribbean. The new agreement changed the compensation structure from one of commissions from Artera to Spyder for distributors brought by Spyder to Artera, to one of royalties from Spyder to Artera on sales to distributors by Spyder. The royalties are calculated on a per unit basis and vary based upon the size and category of the end user of the product and the support services provided by Artera. The term of the new agreement is through February 2008. The compensation structure, royalty rates and other material terms of the agreement were comparable to those used by Artera at the time with similarly situated, unrelated master distributors. On August 1, 2004, Artera and Spyder entered into an amendment and waiver with respect to this agreement. Among other things, Spyder granted a limited waiver of its exclusive distribution rights and the royalty amounts payable under the agreement were amended to be comparable with those currently payable to similarly situated, unrelated master distributors.

     On October 24, 2002, Artera entered into a master distributor agreement with Spyder under which Spyder distributed the Artera Turbo service in the United States. The term of the agreement was through October 2003, with either party having the right to terminate upon 30 days' notice thereafter. Compensation consisted of a commission to Spyder of 50% of gross revenues on sales originated by U.S. distributors that were brought to Artera by Spyder, out of which those distributors were to be paid 30% to 40% of gross revenues as a commission from Spyder. Spyder's distribution rights in the U.S. were non-exclusive. The compensation structure, commission rate and other material terms of the agreement were comparable to those used by Artera with similarly situated, unrelated master distributors at the time. On September 1, 2003, Artera and Spyder entered into a new, superseding master distributor agreement for the U.S., with expansion to cover Canada, South America and Central America. The new agreement changed the compensation structure from one of commissions from Artera to Spyder for distributors brought by Spyder to Artera, to one of royalties from Spyder to Artera on sales to distributors by Spyder. The royalties are calculated on a per unit basis and vary based upon the size and category of the end user of the product and the support services provided by Artera. The term of the new agreement is five years. The compensation structure, royalty rates and other material terms of the agreement were comparable to those used by Artera at the time with similarly situated, unrelated master distributors. On August 1, 2004, Artera and Spyder amended this agreement to amend, among other things, the royalty amounts payable under the agreement to be comparable with those currently payable to similarly situated, unrelated master distributors.

     On September 1, 2003, Artera entered into a reseller agreement with Spyder under which Spyder resells the Artera Turbo service in the United States, Canada, South America and Central America. Spyder is to pay Artera per unit royalties that vary based upon the size and category of the end user of the product. The term of the agreement is one year, with possible renewals. The compensation structure, royalty rates and other material terms of the agreement were comparable to those used by Artera at the time with similarly situated, unrelated resellers. On August 1, 2004, Artera and Spyder amended this agreement to amend, among other things, the royalty amounts payable under the agreement to be comparable with those currently payable to similarly situated, unrelated resellers.

     On August 1, 2004, Artera and Spyder entered into a finder agreement under which Spyder will assist Artera Turbo in finding master distributors and resellers for Artera's Artera Turbo service. Artera will pay Spyder a monthly commission based upon agreements with master distributors or resellers reached by Artera as a result of Spyder's performance. The commission structure and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated finders.

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     Under all of the Spyder agreements,  Spyder earned aggregate commissions of
$143, $3,017 and $2,684 for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through August 31, 2004, respectively. Through August 31, 2004, Spyder has not paid Artera any royalties.

     In addition, from time to time on an "as needed" basis, Spyder provides technical consulting services to Artera pertaining to Artera Turbo. Spyder earned aggregate technical consulting fees of $12,330, $86,840 and $89,471, respectively, for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 through August 31, 2004.

     As of June 30, 2004, Jonathan Parrella held options to acquire 1,000,000 shares of NCT common stock at an exercise price of $0.13 per share. These options were transferred to him by his father in November 2002.

Alpha Capital Aktiengesellschaft and Libra Finance, S.A.

     In April 2003, we issued a convertible note in the aggregate principal amount of $235,000 to Alpha Capital Aktiengesellschaft, a beneficial owner of more than 5% of NCT common stock. The note matures on April 22, 2005 and bears interest at 8% per annum. The note is convertible into shares of NCT common stock at a conversion price per share of $0.04. We would be required to make certain liquidating damages payments if we fail to effect a requested conversion in a timely manner. We also have an obligation to register for resale the shares of NCT common stock issuable upon conversion of the note.

     In September 2003, we issued a convertible note in the aggregate principal amount of $400,000 to Alpha Capital and an additional convertible note in the aggregate principal amount of $40,000 to Libra Finance, S.A., a third party finder and a beneficial owner of more than 5% of NCT common stock. The notes mature on September 4, 2005 and bear interest at 8% per annum. The notes are convertible into shares of NCT common stock at a conversion price per share of 80% of the average closing bid price of NCT common stock for the five trading days prior to conversion. We would be required to make certain liquidating damages payments if we fail to effect a requested conversion in a timely manner. We also have an obligation to register for resale the shares of NCT common stock issuable upon conversion of the note.

     In July 2004, we issued a subordinated secured convertible note in the aggregate principal amount of $400,000 to Alpha Capital and an unsecured convertible note in the aggregate principal amount of $40,000 to Libra Finance, as third party finder. The notes mature on July 23, 2006 and bear interest at 8% per annum. The notes are convertible into shares of NCT common stock at a conversion price per share equal to the lesser of $0.0232 or 80% of the average closing bid price of NCT common stock for the five trading days prior to conversion. We would be required to make certain payments if we fail to effect a requested conversion in a timely manner. In connection with the issuance of the note to Alpha Capital, we also issued to Alpha Capital five-year warrants to acquire 5,555,556 shares of NCT common stock at an exercise price per share equal to the conversion price of the note. We also have an obligation to register for resale the shares of NCT common stock issuable upon conversion of the notes and exercise of the warrants.

Indebtedness of Former Management

     On various dates commencing in 2000, Jonathan M. Charry, Ph.D., NCT's former Senior Vice President, Corporate Development, entered into short-term promissory notes to borrow funds from NCT in anticipation of cash overrides due him under his incentive compensation arrangement described above in "Compensation Arrangements with Certain Officers and Directors." Effective May 1, 2002, the borrowed funds had not been repaid but were consolidated with interest into an outstanding promissory note due January 15, 2003 for an aggregate principal amount owed to NCT of $107,960. The due date of this note represents an extension from May 1, 2002 which itself was a product of prior extensions. This note went into default on January 15, 2003. NCT continues to seek collection on the May 1, 2002 note. The note bore interest at an annual rate of 6.0% through its due date of January 15, 2003, and bears interest at prime plus 5% thereafter. As of August 31, 2004, the total amount outstanding under this note, including accrued but unpaid interest, was $129,477.

Indemnification of Management

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     On or about  December 5, 2002, NCT agreed to indemnify  three  individuals,
NCT directors, who had each also served as a Director of Artera Group International Limited, a U.K.-based subsidiary, prior to its entering into liquidation proceedings (refer to Note 19 - notes to the consolidated financial statements) for any liabilities that may arise against them from claims under
Section 214 of the U.K. Insolvency Act and to provide them with legal representation with respect to the claims. For additional information about this matter, see the section "Legal Proceedings."

     On or about January 27, 2003, NCT agreed to indemnify NCT's Chairman and Chief Executive Officer for any liabilities that may arise against him in a lawsuit brought in Connecticut against him, NCT and NCT's subsidiary Distributed Media Corporation by Production Resource Group (PRG) and to provide him with legal representation in the suit. For additional information about this matter, see the section "Legal Proceedings."

     On or about January 14, 2004, NCT agreed to indemnify five individuals, NCT directors, for any liabilities that may arise against them in a lawsuit brought in Delaware against them, NCT and NCT's subsidiary Distributed Media Corporation by PRG and to provide them with legal representation in the suit. This Delaware suit is separate from but related to the Connecticut suit brought by PRG described above. For additional information about this matter, see the section "Legal Proceedings."

     In May 2004, NCT agreed to indemnify NCT's Chairman and Chief Executive Officer for any liabilities that may arise against him in a lawsuit brought in Connecticut against him, NCT and NCT's subsidiaries Midcore Software, Inc. and Artera Group, Inc. by Jerrold Metcoff and David Wilson and to provide him with legal representation in the suit. For additional information about this matter, see the section "Legal Proceedings."

Management Guarantee of Indebtedness

     Michael Parrella, NCT's Chairman of the Board of Directors and Chief Executive Officer, personally guaranteed the repayment of a $400,000 bridge-financing note issued by NCT to Alpha Capital Aktiengesellschaft on December 27, 2001. The guarantee was extinguished in conjunction with new financing completed on January 10, 2002 ($550,000 convertible note issued to Alpha Capital).

Crammer Road LLC, former owner of DMC New York, Inc.

     In June 2002, we completed our acquisition of 12,000 shares (75%) of DMC New York, Inc. from Crammer Road LLC, a Cayman Islands limited liability company. This was pursuant to a June 21, 2002 exchange agreement with Crammer Road to acquire the remaining 12,000 shares of DMC NY in exchange for 1,800 shares of our series H convertible preferred stock and $120,000 in cash. Pursuant to an April 12, 2001 exchange agreement and an April 12, 2001 securities purchase agreement, NCT acquired a 25% interest in DMC NY for $4.0 million from Crammer Road, then the sole stockholder of DMC NY. DMC NY was the owner of 16 licenses previously purchased from our subsidiary, Distributed Media Corporation. The acquisitions resulted in charges to our consolidated statements of operations because DMC NY has not commenced operations. DMC NY has not recorded any revenue, and apart from its New York license rights, has no other assets or operations. Our 2001 financial statements include an aggregate $18.0 million charge, classified as "write downs of investment and repurchased licenses" in our consolidated statement of operations, for the acquisition of 4,000 shares of DMC NY and our obligation to acquire the remaining 12,000 shares of DMC NY. Our 2002 financial statements include an additional charge of $9.2 million for this acquisition classified as "write downs of investment and repurchased licenses" in our consolidated statement of operations.

     The consideration we paid to Crammer Road in 2001 for this acquisition consisted of a $1.0 million convertible note due December 31, 2001 (accruing interest at 2% per month), $1.0 million in cash (an escrow account was established with Crammer Road's counsel as a matter of convenience in funding our purchase of 1,000 shares of DMC NY common stock; we received from Vidikron in April 2001 $1 million cash paid into that escrow account on our behalf, which we used to acquire the 1,000 shares of DMC NY) and $2.0 million of our common stock (13,333,333 million shares subject to increase based upon a repricing provision). Because we intended to acquire the remaining 75% interest in DMC NY pursuant to an April 12, 2001 private equity credit agreement with Crammer Road, we accrued $14.0 million in 2001, our cost of repurchasing the remaining 12,000 shares of DMC NY under that the 2001 private equity credit agreement. However, as a result of our completion of the purchase of

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the  remaining  12,000  shares  of DMC NY  pursuant  to the June  2002  exchange agreement, our acquisition of all 16,000 shares of DMC NY totaled an aggregate of approximately $27.2 million ($1 million cash, shares of our common stock valued at $2 million, a $1 million note, $18 million in value of our series H preferred stock and approximately $5.2 million representing the additional value resulting from the conversion rate of 75% of the fair market value, as defined, of NCT common stock into which the series H preferred stock is convertible). Those 16,000 shares of DMC NY (100% of DMC NY) represented the 16 New York area DMC licenses we had sold for $4.0 million in cash and the exchange of 9,600 shares of our preferred stock ($9.6 million stated value that investors had acquired for approximately $5.4 million in cash). The purchase price was arrived at in various negotiations between NCT and Crammer Road. NCT believed the purchase price was a reasonable one because the sale resulted in NCT's control of the number one designated market area. NCT believed that the repurchase of licenses previously sold preserved their value because NCT retrieved the licenses from licensees who were not exploiting them (by not securing locations to house Sight & Sound units nor securing advertisers to air or display ads on the Sight & Sound units) and made the licenses available for sale again in the future at prices that would better reflect anticipated operational revenue. We did not obtain a valuation from an outside firm regarding the acquisition of DMC NY. While we are not currently marketing the licenses, we believe we will be able to resell the licenses for a value in excess of $9.4 million. We believe that the licenses should command a high price once the advertising industry has recovered and companies increase their spending on advertising. Our expectation is based upon our current installations proving the viability of the system and the ability to generate revenue. Our aggregate advertising revenue recognized for the years ended December 31, 2002 and 2003 was approximately $105,000 and $88,000, respectively, and $68,000 for the six months ended June 30, 2004. We believe that our system has unique features that makes it difficult to replicate. DMC is licensed to use 15 patents relating to the delivery of our business concept, technologies and, in particular, the flat panel speaker technology. We believe these patents provide a barrier to entry into our markets by potential competitors. Further, we believe that the establishment of an authorized library of music in various genres and a means for monitoring the required royalty payments represent additional barriers to entry to potential competitors. Please note that we increased our Sight & Sound installations in health care facilities during 2003 compared to 2002. We had eight installations at December 31, 2002 compared to 20 as of December 31, 2003, an increase of 150%. To date in 2004, we have already increased our installations in health care facilities by more than 150% compared to the installed base as of December 31, 2003. Further, we have increased our advertising contracts, only some of which has been reflected in our revenue.

     Crammer Road obtained the 16 DMC licenses from other investors in private transactions. In 2000, five investors in our series E and F preferred stock (see below) contributed their 16 New York area DMC licenses to Crammer Road in a private transaction, in exchange for membership interests in Crammer Road. The investors holding the licenses advised NCT and DMC of plans to contribute the licenses to Crammer Road. NCT and DMC did not object to those contributions. The investors who initially owned the 16 DMC licenses had paid for them in 1999 with $4 million in cash and by surrendering to NCT $9.6 million in stated value of NCT series E and F preferred stock (9,600 shares at the stated value of $1,000 per share) for which they had paid an aggregate of approximately $5.4 million; thus their cash basis in the 16 DMC licenses was approximately $9.4 million. The holders of our series E and F preferred stock were the original purchasers of the DMC licenses. These investors were not under common control at the time of the 1999 transaction. We issued 12,454 shares of our series E preferred stock from December 30, 1998 through April 13, 1999 for approximately $4.0 million in cash, 1,700 shares of our series C preferred stock and 2.1 million shares of our common stock (approximately $617 per share). On August 10, 1999, we issued 8,500 shares of our series F preferred stock for approximately $1.0 million in cash (approximately $118 per share). The relationship of the stated value of the series F preferred stock to the consideration received therefore reflected what NCT was able to command for the investment at the time. The series F preferred stock subscription agreement provided, at the company's election, that the investors would invest up to an additional $4.0 million in cash or in kind at a future date. On September 10, 1999, these preferred stock investors entered into a subscription agreement to acquire four DMC licenses for $4 million. Due to the extreme discount of the preferred stock stated value to the consideration received, for accounting purposes, NCT treated the $4 million cash attributed to the four DMC licenses as additional consideration for its series F preferred stock as the series F subscription agreement provided that the investors may invest up to $4.0 million at a future date and there was a proximity in time between the two distinct transactions, August 10, 1999 for the series F preferred stock placement and September 10, 1999 for the $4.0 million DMC license subscription. The purchasers of our series E and F preferred stock (except one investor) were the same investors who contributed the 16 licenses to Crammer Road. The capital contribution of licenses to Crammer Road was for purposes of administrative convenience to provide for such contributors' undertakings in respect of their investment in Crammer Road. In turn, Crammer

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Road's  purpose for  contributing  the 16 licenses to DMC NY was to provide it a perceived form of liquidity, possibly through an initial public offering or through the acquisition of DMC NY by Distributed Media Corporation or NCT (possibly using shares of NCT common stock issued under the 2000 private equity credit agreement). The licensees apparently lacked the ability or interest to initiate services under the license agreements. More than nine months had lapsed since the execution of the license agreements. The licensees had not identified any locations to house the Sight & Sound units nor had they secured any advertising contracts. Thus, by September 2000, we realized that the licensees were unable to properly exploit the licenses in their respective market areas. Concurrently, due to a lack of capital (DMC expected some capital would have been provided by licensees' payment of fees for services rendered by DMC on their behalf and at their request), DMC was unable to execute its business plan to provide, install and operate its digital broadcast system at locations in the New York area. DMC intended to secure its own (national account) locations to house the Sight & Sound units and obtain its own (national account) advertisers. A large number of Sight & Sound locations were needed to attract advertisers. Because neither DMC nor the licensees had been successful in securing locations to house the Sight & Sound units or in obtaining advertising contracts, Crammer Road did not perceive that it had an opportunity to exploit the licenses in a viable business venture without a large infusion of cash. On September 27, 2000, DMC NY, pursuant to a license exchange agreement, issued 16,000 shares of its common stock in exchange for 16 licenses held by Crammer Road. Certain officers and directors of NCT comprise 100% of the Board of Directors of DMC New York, specifically, Michael Parrella (NCT's Chairman of the Board of Directors and Chief Executive Officer), Irene Lebovics (NCT's President and a director of NCT) and Cy Hammond (NCT's Senior Vice President, Chief Financial Officer and a director of NCT).

     The entities that contributed licenses to Crammer Road and the controlling persons thereof were as follows: Sovereign Partners, LP - Mr. Stephen Hicks / Mr. Daniel Pickett; Dominion Capital Fund, Ltd. - Mr. David Sims; Canadian Advantage Limited Partnership - Mr. Mark Valentine; Atlantis Capital Fund, Ltd.
- Mr. David Sims. Mr. David Sims of Navigator Management Limited has voting and dispositive control of NCT shares on behalf of Crammer Road LLC. Further, each of the following entities are investors in Crammer Road LLC and were previously investors in NCT: Advantage Bermuda Fund, Ltd.; Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; and Sovereign Partners, LP. In addition, an affiliate of the prior investors in NCT has advisory roles with respect to two of the investors in Crammer Road LLC: VMH Management Ltd. (an affiliate of Thomson Kernaghan & Co., Ltd.) is the advisor to Advantage Bermuda Fund, Ltd. and Canadian Advantage Limited Partnership (these latter two funds have merged into Canadian Advantage Limited Partnership
II). Southridge Capital Management is a sub advisor to Dominion Capital Fund, Ltd. and serves as a consultant to Atlantis Capital Fund, Ltd. and Canadian Advantage Limited Partnership II.

     As noted above, under the 2001 private equity credit agreement with Crammer Road, we intended to put shares of our common stock to Crammer Road in exchange for a combination of cash and the remaining shares of DMC NY common stock but upon further negotiations, reacquired those 12,000 shares, in connection with the 2002 exchange agreement, in exchange for our series H preferred stock. The June 2002 exchange agreement did not supersede the April 2001 private equity credit agreement although these agreements contemplated the same transaction. On July 25, 2002, we entered into a subsequent private equity credit agreement with Crammer Road (this credit agreement did not replace the April 2001 credit agreement because the parties had unresolved issues outstanding, as explained below) that permitted us to sell to Crammer Road shares of our common stock having an aggregate value of up to $50 million pursuant to puts made by NCT. In conjunction with the execution of the July 2002 credit agreement, we issued a five-year warrant to Crammer Road for 1,000,000 shares of our common stock exercisable at $0.07375 per share.

     Crammer Road did not immediately release NCT from its obligations under the April 2001 private equity credit agreement and disagreed with NCT about what was required of NCT under a penalty provision in the April 2001 agreement. In September 2002, Crammer Road brought an action against us for claims arising out of the April 12, 2001 private equity credit agreement, a registration rights agreement relating thereto, an exchange agreement, a registration rights agreement relating thereto, two promissory notes and an additional side letter agreement. On October 30, 2002, NCT and Crammer Road executed a settlement agreement calling for dismissal of all claims of Crammer Road in the action or otherwise arising out of the April 12, 2001 agreements in consideration of the issuance by NCT to Crammer Road of 68 million shares of its common stock (approximately $5.4 million calculated at the last sale price on October 30, 2002). On December 11, 2002, the court approved the settlement agreement. On December 17, 2002, we issued Crammer Road 40 million of the 68 million shares. The other 28 million shares were issuable on 65 days' demand by Crammer Road (as agreed by the parties, so that Crammer Road would not

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exceed its  contractual  restriction of holding no more than 9.99% of NCT common stock at any point in time). On May 8, 2003, we issued Crammer Road the other 28 million shares of our common stock. Issuance of these 68 million shares to Crammer Road resolved all issues in dispute with Crammer Road pertaining to the 2001 agreement.

     Prior to the issuance of the 68 million settlement shares to Crammer Road, NCT had issued an aggregate of 22.2 million shares of its common stock to Crammer Road. Those shares were not registered and were not immediately tradable by Crammer Road. Those issuances were in connection with:

     o a $500,000 put to Crammer Road under the September 2000 private equity credit line (2.8 million shares);
     o the purchase of 2,000 shares of common stock of DMC NY (13.3 million shares); and
     o the exchange of a note issued on April 12, 2001 by NCT Video Displays, Inc., a wholly-owned subsidiary of NCT (6.0 million shares).

         On May 11, 2004, we issued 27 shares of series H convertible preferred stock to Crammer Road for $230,000 cash. Crammer Road had advanced the funds to us in 2002 and 2003 to assist us with our working capital needs.

     On September 30, 2004, we entered into an amended and restated private equity credit agreement that superseded and replaced the July 2002 agreement. The September 2004 credit agreement permits us to sell to Crammer Road shares of our common stock having an aggregate value of up to $50 million (the maximum commitment amount) pursuant to puts made by NCT. The agreement requires us to sell to Crammer Road at least an aggregate of $5 million of our common stock (the minimum commitment amount) in exchange for cash. All sales of NCT common stock to Crammer Road pursuant to the agreement will be at a 9% discount from the market price of our common stock (defined as the average of the lowest closing bid price for any three trading days during the ten trading days immediately following the put date). We are obligated to register for resale shares of our common stock sold pursuant to the September 2004 credit agreement in an amount no less than the number of shares for which puts are made, but in no event less than 150% of the minimum commitment amount. In order for NCT to be able to sell shares to Crammer Road pursuant to the agreement, NCT must obtain stockholder approval of an amendment to its Second Restated Certificate of Incorporation to sufficiently increase the number of authorized shares of NCT common stock and must establish and maintain an effective registration statement with the Securities and Exchange Commission to permit the resale of shares sold to Crammer Road pursuant to the agreement.

Vidikron of America, Inc.

     On September 29, 2000, NCT and Distributed Media Corporation signed separate agreements to license various microbroadcasting technologies to Vidikron of America, Inc. for an aggregate of $2 million. Vidikron is a manufacturer of high-end home theater equipment. Vidikron's intention was to develop commercial video applications using the technology it licensed from NCT and DMC. We recognized an aggregate of $2 million in technology license revenue in fiscal 2000 attributable to Vidikron. We used $1 million of the proceeds from Vidikron for working capital and general corporate purposes and the other $1 million to acquire 1,000 shares of common stock of DMC NY in 2001. We constructively received $2 million from Vidikron in April 2001, comprised of $1 million cash and $1 million paid into an escrow account on our behalf which we used to acquire 1,000 shares of DMC NY. An escrow account was established with the seller's counsel as a matter of convenience in funding our purchase of 1,000 shares of DMC NY common stock. Crammer Road owned such shares of DMC NY. Crammer Road's sole corporate director is Navigator Management Ltd. The sole director of Navigator Management is David Sims. Vidikron's majority shareholder is Markland LLC. Markland's sole corporate director is also Navigator Management Ltd.

                        NCT GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED FINANCIAL STATEMENT INDEX


                                                                                    Page
                                                                                    ----
Report of Independent Registered Public Accounting Firm                               F-1

Consolidated Balance Sheets as of December 31, 2002 and 2003                          F-2

Consolidated Statements of Operations and Consolidated Statements of
Comprehensive Loss for the years F-3 ended December 31, 2001, 2002 and 2003

Consolidated Statements of Stockholders' Equity (Capital Deficit) for the years       F-4
ended December 31, 2001, 2002 and 2003

Consolidated Statements of Cash Flows for the years ended December 31, 2001,          F-5
2002 and 2003

Notes to the Consolidated Financial Statements                                        F-6

Condensed Consolidated Balance Sheets as of December 31, 2003 (audited) and           F-58
June 30, 2004 (unaudited)

Condensed Consolidated Statements of Operations and Condensed Consolidated
Statements of F-59 Comprehensive Loss for the three and six months ended June
30, 2003 and 2004 (unaudited)

Condensed  Consolidated  Statements  of Cash  Flows  for the six  months  ended       F-60
June  30,  2003 and 2004 (unaudited)

Notes to the Condensed Consolidated Financial Statements (unaudited)                  F-61

Report of Independent Registered Public Accounting Firm on Schedule II                F-78

Schedule II                                                                           F-79


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
NCT Group, Inc.


We have audited the accompanying consolidated balance sheets of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (capital deficit) and cash flows for each of the years ended December 31, 2001, 2002 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 2002 and 2003 and the consolidated results of their operations and their consolidated cash flows for each of the years ended December 31, 2001, 2002 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative cash flows from operating activities and it has incurred net losses from inception, has a working capital deficiency, is subject to a judgment against the Company and is in default on certain convertible notes payable. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company adopted a new method of accounting for its goodwill and during 2003 the Company adopted a new accounting standard for its equity instruments with characteristics of both liabilities and equity.


/s/ Eisner LLP
----------------------
Eisner LLP


New York, New York
March 12, 2004

With respect to Note 28
March 31, 2004


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Notes 3, 11 and 12)
                                                                                        (In thousands of dollars, except share data)

                                                                                              December 31,         December 31,
                                                                                                  2002                  2003
                                                                                              -------------        -------------
ASSETS
Current assets:
  Cash and cash equivalents                                                                    $       806          $       988
  Investment in available-for-sale marketable securities (Note 5)                                      102                   49
  Accounts receivable, net (Note 6)                                                                    245                  255
  Inventories, net  (Note 7)                                                                           622                  509
  Other current assets (includes $108 and $138, respectively, due from officers) (Note 9)              358                  310
                                                                                              -------------        -------------
         Total current assets                                                                        2,133                2,111

Property and equipment, net (Note 8)                                                                   954                  641
Goodwill, net (Notes 2 and 3)                                                                        7,184                7,184
Patent rights and other intangibles, net (Note 3)                                                    1,519                1,223
Other assets (includes $31 and zero, respectively, due from officer)(Note 9)                         1,779                1,616
                                                                                              -------------        -------------
                                                                                               $    13,569          $    12,775
                                                                                              =============        =============

LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
  Accounts payable                                                                             $     4,648          $     2,905
  Accrued expenses  (includes $1,242 and $1,128, respectively, related parties) (Note 10)           16,916               13,799
  Notes payable (Note 11)                                                                            3,540                3,403
  Related party convertible notes (due to a stockholder) (Notes 12 and 21)                          14,206               28,650
  Current maturities of convertible notes (Note 12)                                                  4,254                3,438
  Deferred revenue (Note 13)                                                                         2,877                2,763
  Shares of subsidiary subject to exchange into a variable number of shares (Note 14)                    -                  742
  Other current liabilities (Note 15)                                                                7,101                7,227
                                                                                              -------------        -------------
         Total current liabilities                                                                  53,542               62,927
                                                                                              -------------        -------------

Long-term liabilities:
  Deferred revenue (Note 13)                                                                         2,675                  535
  Convertible notes  (Note 12)                                                                         779                  675
  Other liabilities (Note 15)                                                                        1,557                1,536
                                                                                              -------------        -------------
         Total long-term liabilities                                                                 5,011                2,746
                                                                                              -------------        -------------

Commitments and contingencies (Note 24)

Minority interest in consolidated subsidiaries                                                       8,689                8,313
                                                                                              -------------        -------------
Capital deficit (Note 16):
Preferred stock, $.10 par value, 10,000,000 shares authorized:
  Convertible series H preferred stock, issued and outstanding, 1,800 and 1,725 shares, respectively (redemption amount $18,900,000 and $20,700,000, respectively)
   (liquidation amount $18,376,767 and $18,300,822, respectively)                                   18,377               18,301
Common stock, $.01 par value, authorized 645,000,000 shares:
   issued and outstanding, 483,474,345 and 641,970,392 shares, respectively                          4,835                6,420
Additional paid-in capital                                                                         180,899              205,102
Accumulated other comprehensive income (loss)                                                         (516)              (1,170)
Accumulated deficit                                                                               (259,564)            (289,864)
Shares payable, 29,248,170 and 3,029,608 shares, respectively                                        2,296                    -
                                                                                              -------------        -------------
         Total capital deficit                                                                     (53,673)             (61,211)
                                                                                              -------------        -------------
                                                                                               $    13,569          $    12,775
                                                                                              =============        =============

The accompanying notes are an integral part of the consolidated financial statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Note 3)

                                                                                 (In thousands of dollars, except per share amounts)
                                                                                            For the Years Ended December 31,
                                                                                 ---------------------------------------------------
REVENUE:                                                                               2001              2002             2003
                                                                                 ---------------    --------------    --------------
   Technology licensing fees and royalties                                        $     5,633        $    4,493        $    3,013
   Product sales, net                                                                   4,568             2,697             1,708
   Advertising                                                                            279               105                88
   Engineering and development services                                                   132                24                49
                                                                                 ---------------    --------------    --------------
          Total revenue                                                                10,612             7,319             4,858
                                                                                 ---------------    --------------    --------------

COSTS, EXPENSES AND OTHER INCOME:
   Cost of product sales                                                                3,340             1,279               787
   Cost of advertising                                                                    332                15                14
   Cost of engineering and development services                                             2                 8                53
   Selling, general and administrative (includes zero, $4,226, $8,514
       related party consulting expenses, respectively)(Note 21)                       18,734            14,773            17,511
   Research and development                                                             5,966             4,711             3,684
   Provision for doubtful accounts                                                        249                77                 8
   Impairment of goodwill, net (Notes 3 and 16)                                        14,114               300                 -
   Impairment of other intangibles (Note 3)                                                 -             2,116                 -
   Write downs of investment and repurchased licenses, net (includes $14,000,
      $9,199 and zero of related party expenses, respectively) (Notes 2 and 11)        20,778             9,199                 -
   Costs of exiting activities (Note 19)                                                1,886               145                 -
   Other (income) expense, net (Note 18)                                                 (937)             (321)             (244)
                                                                                 ---------------    --------------    --------------
          Total operating costs, expenses and other income                             64,464            32,302            21,813
Non-operating items:
   Other (income) expense, net (includes related party expenses of $2,106,
      $3,863 and $2,103, respectively) (Notes 18 and 21)                               16,099             7,411              (943)
   Interest expense (includes related party expenses of $1,864,
      $6,284 and $12,397, respectively)                                                 6,170             7,725            14,324
   Interest income                                                                        (43)              (14)              (36)
                                                                                 ---------------    --------------    --------------
          Total costs and expenses                                                     86,690            47,424            35,158
                                                                                 ---------------    --------------    --------------
LOSS BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLE                                                   (76,078)          (40,105)          (30,300)
  Cumulative effect of change in accounting principle (Note 5)                         (1,582)                -                 -
                                                                                 ---------------    --------------    --------------

NET LOSS                                                                          $   (77,660)       $  (40,105)       $  (30,300)

Less:  Beneficial conversion features (Notes 12 and 16)                                   392                46                 -
       Preferred stock dividends (Note 16)                                                969             2,817             2,948
                                                                                 ---------------    --------------    --------------

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                          $   (79,021)       $  (42,968)       $  (33,248)
                                                                                 ===============    ==============    ==============
Loss per share attributable to common stockholders:
   Loss attributable to common stockholders before cumulative
     effect of change in accounting principle                                     $     (0.20)       $    (0.10)       $    (0.06)
   Cumulative effect of change in accounting principle                                  (0.01)                -                 -
                                                                                 ---------------    --------------    --------------
   Basic and diluted                                                              $     (0.21)       $    (0.10)       $    (0.06)
                                                                                 ===============    ==============    ==============

Weighted average common shares outstanding -
   Basic and diluted                                                                  377,084           446,423           563,543
                                                                                 ===============    ==============    ==============

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Note 3)
                                                                                              (In thousands of dollars)
                                                                                            For the Years Ended December 31,
                                                                                 ---------------------------------------------------
                                                                                       2001              2002             2003
                                                                                 ---------------    --------------    --------------

NET LOSS                                                                          $   (77,660)       $  (40,105)       $  (30,300)
Other comprehensive income (loss):
   Currency translation adjustment                                                         (8)             (566)             (601)
   Adjustment of unrealized gain or loss / (unrealized loss) on
     available-for-sale marketable securities                                           3,379                 -               (53)
                                                                                 ---------------    --------------    --------------
COMPREHENSIVE LOSS                                                                $   (74,289)       $  (40,671)       $  (30,954)
                                                                                 ===============    ==============    ==============

The accompanying notes are an integral part of the consolidated financial statements.

  NCT GROUP, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) (Note 3) (In thousands of dollars and shares)



                                                                        Convertible Preferred Stock
                                                                    -------------------------------------
                                                                        Series G           Series H               Common Stock
                                                                    -----------------   -----------------     ----------------------
                                                                    Shares     Amount   Shares     Amount      Shares        Amount
                                                                    ------     ------   ------    -------     --------      --------
  Balance at December 31, 2000                                         1       $  574       -     $     -      334,150      $ 3,341
  Sale of common stock                                                 -            -       -           -        2,000           20
  Sale of preferred stock                                              -            -       -           -            -            -
  Conversion of preferred stock                                       (1)        (582)      -           -        7,218           72
  Dividend to preferred shareholders                                   -            8       -           -            -            -
  Exchange of series A preferred stock in subsidiary                   -            -       -           -        2,976           30
  Dividend and amortization of discount on beneficial conversion
     price to subsidiary preferred and common shareholders             -            -       -           -            -            -
  Exchange of subsidiary common stock for common stock                 -            -       -           -        7,832           78
  Conversion of convertible debt plus inducement of $190               -            -       -           -        4,303           43
  Exchange of subsidiary convertible debt for common stock             -            -       -           -       32,925          330
  Sale of excess exchange shares of common stock net of
     commissions of $36                                                -            -       -           -            -            -
  Shares issued for settlement obligations/prepayments                 -            -       -           -        3,838           38
  Expenses to be paid with common stock                                -            -       -           -            -            -
  Shares returned for deposit of acquisition                           -            -       -           -         (245)          (2)
  Shares issued for acquisition of subsidiaries, repurchased
     licenses and exercise of option, less expenses of $237            -            -       -           -       23,476          234
  Liability for make up of value on shares issued to ITC               -            -       -           -            -            -
  Warrants issued in conjunction with convertible debt                 -            -       -           -            -            -
  Beneficial conversion features on convertible debt                   -            -       -           -            -            -
  Net loss                                                             -            -       -           -            -            -
  Currency translation adjustment                                      -            -       -           -            -            -
  Shares issued upon exercise of warrants                              -            -       -           -       10,000          100
  Valuation of available-for-sale marketable securities                -            -       -           -            -            -
  Compensatory common stock grants                                     -            -       -           -          358            4
  Compensatory stock options and warrants                              -            -       -           -            -            -
                                                                    ------     ------   ------    -------     --------      --------
  Balance at December 31, 2001                                         -       $    -       -     $     -      428,831      $ 4,288
  Sale of preferred stock, net                                         -            -       2      18,000            -            -
  Dividend to preferred shareholders                                   -            -       -         377            -            -
  Charges for the non-registration of the underlying shares of NCT
      to subsidiary preferred shareholders                             -            -       -           -            -            -
  Dividend and amortization of discounts on beneficial conversion
     price to subsidiary preferred shareholders                        -            -       -           -            -            -
  Exchange of subsidiary common stock for common stock                 -            -       -           -        6,073           61
  Conversion of convertible debt                                       -            -       -           -        5,611           56
  Exchange of subsidiary convertible debt for common stock             -            -       -           -        2,599           26
  Shares issued for settlement obligations/prepayments                 -            -       -           -       46,438          465
  Shares payable for settlement obligations                            -            -       -           -            -            -
  Retirement of treasury stock                                         -            -       -           -       (6,078)         (61)
  Warrants issued in conjunction with convertible debt
     and related rights                                                -            -       -           -            -            -
  Beneficial conversion feature on convertible debt                    -            -       -           -            -            -
  Net loss                                                             -            -       -           -            -            -
  Currency translation adjustment                                      -            -       -           -            -            -
  Compensatory stock options and warrants                              -            -       -           -            -            -
  Expenses related to prior sale of stock                              -            -       -           -            -            -
                                                                    ------     ------   ------    -------     --------      --------
  Balance at December 31, 2002                                         -       $    -       2     $18,377      483,474      $ 4,835
  Conversion of preferred stock                                        -            -       -        (785)      23,058          231
  Dividend to preferred shareholders                                   -            -       -         709            -            -
  Charges for the non-registration of the underlying shares of NCT
      to subsidiary preferred shareholders                             -            -       -           -            -            -
  Dividend and amortization of discounts on beneficial conversion
     price to subsidiary preferred shareholders                        -            -       -           -            -            -
  Reversal of redemption adjustment on subsidiary preferred            -            -       -           -            -            -
  Exchange of subsidiary convertible debt for common stock             -            -       -           -       42,093          421
  Shares issued for settlement obligations/prepayments                 -            -       -           -       93,345          933
  Warrants issued in conjunction with convertible debt
     and related rights                                                -            -       -           -            -            -
  Beneficial conversion feature on convertible debt                    -            -       -           -            -            -
  Net loss                                                             -            -       -           -            -            -
  Currency translation adjustment                                      -            -       -           -            -            -
  Valuation of available-for-sale marketable securities                -            -       -           -            -            -
  Compensatory stock options and warrants                              -            -       -           -            -            -
  Adjustment of monetary value on subsidiary shares upon
     adoption of SFAS 150                                              -           -       -            -            -            -
  Expenses related to prior sale of stock                              -           -       -            -            -            -
                                                                    ------     ------   ------    -------     --------      --------
  Balance at December 31, 2003                                         -       $   -       2      $18,301      641,970      $ 6,420
                                                                    ======     ======   ======    =======     ========      ========

The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.
====================================================================================================================================




                                                                                                     Accumulated
                                                                          Additional      Accumu-       Other
                                                                           Paid-in        lated      Comprehensive      Shares
                                                                           Capital       Deficit     Income/(Loss)      Payable
                                                                         -----------   ----------    -------------    -----------
  Balance at December 31, 2000                                           $ 154,838     $ (141,799)   $  (3,321)        $  (213)
  Sale of common stock                                                         166              -            -               -
  Sale of preferred stock                                                        -              -            -               -
  Conversion of preferred stock                                                510              -            -               -
  Dividend to preferred shareholders                                            (8)             -            -               -
  Exchange of series A preferred stock in subsidiary                           267              -            -               -
  Dividend and amortization of discount on beneficial conversion
     price to subsidiary preferred and common shareholders                  (1,353)             -            -               -
  Exchange of subsidiary common stock for common stock                       1,155              -            -               -
  Conversion of convertible debt plus inducement of $190                       707              -            -               -
  Exchange of subsidiary convertible debt for common stock                   3,329              -            -               -
  Sale of excess exchange shares of common stock net of
     commissions of $36                                                        164              -            -               -
  Shares issued for settlement obligations/prepayments                        (221)             -            -               -
  Expenses to be paid with common stock                                          -              -            -               -
  Shares returned for deposit of acquisition                                  (123)             -            -               -
  Shares issued for acquisition of subsidiaries, repurchased
     licenses and exercise of option, less expenses of $237                  2,138              -            -             213
  Liability for make up of value on shares issued to ITC                      (610)             -            -               -
  Warrants issued in conjunction with convertible debt                         747              -            -               -
  Beneficial conversion features on convertible debt                         1,748              -            -               -
  Net loss                                                                       -        (77,660)           -               -
  Currency translation adjustment                                                -              -           (8)              -
  Shares issued upon exercise of warrants                                      700              -            -               -
  Valuation of available-for-sale marketable securities                          -              -        3,379               -
  Compensatory common stock grants                                              30              -            -               -
  Compensatory stock options and warrants                                      437              -            -               -
                                                                         -----------   ----------    -------------    -----------
  Balance at December 31, 2001                                           $ 164,621     $ (219,459)   $      50         $     -
  Sale of preferred stock, net                                               5,309              -            -               -
  Dividend to preferred shareholders                                          (377)             -            -               -
  Charges for the non-registration of the underlying shares of NCT
      to subsidiary preferred shareholders                                  (2,086)             -            -               -
  Dividend and amortization of discounts on beneficial conversion
     price to subsidiary preferred shareholders                               (400)             -            -               -
  Exchange of subsidiary common stock for common stock                         409              -            -               -
  Conversion of convertible debt                                               348              -            -               -
  Exchange of subsidiary convertible debt for common stock                     193              -            -               -
  Shares issued for settlement obligations/prepayments                       3,260              -            -               -
  Shares payable for settlement obligations                                      -              -            -           2,296
  Retirement of treasury stock                                              (2,902)             -            -               -
  Warrants issued in conjunction with convertible debt
     and related rights                                                      4,492              -            -               -
  Beneficial conversion feature on convertible debt                          3,422              -            -               -
  Net loss                                                                       -        (40,105)           -               -
  Currency translation adjustment                                                -              -         (566)              -
  Compensatory stock options and warrants                                    4,747              -            -               -
  Expenses related to prior sale of stock                                     (137)             -            -               -
                                                                         -----------   ----------    -------------    -----------
  Balance at December 31, 2002                                           $ 180,899     $ (259,564)   $    (516)        $ 2,296
  Conversion of preferred stock                                                554              -            -               -
  Dividend to preferred shareholders                                          (709)             -            -               -
  Charges for the non-registration of the underlying shares of NCT
      to subsidiary preferred shareholders                                  (1,896)             -            -               -
  Dividend and amortization of discounts on beneficial conversion
     price to subsidiary preferred shareholders                               (343)             -            -               -
  Reversal of redemption adjustment on subsidiary preferred                    125              -            -               -
  Exchange of subsidiary convertible debt for common stock                   1,333              -            -               -
  Shares issued for settlement obligations/prepayments                       5,488              -            -          (2,296)
  Warrants issued in conjunction with convertible debt
     and related rights                                                      5,415              -            -               -
  Beneficial conversion feature on convertible debt                          5,959              -            -               -
  Net loss                                                                       -        (30,300)           -               -
  Currency translation adjustment                                                -              -         (601)              -
  Valuation of available-for-sale marketable securities                          -              -          (53)              -
  Compensatory stock options and warrants                                    8,429              -            -               -
  Adjustment of monetary value on subsidiary shares upon
     adoption of SFAS 150                                                     (138)             -            -               -
  Expenses related to prior sale of stock                                      (14)             -            -               -
                                                                         -----------   ----------    -------------    -----------
  Balance at December 31, 2003                                           $ 205,102     $ (289,864)   $  (1,170)        $     -
                                                                         ===========   ==========    =============    ===========

The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.
====================================================================================================================================


                                                                     Unearned
                                                                     Portion of    Expenses
                                                                      Compen-     to be Paid
                                                                      satory         with           Treasury Stock
                                                                      Option/       Common        --------------------
                                                                      Warrant        Stock        Shares       Amount      Total
                                                                    -----------  -----------      -------    ---------   -----------
  Balance at December 31, 2000                                        $  (37)      $  (562)        6,078     $ (2,963)   $   9,858
  Sale of common stock                                                     -             -             -            -          186
  Sale of preferred stock                                                  -             -             -            -            -
  Conversion of preferred stock                                            -             -             -            -            -
  Dividend to preferred shareholders                                       -             -             -            -            -
  Exchange of series A preferred stock in subsidiary                       -             -             -            -          297
  Dividend and amortization of discount on beneficial conversion
     price to subsidiary preferred and common shareholders                 -             -             -            -       (1,353)
  Exchange of subsidiary common stock for common stock                     -             -             -            -        1,233
  Conversion of convertible debt plus inducement of $190                   -             -             -            -          750
  Exchange of subsidiary convertible debt for common stock                 -             -             -            -        3,659
  Sale of excess exchange shares of common stock net of
     commissions of $36                                                    -             -             -            -          164
  Shares issued for settlement obligations/prepayments                     -             -             -            -         (183)
  Expenses to be paid with common stock                                    -           562             -            -          562
  Shares returned for deposit of acquisition                               -             -             -            -         (125)
  Shares issued for acquisition of subsidiaries, repurchased
     licenses and exercise of option, less expenses of $237                -             -             -            -        2,585
  Liability for make up of value on shares issued to ITC                   -             -             -            -         (610)
  Warrants issued in conjunction with convertible debt                     -             -             -            -          747
  Beneficial conversion features on convertible debt                       -             -             -            -        1,748
  Net loss                                                                 -             -             -            -      (77,660)
  Currency translation adjustment                                          -             -             -            -           (8)
  Shares issued upon exercise of warrants                                  -             -             -            -          800
  Valuation of available-for-sale marketable securities                    -             -             -            -        3,379
  Compensatory common stock grants                                         -             -             -            -           34
  Compensatory stock options and warrants                                 37             -             -            -          474
                                                                    -----------  -----------      -------    ---------   -----------
  Balance at December 31, 2001                                        $    -       $     -         6,078     $ (2,963)   $ (53,463)
  Sale of preferred stock, net                                             -             -             -            -       23,309
  Dividend to preferred shareholders                                       -             -             -            -            -
  Charges for the non-registration of the underlying shares of NCT
      to subsidiary preferred shareholders                                 -             -             -            -       (2,086)
  Dividend and amortization of discounts on beneficial conversion
     price to subsidiary preferred shareholders                            -             -             -            -         (400)
  Exchange of subsidiary common stock for common stock                     -             -             -            -          470
  Conversion of convertible debt                                           -             -             -            -          404
  Exchange of subsidiary convertible debt for common stock                 -             -             -            -          219
  Shares issued for settlement obligations/prepayments                     -             -             -            -        3,725
  Shares payable for settlement obligations                                -             -             -            -        2,296
  Retirement of treasury stock                                             -             -        (6,078)       2,963            -
  Warrants issued in conjunction with convertible debt
     and related rights                                                    -             -             -            -        4,492
  Beneficial conversion feature on convertible debt                        -             -             -            -        3,422
  Net loss                                                                 -             -             -            -      (40,105)
  Currency translation adjustment                                          -             -             -            -         (566)
  Compensatory stock options and warrants                                  -             -             -            -        4,747
  Expenses related to prior sale of stock                                  -             -             -            -         (137)
                                                                    -----------  -----------      -------    ---------   -----------
  Balance at December 31, 2002                                        $    -       $     -             -     $      -    $ (53,673)
  Conversion of preferred stock                                            -             -             -            -            -
  Dividend to preferred shareholders                                       -             -             -            -            -
  Charges for the non-registration of the underlying shares of NCT
      to subsidiary preferred shareholders                                 -             -             -            -       (1,896)
  Dividend and amortization of discounts on beneficial conversion
     price to subsidiary preferred shareholders                            -             -             -            -         (343)
  Reversal of redemption adjustment on subsidiary preferred                -             -             -            -          125
  Exchange of subsidiary convertible debt for common stock                 -             -             -            -        1,754
  Shares issued for settlement obligations/prepayments                     -             -             -            -        4,125
  Warrants issued in conjunction with convertible debt
     and related rights                                                    -             -             -            -        5,415
  Beneficial conversion feature on convertible debt                        -             -             -            -        5,959
  Net loss                                                                 -             -             -            -      (30,300)
  Currency translation adjustment                                          -             -             -            -         (601)
  Valuation of available-for-sale marketable securities                    -             -             -            -          (53)
  Compensatory stock options and warrants                                  -             -             -            -        8,429
  Adjustment of monetary value on subsidiary shares upon
     adoption of SFAS 150                                                  -             -             -            -         (138)
  Expenses related to prior sale of stock                                  -             -             -            -          (14)
                                                                    -----------  -----------      -------    ---------   -----------
  Balance at December 31, 2003                                        $    -       $     -             -     $      -    $ (61,211)
                                                                    ===========  ===========      =======    =========   ===========

The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.
====================================================================================================================================


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 3 and 20)
                                                                                                 (In thousands of dollars)
                                                                                              For the Years Ended December 31,
                                                                                          ------------------------------------------
                                                                                             2001          2002          2003
                                                                                          -----------   -----------   --------------
Cash flows from operating activities:
  Net loss                                                                                $ (77,660)    $ (40,105)    $ (30,300)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                            2,977         1,305           724
     Common stock, warrants and options issued as consideration for:
        Compensation                                                                             37           169             -
        Operating expenses (includes zero, $4,081 and $8,349, respectively,related
        party consulting expenses)                                                              637         4,792         8,429
     Provision for inventory                                                                    691            76          (122)
     Provision for doubtful accounts and uncollectible amounts                                1,249           239            21
     Loss on disposition of fixed assets                                                         30             5            33
     Gain on settlement of lawsuit                                                                -             -        (4,888)
     Finance costs associated with non-registration of common shares                          2,318         5,529         2,207
     Preferred stock dividends as interest                                                        -             -            11
     Default penalty on notes (related party)                                                 1,208           441         2,104
     Amortization of discounts on notes (includes $387, $2,700 and $5,715,
       respectively, with related parties)                                                    3,348         2,888         6,348
     Amortization of beneficial conversion feature on convertible notes (includes
       $845, $2,156 and $4,740, respectively, with related parties) (Note 12)                   946         2,305         4,900
     Related party convertible note induced conversion expense                                  190             -             -
     Write downs of investment and repurchased licenses, net (includes $14,000, $9,199
       and zero of related party expenses, respectively) (Notes 2, 11 and 18)                20,778         9,199             -
     Impairment of goodwill, net (Note 3)                                                    14,114           300             -
     Impairment of other intangibles (Note 3)                                                     -         2,116             -
     Issuance of convertible note and preferred stock of subsidiary for placement fees          656             -            40
     Costs of exiting activities (Note 19)                                                    1,886           145             -
     Realized loss on available-for-sale securities (Note 5)                                  7,036           765             -
     Realized loss on fair value of warrant (Note 5)                                          1,355           151             1
     Cumulative effect of change in accounting principle (Note 5)                             1,582             -             -
     Loss on sale of NXT ordinary shares (Note 4)                                             2,301             -             -
     Settlement of debt                                                                         (67)            -          (231)
     Minority interest loss                                                                    (473)         (458)            -
     Changes in operating assets and liabilities, net of acquisitions:
         Decrease (increase) in accounts receivable                                           2,432           132           (31)
         Decrease in inventories                                                                109           331           235
         (Increase) decrease in other assets                                                   (680)          971           210
         Increase in accounts payable and accrued expenses                                    4,760         3,164         2,131
         Decrease in other liabilities and deferred revenue                                  (3,784)       (4,140)       (2,154)
                                                                                          -----------   -----------   --------------
        Net cash used in operating activities                                             $ (12,024)    $  (9,680)    $ (10,332)
                                                                                          -----------   -----------   --------------
Cash flows from investing activities:
      Capital expenditures                                                                $  (1,377)    $      (3)    $    (150)
      Net cash paid for Artera Group International Limited acquisition                         (100)            -             -
      Payment for shares of DMC New York (repurchased licenses)                              (1,000)            -             -
      Proceeds from sale of equipment                                                            11            11             -
      Proceeds from sale of NXT ordinary shares                                               6,858             -             -
                                                                                          -----------   -----------   --------------
        Net cash provided by (used in) investing activities                               $   4,392     $       8     $     (150)
                                                                                          -----------   -----------   --------------
Cash flows from financing activities:
     Proceeds from:
        Issuance of related party convertible notes, net (Notes 12 and 21)                $   2,500     $   9,590     $  10,440
        Issuance of convertible notes and notes payable, net (Notes 11 and 12)                3,195         1,019           590
        Sale of subsidiary preferred stock, net                                                 418           110             -
        Sale of excess exchange shares                                                          164             -             -
        Sale of common stock                                                                    186             -             -
        Collection of subscription receivable                                                   213             -             -
        Exercise of stock options and warrants, net                                             800             -             -
        Repayment of notes                                                                     (436)         (497)         (322)
                                                                                          -----------   -----------   --------------
        Net cash provided by financing activities                                         $   7,040     $  10,222     $  10,708
                                                                                          -----------   -----------   --------------
Effect of exchange rate changes on cash                                                   $      (8)    $    (311)    $     (44)
                                                                                          -----------   -----------   --------------
Net increase (decrease) in cash and cash equivalents                                           (600)          239           182
Cash and cash equivalents - beginning of period                                               1,167           567           806
                                                                                          -----------   -----------   --------------
Cash and cash equivalents - end of period                                                 $     567     $     806     $     988
                                                                                          ===========   ===========   ==============
The accompanying notes are an integral part of the consolidated financial statements.


                        NCT GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Background:

     NCT Group, Inc. and subsidiaries (collectively referred to as the "company," "NCT," "we," "our" or "us") is a technology developer with a portfolio of patents and related rights and other non-patented technology. Our technologies allow us to develop products, services and applications that we market to various industries. NCT operates in three segments: communications, media and technology. Product offerings of our communications segment include:
Artera Turbo (TM) software-based, high-speed, data communication and network optimization service; an aircraft cabin quieting system; ClearSpeech(R) microphones, speakers, and a suite of noise and echo cancellation algorithms; and our telephony communications, consumer and industrial headsets. Product offerings of our media segment include Sight & Sound(R) place-based audio and billboard media and Gekko(TM) flat speakers, prints and subwoofers. Our technology segment provides Java(TM)-language based microprocessor cores.

     NCT has experienced substantial losses from operations since its inception, which cumulatively amounted to $289.9 million through December 31, 2003. Cash and cash equivalents amounted to $1.0 million at December 31, 2003. A working capital deficit of $60.8 million exists at December 31, 2003. NCT is in default of $3.2 million of its notes payable and $3.5 million of its convertible notes at December 31, 2003 and is subject to a judgment of $2.1 million. Management believes that currently available funds will not be sufficient to sustain NCT at present levels. NCT's ability to continue as a going concern is dependent on funding from several sources, including available cash and cash equivalents and cash inflows generated from its revenue sources, particularly technology licensing fees and royalties and product sales. The level of realization of funding from the company's revenue sources is presently uncertain. If anticipated revenue does not generate sufficient cash, management believes additional working capital financing must be obtained. We are attempting to raise additional capital through debt and equity financings in order to fund operations (see Note 28). There is no assurance any such financing is or would become available.

     In the event that funding from internal sources is insufficient, NCT would have to substantially cut back its level of spending which could substantially curtail its operations. These reductions could have an adverse effect on the company's relations with its existing and prospective customers. Uncertainty exists about the adequacy of current funds to support NCT's activities or to pay awards or judgments against the company until positive cash flow from operations can be achieved, and uncertainty exists about the availability of external financing sources to fund any cash deficiencies (see Note 16).

     The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 2003 about the company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

2.   Acquisitions:

DMC New York, Inc.

     We acquired a 25% interest in DMC New York, Inc. ("DMC NY") on April 12, 2001 for $4.0 million. The consideration consisted of a $1.0 million convertible note due December 31, 2001 issued to Crammer Road, $1.0 million cash and $2.0 million of our common stock (13.3 million shares). We had accrued $14.0 million for the remaining 75% interest in the second quarter of 2001 based upon our agreement to acquire such interest. Our consolidated statement of operations for the year ended December 31, 2001 includes an aggregate charge of $18.0 million for this acquisition classified as write downs of investment and repurchased licenses, net. In June 2002, we acquired the remaining 12,000 shares (75%) of the outstanding capital stock of DMC NY in exchange for 1,800 shares of our series H preferred stock and $0.1 million net proceeds from Crammer Road LLC (see Note 16). DMC NY was the owner of 16 licenses previously purchased from our subsidiary, Distributed Media Corporation ("DMC") in 1999. The purchase of the remaining 75% of DMC NY has been valued at the estimated fair value of the NCT common stock underlying our series H preferred stock of $23.2 million ($18 million stated value and approximately $5.2 million representing the additional fair value resulting from the conversion rate of 75% of the fair market value, as defined, of NCT common stock into which the series H preferred stock is convertible). Because DMC NY has not commenced operations, we recorded an aggregate charge of $9.2 million for this acquisition for the year ended December 31, 2002 classified on our consolidated statement of operations as write downs of investment and repurchased licenses, net. DMC NY has not recorded any revenue and apart from its New York metropolitan area license rights, has no other assets or operations. The aggregate cost for our acquisition of these 16,000 shares (25% in 2001 and 75% in 2002) was $27.2 million. The purchase price was arrived at in various negotiations between NCT and Crammer Road. The acquisition resulted in our control of the number one designated market area. We did not obtain an independent valuation. The company's acquisition of DMC NY is summarized as follows:


                                                        DMC New York
   Date          Consideration                         Shares Acquired            % Interest        Acquisition Price
   ----          -------------                         ---------------            ----------        -----------------
 4/12/01    $1.0 million cash                              1,000                     6.25%              $1.0 million
 4/12/01    $1.0 million note                              1,000                     6.25%              $1.0 million
 4/12/01    13.3 million shares common stock               2,000                    12.50%              $2.0 million
 6/24/02    1,800 shares series H preferred stock         12,000                    75.00%             $23.2 million



Artera Group International Limited

     Our wholly-owned subsidiary, Artera Group, Inc., entered into an agreement with Teltran International, Inc. ("Teltran") to acquire all of the capital stock of Teltran's subsidiary, Teltran Web Factory Limited, and the communication equipment assets of Teltran's subsidiary, Internet Protocol Ltd. The Web Factory was a U.K.-based full service information technology solutions provider, offering Internet provider services, web hosting, domain hosting, consulting, web design and installation services to businesses. Artera completed its acquisition of the Web Factory on March 2, 2001, and renamed the Web Factory, Artera Group International Limited. The aggregate purchase price, as adjusted, was $3.1 million comprised of $350,000 in cash and $3.3 million of Artera Group, Inc. series A preferred stock with a stated value of $6.6 million (see Note 16). This preferred stock was valued based upon 6% convertible notes issued in January 2001 (see Note 12). The acquisition was accounted for as a purchase, resulting in initial goodwill of approximately $6.2 million that was subsequently written off (see Note 3). On June 29, 2001, the terms of the preferred stock were modified as to $4.3 million stated value of this stock to allow conversion of the preferred stock into shares of NCT. As a result, an additional $3.9 million of consideration and goodwill was recorded as purchase price that was subsequently written off (see Note 3). A summary of the assets acquired and liabilities assumed, at estimated fair market value, is as follows:

     (In thousands of dollars)

            Current assets                               $        484
            Property, plant and equipment                         467
            Goodwill                                           10,095
            Current liabilities                                (4,031)
            Other liabilities                                     (45)
                                                     -----------------
            Fair market value of acquired entity         $      6,970
                                                     =================

     On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend underperforming operations and reduce the number of employees. On March 21, 2002, the Board of Directors of Artera Group International Limited determined to cease operations (see Note 19).

     The results of operations of the acquired entities are included in NCT's consolidated statements of operations from the respective dates of acquisition. The pro forma results listed below are unaudited and reflect purchase accounting adjustments assuming the acquisitions had occurred at each of the beginning of the year acquired and the beginning of the immediately preceding year. For the years ended 2001 and 2002, pro forma adjustments include additional amortization expense of $0.1 million and zero, respectively. The pro forma results are presented for informational purposes only and are not necessarily indicative of the future results of operations of the company or the results of operations of the company had the acquisitions occurred on January 1, 2001 and January 1, 2002.

     (Unaudited; in thousands of dollars, except per share data)

                                                   Years Ended December 31,
                                               ---------------------------------
                                                  2001 (a,b)      2002 (b)
                                                  ----------      ----------
Net revenue                                      $   10,859      $    7,319
Net loss                                            (78,025)        (40,105)
Loss attributable to common stockholders            (79,386)        (42,968)
Loss per common share - basic and diluted        $    (0.21)     $    (0.10)


Footnotes:
----------
(a)  Includes Artera Group International Limited acquisition.
(b) Includes DMC NY acquisition that did not have any effect on the pro forma results.

3.   Summary of Significant Accounting Policies:

Basis of Presentation:

     The consolidated financial statements include the accounts of the company and its majority-owned subsidiaries after elimination of all significant intercompany transactions and accounts. We include losses from our majority-owned subsidiaries in our consolidated statements of operations exclusive of amounts attributable to minority shareholders' common equity interests only up to the basis of such minority shareholders' interests. Losses in excess of that amount are borne by NCT. Such amounts from Pro Tech Communications, Inc. ("Pro Tech"), our 82% owned subsidiary, borne by NCT for the years ended December 31, 2002 and 2003 amounted to $2.0 million and $0.2 million, respectively. Future earnings of our majority-owned subsidiaries which would otherwise be attributable to minority shareholders' interests will be allocated to minority shareholders only after future earnings are sufficient to recover the cumulative losses absorbed by NCT in excess of NCT's allocable percentage ($2.2 million at December 31, 2003). Investments in less than majority-owned affiliates over which we exercise significant influence are accounted for under the equity method. All other investments in affiliates are carried at cost.

Estimates:

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. These estimates include assessing the collectibility of accounts receivable, the use and recoverability of inventory, useful lives for depreciation and amortization periods of tangible and intangible assets and the assumptions underlying projections of cash flows regarding testing for impairment of long-lived assets. The markets for the company's products and services are characterized by intense competition, rapid technological development, evolving standards, all of which could impact the future realizability of the company's assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. Actual results could differ from those estimates.

Reclassifications:

     Some amounts in prior years' financial statements have been reclassified to conform to the current year's presentation.

Income Taxes:

     Deferred income taxes are provided for the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

Cash and cash equivalents:

     Cash and cash equivalents include all highly liquid investments with original maturities at acquisition of three months or less.

Revenue Recognition:

     Revenue is recognized when earned. Revenue from product sales is recognized when the product is shipped and title has passed. Revenue from advertising sales is recognized when the advertisements are aired and displayed. Revenue from engineering and development services is generally recognized and billed as the services are performed. However, for some engineering and development services contracts, revenue is recognized using the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenue and gross profit are recognized as work is performed based on the relationship of actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified. No revenue was recognized under the percentage of completion method for the years ended December 31, 2001, 2002 and 2003.

     For technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are fixed and determinable, accepted by the customer and nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria is met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.

Marketable Securities:

     Marketable securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities. Trading securities are recorded at fair value, with the change in market value during the period included in the statements of operations.

     Marketable debt securities that NCT has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at market value except as described in Note 9, with the change in market value during the period excluded from the statements of operations unless it is occasioned by an other-than-temporary decline in value and recorded net of income taxes as a separate component of stockholders' equity (capital deficit). The company reviews declines in value of its portfolio when general market conditions change or specific information pertaining to an industry or individual company becomes available. The factors considered in assessing whether a decline is other than temporary include: our evaluation of the length of the time and the extent to which the market value of the industry has been depressed or the market value of the security has been less than cost; evaluation of financial condition and near-term prospects of the business, including cash sufficiency and new product developments; assessment of observable marketplace-determined values and trends; and our intent and ability to retain our investment in the business for a sufficient period of time to allow for any anticipated recovery in market value. At December 31, 2002 and 2003, all of the company's marketable securities have been deemed available-for-sale securities.

Derivative Instruments:

     Derivatives are reported at their fair values at each reporting date with any gains or losses reported in the company's statements of operations. Our adoption of Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments - an Amendment of SFAS No. 133," effective January 1, 2001, resulted in a $1.6 million charge that is reflected as cumulative effect of change in accounting principle on the consolidated statements of operations for the year ended December 31, 2001. For the years ended December 31, 2001, 2002 and 2003, fair value charges of $1.4 million, $0.2 million and less than $0.1 million, respectively, are included in other (income) expense, net (see Note 18). As of December 31, 2003, the company does not own any derivative instruments.

Inventories:

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for the operations of Pro Tech and is determined using the average cost method for all other inventories. NCT assesses the realizability of inventories by periodically conducting a physical inventory and reviewing the movement of inventory to determine the value of items that are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 2002 and 2003, the company's inventory reserves were $0.4 million and $0.3 million, respectively (see Note 7).

Property and Equipment:

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful lives or the related lease term (see Note 8).

Deferred Charges:

     Deferred charges, included on the consolidated balance sheets in other assets, primarily represent costs related to the installation of digital broadcast station systems at customer locations. Such installation costs consist of labor costs attributable to contractor installation and outside management fees and benefit the future. The company amortizes such deferred charges over the lesser of the estimated useful life or the life of the site agreement. In the event a site is removed, the unamortized deferred charges relating to that site are then expensed in full. In each of 2001, 2002 and 2003, the company amortized approximately $0.1 million of deferred charges and wrote off unamortized charges relating to removals of approximately zero, $0.1 million and less than $0.1 million, respectively, included in research and development expenses on the consolidated statements of operations. At December 31, 2002 and 2003, deferred charges were $0.4 million and $0.2 million, respectively.

Software Costs:

     It is our policy to capitalize costs in connection with the internal development or purchase of computer software products to be sold, leased or otherwise marketed after technological feasibility has been established. When software costs are capitalized, they are included in property and equipment and amortized over the products estimated useful life. During the years ended December 31, 2002 and 2003, no software costs were capitalized.

Goodwill and Intangible Assets with Indefinite Useful Lives:

     The excess of the consideration paid over the fair value of net assets (including identifiable intangibles) acquired in business combinations is recorded as goodwill. Goodwill is also recorded by the company upon the acquisition of some or all of the stock held by minority shareholders of a subsidiary, except where such accounting is, in substance, the purchase of licenses previously sold to such minority shareholders or their affiliates.

     NCT adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Under SFAS No. 142, we ceased amortizing goodwill and intangible assets with indefinite useful lives and test them for impairment at least annually and whenever there is an impairment indicator. All acquired goodwill and intangible assets with indefinite useful lives were assigned to reporting units (an operating segment or a component of an operating segment that constitutes a business for which discrete financial information is available) for purposes of impairment testing and segment reporting. Our reporting units with goodwill consist of NCT Hearing and Midcore Software, Inc./Artera Group, Inc., both of which are within the communications operating segment and Advancel Logic Corporation within the technology operating segment. We have no intangible assets with indefinite useful lives. The carrying value of our goodwill by operating segment follows:


     (In thousands of dollars)

                       Communications       Media     Technology
                         Segment           Segment      Segment        Total
                      ---------------   -----------  -------------  ------------
Balance as of
  January 1, 2003            $ 6,845       $     -          $ 339     $ 7,184
Goodwill acquired                  -             -              -           -
Impairment losses                  -             -              -           -
                      ---------------   -----------  -------------  ------------
Balance as of
  December 31, 2003          $ 6,845       $     -          $ 339     $ 7,184
                      ===============   ===========  =============  ============


     Goodwill impairment is evaluated at the reporting unit level, comparing the carrying value of the reporting unit with its estimated fair value. If the fair value exceeds its carrying value, no impairment is recognized. If the carrying value of the reporting unit exceeds its fair value, then the carrying value of the goodwill is compared to the implied fair value of the goodwill. If the implied fair value of the goodwill exceeds its carrying value, no impairment is recognized. If the carrying value of the goodwill exceeds its implied fair value then impairment is recognized to the extent of the excess. We recognized no impairment upon adoption of SFAS No. 142 with respect to our goodwill. We recognized an impairment charge from goodwill of $0.3 million during the year ended

December 31, 2002 in connection with the step acquisition of shares of NCT Audio (see Note 16). Based on our evaluation, as of December 31, 2003, we determined no impairment exists. If SFAS No. 142 had been in effect at January 1, 2001, the adjusted net loss attributable to common stockholders and loss per share would have been as follows:


     (In thousands of dollars, except per share amount)


                                                                  For the Years Ended December 31,
                                                              ------------------------------------------
                                                                 2001           2002            2003
                                                              ------------   -----------    ------------
Loss attributable to common stockholders before
 cumulative effect of change in accounting principle           $ (77,439)     $ (42,968)     $ (33,248)
Cumulative effect of change in accounting principle               (1,582)             -              -
Add back:  Goodwill amortization                                   1,691              -              -
                                                              ------------   -----------    ------------
Adjusted net loss attributable to common stockholders          $ (77,330)     $ (42,968)     $ (33,248)
                                                              ============   ===========    ============

Basic and diluted loss per share
Loss per share attributable to common stockholders before      $   (0.20)     $   (0.10)     $   (0.06)
 cumulative effect of change in accounting principle
Cumulative effect of change in accounting principle                (0.01)             -              -
Goodwill amortization                                               0.01              -              -
                                                              ------------   -----------    ------------
Adjusted loss per share                                        $   (0.20)     $   (0.10)     $   (0.06)
                                                              ============   ===========    ============


     Prior to the adoption of SFAS No. 142 on January 1, 2002, goodwill was mortized using the straight-line method over the estimated period of benefit (ranging from five to twenty years). Goodwill amortization expense was $1.7 million for 2001. We also evaluated the carrying value and period of amortization of our goodwill at each balance sheet date. The factors used in the evaluation included: current operating results, projected future operating results, and any other material factors that effect the continuity of the business. The company recognized impairment loss from goodwill of $14.1 million (net of reduction in deferred revenue of $2.1 million) in 2001 (see Note 16). On June 29, 2001, in connection with additional rights granted certain preferred shareholders of Artera Group, Inc., the preferred stock was recorded at its stated value that resulted in additional goodwill of $3.9 million. On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend underperforming operations and reduce the number of employees. As a result, the $9.8 million carrying value of the goodwill as of that date was considered fully impaired in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Further, in December 2001, NCT decided to cease the operations of DMC Cinema, Inc. ("DMC Cinema") due to its inability to meet operating goals. Consequently, approximately $1.3 million consisting of the carrying value of $3.4 million, net of reduction in deferred revenue of $2.1 million, was fully impaired in accordance with SFAS No. 121.

Patent Rights and Other Intangible Assets with Finite Useful Lives:

     Under the guidelines in SFAS No. 142 and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," intangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We are also required to evaluate the useful lives each reporting period. We test our intangible assets with finite useful lives for impairment by using the estimated future cash flows directly associated with, and that are expected to arise as a direct result of, the use of the intangible asset. We do so by projecting the future estimated revenue and costs and comparing the resultant undiscounted cash flows to the carrying amount of the intangible asset. If the carrying amount exceeds the undiscounted cash flows, an impairment may be indicated. The carrying amount is then compared to the discounted cash flows, and if there is an excess, such amount is recorded as an impairment.

     Patent rights and other intangible assets, which include the cost to acquire rights to patents and other rights under licenses, are stated at cost and are amortized using the straight-line method over the remaining estimated useful lives, ranging from one to seventeen years. Amortization expense was $0.4 million, $0.5 million and $0.3 million for 2001, 2002 and 2003, respectively. Accumulated amortization of patent rights and other intangible assets was $3.9 million and $4.3 million at December 31, 2002 and 2003, respectively. The other intangibles subject to amortization are categorized below with an estimate of the amortization expense for the next five years.

     (In thousands of dollars)
                                                 December 31, 2003
                                     -------------------------------------------
                                     Gross Carrying  Accumulated      Carrying
                                         Amount      Amortization       Value
                                     --------------  -------------  ------------

Amortized intangible assets
  Patents                              $     4,147     $  (3,837)      $    310
  Licensed technology                        1,332          (419)           913
                                     --------------  -------------  ------------
Total                                  $     5,479     $  (4,256)      $  1,223
                                     ==============  =============  ============


Estimated amortization expense for the years ending:
----------------------------------------------------
December 31, 2004                                         $ 222
December 31, 2005                                         $ 191
December 31, 2006                                         $ 191
December 31, 2007                                         $ 190
December 31, 2008                                         $ 186


     Prior to the adoption of SFAS No. 142, at each balance sheet date, NCT evaluated the period of amortization of other intangible assets. The factors used in evaluating the period of amortization include: current operating results, anticipated future operating results, and any other material factors that effect the continuity of the business. Based on our evaluation as of December 31, 2002, we determined an impairment was present with respect to the license granted to Pro Tech. The resulting impairment charge to Pro Tech, on its accounting records, was $11.5 million. Upon consolidation of Pro Tech's results of operations in our financial statements, we recorded an impairment in the carrying value of other intangible assets with finite lives of $2.1 million representing the minority shareholders' portion of this impairment in our consolidated statement of operations for the year ended December 31, 2002. Based on our evaluation as of December 31, 2003, we determined no impairment exists.

Other Assets:

     Other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell the assets. There were no such impairments for the years ended December 31, 2001, 2002 and 2003.

Advertising:

     Advertising expenses include commissions paid to advertising representatives and agencies and are expensed as incurred. Advertising expenses for the years ended December 31, 2001, 2002 and 2003 were $0.5 million, $0.1 million and $0.1 million, respectively, and are included in selling, general and administrative expenses.

Comprehensive Loss:

     The company reports comprehensive loss in accordance with SFAS No. 130, "Reporting Comprehensive Income." The provisions for SFAS No. 130 require the company to report the changes in stockholders' equity (capital deficit) from all sources during the period other than those resulting from investments by and distributions to shareholders. Accordingly, the consolidated statements of comprehensive loss are presented, while the caption "accumulated other comprehensive income (loss)" is included on the consolidated balance sheets as a component of stockholders' capital deficit. Due to availability of net operating losses and the deferred tax benefit resulting therefrom being fully reserved, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss is comprised of net loss and other comprehensive income
(loss). Other comprehensive income (loss) includes certain changes in stockholders' equity (capital deficit) that are excluded from net income, including unrealized gains and losses on our available-for-sale securities and foreign currency translation adjustments.

Foreign Currency Translation:

     Local currencies are generally considered the functional currency for our foreign subsidiaries. The company translates its foreign assets and liabilities at the exchange rates in effect at each balance sheet date. Revenue and expenses are translated using average rates for the year. The resulting foreign currency translation adjustments are included in accumulated other comprehensive income
(loss) as a component of stockholders' equity (capital deficit). The foreign currency transaction gains and losses are included in the consolidated statements of operations and were not material for the years ended December 31, 2001, 2002 and 2003. The foreign currency translation adjustment of $0.6 million for each of the years ended December 31, 2002 and 2003 is related to our United Kingdom operations.

Loss per Common Share:

     The company reports loss per common share in accordance with SFAS No. 128, "Earnings Per Share." The per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock, aggregating 2,778,065,174 shares, have not been included as the effect would be antidilutive (see Notes 12, 14 and 16). During the third quarter of 2003, NCT received requests to exchange 6% convertible note principal aggregating $0.5 million, or
11.9 million shares; requests to exchange Artera series A preferred stock stated value of $1.5 million, or 28.8 million shares; elections to receive royalty payments of $1.7 million due to the founding stockholders of Midcore Software, Inc. ("Midcore") in 34.2 million shares; and a request to fulfill the look back provision which is valued at zero (see Note 15) associated with the Midcore acquisition and issue 26.2 million shares of its common stock that it could not fulfill because the requests were in excess of the number of shares of common stock currently authorized. As such, we have included 3,029,608 (the remaining number authorized) of the 26.2 million look back shares issuable under the Midcore acquisition agreement in our weighted average common shares outstanding on the accompanying consolidated statement of operations for the year ended December 31, 2003 and in shares payable on our consolidated balance sheet at December 31, 2003. These shares issuable under the above requests, but not included in shares payable as described have also not been included in the calculation of weighted average shares used in the net loss per share as such inclusion would be anti-dilutive.

     However, when preferred stock is convertible into common stock at an effective conversion rate that represents a discount from the common stock market price at the time of issuance, the discounted amount is an assured incremental yield, the "preferred stock dividend requirement," to the preferred shareholders and is accounted for as an embedded dividend to preferred shareholders. In addition, when warrants are issued in conjunction with such convertible securities, the fair value of warrants is determined by applying the Black-Scholes option pricing model. In accordance with Emerging Issues Task Force ("EITF") Issue No. 96-13, as codified in EITF 00-19, these warrants are considered permanent equity instruments since they may only be actually settled with the issuance of the company's stock. The proceeds received from the transaction are allocated in accordance with EITF 98-05 and EITF 00-27. The allocated fair value is deemed to be a "preferred stock beneficial conversion" feature and is accounted for as a component of additional paid-in capital. The company has reflected such beneficial conversion feature and preferred stock dividend requirement as a preferred stock dividend and as an adjustment to the net loss attributable to common stockholders (see Note 16).

Concentrations of Credit Risk:

     Financial instruments, which potentially subject the company to concentration of credit risk, consist of cash and cash equivalents and trade receivables. The company maintains cash and cash equivalents in accounts with various financial institutions in amounts which, at times, may be in excess of the FDIC insurance limit. The company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk with respect to cash and cash equivalents.

     The company sells its products and services to distributors and end users in various industries worldwide. The company regularly assesses the realizability of accounts receivable and also takes into consideration the value of past due accounts receivable and the collectibility of such receivables based on credit worthiness. The company does not require collateral or other security to support customer receivables. The company's preference is to collect its receivables in cash. However, from time to time, receivables may be settled by securities transferred to the company by the customer in lieu of cash payment.

Significant Customers:

     In each of the years ended December 31, 2001, 2002 and 2003, revenue derived from certain customers comprised more than 10% of our consolidated revenue ("significant customers"). In 2001 and 2002, we had two significant customers one of whom was our only significant customer in 2003. One of these customers accounted for $2.3 million and $1.9 million of our consolidated revenue for the years ended December 31, 2001 and 2002, respectively. The other customer accounted for $1.6 million, $2.1 million and $2.1 million of our consolidated revenue for the years ended December 31, 2001, 2002 and 2003, respectively. As of December 31, 2002 and 2003, the company had no accounts receivable due from its significant customers.

Fair Value of Financial Instruments:

     The company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, other receivables, accounts payable, accrued expenses, notes payable and other liabilities. At December 31, 2002 and 2003, the fair value of these instruments approximated their carrying value (carried at cost) because of the short maturity of the instruments. Fair values of other investments classified as available-for-sale were estimated based on market prices. The fair value of notes payable approximates the carrying value based on interest rates that are currently available to the company for issuance of debt with similar terms and remaining maturities. The fair value of convertible notes payable to Carole Salkind is not objectively determinable due to the related party nature of these instruments. The face value of convertible notes held by Carole Salkind at December 31, 2002 and 2003 was $18.1 million and $33.8 million, respectively. At December 31, 2002 and 2003, these outstanding notes were convertible into 281.8 million and 857.5 million shares, respectively, of NCT common stock with a fair value of $12.1 million and $34.3 million, respectively.

Stock-Based Compensation:

     The company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148,
"Accounting  for  Stock-Based  Compensation  - Transition and  Disclosure,"  and
continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Under APB No. 25, no compensation costs are recognized if the option exercise price is equal to or greater than the fair market price of the common stock on the date of the grant. Under SFAS No. 123, stock options are valued at grant date using the Black-Scholes option pricing model and compensation costs are recognized ratably over the vesting period. No stock-based employee compensation cost is reflected in our net loss attributable to common stockholders, as options granted under our plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Had compensation costs been determined as prescribed by SFAS No. 123, the company's net loss attributable to common stockholders and net loss per share would have been the pro forma amounts indicated below:

     (In thousands of dollars, except per share amounts)



                                                                        For the Years Ended December 31,
                                                            --------------------------------------------------------
                                                                  2001                2002               2003
                                                            -----------------   -----------------  -----------------

Net loss attributable to common stockholders                   $  (79,021)         $ (42,968)          $ (33,248)
Total stock-based employee compensation
  expense determined under fair value based
  method for all awards, net of related tax effects                (1,701)            (1,696)             (1,077)
                                                            -----------------   -----------------  -----------------
Pro forma net loss attributable to common stockholders         $  (80,722)         $ (44,664)          $ (34,325)
                                                            =================   =================  =================
Net loss per common share (basic and diluted):
   As reported                                                 $    (0.21)         $   (0.10)          $   (0.06)
                                                            =================   =================  =================
   Pro forma                                                   $    (0.21)         $   (0.10)          $   (0.06)
                                                            =================   =================  =================


     The weighted-average fair values at date of grant for options granted during 2001, 2002 and 2003 were $0.07, $0.06 and $0.04, respectively, and were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                     Years ended December 31,
                        --------------------------------------------------------
                              2001              2002            2003
                              ----              ----            ----
Expected life in years             3               3.5           3.5
Interest rate             3.27%-5.41%       2.50%-3.61%         2.25%
Volatility                       100%              100%          100%
Dividend yield                     0%                0%            0%

Recent Accounting Pronouncements:

     In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The rescinded SFAS No. 4 had required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Upon adoption of SFAS No. 145, companies are required to apply the criteria in APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," in determining the classification of gains and losses resulting from the extinguishments of debt. We adopted this statement on January 1, 2003. The adoption of SFAS No. 145 did not have a material impact on our results of operations or financial position.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities at their fair value when a liability has been incurred. Under previous guidance, certain exit costs were accrued at the date of management's commitment to an exit or disposal plan. We adopted this statement on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on our results of operations or financial position.

     In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," in its entirety. Such Interpretation elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees issued or modified after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee. We adopted this statement on January 1, 2003. The adoption of FIN 45 did not have a material impact on our results of operations or financial position.

     On January 17, 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." On December 24, 2003, the FASB issued FIN 46 Revised ("FIN 46R") which clarifies certain complexities of FIN 46. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This interpretation of Accounting Research Bulletin 51 for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. A company with a variable interest in a VIE must disclose certain information. A public entity must apply the provisions of FIN 46R no later than the end of the first reporting period that ends after March 31, 2004. We believe the adoption of FIN 46 will not have an impact on our results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 clarifies when a contract meets the characteristics of a derivative, clarifies when a derivative contains a financing component and amends certain other existing pronouncements. We adopted this statement on July 1, 2003. The adoption of SFAS No. 149 did not have a material impact on our results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period commencing after June 15, 2003. Effective July 1, 2003, we adopted SFAS No. 150 and the effect on our consolidated balance sheet was as follows: a $0.6 million decrease in minority interest in consolidated subsidiaries, a $0.1 million decrease in additional paid-in capital and a $0.7 million increase in current liabilities (see Note 14).

4.   Strategic Relationships:

     NCT has entered into agreements to establish joint ventures and strategic alliances related to the design, development, manufacture, marketing and distribution of its technologies and products containing such technologies. These agreements generally provide that NCT license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance.

The support funding may include amounts paid or services rendered for engineering and development. In exchange for this funding, the other parties generally receive a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an interest factor in some instances) is recovered. At December 31, 2002 and 2003, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

     Technology licensing fees and engineering and development services paid to the company in connection with joint ventures are recorded as revenue to the extent appropriate in accordance with the company's revenue recognition policy. Total revenue recorded by the company relating to these strategic relationships for technology licensing fees and royalties, engineering and development services and product sales was as follows:

     (In thousands of dollars)

                                           For the Years Ended December 31,
                                   ---------------------------------------------
                                        2001          2002            2003
                                   -------------   -------------  --------------
New Transducers Ltd.                $   1,605       $   2,140      $   2,140
Oki Electric Industry Co., Ltd            219             402            366
Ultra Electronics, Ltd.                   114              19              5
Infinite Technology Corporation         1,028               -              -
                                   -------------   -------------  --------------
   Total                            $   2,966       $   2,561      $   2,511
                                   =============   =============  ==============

     Outlined below is a summary of the nature and terms of the above strategic relationships:

     New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc (formerly, Verity Group plc). On March 30, 2001, NXT plc, NXT, NCT Audio and the company entered into several agreements terminating previous agreements from 1997 to 1999. Under the new agreements, NCT received 2.0 million ordinary NXT plc shares in consideration for the cancellation of the 6% royalty payable by NXT to NCT Audio. The NXT plc shares issued had a value of approximately $9.2 million. Additionally, ownership of certain intellectual property, the rights to which had been previously granted to NXT, was transferred to NXT. NXT has licensed NCT and its subsidiaries with certain NXT and all NCT-developed intellectual property. NXT is to design a low-cost flat panel speaker for use by DMC. A side letter with NXT was entered into on or about March 30, 2001, whereby NCT agreed to pay NXT $0.6 million as a non-refundable design fee related to Gekko(TM) loudspeakers. The design fee was a prepayment of royalties due under the four-year term of this side letter. We offset the $9.2 million license fee due NCT with the $0.6 million design fee owed to NXT resulting in $8.6 million of deferred revenue. The deferred revenue balance is being recognized on a straight-line basis over the specific performance period of four years (see Note
13). In addition, NXT transferred its 4.8% equity holding in NCT Audio to NCT in settlement of the exercise price otherwise payable upon exercise of the option that NXT had on 3,850,000 shares of our common stock (see Note 16). We sold the
2.0 million NXT plc shares during the year ended December 31, 2001 for aggregate proceeds of $6.9 million and realized a net loss of $2.3 million included in our statements of operations (see Note 18).

     Oki Electric Industry Co., Ltd. ("Oki"). In October 1997, the company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The company recognized $0.2 million, $0.4 million and $0.4 million in royalty revenue in 2001, 2002 and 2003, respectively.

     Ultra Electronics Ltd. ("Ultra") (formerly Dowty Maritime Limited) and the company entered into a teaming agreement in May 1993 and subsequently amended such agreement and entered into a licensing and royalty agreement commencing in 1998. Such teaming agreement calls for the collaboration on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra. Such licensing and royalty agreement, among other things, included a future royalty of 1.5% of sales commencing in 1998. Under the agreement, Ultra also acquired the company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed some of the company's employees. The company recognized $114,000, $19,000 and $5,000 in royalty revenue in 2001, 2002 and 2003, respectively.

     Infinite Technology Corporation ("ITC"). On May 8, 2000, as amended effective June 30, 2000, Advancel Logic Corporation ("Advancel") entered into a license agreement with ITC. Under the agreement, Advancel granted ITC exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-JTM technology. Advancel also granted ITC non-exclusive rights to Advancel's Java(TM) smartcard core. In consideration for this license, the company received 1.2 million shares of ITC's common stock valued at $6.0 million determined using the quoted price of the stock on the date the shares were received and on-going unit royalties. With the exception of specific rights granted to STMicroelectronics in 1998, the license granted ITC an exclusive, irrevocable worldwide license to design, make, use, transfer, market and sell products and intellectual property incorporating or based upon Advancel's TJ and t2J technology.

     Effective June 30, 2000, in conjunction with this license agreement, NCT, Advancel and ITC entered into a strategic alliance and technology development amendment pursuant to which NCT would fund research and engineering development related to microprocessor and semiconductor chips for which the company would pay ITC $2.5 million. The company issued 9,523,810 shares of its common stock having a market value of $3.0 million to ITC as prepaid research and engineering costs. In the event ITC did not receive $2.5 million in proceeds from the sale of NCT shares, NCT was required to make up any shortfall in cash or return to ITC a sufficient number of ITC shares of common stock received by NCT as outlined above. The value NCT would receive upon return of the ITC shares would be the agreed value of $5.00 per share, the market value of the ITC shares when NCT received them. Conversely, if ITC received $2.5 million in proceeds from the sale of NCT shares and there were NCT shares remaining, ITC would have to return the unsold share excess to NCT. At each of December 31, 2002 and 2003, the shortfall based upon the sales of our common stock reported to us by ITC amounted to $1.4 million, included in other liabilities. Although the license agreement and the strategic alliance and technology development amendment, both with ITC, are separate and unrelated, we determined that they should be accounted for as a single transaction, thus, both agreements are combined for financial reporting purposes. Prepaid research and engineering costs have been recognized in expense as these services are performed by ITC. These costs were billed by ITC based on the number of hours spent by ITC personnel developing this chip during each period. In addition, the company recognized license fee revenue in amounts to match the research and engineering expense recognized. The strategic alliance and technology development amendment does not have a definitive expiration date. For the year ended December 31, 2001, the company recognized $1.0 million of license fee revenue and $1.0 million of research and engineering expenses which represented research and engineering performed by ITC. For each of the years ended December 31, 2002 and 2003, the company did not recognize license fee revenue or research and engineering expenses related to ITC.

5.   Marketable Securities:

     Investment in marketable securities comprises available-for-sale securities at fair market value. The following table sets forth the market value, carrying value, and realized and unrealized gain (loss) of our available-for-sale securities:


     (In thousands of dollars)


             Cost                                Market      Adjusted                      Market
             Basis     Realized   Unrealized     Value       Cost Basis   Unrealized       Value
           01/01/02      Loss        Loss       12/31/02     01/01/03     Gain (Loss)     12/31/03
           --------  ----------- -----------  -----------   ---------     -----------    ---------
ITC         $ 798     $  (689)    $   (15)      $   94       $   94        $   (56)       $  38
Teltran        84         (76)          -            8            8              3           11
           --------  ----------- -----------  -----------   ---------     -----------    ---------
Totals      $ 882     $  (765)    $   (15)      $  102       $  102        $   (53)       $  49
           ========  =========== ===========  ===========   =========     ===========    =========

     On October 26, 2000, Midcore executed a license agreement with Teltran. The license agreement expires when patent or other rights expire under applicable law unless terminated earlier by written agreement. As consideration for the license, Teltran agreed to issue Midcore 2.8 million shares of Teltran common stock and a warrant to purchase 6.0 million shares of Teltran common stock for $0.125 per share as a non-refundable up-front license fee. At that time, these shares represented approximately 12% ownership interest in Teltran. The shares underlying the warrant represent beneficial ownership of approximately 23%. The warrant was valued using the Black-Scholes option pricing model resulting in an aggregate fair value of $3.1 million. The Teltran shares were valued at market based upon the October 26, 2000 agreement date at an aggregate value of $1.5 million. Teltran agreed to register the issued common stock and the common stock underlying the warrant on or before June 26, 2001. As of December 31, 2003, Teltran had not fulfilled its registration obligation. The warrant expired on October 26, 2003. Teltran was required to pay an ongoing, per unit royalty. The adoption of SFAS No. 138 effective January 1, 2001, resulted in a reduction to the carrying value of this warrant of approximately $1.6 million, and that charge is classified as cumulative effect of change in accounting principle on the consolidated statements of operations. During the years ended December 31, 2001, 2002 and 2003, the company recorded a loss of the carrying amount of this derivative of $1.4 million, $0.2 million and less than $0.1 million, respectively (see Note
18). Effective January 10, 2001, the date the 2.8 million common shares were issued, the company accounted for its investment in Teltran's common stock in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     The company reviews declines in the value of its investment portfolio when general market conditions change or specific information pertaining to an industry or an individual company becomes available. NCT considers all available evidence to evaluate the realizable value of its investments and to determine whether the decline in realizable value may be other-than-temporary, including observable marketplace-determined values and trends and company specific developments and cash viability prospects among others. For the years ended December 31, 2001 and 2002, the company recorded impairment charges of approximately $7.0 million and $0.8 million, respectively, representing other-than-temporary declines in the value of marketable securities (see Note
18). At December 31, 2003, a net unrealized loss of $0.1 million is included on the consolidated balance sheet as part of accumulated other comprehensive income
(loss).


6.   Accounts Receivable:

     (In thousands of dollars)

                                                          December 31,
                                                 -------------------------------
                                                      2002             2003
                                                 --------------    -------------
Technology license fees and royalties             $       268       $      278
Joint ventures and affiliates                              34               34
Other receivables                                         283              284
                                                 --------------    -------------
                                                  $       585       $      596
Allowance for doubtful accounts                          (340)            (341)
                                                 --------------    -------------
     Accounts receivable, net                     $       245       $      255
                                                 ==============    =============


7.   Inventories:

     (In thousands of dollars)

                                                          December 31,
                                                 -------------------------------
                                                      2002             2003
                                                 --------------    -------------
Finished goods                                    $       799       $      588
Components                                                227              203
                                                 --------------    -------------
                                                  $     1,026       $      791
Reserve for obsolete and slow moving inventory           (404)            (282)
                                                 --------------    -------------
     Inventories, net                             $       622       $      509
                                                 ==============    =============


     At December 31, 2002 and 2003, net inventories determined by the FIFO method were $593 and $494, respectively, and net inventories determined by the average cost method were $29 and $15, respectively. The reserve is primarily for finished goods at December 31, 2002 and 2003. The reduction in reserves primarily represents the sale of related inventory.

8.   Property and Equipment:

     (In thousands of dollars)

                                                          December 31,
                                                 -------------------------------
                                                      2002             2003
                                                 --------------    -------------
Machinery and equipment                           $     2,027       $    1,210
Furniture and fixtures                                    642              622
Leasehold improvements                                    972              392
Tooling                                                   631              632
Other                                                     478              429
                                                 -------------     -------------
                                                  $     4,750       $    3,285
Accumulated depreciation                               (3,796)          (2,644)
                                                 -------------     -------------
     Property and equipment, net                  $       954       $      641
                                                 ==============    =============


     Depreciation expense for the years ended December 31, 2001, 2002 and 2003 was $0.9 million, $0.9 million and $0.4 million, respectively.

9.   Other Assets:

     (In thousands of dollars)

                                                          December 31,
                                                 -------------------------------
                                                      2002             2003
                                                 --------------    -------------

Notes receivable                                  $     1,000       $    1,000
Due from officers (Note 21)                               108              138
Other                                                     250              172
                                                 --------------    -------------
                                                  $     1,358       $    1,310
Reserve for uncollectible amounts (a)                  (1,000)          (1,000)
                                                 --------------    -------------
     Other current assets                         $       358       $      310
                                                 ==============    =============

Marketable ITC securities (b)                     $     1,320       $    1,320
Advances and deposits                                      75               73
Deferred charges                                          353              223
Due from officer                                           31                -
                                                 --------------    -------------
     Other assets (classified as long term)       $     1,779       $    1,616
                                                 ==============    =============


Footnotes:
----------
(a) On January 9, 2001, Artera Group, Inc. accepted an aggregate of $1.0 million of non-recourse, non-interest bearing notes receivable due January 2, 2002, as partial consideration for its January 9, 2001 convertible notes payable to six accredited investors. The company fully reserved such amount in 2001 (see Notes 12 and 18). As of December 31, 2002 and 2003, the notes remain unpaid.
(b) Valued at agreed amount of $5.00 per share returnable to ITC in settlement of obligation (see Note 15) at December 31, 2002 and 2003. The market value of these shares at December 31, 2002 and 2003 had they not been returnable in settlement of the obligation would be $0.1 million and less than $0.1 million, respectively.

10.  Accrued Expenses:

     (In thousand of dollars)


                                                     December 31,
                                           --------------------------------
                                                2002              2003
                                           --------------    --------------
Non-registration fees                       $    7,005        $    3,147
Interest                                         1,405             1,484
Interest due to a related party                    809               818
Judgments                                        2,124             2,072
Default penalties due to a related party           288                 -
Consulting fees due to a related party             145               310
Incentive compensation due to officers             335               927
Other                                            4,805             5,041
                                           --------------    --------------
   Accrued Expenses                         $   16,916        $   13,799
                                           ==============    ==============

11.  Notes Payable:



     (In thousands of dollars)
                                                                                                December 31,
                                                                                      ---------------------------------
                                                                                           2002              2003
                                                                                      ---------------   ---------------
Logical eBusiness Solutions Limited (f/k/a DataTec) (a)                                   $ 2,414           $ 2,679
    Obligation of subsidiary to a prior owner of Web Factory;
    past due; payable in 1,500,000 British Pounds Sterling;
    interest accrues at 4% per annum above the base rate
    of National Westminister Bank plc (see Note 19).
Note due investor                                                                             385               385
    Interest at 8% per annum payable at maturity;  effective interest rate of 80.3% per annum resulting from the issuance of warrants and finders fees;
    matured April 7, 2003 (a); default interest accrues at 18% per annum.
Note due stockholder of subsidiary                                                            171               142
    Interest at 8.5% per annum; monthly payments (including interest)
    of $3.5 through May 2003, remainder matured June 27, 2003.
    Remainder rolled into note bearing interest at 8.5% per annum; monthly payments (including interest) of $3.5 through May 2004, remainder matures June 27, 2004.
Top Source Automotive                                                                         204                 -
    Default interest rate accrued at two times prime;
    included in settlement.
Notes due former employees                                                                    116               100
    $100 bears interest at 8.25% per annum, compounded annually;
    past due (a).   Remainder bore interest at 12% per annum, due on demand.
Other financings                                                                              284                97
    Interest ranging from 7% to 9% per annum;  $220 matured
    November 1, 2002 (a); $35 due July 15, 2003; $29 all other.
    Interest ranging from 7% to 9% per annum;
    $35 due July 15, 2003 (a); $62 all other.
                                                                                      ---------------   ---------------
                                                                                          $ 3,574           $ 3,403
Less: unamortized debt discounts                                                              (34)                -
                                                                                      ---------------   ---------------
                                                                                          $ 3,540           $ 3,403
                                                                                      ===============   ===============

Footnote:
---------
(a) Notes payable in default due to nonpayment.

     On August 14, 1998, NCT Audio, a majority-owned subsidiary, agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier and a subsidiary of Top Source Technologies, Inc. ("TST"). In connection therewith, NCT Audio paid TST $3.5 million. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.5 million, representing its 15% minority interest, net of penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and defined assets of TST used in TSA's operations. NCT Audio is claiming and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties. The amount which TST and TSA owed NCT Audio was in dispute, and receipt of the funds by NCT Audio was contingent on the outcome of the bankruptcy proceedings of TST and TSA. In December 2001, NCT reduced its investment to zero as a result of the bankruptcy filing of TST, TSA and their corporate affiliates and recorded a charge of $1.5 million which is included in write downs of investment and repurchased licenses in the consolidated statements of operations.

     In the bankruptcy case of Global Technovations, Inc. (GTI) (formerly known as Top Source Technologies, Inc.) and its subsidiary Top Source Automotive, Inc.), on February 18, 2003, the bankruptcy court approved an amended Plan of Reorganization and Disclosure Statement. Pursuant to the amended Plan, NCT Audio Products, Inc. (i) was granted a release from all claims of GTI and TSA (including NCT Audio's alleged obligations under a $204,000 principal amount note due April 16, 1999 and its alleged obligation to issue $100,000 of its preferred stock under an agreement with TST); (ii) received $125,000 from the bankruptcy estate on March 25, 2003; (iii) has an uncontested claim against the bankruptcy estate for $1,500,000; and (iv) released the debtors and their officers and directors from all claims other than the claim described in clause
(iii) above. In connection with the settlement, we recorded income from litigation settlement of $429,000 (consisting of $125,000 cash received and release of obligations to: (a) repay a note for $204,000 and (b) issue preferred stock for $100,000) included in non-operating other (income) expense, net on the consolidated statement of operations for the year ended December 31, 2003 (see
Note 18).  There can be no assurance that NCT Audio will realize any amount from
(iii) above.


12.  Convertible Notes Payable:


     (In thousands of dollars)
                                                                                               December 31,
                                                                                     ---------------------------------
                                                                                          2002              2003
Related Party Convertible Notes:                                                     ---------------   ---------------
Issued to Carole Salkind - related party (a) (see Note 21)                             $  18,064         $  33,824
Weighted average effective interest rate of 55.5% per annum; accrues interest 8% per annum; collateralized by substantially all of the assets of NCT; convertible into NCT common stock at prices ranging from $0.029 - $0.055 or exchangeable for common stock of NCT subsidiaries except for Pro Tech; maturing by quarter as follows:
                                   2002            2003
                               -------------    ------------
     On demand                   $      -         $   3,050
     March 31                       4,059            11,163
     June 30                        3,538            19,611
     September 30                   6,185
     December 31                    4,282
Less: unamortized debt discounts                                                          (3,858)           (5,174)
                                                                                     ---------------   ---------------
                                                                                       $  14,206         $  28,650
                                                                                     ===============   ===============


     (In thousands of dollars)
                                                                                                December 31,
                                                                                      ---------------------------------
                                                                                           2002              2003
Convertible Notes:                                                                    ---------------   ---------------
8% Convertible Notes (b)                                                                $    976          $   1,651
Weighted average effective interest rate of 20.6% per annum;
convertible into NCT common stock at various rates; matures:
                                   2002             2003
                               -------------    ------------
     March 14, 2002                $     17        $     17
     April 12, 2002                       9               9
     January 10, 2004                   550             550
     March 11, 2004                     400             400
     April 22, 2005                                     235
     September 4, 2005                                  440

6% Convertible Notes (c)                                                                   4,228              2,474
Weighted average effective interest rate of 85.8% per annum;
convertible into NCT common stock at 100% of the five-day average closing bid price preceding conversion; past due:
                                   2002             2003
                               -------------    ------------
     January 9, 2002               $  2,022        $    818
     April 4, 2002                      875             325
     May 25, 2002                        81              81
     June 29, 2002                    1,250           1,250
                                                                                      ---------------   ---------------
                                                                                        $  5,204          $   4,125
Less: unamortized debt discounts                                                            (171)               (12)
Less: amounts classified as long term                                                       (779)              (675)
                                                                                      ---------------   ---------------
                                                                                        $  4,254          $   3,438
                                                                                      ===============   ===============


Footnotes:
----------
(a) NCT has issued convertible notes collateralized by substantially all of the assets of NCT to Carole Salkind, a stockholder and spouse of a former director of NCT, since 1999. During 2002, NCT issued an aggregate of $19.6 million of convertible notes as consideration for $9.6 million of cash and rollover of $8.5 million in principal for matured convertible notes (includes all of the notes outstanding at December 31, 2001), $0.6 million of interest, and $0.9 million of default penalties. We paid one note in 2002 of approximately $0.3 million. We recorded original issue discounts of $2.8 million to the notes based upon the relative fair values of the debt and warrants granted to Ms. Salkind (see Note 17). We recorded discounts of $1.6 million for warrants issued as consideration for irrevocable waivers relating to Pro Tech common stock whereby the original instrument was a convertible note or warrant issued in conjunction with a convertible note (see Note 17). In addition, beneficial conversion features totaling $3.1 million have been recorded as a discount to the notes. These discounts are being amortized over the term of the related notes. During 2003, NCT issued an aggregate of $41.7 million of convertible notes as consideration for $10.4 million of cash, rollover of $23.9 million in principal for matured convertible notes (includes all of the notes outstanding at December 31,
     2002) and $3.1 million for convertible notes consolidated in advance of maturity, $1.9 million of interest, and $2.4 million of default penalties. We recorded original issue discounts of $4.8 million to the notes based upon the relative fair values of the debt and warrants granted to Ms. Salkind (see Note 17). We recorded discounts of $1.0 million for consideration related to the consolidation of convertible notes. In addition, beneficial conversion features totaling $6.0 million have been recorded as a discount to the notes. These discounts are being amortized over the term of the related notes. For the years ended December 31, 2001, 2002 and 2003, respectively, $1.1 million, $4.9 million and $10.5 million of amortization related to these discounts is classified as interest expense in our consolidated statements of operations. Unamortized discounts of $3.9 million and $5.2 million have been reflected as a reduction to the convertible notes in our consolidated balance sheet as of December 31, 2002 and 2003, respectively. The default provisions in these notes impose a penalty of 10% of the principal payments in default and default interest from the date of default on the principal in default at the rate stated in the note plus 5%. On February 6, 2002, due to a judgment in an unrelated case having been entered against NCT and DMC in excess of the permitted maximum of $0.25 million (see Note 23), an event of default occurred with respect to the notes outstanding as of that date. As of December 31, 2002, $2.9 million of the notes were in default as a result of this event and were extinguished when these notes were rolled over during the first quarter of 2003. As of December 31, 2003, none of the notes outstanding are in default. In addition, because NCT had defaulted on repayment of all of the notes as they matured during 2001, 2002 and 2003, an aggregate default penalty expense of $1.2 million, $0.4 million and $2.1 million, respectively, has been reflected in our statements of operations in other income (expense) (see
     Note 18). At December 31, 2002 and 2003, respectively, $0.3 million and zero of accrued default penalties are included in accrued expenses (see
     Note 10).

(b) Notes with principal totaling approximately $26,000 are convertible at 80% of the lowest closing bid price for the five days preceding conversion; a note totaling $0.6 million is convertible at the lower of $0.07 per share or 80% of the lowest closing bid price for the five days preceding conversion; a note totaling $0.4 million is convertible at $0.0647 per share; a note totaling $0.2 million is convertible at $0.04 per share and notes totaling approximately $0.4 million are convertible at 80% of the average of the closing bid price for the five days preceding conversion. On January 10, 2002, substantially all of the assets of our subsidiary, Artera Group, Inc., were made collateral for a holder of a $0.6 million note. In connection with recording debt issued in 2001 and 2002, beneficial conversion features totaling $0.4 million had been recorded as a discount to the notes and are being amortized over the term of the related notes. For the years ended December 31, 2001, 2002 and 2003, respectively, $0.1 million, $0.1 million and $0.2 million of amortization related to discounts is classified as interest expense in our consolidated statements of operations. Unamortized discounts of $0.2 million and less than $0.1 million have been reflected as a reduction to the convertible notes in our consolidated balance sheet as of December 31, 2002 and 2003, respectively. We did not fulfill registration obligations and recorded finance costs associated with non-registration of common shares of $0.1 million and $0.2 million for the years ended December 31, 2002 and 2003, respectively, (see
     Note 18). The company settled $0.1 million of accrued interest payable and approximately $0.1 million of accrued non-registration fees payable on convertible notes with four holders through April 7, 2003 by issuance of shares of its common stock (see Note 16). The notes included in the settlement are accruing interest from April 7, 2003 at the stated rate of 8%. The company did not repay convertible notes aggregating approximately $26,000 upon maturity, which are in default for non-payment. In addition, on convertible notes aggregating approximately $1.0 million, we are in default due to a cross default clause.

(c) The cash consideration for the 6% convertible notes issued to multiple investors by Artera Group, Inc. aggregated $2.9 million, net of $0.1 million in expenses, of which $0.6 million was received in 2000. Other consideration consisted of Pro Tech common stock valued at $0.5 million and non-recourse notes receivable of $1.0 million (see Note 9). Original issue discounts aggregating $3.0 million due to the difference between the face amount of the notes and the consideration received were recorded as discounts to the notes. These discounts were amortized to interest expense over the term of the respective notes. For the years ended December 31, 2001, 2002 and 2003, respectively, $2.8 million, $0.2 million and zero of amortization related to these discounts is classified as interest expense in our consolidated statements of operations. No unamortized discounts have been reflected as a reduction to the convertible notes in our consolidated balance sheet as of December 31, 2002 and 2003. On January 10, 2002, substantially all of the assets of our subsidiary, Artera Group, Inc., were made collateral for three holders of notes with principal aggregating $3.1 million. As a result of exchanges, at December 31, 2003, the principal for these three holders aggregated $1.3 million. We were obligated but unable to register additional shares at various dates during 2001. As a result, we have recorded finance costs associated with non-registration of common shares of approximately $1.6 million, $2.6 million and $2.0 million in finance costs included in other (income) expense, net for the years ended December 31, 2001, 2002 and 2003, respectively, (see Note 18). The company settled $0.8 million of accrued interest payable and approximately $4.6 million of accrued non-registration fees payable on convertible notes with four holders through April 7, 2003 by issuance of shares of its common stock (see Note 16). The notes included in the settlement are accruing interest from April 7, 2003 at the stated rate of 6%. The aggregate outstanding principal amount of approximately $2.5 million is in default for non-payment. These notes are senior debt of our subsidiary, Artera Group, Inc.

13.  Deferred Revenue:

     (In thousands of dollars)

                                                           December 31,
                                                --------------------------------
                                                      2002             2003
                                                ----------------  --------------
NXT                                                $   4,815        $    2,675
FairPoint                                                143                 -
Other                                                    594               623
                                                ----------------  --------------
                                                   $   5,552        $    3,298
Less: amount classified as current                    (2,877)           (2,763)
                                                ----------------  --------------
  Deferred revenue (classified as long term)       $   2,675        $      535
                                                ================  ==============

     As of December 31, 2003, NCT does not expect to realize any additional cash from revenue that has been deferred.

     FairPoint Broadband, Inc. ("FairPoint"), a wholly-owned subsidiary of FairPoint Communications, Inc., and Artera executed a ten-year exclusive marketing license on October 11, 2002 whereby FairPoint would serve as the exclusive master distributor of Artera Turbo(TM) to certain rural local exchange carriers, incumbent local exchange carriers and Internet service providers in the United States and Canada and would have other non-exclusive rights with respect to Artera Turbo. The terms of the agreement included a license fee of approximately $2.0 million payable in cash over 24 months and per unit royalties ranging from 40% to 50% of subscriber fees. The license fee revenue was being recognized over the ten-year term of the agreement (approximately $16,800 per month). In conjunction with this agreement, FairPoint Communications, Inc., was issued a five-year warrant to purchase 2.0 million shares of NCT common stock at an exercise price of $0.15 per share. The warrant was fully vested and non-forfeitable on the date of grant. As such, the date of grant was used as the measurement date in accordance with EITF 96-18. The fair value of this warrant was approximately $0.1 million, determined using the Black-Scholes option-pricing model, was recorded to deferred revenue and recognized in the same periods and in the same manner (capitalized) as if we had paid cash, in accordance with EITF 00-18. We recorded $50,400 of license fee revenue that had been reduced to zero (as a result of amortizing the fair value of the warrant) for the year ended December 31, 2002 in our consolidated statement of operations in accordance with EITF 01-09. The remainder of the warrant fair value was offset against FairPoint deferred revenue at December 31, 2002 on our consolidated balance sheet. Through December 31, 2002, we had received $252,000 of the Fairpoint license fee.

     On May 23, 2003, FairPoint Broadband and Artera entered into a memorandum of understanding noting their mutual intent to amend, amend and restate or enter into a new agreement to supersede the October 11, 2002 exclusive marketing license agreement with respect to the royalties FairPoint would be obligated to pay Artera and other matters. The memorandum of understanding provided that if Artera and FairPoint did not execute a new agreement by June 30, 2003, then, from July 1, 2003 to July 15, 2003, either party could have terminated the October 11, 2002 license agreement via written notice to the other. If such termination occurred, Artera would be deemed to have waived its right to license fees (but not royalties) from FairPoint for the period after April 30, 2003. The parties did not execute a new agreement by June 30, 2003 but neither party gave written notice of termination by July 15, 2003. The parties continued to negotiate a new agreement to amend or replace the October 11, 2002 agreement pursuant to their mutual intent.

     On November 1, 2003, FairPoint and Artera entered into a five-year master distributor agreement which amends and replaces the October 11, 2002 exclusive master distributor agreement, the May 23, 2003 memorandum of understanding and all prior agreements between FairPoint Communications, Inc. and Artera. The new agreement provides for: (i) the license fee as paid per the October 11, 2002 exclusive marketing license agreement to be fully earned; (ii) no further license fee to be paid; and (iii) per unit royalties based upon the level of service required from Artera ranging from $0.75 to $5.00 per end user. Through December 31, 2003, we received an aggregate of $0.5 million of the FairPoint license fee representing the period from October 2002 through mid April 2003 and waived our right to the balance of license fees of $1.5 million. Upon entering into the new agreement, we recognized the remaining license fee revenue that had been deferred of $0.5 million during the fourth quarter of 2003 because no further performance was required.

14.  Shares of Subsidiary Subject to Exchange into a Variable Number of Shares:

     Upon adoption of SFAS No. 150 on July 1, 2003, an aggregate of 550 shares of Pro Tech series A and B convertible preferred stock (see Note 16) were outstanding with exchange rights into NCT common stock valued at $0.6 million, which was reclassified from minority interest in consolidated subsidiaries to current liabilities on our consolidated balance sheet at a monetary value of $0.7 million. An adjustment of monetary value on subsidiary shares of approximately $0.1 million was charged to additional paid-in capital to reflect the fair value of the shares required to be issued upon exchange.

     For the year ended December 31, 2003, we calculated the 4% dividends earned by holders of the Pro Tech series A and B preferred stock at approximately $11,000. Following adoption of SFAS No. 150 on July 1, 2003, this amount is included in interest expense.

     The monetary value of Pro Tech series A and B preferred stock was $0.7 million in our consolidated balance sheet at December 31, 2003, which is comprised of approximately $0.7 million of shares plus the accrued dividends of approximately $55,000. NCT would have to issue approximately 17.2 million shares of our common stock if settlement of the stated value had occurred as of December 31, 2003. NCT has the option to settle the accrued dividends in cash or common stock. As of December 31, 2003, settlement in common stock for the accrued dividends would require issuance of approximately 1.5 million shares of our common stock. There is no limit on the number of shares that NCT could be required to issue upon exchange of the Pro Tech series A and B preferred stock.

15.  Other Liabilities:

     (In thousands of dollars)

                                                                December 31,
                                                         -----------------------
                                                             2002         2003
                                                         -----------   ---------
License reacquisition payable                             $  4,000      $  4,000
Development fee payable                                        650           650
Royalty payable                                              1,695         1,679
Due to selling shareholders of Theater Radio Network           557           557
Due to L&H                                                     100           100
Loan advance by investor                                        65           230
Other                                                           34            11
                                                         -----------   ---------
    Other current liabilities                             $  7,101      $  7,227
                                                         ===========   =========

Due to ITC (Notes 4 and 9)                                $  1,422      $  1,422
Other                                                          135           114
                                                         -----------   ---------
     Other liabilities (classified as long term)          $  1,557      $  1,536
                                                         ===========   =========

     License reacquisition payable at each of December 31, 2002 and 2003 is comprised of $4.0 million for the cost of reacquiring DMC licenses from two licensees.

     On September 28, 2000, NCT Video Displays, Inc., our wholly-owned subsidiary, entered into a product development and license agreement with Advanced Display Technologies, LLC ("ADT"). Under the agreement, NCT Video was granted by ADT exclusive right and license to make, have made, use, sell, lease, license, or otherwise commercially dispose of all licensed products and components, as defined in the agreement. Such licensed products include certain electronic outdoor billboard displays that utilize a laser or light beam scanning methodology. On May 4, 2001, NCT Video and ADT (by then known as ViewBeam Technology, L.L.C.) entered into a product and development agreement that modified the September 28, 2000 agreement. Some of the provisions of the original agreement remain in effect. The agreement does not materially modify or change the development fee to be paid by NCT Video but does modify the specifications of the product design and the field of use to which the September 28, 2000 exclusive license was granted. Such license had a carrying amount of $0.8 million and $0.7 million at December 31, 2002 and 2003, respectively. The amount represents our cost for ADT's completion of this product development and resultant license rights and subsequent modification and is being amortized over the estimated useful life of nine years. In addition, as part of this agreement, NCT Video and ADT entered into a product development arrangement whereby work is to be performed by ADT in developing the prototype and production design for the licensed products. In return, NCT Video agreed to pay a development fee of $1.0 million for performing such development work. At each of December 31, 2002 and 2003, $0.7 million was included in other current liabilities.

     On August 29, 2000, NCT acquired 100% of the outstanding capital stock of Midcore Software, Inc., a provider of Internet infrastructure software for business networks, through a merger with Midcore Software, Inc., a newly formed, wholly-owned subsidiary of NCT. In connection therewith, we initially issued to Midcore's selling shareholders 13,913,355 restricted shares of our common stock based upon a 10-day volume-weighted average closing bid price of $0.34626 per share, for an aggregate value of $4.8 million. In addition, the purchase consideration included $1.8 million to be paid by NCT in cash, over 36 months, the timing of which was based upon earned royalties. If after 36 months or August 29, 2003, the total royalty had not been earned, or if earned but not fully paid, then the recipients could elect at their discretion either to continue to receive payment of the royalties in accordance with the merger agreement, or receive the unpaid balance in the form of NCT's common stock. On August 29, 2000, we recorded the entire $1.8 million obligation as a liability. On September 23, 2003, the founding stockholders of Midcore made an election to accept payment of the $1.7 million royalty due them in NCT common stock. Prior to the election, approximately $45,000 of this liability had been paid. The election and calculation of the number of shares were provided for in the August 29, 2000 agreement under which NCT acquired Midcore. This calculation is based upon the volume-weighted average closing bid price for the ten days immediately preceding August 29, 2003, or $0.04914 per share. NCT is obligated to issue 34.2 million shares of its common stock to fulfill its $1.7 million royalty obligation included in other current liabilities at December 31, 2003 on our consolidated balance sheet.

     The merger agreement provided that NCT had an obligation to register with the Securities and Exchange Commission ("SEC") a specified amount of $2,467,639 in shares of NCT common stock issued to the Midcore selling shareholders at closing. In the event that NCT's volume-weighted, average trailing ten-day closing bid price declined before NCT requested effectiveness of its registration statement, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this price guaranty provision as the fill-up provision. Of the shares initially issued, 7,126,548 shares of NCT common stock were to be registered based upon a volume-weighted, average trailing ten-day closing bid price of $0.34626. Due to the fill-up provision, on February 9, 2001, we issued 2,863,894 additional shares of NCT common stock to the selling shareholders based upon the closing bid price of $0.2470 to make-up for the diminished value of their shares. The issuance of the additional shares did not affect the cost of the acquired company. In addition, we are obligated to issue 26.2 million shares (the look back shares) of NCT common stock to the founding stockholders of Midcore because the value of shares issued upon the acquisition of Midcore, related to a price guarantee, was less than $1.5 million on the third anniversary of the acquisition. This issuance of additional common stock based on a reduction in security prices will not affect the cost of the acquired company in accordance with SFAS No. 141. We will record the current fair value of the additional consideration issued and simultaneously reduce the amount previously recorded for securities issued at the date of acquisition.

     Midcore's founding stockholders are currently in discussions with the company relating to the royalty and look back obligations as discussed above, and the company's inability to issue shares since the company has insufficient authorized shares. The company remains unable to issue the shares until an increase in authorized shares is approved by the shareholders. The company, in these circumstances, is unable to assess whether these discussions will result in a resolution of these matters.

     On August 18, 2000, we acquired from the five sole stockholders of Theater Radio Network, Inc. 100% of the outstanding capital stock of Theater Radio Network, a provider of in-theater audio advertising in multiplex cinemas, through DMC Cinema, then a newly formed subsidiary of NCT's subsidiary, DMC. The acquisition included our issuance of restricted shares of NCT common stock and a 7.5% equity interest in DMC Cinema. The purchase agreement provided that a specified amount of $2,395,000 in shares of NCT common stock would be issued to the selling shareholders. NCT had an obligation to register the shares represented by this specified amount. In the event that NCT's trailing twenty-day closing bid price declined before NCT requested effectiveness of its registration statement from the SEC, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this provision as the fill-up provision. We initially issued 7,405,214 shares of NCT common stock based upon a trailing twenty-day closing bid price of $0.3376. Of such shares, 311,019 shares were issued to the placement agent for the transaction for services rendered, aggregating $105,000. The placement agent's shares were not subject to the fill-up provision. Due to the fill-up provision, in February 2001, we issued 2,455,248 additional shares of NCT common stock to the five selling shareholders based upon a trailing twenty-day closing bid price of $0.2508 to make-up for the diminished value. The issuance of the additional shares did not affect the cost of the acquired company.

     Additional NCT shares may be required to be issued as an earnout based upon cumulative revenue of Theater Radio Network (DMC Cinema). The selling shareholders have demand registration rights for these earnout shares. The earnout provided that if DMC Cinema had accrued revenue of at least $3.3 million between August 1, 2000 and December 31, 2001, a number of shares of NCT common stock having a value of $1.25 million, based upon the trailing twenty-day closing bid price on December 31, 2001, would be issued to the selling shareholders and the placement agent. If the accrued revenue for this period was less than $3.3 million, then the number of shares of NCT common stock to be issued would be prorated to the number (based upon the trailing twenty-day closing bid price on December 31, 2001) equal to the product of $1.25 million multiplied by a fraction which is the actual accrued revenue for such period divided by $3.3 million. Further, if DMC Cinema had accrued revenue of at least $4.7 million between August 1, 2000 and June 30, 2002, an additional number of shares of NCT common stock having a value of $1.25 million, based upon the trailing twenty-day closing bid price on June 30, 2002, would be issued. If DMC Cinema's accrued revenue for such period was less than $4.7 million, then the number of shares to be issued would be prorated to that number of shares of NCT common stock having a value (based upon the trailing twenty-day closing bid price on June 30, 2002) equal to the product of $1.25 million multiplied by a fraction which is the actual accrued revenue for such period divided by $4.7 million. The issuance of additional NCT shares of common stock pursuant to the earnout provision would increase our cost of the acquisition. As of December 31, 2002 and 2003, approximately $0.6 million is included in other current liabilities for this earnout obligation. This accrual increased our cost of the acquisition and resulting goodwill (see Note 3).

16.  Capital Stock:

Authorized Capital Stock

     NCT has 655 million shares authorized, 645 million shares of which are $0.01 par value common stock and 10 million of which are $0.10 par value preferred stock. At the NCT annual meeting of shareholders held on July 10, 2001, the stockholders approved an amendment to increase the number of shares of common stock the company is authorized to issue from 450 million to 645 million. Such amendment became effective on July 12, 2001 when the company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware.

Common shares available for future issuance

     At the December 31, 2003 common stock price of $0.04, our common shares issued and required to be reserved for issuance exceeded the number of shares authorized at that date. As such, NCT intends to seek shareholder approval of an amendment to NCT's Restated Certificate of Incorporation to increase the number of shares of common stock authorized for NCT. At December 31, 2003, the shares of common stock required to be reserved were as follows, calculated at the $0.04 common stock price on that date (or the discount therefrom as allowed under the applicable exchange or conversion agreements) along with premiums in excess of the calculated number of shares as required under the applicable exchange or conversion agreements:

  NCT Preferred Stock (a)                                           914,958,904
  Stock options and warrants                                        823,244,619
  NCT Convertible Notes issued to Carole Salkind                    878,891,374
  8% Convertible Notes                                               59,650,989
  ConnectClearly Common Stock exchange                                2,264,063
  Pro Tech Preferred Stock exchange                                  22,597,252
  6% Convertible Notes exchange                                      94,597,108
  Artera Preferred Stock exchange                                   154,763,084
  Earnout for Theater Radio Network acquisition; look back
    and royalty payable for Midcore Software acquisition             67,450,777
  Private Equity Credit Agreement                                   173,611,111
                                                                ----------------
                                                                  3,192,029,281
                                                                ================

     Footnote:
     ---------
     (a) We are required to reserve 100,000,000 shares of our common stock for the conversion of series H preferred stock until additional authorized shares of common stock are approved by stockholders. Although our annual shareholder meeting had not taken place as of December 31, 2003, we have presented the entire calculated reserve requirement for our preferred stock.

Transactions with Crammer Road LLC

2002 Exchange Agreement

     On June 21, 2002, NCT entered into an exchange agreement with Crammer Road to acquire the remaining 12,000 shares of DMC NY in exchange for 1,800 shares of our series H convertible preferred stock and $120,000 in cash (see discussion of DMC NY below, NCT Group, Inc. Preferred Stock below and Crammer Road in Note
21).

Private Equity Credit Agreements

     On July 25, 2002, we entered into a new private equity credit agreement with Crammer Road. The July 2002 credit agreement provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The terms of the agreement require us to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10%. In connection with the execution of this private equity credit agreement, we issued a five-year warrant to Crammer Road for 1,000,000 shares of our common stock with an exercise price of $0.07375 per share (see Note 17). We are obligated to register for resale shares of our common stock for the warrant and the credit agreement in an amount no less than 112% of the maximum commitment amount. If we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road, in immediately available funds, an amount equal to the product of (i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount.

     On April 12, 2001, we executed a private equity credit agreement that provided that shares of up to $50 million of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The April 2001 private equity credit agreement replaced the September 2000 private equity credit agreement. In conjunction with this transaction, the company issued Crammer Road a warrant for 250,000 shares of the company's common stock. The terms of that credit agreement obligated the company to put $17 million of our common stock (the minimum commitment amount) to Crammer Road. The agreement provided for a penalty for late effectiveness of a registration statement covering the shares in the minimum commitment amount. In addition, if we failed to issue and deliver shares for the minimum commitment amount of $17 million during the commitment period, which would terminate 18 months after the commitment period began, NCT was obligated to pay Crammer Road in immediately available funds an amount equal to the product of (i) the minimum commitment amount, less the aggregate value of shares of our common stock actually delivered to Crammer Road under the credit line and (ii) the then applicable discount. NCT and Crammer Road had a dispute about the amount due under the penalty provision of the April 2001 private equity credit agreement (see Settlement with Crammer Road below).

     We delivered a put notice to Crammer Road in November 2000 under the then existing private equity credit agreement for $0.5 million and issued 2,810,304 shares of our common stock to Crammer Road, of which 343,604 shares were issued in 2001.

2001 Exchange Agreement and Reset Shares

     On April 12, 2001, NCT entered into an exchange agreement with Crammer Road. Pursuant to the exchange agreement, NCT issued to Crammer Road a $1.0 million convertible note in exchange for 1,000 shares of common stock of DMC New York, Inc. Further, pursuant to the exchange agreement, the company issued to Crammer Road 13,333,333 shares of NCT common stock in exchange for 2,000 shares of common stock of DMC NY with an aggregate value of $2.0 million. In accordance with the exchange agreement, NCT was also obligated to issue Crammer Road additional NCT common shares (reset shares) if the closing bid price of the NCT common stock for the five business days prior to the day before we requested acceleration of the effectiveness of the registration statement covering those shares was less than $0.16 per share, up to a maximum of 3,333,334 additional shares. We were obligated to register these issued shares of common stock and the reset shares. For the years ended December 31, 2001 and 2002, we incurred charges of $0.5 million and $3.4 million, respectively, due to non-registration of these shares included in other (income) expense, net in our consolidated statement of operations (see Note 18). In 2002, we settled our obligation to Crammer Road for the reset shares (see Settlement with Crammer Road below).

DMC New York, Inc.

     NCT acquired 75% of DMC NY in 2002 and 25% in 2001. Our aggregate cost of the DMC NY shares was approximately $27.2 million (see Note 2).

     If a registration statement covering amounts pursuant to the April 12, 2001 exchange agreement with Crammer Road were not in effect by July 1, 2001, we agreed to acquire 1,000 shares of DMC NY common stock for $1.0 million in cash or other marketable securities on July 1, 2001. We paid $100,000 to Crammer Road in September 2001 toward this commitment. In 2002, we settled our obligation to Crammer Road under this agreement (see Settlement with Crammer Road below).

Convertible Note issued by NCT Video Displays, Inc.

     On April 12, 2001, NCT Video, our wholly owned subsidiary, entered into a subscription agreement with Crammer Road whereby NCT Video issued a $0.5 million convertible note to Crammer Road for $0.5 million in cash. NCT Video received an advance of this amount in December 2000. The NCT Video note matured on December 31, 2001 and bore interest at 8% per annum, payable at maturity. Such convertible note was convertible into shares of NCT Video common stock. Because NCT Video's common stock is not publicly tradable on any market or exchange, NCT and Crammer Road entered into an exchange rights agreement whereby the NCT Video note would be exchangeable for shares of NCT common stock at an exchange price per share of 93.75% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. In accordance with EITF 98-05, as codified in EITF 00-27, in 2001, we recorded a beneficial conversion feature of approximately $33,000 in connection with this convertible note. The beneficial conversion feature was accounted for as a discount to the note and was allocated to a component of additional paid-in capital. For the year ended December 31, 2001, the discount was recognized as interest expense in our consolidated statement of operation. In October 2001, Crammer Road exchanged the NCT Video note for 6,014,029 shares of our common stock.

Settlement with Crammer Road

     In September 2002, Crammer Road brought a legal action against NCT alleging that NCT breached a series of agreements entered into by Crammer Road and NCT on April 12, 2001, namely, a Private Equity Credit Agreement, a Registration Rights Agreement relating thereto, an Exchange Agreement, a Registration Rights Agreement relating thereto, two promissory notes and an additional side letter agreement. On October 30, 2002, a settlement agreement was executed by the parties and approved by the court on December 11, 2002. Under the settlement agreement, all claims in the suit by Crammer Road are dismissed in consideration of the issuance by NCT to Crammer Road of 68 million shares of NCT common stock ($5.44 million priced at $.08 per share). On December 17, 2002, we issued
Crammer Road 40 million of the 68 million shares. The remaining 28 million shares were issuable 65 days after demand therefore by Crammer Road. As of December 31, 2002, $2.2 million is included in shares payable on our consolidated balance sheet. On or about May 8, 2003, the company issued the remaining 28,000,000 shares to Crammer Road which were included in shares payable at December 31, 2002.

Shares Issued for Acquisitions

     As noted above, on April 12, 2001, we issued Crammer Road shares of our common stock in exchange for shares of DMC NY.

     NCT issued approximately 21.3 million shares of its common stock in 2000 to consummate the acquisitions of Theater Radio Network and Midcore Software. In February 2001, due to fill-up provisions, we issued an aggregate of 5,319,142 additional shares for these acquisitions. We have an obligation to issue additional shares of our common stock to satisfy an earnout provision for the Theater Radio Network acquisition. Further, we are obligated to issue additional NCT shares to satisfy a look back provision for the Midcore Software acquisition and royalty payable (see Note 15).

Shares Issued upon Conversion or Exchange of Indebtedness

     During the years ended December 31, 2001, 2002 and 2003, $2.5 million, $0.2 million and $1.8 million, respectively, of the 6% convertible notes plus interest were exchanged for 26,910,453 shares, 2,598,956 shares and 42,092,786 shares of NCT's common stock. At December 31, 2003, $2.5 million of the 6% convertible note principal remained that could be exchanged for NCT common stock.

     During the year ended December 31, 2002, $0.4 million of our 8% convertible notes plus interest were converted into 5,611,682 shares of NCT's common stock.

     As noted above, in October 2001, we issued Crammer Road shares of our common stock upon Crammer Road's exchange of the NCT Video note.

     On May 18, 2001, Carole Salkind converted a 60-day $500,000 note into 4,303,425 shares of our common stock at an agreed upon price of $0.13, a price which approximated the market price of our common stock on the conversion date. NCT had defaulted on the repayment of this note. NCT reduced the conversion price from $0.21 to $0.13 to induce conversion of the note resulting in an inducement charge of approximately $0.2 million included in other (income) expense, net (see Note 18).

Shares Issued for Settlement of Legal Claims

     We issued Crammer Road shares of NCT common stock in December 2002 and May 2003 pursuant to a settlement agreement (see Settlement with Crammer Road above).

     On or about January 31, 2002, West Nursery Land Holding Limited Partnership brought an action against NCT in the District Court of Maryland for Anne Arundel County. On December 31, 2002, NCT and West Nursery executed a settlement agreement under which all claims of West Nursery against NCT were discharged in consideration of the issuance by NCT of 1,248,170 shares of its common stock. Pursuant to the settlement agreement between NCT and West Nursery Holding Limited Partnership, on or about April 1, 2003, the company issued 1,248,170 shares of its common stock (i.e., $56,000 in stock priced at $0.0448 per share) to West Nursery which were included in shares payable at December 31, 2002.

     On February 21, 2002, an action was brought by Mesa Partners, Inc. against NCT and DMC. On December 3, 2002, NCT, DMC and Mesa executed a settlement agreement that was approved by the court in April 2003. Pursuant to the settlement agreement, on or about April 11, 2003, NCT issued 2,321,263 shares of its common stock (i.e., $125,000 in stock priced at $0.05385 per share) to Mesa.

   On or about December 17, 2002, an action was brought by Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A. against NCT Group, Inc. and Artera Group, Inc. On or about April 7, 2003, NCT, Artera and the plaintiffs executed a settlement agreement. In September 2003, upon court approval of the settlement agreement, NCT issued 61,776,067 shares of its common stock (i.e., $4.0 million in stock priced at $0.06475 per share) to the plaintiffs, reduced previously accrued interest payable of $0.9 million (consists of $0.1 million and $0.8 million related to the 8% and 6% convertible notes, respectively) and liquidated damages for non-registration of common shares underlying convertible and exchangeable notes and preferred stock of $8.0 million (consists of $0.1 million and $4.6 million related to the 8% and 6% convertible notes, respectively and $3.3 million related to Artera series A preferred stock). We recorded a $4.9 million gain on litigation settlements included in non-operating other (income) expense, net for the year ended December 31, 2003.

     During the year ended December 31, 2002, we recorded charges totaling $0.5 million for the issuance of 6,138,081 shares of our common stock. Of these shares, 5,938,081 were valued at approximately $0.5 million and were issued to settle a legal matter with Linford Group Limited related to a leasehold of our indirect subsidiary Artera Group International Limited. In addition, 200,000 of the total number of shares were issued to settle a legal matter and were valued at less than $0.1 million (based upon the closing bid price on the date of the settlement).

Shares Issued to Vendors and Others

     During the year ended December 31, 2002, we recorded a charge of less than $0.1 million for the issuance of 300,000 shares of our common stock for a partial payment of consulting services (based upon the closing bid price on the date of the agreement).

     During the year ended December 31, 2001, NCT issued an aggregate of 3,165,495 shares of its common stock to suppliers, consultants and an employee. Of these shares, 2,994,066 were for current obligations totaling $804,683 (328,717 of such shares were issued to an employee) and 171,429 were for future obligations totaling $60,000.

ConnectClearly.com, Inc. Initial Financing

     On August 10, 2000, NCT entered into an agreement with three accredited investors for the financing of NCT's majority-owned subsidiary, ConnectClearly.com, Inc. In connection with the initial funding of ConnectClearly, NCT issued 1,000 shares of ConnectClearly common stock to these investors in consideration for $0.5 million in cash and conversion of promissory notes payable, due to two of the investors, totaling $0.5 million. These ConnectClearly common shares are exchangeable for shares of NCT common stock any time on or after the 180th day following issuance of the ConnectClearly common stock at 80% of the five-day closing bid average of the NCT common stock for the five-day period immediately preceding the exchange. During the year ended December 31, 2001, 937 shares of ConnectClearly common stock were exchanged for 7,831,908 shares of NCT's common stock. We incurred a $0.3 million charge to additional paid-in capital. This amount is included in beneficial conversion features and in the calculation of loss attributable to common stockholders for the year ended December 31, 2001. Because NCT obtained the ConnectClearly common shares upon exchange, NCT accounted for this as a step acquisition for which NCT recorded an increase to its goodwill in ConnectClearly and an increase to its additional paid-in capital of $0.9 million. At December 31, 2001, as a result of ConnectClearly's failure to achieve operating objectives, goodwill was reduced to zero resulting in a goodwill impairment charge of $0.9 million. During the years ended December 31, 2002 and 2003, no shares of ConnectClearly were exchanged for shares of NCT common stock. At December 31, 2003, 63 ConnectClearly common shares subject to exchange are outstanding.

Distributed Media Corporation

     During 2001, employees of DMC exercised options and were issued 7.06 shares of DMC common stock. On February 28, 2002, we issued 2,142,073 shares of our common stock in exchange for 6.435 shares of DMC common stock pursuant to an employment termination agreement. We recorded a charge based on the fair value of our common stock at that date of $0.2 million included in our consolidated statement of operations for the year ended December 31, 2002, classified as selling, general and administrative expense.

NCT Audio Products, Inc.

Initial Financing

     NCT Audio sold 2,145 common shares in 1997 for approximately $4.0 million in a private placement under Regulation D of the Securities Act of 1933 (the "Securities Act"). The terms of the sale allow purchasers of NCT Audio's common stock to exchange their shares for NCT common stock at 80% of the five-day average closing bid price of NCT common stock for the five days immediately preceding the exchange. The NCT share exchanges are accounted for as step acquisitions of NCT Audio. Through the fourth quarter of 1999, we had pursued an acquisition strategy for NCT Audio. In connection with financing efforts for that acquisition strategy, we had access to an independent appraisal of NCT Audio performed for a prospective lender. In 1999, we changed the business strategy to suspend NCT Audio's acquisition effort. Based upon that change in strategy and the then current valuation, we began impairing goodwill resulting from step acquisitions. In 2001, due to the continuing inability of NCT Audio to generate positive cash flows from operations, we reduced the NCT Audio goodwill balance to zero (representing $1.5 million of the 2001 impairment to goodwill). In 2002, $0.3 million of goodwill resulting from a step acquisition was impaired because of NCT Audio's continuing inability to generate positive cash flows from operations. Included in our consolidated statements of operations are impairment charges aggregating $2.1 million and $0.3 million for the years ended December 31, 2001 and 2002, respectively.

     Through December 31, 2003, we have issued an aggregate of 31,239,483 shares of our common stock in exchange for 2,145 shares of NCT Audio common stock. During the years ended December 31, 2001 and 2002, 597 and 160 shares of NCT Audio common stock, respectively, were exchanged for 4,824,068, and 3,930,818 shares of

NCT common stock. At December 31, 2002 and 2003, no shares of NCT Audio common stock subject to exchange are outstanding.

Shares Issued to NXT plc

     On March 30, 2001, NCT issued 3,850,000 shares of its common stock to NXT attributable to new agreements that reorganized existing cross-license agreements between the companies (see Note 4). Under the new agreements, NXT transferred its 533 shares of NCT Audio common stock to NCT in payment of the exercise price for an option held by NXT to purchase 3,850,000 shares of NCT's common stock (see Note 17). NXT had purchased those shares of NCT Audio common stock in 1997 for $1.0 million.

Exchange Shares

     The  company  had  contingent   obligations  under  a  securities  exchange
agreement, dated October 9, 1999 among the company, Austost and Balmore. Pursuant to the exchange agreement, on October 26, 1999 the company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. Under the exchange agreement, Austost and Balmore were obligated to return to NCT 13,671,362 shares of NCT common stock ("Excess Exchange Shares"). On March 7, 2000, some terms and conditions of the exchange agreement were amended. This amendment was agreed to in order to (i) allow Austost and Balmore to retain 3,611,111 Excess Exchange Shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor, which Austost and Balmore would deliver to NCT, and (ii) substitute cash payments by Austost and Balmore to the company in lieu of Austost's and Balmore's obligation to return the remaining Excess Exchange Shares to the company pursuant to the exchange agreement. Austost and Balmore would agree to pay the company up to $1.0 million in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such remaining Excess Exchange Shares. Austost and Balmore would realize a 10% commission on the proceeds from the sale of NCT shares. During the year ended December 31, 2000, approximately 10 million Excess Exchange Shares were sold by Austost and Balmore. In 2001, NCT received proceeds, net of commissions, of $0.2 million upon the sale of the remaining Excess Exchange Shares.

Other Private Placements and Stock Issuances

     On or about August 22, 2001, 2.0 million shares of NCT common stock issued with a restrictive legend were sold in a private placement, at current market value. The proceeds consisted of approximately $0.2 million in cash, including approximately $0.1 million from certain NCT directors and officers (see Note
21).

     On each of October 25, 2001 and December 6, 2001, 5.0 million shares of NCT common stock were issued with a restrictive legend upon exercise of warrants held by a placement agent for an aggregate of $0.8 million in cash.

Transactions Affecting Common Stock of Pro Tech Communications, Inc.

     In 2001, NCT received 1,190,476 shares of Pro Tech common stock as partial consideration for the January 9, 2001 6% convertible notes then issued (see Note
12). We received an aggregate of 2,563,636 shares of Pro Tech common stock valued at $1.4 million in partial payment of technology license fees receivable from two DMC customers.

     At December 31, 2003, NCT Hearing Products, Inc. had approximately 27.1 million shares of Pro Tech common stock, comprising approximately 82% of the issued and outstanding shares of Pro Tech common stock.

NCT Group, Inc. Preferred Stock

     Our Board of Directors is authorized to issue 10 million shares of preferred stock, par value $0.10 per share. Through 2003, NCT designated eight series of preferred stock, including series A, B, C, D, E, F, G and H preferred stock. Series A and B were eliminated in 1992 without ever having been issued. We have issued preferred stock under our series C, D, E, F, G and H designations. In November 2001, series C, D, E and F were eliminated. As of December 31, 2003, there are 1,725 shares of series H preferred stock issued and outstanding.

Series G Convertible Preferred Stock

     On January 25, 2000, the Board of Directors of NCT designated a series G convertible preferred stock. The series G preferred stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of

$1,000 per share with a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock. On September 26, 2000, the company's Board of Directors approved an amendment to the Series G Certificate of Designations, Rights and Preferences to increase the maximum share issuance amount thereunder from 10 million shares to 24 million shares. On March 6, 2000, as amended March 10, 2000, NCT and an accredited investor entered into an agreement under which NCT sold an aggregate stated value of $2.0 million (2,004 shares) of series G preferred stock, in a private placement pursuant to Regulation D under the Securities Act, for proceeds, net of expenses, of approximately $1.7 million cash. Each share of series G preferred stock is convertible into shares of NCT common stock at the lesser of (i) 20% below the five-day average closing bid price of common stock immediately prior to conversion or (ii) $0.71925. During the year ended December 31, 2001, the company issued 7,218,150 shares of our common stock upon conversion of the remaining 767 shares of series G preferred stock. As of December 31, 2001, 2,004 shares of NCT's series G preferred stock had been converted into 12,124,745 shares of NCT's common stock. At December 31, 2002 and 2003, no series G preferred stock was outstanding.

Series H Convertible Preferred Stock

     In June 2002, NCT designated series H preferred stock consisting of 1,800 designated shares with a par value $0.10 per share, a stated value of $10,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock, at NCT's election. On March 10, 2003, NCT amended the number of designated shares of series H convertible preferred stock from 1,800 shares to 2,100 shares. The series H preferred stock is senior in rank to our common stock and has a liquidation value equal to the dividends plus the stated value in the case of liquidation, dissolution or winding up of NCT. The holders of our series H preferred stock have no voting rights (except as may be required by law). Each share of series H preferred stock is convertible into shares of the company's common stock at 75% of the average closing bid price of common stock for the five-day trading period immediately preceding conversion. The holder of the series H preferred stock is subject to a limitation on the percentage ownership of outstanding common shares of the company, as defined. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption date. The redemption price ranges from 85% of stated value (within three months of issuance) to 120% of stated value (after nine months from issuance). On June 24, 2002, we issued 1,800 shares ($18 million stated value) of our series H preferred stock to Crammer Road LLC for $120,000 cash and 12,000 shares of DMC New York, Inc. (see Note 2). For the years ended December 31, 2002 and 2003, we have included $0.4 million and $0.7 million, respectively, representing preferred stock dividends on the consolidated statement of operations. For the year ended December 31, 2003, 75 shares of series H preferred stock along with accrued dividends totaling approximately $0.8 million were converted into 23,057,761 shares of NCT's common stock. As of December 31, 2003, 1,725 shares of series H preferred stock are outstanding.

Artera Group, Inc. Preferred Stock

     On February 21, 2001, the Board of Directors of Artera Group, Inc. designated a series A convertible preferred stock which consists of 30,000 designated shares, par value of $0.10 per share and stated value $1,000 per share with a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock of Artera. Each share of series A convertible preferred stock is convertible into shares of Artera common stock on and after the earlier of two years after issuance or ten days after Artera becomes publicly traded, at a conversion price equal to the average closing price for the five trading days prior to the conversion date. At December 31, 2002 and 2003, we have included $8.0 million and $8.3 million, respectively, representing the carrying value of the preferred stock included in minority interest on the consolidated balance sheets. We amended these rights as to $4.3 million stated value of Artera preferred stock that was issued in conjunction with our acquisition of Artera (see Note 2). For each of the years ended December 31, 2001, 2002 and 2003, the dividends are approximately $0.3 million. These amounts are included in preferred stock dividends on the consolidated statement of operations for the years then ended.

     On June 29, 2001, NCT entered into an exchange rights agreement with ten accredited investors who hold $4.3 million in aggregate stated value of Artera Group, Inc. series A preferred stock. Each of the ten holders of Artera series A preferred stock is entitled to exchange the Artera series A preferred stock for shares of NCT common stock from and after November 30, 2001 at an exchange price per share of 100% of the average closing bid price of NCT's common stock for the five trading days prior to the exchange date and may not convert into Artera common stock. NCT is obligated to register shares of its common stock for the exchange of Artera series A preferred stock. For the years ended December 31, 2001, 2002 and 2003, we incurred charges of $0.7 million, $2.1 million and $1.9 million, respectively, for non-registration of the underlying shares of NCT common stock. These amounts are included in preferred stock dividends on the consolidated statement of operations for the years then ended. Pursuant to the exchange rights agreement, NCT has the option at any time to redeem any outstanding Artera series A preferred stock by paying the holder cash equal to the aggregate stated value of the Artera series A preferred stock being redeemed (together with accrued and unpaid dividends thereon). As a result of a settlement of a legal action (see above), which included $3.3 million of accrued non-registration fees payable relating to our inability to register the shares, we recorded a related gain of $2.0 million for the year ended December 31, 2003 included in non-operating other (income) expense and we are no longer accruing for these expenses for three holders of Artera series A preferred stock. Pursuant to an exchange rights and release agreement dated April 10, 2003, three holders of an aggregate of 3,154 shares of Artera series A preferred stock received an additional right to exchange into NCT preferred stock (a series to be designated) upon thirty days prior written notice. As of December 31, 2003, 8,299 shares of Artera series A preferred stock are issued and outstanding and no shares have been converted.

Pro Tech Communications, Inc. Preferred Stock
---------------------------------------------
(see Note 14)

     On September 29, 2000, Pro Tech entered into a securities purchase and supplemental exchange rights agreement with the company and three holders to consummate the $1.5 million financing arranged by the company for Pro Tech in connection with its sale of 1,500 shares of Pro Tech series A convertible preferred stock to the investors. The Pro Tech series A preferred stock consists of 1,500 designated shares, par value $0.01 per share and a stated value of $1,000 per share with a cumulative dividend rate of 4% per annum on the stated value. Each share of such stock is exchangeable for shares of NCT's common stock based upon the lowest average of the average closing bid price for a share of our common stock for any consecutive five-day period out of 15 trading days preceding the date of exchange, less a discount of 20%. In addition, each share of this preferred stock is convertible into shares of Pro Tech's common stock at a discount from the quoted market value.

     On July 30, 2001, Pro Tech entered into an agreement with a holder to issue 500 shares of Pro Tech series B redeemable convertible preferred stock having an aggregate stated value of $0.5 million. Upon issuance, Pro Tech received approximately $0.4 million in cash, net of expenses and fees, which was used for working capital purposes. The Pro Tech preferred stock is convertible into Pro Tech common, and is exchangeable for shares of NCT common stock (as to 50% from and after six months, and as to 100% from and after one year, from the issue date) at an exchange rate which is the lowest average of the average closing bid price for a share of NCT common stock for any consecutive five trading days out of the 15 trading days preceding the date of exchange, less a discount of 20%. Pro Tech recorded a beneficial conversion feature of $125,000 in connection with the issuance of its series B preferred stock that resulted in a reduction to the outstanding balance of the preferred stock and an increase to additional paid-in capital. The beneficial conversion feature was recognized as an increase to Pro Tech's preferred stock and a decrease to additional paid-in capital over the period from the date of issuance (July 30, 2001) to the date of earliest conversion (50% on January 30, 2002 and 50% on July 30, 2002). For the years ended December 31, 2001, 2002 and 2003, $79,000, $46,000 and zero, respectively, of the beneficial conversion feature was recognized. In connection with this 2001 transaction, Pro Tech issued a three-year warrant to purchase 1.0 million shares of its common stock, exercisable at $0.13 per share. Pro Tech estimated the fair value of this warrant to be approximately $63,000 using the Black-Scholes option pricing model. The aggregate of $142,000, $46,000 and zero is included in beneficial conversion features on the consolidated statement of operations for the years ended December 31, 2001, 2002 and 2003, respectively.

     As of December 31, 2002, under the terms of the Pro Tech series B convertible preferred stock agreement dated July 30, 2001, the holder of those shares may have had a right to require Pro Tech to redeem the shares and any such redemption would not have been within the sole control of Pro Tech. The redemption value was 125% of the stated value of $0.5 million or $125,000. Accordingly, approximately $0.1 million redemption adjustment was recorded during 2001 increasing the minority interest in consolidated subsidiaries. On April 10, 2003, NCT and Pro Tech entered into an agreement with the holder of the series B preferred stock whereby the holder agreed to waive certain requirements of the registration rights agreement relating to the series B preferred stock. This waiver released Pro Tech from the requirement to register shares of Pro Tech's common stock for the conversion of the series B preferred stock. This cancelled the triggering event, which may have placed the redemption of the series B preferred stock at the holder's option. With the signing of this agreement, such redemption became under the control of Pro Tech. Pro Tech was no longer required to carry the series B preferred stock at 125% of the stated
value. Accordingly, approximately $0.1 million redemption adjustment was reversed during the year ended December 31, 2003.

     Prior to the adoption of SFAS No. 150, for the years ended December 31, 2001, 2002 and 2003, we calculated the 4% dividends earned by holders of the Pro Tech series A convertible preferred stock and the Pro Tech series B redeemable convertible preferred stock at approximately $24,000, $22,000 and $11,000, respectively. These amounts are included in preferred stock dividends and in the calculation of loss attributable to common stockholders on the consolidated statement of operations for the years then ended. At December 31, 2002, we have included $0.7 million representing the carrying value of the preferred stock included in minority interest on the consolidated balance sheet.

     During the year ended December 31, 2001, 1,162 shares of Pro Tech series A preferred stock were converted into 4,951,873 shares of Pro Tech common stock and 288 shares of Pro Tech series A preferred stock were exchanged for 2,975,978 shares of NCT common stock. In connection with the issuance of NCT shares, NCT recorded a decrease in the minority interest in subsidiary and an increase to additional paid-in capital of approximately $0.2 million. During the years ended December 31, 2002 and 2003, there were no conversions or exchanges. At December 31, 2003, there were 50 shares of Pro Tech's series A preferred stock outstanding and 500 shares of Pro Tech series B preferred stock outstanding.

Treasury Stock

     On March 1, 2002, NCT retired and cancelled all 6,078,065 shares of treasury stock.

17.  Common Stock Options and Warrants:

     The company values options and warrants using the Black-Scholes option pricing model and accounts for options and warrants issued to those that are not employees of the company or members of the Board of Directors as outlined herein. The fair value of options and warrants issued to general consultants are recorded as consulting expense over the vesting period of the related options or warrants and classified as selling, general and administrative expenses. The relative fair value of options and warrants issued in connection with indebtedness are amortized as interest expense over the term of the related indebtedness. The allocated fair value of options and warrants issued in conjunction with preferred stock are accreted as an increase in loss attributable to common stockholders in the net loss per share computation over the vesting period of the related options or warrants. The fair value of options and warrants issued in connection with acquisitions are recorded as additional purchase price.

Stock Options:

     The company has stock option plans under which directors, officers, employees and consultants may be granted options to purchase common stock or other equity-based awards. The company's stock option plans that have been approved by shareholders are as follows: 1987 Stock Option Plan (the "1987 Plan"); the NCT Group, Inc. 1992 Stock Incentive Plan (as amended, the "1992 Plan"); the NCT Group, Inc. Option Plan for Certain Directors (as amended, the "Directors Plan"); and the NCT Group, Inc. 2001 Stock and Incentive Plan (the "2001 Plan"). In addition, options outside the option plans have been granted. Due to plan expirations, no future grants or options for the purchase of shares of NCT common stock are available under the 1987 Plan, the 1992 Plan or the Direction Plan.

     As of December 31, 2003, there were no options outstanding under the Directors Plan. The following summarizes information about the company's stock options outstanding and exercisable at December 31, 2003:


                                                     Options Outstanding                      Options Exercisable
                                           -------------------------------------------    ----------------------------
                                                               Weighted
                                                                Average
                                                               Remaining     Weighted                        Weighted
                                                              Contractual     Average                         Average
                          Range of              Number           Life        Exercise          Number        Exercise
     Plan             Exercise Prices         Outstanding     (In Years)      Price         Exercisable (a)    Price
----------------     ------------------    -----------------    -------    -----------     --------------    ----------
 1987 Plan           $ 0.50  to $0.625         1,350,000          0.09      $   0.5093       1,350,000        $ 0.5093
                                           =================                               ==============

 1992 Plan           $ 0.103 to $1.00         42,459,337          3.86      $   0.4037      42,459,337        $ 0.4037
                                           =================                               ==============

 2001 Plan           $ 0.054 to $0.13         67,054,945 (b)      5.94      $   0.0780      52,476,945 (b)    $ 0.0847
                                           =================                               ==============

 Non-plan            $ 0.029 to $0.2656      368,375,000          4.44      $   0.0455     368,375,000        $ 0.0455
                                           =================                               ==============

Footnotes:
----------
(a) Exercisable on a plan by plan basis subject to the approval by the company's stockholders of a sufficient increase in the number of shares of common stock authorized. (b) Approximately 49.1 million of the number outstanding and 34.5 million of the number exercisable under the 2001 Plan are subject to the approval by the company's stockholders of a sufficient increase in the number of shares of common stock (1) authorized and (2) covered by the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of options involved. If shareholder approval of the increase is not obtained at an annual meeting of shareholders , options granted will be reduced pro rata for the excess unauthorized shares.

1987 Plan

     The company's 1987 Plan provided for the granting of up to 4.0 million shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares could be granted under the 1987 Plan to persons who, in the case of incentive stock options, were full-time employees (including officers and directors) of the company; or, in the case of nonstatutory stock options, were employees or non-employee directors of the company. The exercise price of all incentive stock options was required to be at least equal to the fair market value of such shares on the date of grant and could be exercisable over a ten-year period as determined by the Board of Directors. The exercise price and duration of the nonstatutory stock options were determined by the Board of Directors. In 2000, the Board of Directors determined that no future grants of options for the purchase of shares would be made under the 1987 Plan. Thus, no options for the purchase of shares are available for future grant under the 1987 Plan. At December 31, 2001, 2002 and 2003, there were outstanding, exercisable options under the 1987 Plan to acquire 1,350,000 shares of common stock at a weighted average exercise price of $0.5093 per share.

1992 Plan

     On October 6, 1992, the company adopted the 1992 Plan for the granting of shares and options to purchase up to 10.0 million shares of common stock to its officers, employees, consultants and directors. The exercise price of options granted under the 1992 Plan was required to be at least equal to the fair market value of such shares on the date of the grant, and such options were generally exercisable over a five to ten-year period with vesting schedules as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock available there under to 30.0 million. On July 13, 2000, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of NCT's common stock under the 1992 Plan from 30.0 million to 50.0 million shares.

     In December 2000, the Board of Directors granted options to directors and employees to acquire 11,325,000 shares of common stock subject to sufficient remaining shares under the 1992 Plan. These grants exceeded the number of shares available under the 1992 Plan by 2,824,505. As such, the grant to the company's Chairman of the Board of Directors and Chief Executive Officer was reduced by this amount, but this award remained an obligation pending future availability under the 1992 Plan or adoption of a new stock option plan. The Board of Directors fulfilled this obligation in 2001 by granting options to acquire 824,505 shares under the 1992 Plan and options to acquire 2,000,000 shares under the 2001 Plan. The exercise price of the options was equal to the market price at the date the shares were made available under the plans; accordingly, no compensation expense was recognized.

     On April 25, 2001, the Board of Directors approved the re-granting to employees of options to replace options that would otherwise expire in 2001. The replacement grants under the 1992 Plan totaled approximately 67,000 options. The exercise price of those new grants was the same as the exercise price of the replaced grants, and all exercise prices exceeded the fair value of our common stock on the date of grant; therefore, there was no financial statement impact with respect to these options. In addition, in 2001, the company granted 357,927 shares of common stock under the 1992 Plan to a former officer in connection with his employment termination agreement. The company recorded a charge of approximately $33,000 in connection with that grant, representing the market price at the date of termination.

     From time to time, the Board of Directors accelerates the vesting schedules of previously granted stock options so that the right to acquire the underlying shares becomes 100% vested. On September 20, 2001, the vesting schedule on the December 6, 2000 grant to acquire 6,000,000 shares made to NCT's Chairman of the Board of Directors and Chief Executive Officer was accelerated in 2001 due to his formation of Artera Group, Inc. and conceptualization of its strategy. On
October  25,  2002,  the  Board of  Directors  deemed  all  options  granted  to
directors,   officers  and  employees  before  that  date  as  fully  vested  to acknowledge its gratitude for ongoing employee dedication during the 2002 restructuring and cost-saving measures, including suspension of employee salary increases. On September 10, 2003, the Board of Directors accelerated the vesting schedules of options granted to directors, officers and employees dated October 25, 2002 to 100% vested to acknowledge its continued gratitude for employee dedication. Although the acceleration of vesting schedules was a modification of the original grants, there was no accounting consequence because the market price on the date of such modification was lower than the original exercise prices of the grants which exercise prices were not revised.

     1992 Plan activity is summarized as follows:


                                                                         Years Ended December 31,
                                           ------------------------------------------------------------------------------------
                                                      2001                        2002                          2003
                                           --------------------------- -------------------------    ---------------------------
                                                           Weighted                    Weighted                      Weighted
                                                            Average                     Average                      Average
                                                           Exercise                    Exercise                      Exercise
                                              Shares         Price       Shares         Price          Shares         Price
                                           ------------  ------------  ------------   ----------    ------------  -------------
Outstanding at beginning of year             47,057,690    $   0.43     46,408,663     $   0.42      44,022,537     $  0.420
Options granted                               1,641,992    $   0.19              -     $      -               -     $      -
Options exercised                                     -    $      -              -     $      -               -     $      -
Options canceled, expired or forfeited       (2,291,019)   $   0.55     (2,386,126)    $   0.44      (1,563,200)    $  0.672
                                           ------------                ------------                 ------------
Outstanding at end of year                   46,408,663    $   0.42     44,022,537     $   0.42      42,459,337     $  0.404
                                           ============                ============                 ============

Options exercisable at year-end              42,180,040    $   0.42     44,022,537     $   0.42      42,459,337     $  0.404
                                           ============                ============                 ============
Options available for grant at year-end               -                          -                            -
                                           ============                ============                 ============

Directors Plan

     On November 15, 1994, the Board of Directors adopted the Directors Plan which was approved by shareholders at the annual meeting held in July 1996. As of December 31, 2003, the Directors Plan has no shares available due to the expiration of the plan.

     Directors Plan activity is summarized as follows:

                                                                         Years Ended December 31,
                                           ------------------------------------------------------------------------------------
                                                      2001                        2002                          2003
                                           --------------------------  -------------------------    ---------------------------
                                                          Weighted                    Weighted                     Weighted
                                                          Average                      Average                      Average
                                                          Exercise                     Exercise                    Exercise
                                              Shares        Price        Shares         Price         Shares         Price
                                           ------------  ------------  ------------   ----------    ------------  -------------
Outstanding at beginning of year                538,500    $   0.73        538,500     $   0.73              -       $      -
Options granted                                       -    $      -              -     $      -              -       $      -
Options exercised                                     -    $      -              -     $      -              -       $      -
Options canceled, expired or forfeited                -    $      -       (538,500)    $   0.73              -       $      -
                                           ------------                ------------                 ------------
Outstanding at end of year                      538,500    $   0.73              -     $      -              -       $      -
                                           ============                ============                 ============

Options exercisable at year-end                 538,500    $   0.73              -     $      -              -       $      -
                                           ============                ============                 ============
Options available for grant at year-end         282,500                          -                           -
                                           ============                ============                 ============

2001 Plan

     On April 25, 2001, the Board of Directors adopted the 2001 Plan for the granting of shares and options to purchase up to 18,000,000 shares of common stock to directors, officers, employees and consultants. The 2001 Plan was approved by the stockholders at the company's annual meeting on July 10, 2001. The exercise price of all 2001 Plan options must be at least equal to the fair market value of our common stock on the date of grant, and the term and vesting schedules of 2001 Plan options are determined by the Board of Directors. On June 3, 2002, June 13, 2002 and October 25, 2002, the Board of Directors granted seven-year options to purchase shares of NCT common stock to directors, officers and employees in the aggregate amount of 430,000, 10,575,000 and 20,675,000 shares, respectively, at exercise prices of $0.081, $0.081 and $0.083, respectively, the fair market value of shares of NCT common stock on the respective dates of grant. On September 10, 2003, the Board of Directors granted seven-year options to purchase shares of NCT common stock to directors, officers and employees in the aggregate amount of 26,290,000 shares, at an exercise price of $0.054 per share, the fair market value of shares of NCT common stock on the date of grant. The June 13, and October 25, 2002 and the September 10, 2003 grants were made subject to the approval by the company's stockholders of a sufficient increase in the number of shares of common stock (1) authorized and
(2) covered by the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of shares involved. If shareholder approval of the increase is not obtained at an annual meeting of shareholders, options granted will be reduced pro rata for the excess unauthorized shares. On October 25, 2002, the Board of Directors deemed all options granted to directors, officers, consultants and employees before that date as fully vested (pending the approval as noted above) to acknowledge its gratitude for ongoing employee dedication during the 2002 restructuring and cost-saving measures, including suspension of employee salary increases. On September 10, 2003, the Board of Directors accelerated the vesting schedules of options granted to directors, officers and employees dated October 25, 2002 to 100% vested to acknowledge its continued gratitude for employee dedication. Although the acceleration of vesting schedules was a modification of the original grants, there was no accounting consequence because the market price on the date of the modification was lower than the original exercise price of the grants which exercise prices were not revised.

     2001 Plan activity is summarized as follows:


                                                                          Years Ended December 31,
                                          ------------------------------------------------------------------------------------------
                                                     2001                           2002                           2003
                                          ---------------------------  -------------------------------  ----------------------------
                                                          Weighted                        Weighted                        Weighted
                                                           Average                        Average                         Average
                                                          Exercise                        Exercise                        Exercise
                                             Shares         Price         Shares           Price          Shares           Price
                                          -------------  ------------  -------------   ---------------  ------------     -----------
Outstanding at beginning of year                     -      $      -     10,387,503          $   0.13    41,485,358        $  0.100
Options granted                             10,387,503      $   0.13     31,680,000          $   0.08    26,290,000        $  0.054
Options exercised                                    -      $      -              -          $      -             -        $      -
Options canceled, expired or forfeited               -      $      -      (582,145)          $   0.13     (720,413)        $  0.096
                                          -------------                -------------                    ------------
Outstanding at end of year                  10,387,503      $   0.13     41,485,358          $   0.10    67,054,945 (a)    $  0.078
                                          =============                =============                    ============

Options exercisable at year-end              5,355,001      $   0.13     30,080,358          $   0.11    52,476,945         $ 0.085
                                          =============                =============                    ============
Options available for grant at year-end      7,612,497                            -                               -
                                          =============                =============                    ============

Footnote:
---------
(a) As of December 31, 2003, 49,054,945 of the outstanding options under the 2001 Plan are subject to the approval by the company's stockholders of a sufficient increase in the number of shares of common stock (1) authorized and
(2) covered by the 2001 Plan.

Non-plan

     From time to time at the discretion of the Board of Directors, non-plan options are granted. The exercise price of non-plan options generally must be at least equal to the fair market value of such shares on the date of grant. Non-plan options generally are exercisable over a five to ten-year period as and vesting schedules vary from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting, as determined by the Board of Directors. In 2001, the company issued 3,850,000 shares of NCT common stock to NXT plc for an option which NCT had granted to NXT plc in 1997. This issuance was in connection with reorganizing existing cross-license agreements between NCT and NXT plc (see Note 4). In 2002 and 2003, the Board of Directors granted non-plan options to acquire NCT common stock to consulting entities in which Carole Salkind or her son were the sole shareholder (see Note 21). The fair value of these consulting options (determined using the Black-Scholes option pricing model) resulted in aggregate charges of $4.1 million and $8.3 million included in our selling, general and administrative expenses for the year ended December 31, 2002 and 2003, respectively.

     Non-plan stock option activity is summarized as follows:


                                                                            Years Ended December 31,
                                                ---------------------------------------------------------------------------------
                                                         2001                       2002                         2003
                                                -----------------------   --------------------------  ---------------------------
                                                              Weighted                     Weighted                    Weighted
                                                              Average                       Average                     Average
                                                              Exercise                     Exercise                    Exercise
                                                  Shares       Price         Shares         Price        Shares         Price
                                                -----------  ----------   -------------   ----------  ------------  -------------
Outstanding at beginning of year                 4,025,000    $   0.30         100,000     $   0.27    84,825,000      $    0.07
Options granted                                          -    $      -     100,225,000     $   0.07   283,550,000      $  0.0393
Options exercised                               (3,850,000)   $   0.30               -     $      -             -      $       -
Options canceled, expired or forfeited             (75,000)   $   0.50     (15,500,000)    $   0.08             -      $       -
                                                -----------               -------------               ------------
Outstanding at end of year                         100,000    $   0.27      84,825,000     $   0.07   368,375,000      $  0.0455
                                                ===========               =============               ============

Options exercisable at year-end                    100,000    $   0.27      84,825,000     $   0.07   368,375,000      $  0.0455
                                                ===========               =============               ============

Warrants:

     The company's warrants are issued from time to time at the discretion of the Board of Directors. The exercise price of warrants generally must be at least equal to the fair market value of the underlying shares on the date of grant. Generally, warrants are exercisable over a three to seven-year period as determined by the Board of Directors and vest on the date of issuance.

     During 2001, in conjunction with the issuance of convertible notes, NCT issued Carole Salkind warrants to acquire an aggregate of 10,417,254 shares of its common stock at exercise prices ranging from $0.071 to $0.21 per share. The fair value of these warrants was $0.7 million (determined using the Black-Scholes option pricing model). We reduced the exercise price on warrants granted to her before December 20, 2001 to $0.071 per share. The fair value due to the repricing of these warrants as determined using the Black-Scholes option pricing model was $0.3 million. Thus, the company valued the warrants and repricings at $1.0 million using the Black-Scholes option pricing model. Based upon allocation of the relative fair values of the instruments, we recorded a discount of $0.7 million to the convertible notes issued to Carole Salkind. On October 25, 2001, NCT granted a placement agent a warrant to acquire 20,000,000 shares of NCT common stock at an exercise price of $0.09 per share as consideration for advisory services with respect to equity placements during 2001 (including Pro Tech series B preferred stock). We reduced the exercise price of this warrant in January 2002 from $0.09 per share to an exercise price, as amended as of June 28, 2002, to the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003. During 2001, we issued warrants to outside consultants for the right to acquire an aggregate of 3,125,000 shares of our common stock at exercise prices ranging from $0.093 to $0.59 per share. For the year ended December 31, 2001, we recorded a charge for consulting services of $0.4 million (determined using the Black-Scholes option pricing model).

     During 2002, in conjunction with the issuance of convertible notes, NCT granted Carole Salkind five-year warrants to acquire an aggregate of 96,372,920 shares of its common stock (including 30,000,000 warrants for her irrevocable wavier to rights to exchange her notes and a warrant for shares of Pro Tech common stock) at exercise prices ranging from $0.041 to $0.097 per share, a weighted average exercise price of $0.069. The fair value of these warrants was $5.0 million (determined using the Black-Scholes option pricing model). Based upon allocation of the relative fair values of the instruments, we recorded a discount of $4.4 million to the convertible notes issued to Carole Salkind. During 2002, we issued warrants to outside consultants for the right to acquire an aggregate of 10,854,167 shares of our common stock at exercise prices ranging from $0.054 to $0.75 per share, a weighted average exercise price of $0.099 and recorded a charge for consulting services of $0.6 million (determined using the Black-Scholes option pricing model). Included in these shares, as consideration for advisory services by a placement agent, was a five-year warrant to acquire 5,000,000 shares of our common stock at an exercise price, as amended as of June 28, 2002, of the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003, or $0.027 per share. In conjunction with the execution of a license agreement with FairPoint Broadband, Inc. (see Note 13), NCT issued a five-year warrant for 2,000,000 shares of its common stock to FairPoint Communications, Inc. exercisable at $0.15 per share. The fair value of this warrant was approximately $0.1 million (determined using the Black-Scholes option pricing model) which was recorded as a reduction of license fee revenue (see Note 13). In connection with the issuance of a promissory note on December 6, 2002, we issued two five-year warrants to the note holder, one for 1,400,000 shares of NCT common stock at an exercise price per share of the lesser of $0.07 or the lowest closing bid price of NCT common stock for the period from the grant date through the first anniversary, or $0.027 per share. The fair value of the warrant was less than $0.1 million (determined using the Black-Scholes option pricing model) and was recorded as a discount to the related note payable based upon allocation of the relative fair values of the instruments. The other warrant was for 15,000,000 shares at an exercise price of $0.01 per share, subject to certain conditions and vested and became exercisable in its entirety as of the date, if any, that both of the following events occurred: (a) NCT failed to pay when due and payable (April 7, 2003) any amount owed by it to the note holder under the promissory note, dated December 6, 2002, in the principal amount of $385,000, and (b) NCT failed, as of the date that the note became due and payable (April 7, 2003), to pay any amount owed by NCT under certain registration penalty provisions and such payment obligation had not been otherwise discharged. If the event described in clause (b) occurred but the event described in clause (a) did not occur, then this warrant vested and became exercisable as to 2,000,000 shares only. During 2003, both of these events occurred and we recorded the fair value of this warrant (calculated as of May 30, 2003) as interest expense of $0.6 million (determined using the Black-Scholes option pricing model) for the year ended December 31, 2003 as a result of this vesting. On September 4, 2003, 2,500,000 shares of the warrant issued to Alpha Capital on December 6, 2002 were cancelled resulting in no accounting effect. Based upon additional negotiation in 2003, the warrant vested as to 12.5 million shares and 2.5 million warrant shares were cancelled.

     During 2003, in conjunction with the issuance of convertible notes, NCT issued Carole Salkind five-year warrants to acquire an aggregate of 175,175,579 shares of its common stock at exercise prices ranging from $0.029 to $0.055 per share, a weighted average exercise price of $0.04078. The fair value of these warrants was $5.6 million (determined using the Black-Scholes option pricing model). Based upon allocation of the relative fair values of the instruments, we recorded a discount of $4.8 million to the convertible notes issued to Carole Salkind. During 2003, we issued warrants to outside consultants for the right to acquire an aggregate of 3,000,000 shares of our common stock at exercise prices ranging from $0.0312 to $0.048 per share, a weighed average exercise price of $0.0438 and recorded a charge for consulting services of $0.1 million (determined using the Black-Scholes option pricing model).

     Warrant activity is summarized as follows:


                                                                      Years Ended December 31,
                                          ------------------------------------------------------------------------------------
                                                   2001                        2002                        2003
                                          -------------------------   --------------------------  ----------------------------
                                                         Weighted                     Weighted                      Weighted
                                                         Average                      Average                        Average
                                                         Exercise                     Exercise                      Exercise
                                            Shares        Price          Shares        Price        Shares            Price
                                          ------------  -----------   -------------  -----------  ------------    ------------
Outstanding at beginning of year           21,048,331    $   0.36      43,725,585     $  0.207     169,667,922      $  0.0910
Warrants granted                           33,542,254    $   0.13     126,627,087     $  0.066     178,175,579      $  0.0408
Warrants exercised                        (10,000,000)   $   0.08               -     $      -               -      $       -
Warrants canceled, expired or forfeited      (865,000)   $   0.40        (684,750)    $  0.621      (3,838,164)     $  0.2512
                                          ------------                -------------               ------------
Outstanding at end of year                 43,725,585    $   0.21     169,667,922     $  0.091     344,005,337      $  0.0601
                                          ============                =============               ============
Warrants exercisable at year-end           42,396,318    $   0.20     168,788,705     $  0.090     343,639,714 (a)  $  0.0597
                                          ============                =============               ============

Footnote:
---------
(a) Exercisable subject to the approval by the company's stockholders of a sufficient increase in the number of shares of common stock authorized.

     The following table summarizes information about warrants outstanding at December 31, 2003:


                                            Warrants Outstanding                         Warrants Exercisable
                               -------------------------------------------------   --------------------------------
                                                                     Weighted
                                                                      Average
                                                                     Remaining
                                                  Weighted          Contractual                        Weighted
              Range of            Number           Average             Life            Number           Average
           Exercise Prices      Outstanding     Exercise Price      (In Years)       Exercisable     Exercise Price
         ------------------    --------------   --------------      ------------   --------------    --------------
         $0.0100 to $0.0290      40,900,000       $0.02190              2.31         40,900,000        $0.02190
         $0.0310 to $0.0400      94,775,579       $0.03780              4.68         94,775,579        $0.03780
         $0.0410 to $0.0500      89,606,373       $0.04356              4.51         89,606,373        $0.04356
         $0.0535 to $0.0700      44,729,491       $0.06387              3.91         44,729,491        $0.06387
         $0.0710 to $0.0990      58,104,310       $1.07866              3.22         58,104,310        $0.07866
         $0.1000 to $0.7500      15,889,584       $0.30547              1.64         15,523,961        $0.30296
                               --------------                                      --------------
                                344,005,337                                         343,639,714
                               ==============                                      ==============


Stock Options and Warrants of Pro Tech Communications, Inc.:

     On March 5, 1998, the Pro Tech Board of Directors adopted the 1998 Stock Option Plan for the benefit of its directors, officers, employees and consultants. This plan originally authorized the issuance of up to 500,000 shares of common stock and was increased to 2 million shares of common stock on August 11, 2000. The authorized shares for this plan were increased to 30 million on April 12, 2002 at Pro Tech's annual meeting of stockholders. As of December 31, 2003, Pro Tech's outstanding stock options have exercise prices ranging from $0.06 to $0.4375 and a weighted average remaining contractual life of approximately 3.8 years. The following table summarizes Pro Tech's stock option activity:


                                                                 Years Ended December 31,
                                 ------------------------------------------------------------------------------------
                                             2001                       2002                         2003
                                 --------------------------- ---------------------------  ---------------------------
                                                 Weighted                    Weighted                     Weighted
                                                  Average                     Average                      Average
                                                 Exercise                    Exercise                     Exercise
                                    Shares         Price        Shares         Price         Shares         Price
                                 -------------- ------------ -------------- ------------  -------------  ------------
Outstanding at beginning of year     1,528,000      $ 0.440      1,740,000      $ 0.283      1,372,500       $ 0.253
Options granted                        940,000      $ 0.170        250,000      $ 0.060              -       $     -
Options exercised                            -      $     -              -      $     -              -       $     -
Options expired                       (728,000)     $ 0.468       (617,500)     $ 0.259        (87,500)      $ 0.402
                                 --------------              --------------               -------------
Outstanding at end of year           1,740,000      $ 0.283      1,372,500      $ 0.253      1,285,000       $ 0.242
                                 ==============              ==============               =============

Options exercisable at year-end      1,187,500      $ 0.265      1,235,000      $ 0.232      1,285,000       $ 0.242
                                 ==============              ==============               =============


     In connection with issuance of Pro Tech's series A preferred stock, Pro Tech provided warrants to purchase 4,500,000 shares of Pro Tech's common stock. The warrants were exercisable at $0.50 per share and expired on October 28, 2003. In connection with Pro Tech's series B preferred stock, Pro Tech issued a warrant to purchase 1,000,000 shares of its common stock. The warrant is exercisable at $0.13 per share and expires on July 30, 2004. Pro Tech has the right to require the warrant holder to exercise upon a call by Pro Tech under the following conditions: (1) one-third of the warrant is callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.177 per share and the average daily trading volume during such period is at least 150,000 shares; (2) two-thirds of the warrant is callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.244 per share and the average daily trading volume during such period is at least 150,000 shares; and (3) the entire warrant is callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.295 per share and the average daily trading volume during such period is at least 150,000 shares. We estimated the fair value of the warrants issued in connection with our issuance of Pro Tech preferred stock using the Black-Scholes option pricing model (see Pro Tech preferred stock discussion in Note 16).

     As of December 31, 2003, the outstanding Pro Tech warrants have an exercise price of $0.13 and a weighted average remaining contractual life of less than one year. The following table summarizes Pro Tech's warrant activity:


                                                                     Years Ended December 31,
                                          -----------------------------------------------------------------------------
                                                    2001                     2002                      2003
                                          ------------------------  ------------------------ --------------------------
                                                        Weighted                 Weighted                   Weighted
                                                         Average                  Average                    Average
                                                        Exercise                 Exercise                   Exercise
                                            Shares        Price       Shares       Price        Shares        Price
                                          ------------ -----------  ----------- ------------ ------------- ------------
Outstanding at beginning of year            4,500,000     $ 0.500    5,500,000      $ 0.433     5,500,000      $ 0.433
Warrants granted                            1,000,000     $ 0.130            -      $     -             -      $     -
Warrants canceled or expired                        -     $     -            -      $     -    (4,500,000)     $ 0.500
                                          ------------              -----------              -------------
Outstanding at end of year                  5,500,000     $ 0.433    5,500,000      $ 0.433     1,000,000      $ 0.130
                                          ============              ===========              =============


18.  Other (Income) Expense:

     (In thousands of dollars)


                                                                                         For the Years Ended December 31,
                                                                                     ------------------------------------------
                                                                                         2001          2002          2003
                                                                                     ------------- ------------- --------------
  Settlement of accounts payable                                                      $      (67)    $       -    $       (54)
  Write-down of prepaid royalty                                                                -           563              -
  Minority share of loss in subsidiary - Pro Tech                                           (473)         (458)             -
  Other                                                                                     (397)         (426)          (190)
                                                                                     ------------- ------------- --------------
     Other (income) expense (classified as operating)                                 $     (937)    $    (321)   $      (244)
                                                                                     ============= ============= ==============


  Finance costs associated with non-registration
     of common shares                                                                 $    2,318     $   6,070    $     2,207
  Litigation settlements (Notes 11 and 16)                                                     -             -         (5,317)
  Default penalties on debt (Note 12)                                                      1,208           441          2,103
  Other-than-temporary decline in value of available-for-sale
     securities                                                                            7,036           765              -
  Depreciation in fair value of warrant                                                    1,355           151              1
  Realized loss on sale of trading securities                                              2,301             -              -
  Inducement charge                                                                          190             -              -
  Reserve for notes receivable                                                             1,000             -              -
  Other                                                                                      691           (16)            63
                                                                                     ------------- ------------- --------------
     Other (income) expense (classified as non-operating)                             $   16,099     $   7,411    $      (943)
                                                                                     ============= ============= ==============

     In consideration of the license agreement with Infinite Technology Corporation (see Note 4), the company received 1.2 million shares of ITC's common stock valued at $6.0 million determined using the quoted price of the stock on the date the shares were received ($5.00 per share). For the years ended December 31, 2001 and 2002, respectively, NCT recorded other-than-temporary realized losses of $3.9 million and $0.7 million included in other (income) expense, net in the consolidated statement of operations. At December 31, 2003, an unrealized loss of $0.1 million included on the consolidated balance sheet as part of accumulated other comprehensive income
(loss).

     The company accounts for its investment in InsiderStreet.com, Inc., (now known as Neometrix Corp.) stock as available-for-sale securities valued at fair value, with unrealized gains and losses excluded from earnings but reported in a separate component of stockholders' equity (capital deficit) until they are sold. For the year ended December 31, 2001 (second quarter of 2001), the holding loss of $2.5 million was considered other-than-temporary due to the longevity of the economic downturn in the industry sector and company specific prospects and is included in other (income) expense, net in the consolidated statement of operations.

     In 2001, we decided to reacquire the DMC licenses held by two licensees, Eagle Assets Limited and Brookepark Limited and we accrued an aggregate of $4.0 million for this reacquisition cost. As a result, we incurred an aggregate charge of $1.3 million, net of $2.7 million reduction of deferred revenue previously recorded from the sale of licenses, classified as write downs of investment and repurchased licenses in our consolidated statement of operations. Concurrently, we ceased recognition of revenue on these DMC licenses.

19.  Costs of Exiting Activities:

     On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend underperforming operations and reduce employees. In connection therewith, the company recorded a write-down of $1.1 million for the year ended December 31, 2001 principally relating to equipment and other costs yet to be incurred at December 31, 2001. For the year ended December 31, 2002 the company recorded a write-down of $0.4 million relating to the remainder of the net assets.

     On March 21, 2002, the Board of Directors of Artera Group International Limited, a U.K.-based subsidiary, decided that the corporation should cease all operations and be liquidated. Cessation of operations was formalized on April 5, 2002 and liquidation proceedings are pending at December 31, 2003.

     In December 2001, management decided to close the company's Maryland research facilities. In connection therewith, the company recorded a charge for the year ended December 31, 2001 of $0.8 million principally relating to lease termination and other costs yet to be incurred at December 31, 2001. The abandonment of this facility was completed in the first quarter of 2002. For the year ended December 31, 2002, we recorded employee termination costs of $0.3 million along with an adjustment relating to the lease termination and lawsuit settlement of $(0.6) million.

     These costs have been included in the consolidated statement of operations as "costs of exiting activities."

     On February 28, 2002, DMC Cinema, Inc. ceased business operations and had no material operations at date of discontinuance.

20.  Supplemental Cash Flow Disclosures:

     (In thousands of dollars)


                                                                                           For the Years Ended December 31,
                                                                                     ---------------------------------------------
                                                                                          2001            2002           2003
                                                                                     ---------------  -------------  -------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
    Interest                                                                          $         11     $       17     $        35
                                                                                     ===============  =============  =============
Supplemental disclosures of non-cash investing and financing activities:
    Investment in DMC New York and repurchase of licenses                             $     21,000     $        -     $         -
                                                                                     ===============  =============  =============
    Receipt of NXT shares for license fee                                             $      9,160     $        -     $         -
                                                                                     ===============  =============  =============
    Settlement of liability as offset against patent                                  $        405     $        -     $         -
                                                                                     ===============  =============  =============
    Unrealized holding loss on available-for-sale securities                          $          -     $        -     $       (53)
                                                                                     ===============  =============  =============
    Issuance of series H preferred stock in exchange for previously accrued
    acquisition of subsidiary                                                        $           -     $   14,000     $         -
                                                                                     ===============  =============  =============
    Issuance of common stock upon conversion of principal portion of
    convertible notes                                                                 $        500     $      375     $         -
                                                                                     ===============  =============  =============
    Issuance of common stock in exchange for common stock of subsidiary               $        984     $        -     $         -
                                                                                     ===============  =============  =============
    Receipt of Pro Tech common shares in lieu of cash to settle accounts
    receivable                                                                        $      1,350     $        -     $         -
                                                                                     ===============  =============  =============
    Issuance of preferred stock of subsidiary, Artera Group, Inc.                     $      7,799     $        -     $         -
                                                                                     ===============  =============  =============
    Issuance of common stock for services                                             $        435     $       19     $         -
                                                                                     ===============  =============  =============
    Issuance of notes for placement services rendered                                 $        527     $        -     $         -
                                                                                     ===============  =============  =============
    Issuance of options and warrants for services                                     $        438     $        -     $         -
                                                                                     ===============  =============  =============
    Issuance of common stock upon exchange of principal portion of convertible
    notes of subsidiary                                                               $      2,477     $      200     $     1,754
                                                                                     ===============  =============  =============
    Issuance of common stock in exchange for preferred stock of subsidiary            $        261     $        -     $         -
                                                                                     ===============  =============  =============
    Property and equipment financed through capitalized leases and notes payable      $      1,404     $       15     $         -
                                                                                     ===============  =============  =============
    Receipt of non-recourse notes as partial consideration for convertible note
    of subsidiary                                                                     $      1,000     $        -     $         -
                                                                                     ===============  =============  =============
    Receipt of Pro Tech common shares as partial consideration of convertible
    note of subsidiary                                                                $        500     $        -     $         -
                                                                                     ===============  =============  =============
    Issuance of common stock to fulfill common stock payable obligation               $          -     $        -     $     2,296
                                                                                     ===============  =============  =============
    Issuance of common stock upon conversion of preferred stock and dividends         $          -     $        -     $       785
                                                                                     ===============  =============  =============
    Issuance of common stock to settle litigation                                     $          -     $        -     $     4,125
                                                                                     ===============  =============  =============
    Finance costs associated with non-registration of common shares
      on preferred stock of subsidiary                                                $          -     $        -     $     1,896
                                                                                     ===============  =============  =============


21.  Related Parties:

Carole Salkind

     Beginning in 1999, NCT has issued convertible notes to Carole Salkind, a stockholder, an accredited investor and spouse of a former director of NCT. As of December 31, 2003, the principal balance outstanding of these notes aggregated approximately $33.8 million (see Note 12). The notes are collateralized by substantially all the assets of NCT Group, Inc. and certain assets of NCT Video Displays, Inc. At Ms. Salkind's election, the notes are convertible into shares of our common stock and may be exchanged for shares of common stock of our subsidiaries, except Pro Tech. The notes contain various events of default, the occurrence of any one of which provides, at Ms. Salkind's election, that the outstanding principal, unpaid interest and a penalty become immediately due and payable.

Consulting Agreements

     On January 25, 2002, NCT and Leben Care, Inc. entered into a consulting agreement. This agreement replaced an agreement dated January 19, 1999. The consulting agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options. The agreement was renewed for one year at the end of its term and will expire on January 25, 2004. On January 8, 2002 and January 25, 2002, NCT granted to Leben Care, Inc. options to purchase 8,350,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.130 (an aggregate exercise price of $809,000). The options vested on the date of grant. The options expire on dates ranging from May 22, 2006 to January 24, 2007. The options were granted in consideration of consulting services provided by Leben Care to NCT. Carole Salkind's son Steven Salkind is the sole shareholder of Leben Care. We recorded a charge of $545,000 and zero for the fair value (see
Note 17) of the options and a $120,000 and $30,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the years ended December 31, 2002 and 2003, respectively. The accrued consulting expenses of $150,000 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

     On July 1, 2001, NCT and Stop Noise, Inc. (formerly known as Stopnoise.com, Inc.) entered into a consulting agreement. The consulting agreement is for an initial one-year term and calls for equity compensation in the form of options. On February 27, 2002, NCT granted to Stop Noise, Inc. five-year options to purchase 3,375,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.120 (an aggregate exercise price of $312,500). The options vested on June 30, 2002. The options expire on dates ranging from June 30, 2006 to February 26, 2007. The options were granted in consideration of consulting services provided by Stop Noise to NCT. Carole Salkind's son Steven Salkind is the sole shareholder of Stop Noise. We recorded an aggregate charge for the fair value (see Note 17) of the options as called for under the agreement of approximately $187,000 for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2002. The agreement was renewed for one-year at the end of its initial term and expired on June 30, 2003. On July 14, 2003, NCT issued a warrant to John Harris, as designee for Stop Noise, Inc. to satisfy health care coverage obligations under the consulting agreement dated July 1, 2001. We recorded a charge for the fair value of the warrant of $17,500 for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2003.

     On  September  30,  2002,  NCT and Acme  Associates,  Inc.  entered  into a consulting agreement. The consulting agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options. The agreement was renewed for one-year at the end of its initial term and will expire on September 30, 2004. On September 30, 2002, NCT granted to Acme Associates, Inc. a five-year option to purchase 50,000,000 shares of NCT common stock at an exercise price of $0.07 per share (an aggregate exercise price of $3.5 million). The options vested on the date of grant. The September 30, 2002 consulting agreement was amended on July 14, 2003, September 11, 2003, October 3, 2003, October 14, 2003, November 3, 2003, November 21, 2003
and December 17, 2003 to provide for additional consulting services with additional options as consideration. Pursuant to the amendments, on July 14, 2003, September 11, 2003, October 3, 2003, October 14, 2003, November 3, 2003,
November 21, 2003 and December 17, 2003, NCT granted to Acme Associates, Inc. non-plan options to purchase an aggregate of 190,500,000 shares of NCT common stock at exercise prices ranging from $0.0312 to $0.052 per share (an aggregate exercise price of $7.4 million). The five-year options vested on their respective dates of grant. We recorded an aggregate charge of $0.8 million for the fair value of the options as called for under the amendments to the agreement for consulting expenses included in selling, general administrative expenses in our consolidated statement of operations for the year ended December 31, 2003. The options were granted in consideration of consulting services provided by Acme Associates to NCT. Carole Salkind is the sole shareholder of Acme Associates. We recorded a charge of $2,625,000 and $5,561,000 (of which approximately $4.7 million was during the fourth quarter of 2003) for the fair value (see Note 17) of the options and a $25,000 and $12,500 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the years ended December 31, 2002 and 2003, respectively. The accrued consulting expenses of $37,500 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

     On December 26, 2002, NCT and Motorworld, Incorporated entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options. On December 26, 2002, NCT granted to Motorworld, Incorporated a five-year option to purchase 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share (an aggregate exercise price of $966,000). The options vested on the date of grant. The options were granted in consideration of consulting services provided by Motorworld to NCT. Carole Salkind is the sole shareholder of Motorworld Incorporated. We have recorded a charge of $724,000 and zero for the fair value (see Note 17) of the options and a zero and $30,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the years ended December 31, 2002 and 2003, respectively. The accrued consulting expenses of $30,000 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

     On January 23, 2003, NCT and Inframe, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Inframe to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Inframe, Inc. Carole Salkind is the sole shareholder of Inframe, Inc. The agreement expires on January 23, 2004 and is subject to a one-year renewal unless cancelled after the initial period. Pursuant to the agreement, on January 23, 2003, NCT granted to Inframe, Inc. non-plan options to purchase 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share (an aggregate exercise price of $1.0 million). The five-year options vest on the date of grant. We have recorded a charge of $0.7 million for the fair value of the options (see Note 17) and a $27,500 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2003. The accrued consulting expenses of $27,500 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

     On February 11, 2003, NCT and Avant Interactive, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Avant to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Avant Interactive, Inc. Carole Salkind is the sole shareholder of Avant Interactive, Inc. The agreement expires on February 11, 2004 and is subject to a one-year renewal unless cancelled after the initial period. The February 11, 2003 consulting agreement was amended on March 12, 2003, April 3, 2003 and April 11, 2003 to provide for additional consulting services, with additional options as compensation. Pursuant to the agreement and its subsequent amendments, on February 11, 2003, March 12, 2003, April 3, 2003 and April 11, 2003, NCT granted to Avant Interactive, Inc. non-plan options to purchase 7,000,000 shares, 13,500,000 shares, 2,000,000 shares and 2,000,000 shares, respectively, of NCT common stock at exercise prices of $0.04 per share, $0.031 per share, $0.029 per share and $0.031 per share, respectively (an aggregate exercise price of $0.8 million). The five-year options vest on their respective dates of grant. We have recorded an aggregate charge of $0.6 million for the fair value of the options (see Note 17) and a $27,500 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2003. The accrued consulting expenses of $27,500 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

     On April 17, 2003, NCT and Turbo Networks, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Turbo to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Turbo Networks, Inc. Carole Salkind is the sole shareholder of Turbo Networks, Inc. The agreement expires on April 17, 2004 and is subject to a one-year renewal unless cancelled after the initial period. The April 17, 2003 consulting agreement was amended on May 22, 2003 and June 28, 2003 to provide for additional consulting services, with additional options as compensation. Pursuant to the agreement and its subsequent amendments, on April 17, 2003, May 22, 2003 and June 28, 2003, NCT granted to Turbo Networks, Inc. non-plan options to purchase 2,000,000 shares, 18,550,000 shares and 2,000,000 shares, respectively, of NCT common stock at exercise prices of $0.037, $0.042 and $0.04, respectively (an aggregate exercise price of $0.9 million). The five-year options vest on their respective dates of grant. We have recorded an aggregate charge of $0.7 million for the fair value of the options (see Note 17) and a $20,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2003. The accrued consulting expenses of $20,000 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

     On June 12, 2003, NCT and Maple Industries, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Maple to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Maple Industries, Inc. Carole Salkind is the sole shareholder of Maple Industries, Inc. The agreement expires on June 12, 2004 and is subject to a one-year renewal unless cancelled after the initial period. Pursuant to the agreement, on June 12, 2003, NCT granted to Maple Industries, Inc. non-plan options to purchase 23,000,000 shares of NCT common stock at an exercise price of $0.044 (an aggregate exercise price of $1.0 million). The five-year option vests on its date of grant. We have recorded an aggregate charge of $0.8 million for the fair value of the options (see Note 17) and a $17,500 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2003. The accrued consulting expenses of $17,500 are included in accrued expenses at December 31, 2003 in our consolidated balance sheet.

SpringerRun, Inc.

     On July 2, 2003, NCT entered into a consulting agreement with SpringerRun, Inc., under which SpringerRun provides consulting services to NCT and its subsidiaries, consisting primarily of raising capital and debt financing, identifying potential joint ventures and other strategic transactions and finding distributors, licensees and end users for products and technologies. The term of the SpringerRun agreement is one year, with possible renewals. Under the agreement, NCT will pay SpringerRun the following: for capital raised, 6% of the amount thereof plus 5% of the amount thereof in warrants to purchase NCT stock; for debt financing raised, 1% of the amount thereof; for joint ventures or distribution license or end user agreements entered into, 7% of NCT's net revenues therefrom for three years, 5% thereafter. In lieu of cash, some of the compensation described above may, at SpringerRun's request and if agreed to by NCT, be given as stock of NCT or of a joint venture entered into by NCT. The compensation formula and other material terms and conditions in this agreement are comparable to those used by NCT with similarly situated, unrelated consultants. To date, NCT has not paid SpringerRun any compensation under the agreement, and none is owed to it. John McCloy II, a Director of NCT, is Chairman, Chief Executive Officer, a Director and a 40% shareholder of SpringerRun. John McCloy II's son John McCloy III is President, Treasurer, Secretary, a Director and a 25% shareholder of SpringerRun. John McCloy II's son Rush McCloy is a 25% shareholder of SpringerRun.

Spyder Technologies Group, LLC

     On October 24, 2002, Artera Group, Inc. entered into a master distributor agreement with Spyder Technologies Group, LLC under which Spyder distributed the Artera Turbo service in Puerto Rico, the U.S. Virgin Islands and a number of countries in the Caribbean region. The term of the agreement was through February 2008. Compensation consisted of a commission to Spyder of 50% of gross revenues on sales originated by local distributors that were brought to Artera by Spyder, out of which those distributors were to be paid 30% to 40% of gross revenues as a commission from Spyder. With some exceptions in Puerto Rico and the U.S. Virgin Islands, Spyder's distribution rights were exclusive, although Artera had the right to terminate the exclusivity in February of each year beginning 2004 if specified revenue thresholds were not met. The compensation structure, commission rate and other material terms of the agreement were comparable to those used by Artera with similarly situated, unrelated master distributors at the time. On October 1, 2003, Artera and Spyder entered into a new, superseding master distributor agreement for Puerto Rico, the U.S. Virgin Islands and these same countries in the Caribbean. The new agreement changed the compensation structure from one of commissions from Artera to Spyder for distributors brought by Spyder to Artera, to one of royalties from Spyder to Artera on sales to distributors by Spyder. The royalties are calculated on a per unit basis and vary based upon the size and category of the end user of the product and the support services provided by Artera. The term of the new agreement is through February 2008. The compensation structure, royalty rates and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated master distributors.

     On October 24, 2002, Artera entered into a master distributor agreement with Spyder under which Spyder distributed the Artera Turbo service in the United States. The term of the agreement was through October 2003, with either party having the right to terminate upon 30 days' notice thereafter. Compensation consisted of a commission to Spyder of 50% of gross revenues on sales originated by U.S. distributors that were brought to Artera by Spyder, out of which those distributors were to be paid 30% to 40% of gross revenues as a commission from Spyder. Spyder's distribution rights in the U.S. were non-exclusive. The compensation structure, commission rate and other material terms of the agreement were comparable to those used by Artera with similarly situated, unrelated master distributors at the time. On September 1, 2003, Artera and Spyder entered into a new, superseding master distributor agreement for the U.S., with expansion to cover Canada, South America and Central America. The new agreement changed the compensation structure from one of commissions from Artera to Spyder for distributors brought by Spyder to Artera, to one of royalties from Spyder to Artera on sales to distributors by Spyder. The royalties are calculated on a per unit basis and vary based upon the size and category of the end user of the product and the support services provided by Artera. The term of the new agreement is five years. The compensation structure, royalty rates and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated master distributors.

     On September 1, 2003, Artera entered into a reseller agreement with Spyder under which Spyder resells the Artera Turbo service in the United States, Canada, South America and Central America. Spyder is to pay Artera per unit royalties that vary based upon the size and category of the end user of the product. The term of the agreement is one year, with possible renewals. The compensation structure, royalty rates and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated resellers.

     In addition, from time to time on an "as needed" basis, Spyder provides technical consulting services to Artera pertaining to Artera Turbo. Spyder earned $12,330 and $86,840 for technical consulting expenses included in research and development expenses in our consolidated statement of operations for the years ended December 31, 2002 and 2003, respectively. At December 31, 2003, $18,580 was included in accounts payable on the consolidated balance sheet.

     Jonathan Parrella, the son of NCT's Chairman and Chief Executive Officer, is President of and holds a 45% ownership interest in Spyder. Bulldog

Communications, Inc. holds a 25% ownership interest in Spyder. Bulldog Communications, Inc. is owned 20% by each of Michael Parrella, Karen Parrella, Michael Parrella, Jr., Jonathan Parrella and Daniel Parrella (the Chairman and Chief Executive Officer of NCT, and, respectively, his wife and three sons). Michael Parrella is also the Chairman of the Board, and Karen Parrella is the President, of Bulldog Communications. Spyder earned aggregate commissions of $143 and $3,017 for the years ended December 31, 2002 and 2003, respectively. At December 31, 2003, $102 was included in accounts payable on our consolidated balance sheet.

Private Placement and Issuance of NCT Common Stock

     On August 22, 2001, three individuals, NCT directors and officers, agreed to purchase in a private placement an aggregate of 1,000,000 shares of restricted common stock. The aggregate value of the shares was $93,000, or $0.093 per share, the then fair market value based upon the closing bid price on August 21, 2001. Shares were issued to NCT's Chairman of the Board of Directors and Chief Executive Officer (612,893), to NCT's President and a director (171,342) and to NCT's Senior Vice President, Chief Financial Officer (215,765).

     On August 22, 2001, Carole Salkind agreed to purchase 1,000,000 shares of NCT common stock for $93,000 cash, or $0.093 per share, the then fair market value. On September 10, 2001, we received the funds from Ms. Salkind and issued the 1,000,000 shares of common stock to her.

     We issued 328,717 shares of NCT common stock to the former president of Theater Radio Network (who had become an employee of DMC Cinema). This issuance was in settlement of amounts owed him aggregating approximately $25,000 that he had advanced to the company.

Compensation of Director

     The company's former Chairman of the Board of Directors, who continued as a director until his resignation on May 29, 2002, received compensation from the company in 2001 and 2002 of $63,000 and $15,750, respectively.

Incentive Compensation of Management

     NCT's Chairman of the Board of Directors and Chief Executive Officer, who, at December 31, 2003, holds options and warrants for the right to acquire an aggregate of 51,686,634 shares of the company's common stock, received an incentive bonus consisting of a 1% cash override on the value derived by the company, in cash or otherwise, upon the execution of transactions with unaffiliated parties. Under this arrangement, the company included in selling, general and administrative costs approximately $299,000, $136,000 and $433,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

     The company's President and a director of NCT, who at December 31, 2003 holds options and warrants for the right to acquire an aggregate of 10,643,323 shares of the company's common stock, had an incentive bonus arrangement consisting of a 1/3% cash override on the value derived from transactions, in cash or otherwise, entered into by the company with unaffiliated parties. Her participation in this incentive bonus commenced effective January 2001. Under this arrangement, the company included in selling, general and administrative costs approximately $99,000, $45,000 and $144,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

     The  company's  Senior Vice  President,  Chief  Financial  Officer,  who at
December 31, 2003 holds options and warrants for the right to acquire an aggregate of 7,599,024 shares of the company's common stock, had an incentive bonus arrangement consisting of a 1/2% cash override on the value derived from transactions, in cash or otherwise, entered into by the company with unaffiliated parties. Under this arrangement, the company included in selling, general and administrative costs approximately $150,000, $68,000 and $217,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

     The company's Senior Vice President, Corporate Development, who at December 31, 2003 holds options for the right to acquire an aggregate of 3,753,049 shares of the company's common stock, has an incentive bonus arrangement under which he receives cash compensation for completion of specified events and receives a cash override consisting of 1% of the value of specific subsidiary financing transactions in which he was directly involved and 1/2% of the value of licensing agreements and joint venture alliances in which he was directly involved. Under this arrangement, the company included in selling, general and administrative expenses approximately $56,000, zero and zero for the years ended December 31, 2001, 2002 and 2003, respectively.

Guarantee of Indebtedness by Management

     NCT's Chairman of the Board of Directors and Chief Executive Officer personally guaranteed the repayment of a $0.4 million bridge financing note issued by NCT on December 27, 2001. The guarantee was extinguished in conjunction with new financing completed on January 10, 2002.

Indebtedness of Management

     On various dates in 2000 and 2001, the company's Senior Vice President, Corporate Development entered into several short-term promissory notes to borrow funds from the company in anticipation of cash overrides due under the incentive compensation arrangement described above. Effective May 1, 2002, the borrowed funds had not been repaid but were consolidated with interest into an outstanding promissory note due January 15, 2003 for an aggregate principal amount owed to NCT of $107,960. The note bore interest at an annual rate of 6.0% through its due date of January 15, 2003, and bears interest at prime plus 5% thereafter. The note was not paid when due on January 15, 2003 and became past due. NCT is seeking to collect on the May 1, 2002 note. However, NCT believes that incentive compensation (see above) that is or will be due him may offset the amount owed NCT. At December 31, 2003, $24,000 was due him.

     On January 30, 2002, NCT's Chairman of the Board of Directors and Chief Executive Officer, entered into a promissory note in the principal amount of $29,510 to borrow funds from the company in anticipation of cash overrides due under the incentive compensation arrangement described above. The note matures on January 31, 2004. The note bears interest at 5.75% per annum payable at maturity and default interest at the stated rate plus 5%. Subsequent to December 31, 2003, the note plus accrued interest was paid.

Indemnification of Management

     On or about December 5, 2002, NCT agreed to indemnify three individuals, NCT directors and officers, who had each also served as a Director of Artera Group International Limited, a U.K.-based subsidiary, prior to its entering into liquidation proceedings (see Note 19) for any liabilities that may arise against them from claims under Section 214 of the U.K. Insolvency Act and to provide them with legal representation with respect to the claims. On November 26, 2003, the Liquidator issued letters to these three individuals stating that he would not be asserting any Section 214 claims against them. As a result, no amount has been accrued at December 31, 2003.

Crammer Road LLC

     The company has  executed a number of  transactions  with Crammer Road (see
Note 16) and settled a legal action brought in 2002 by Crammer Road. Crammer Road was the sole stockholder of DMC NY, the owner of 16 licenses previously purchased from Distributed Media Corporation. We acquired 25% of DMC NY in 2001 and 75% in 2002 (see Note 2). We intended to put shares of our common stock to Crammer Road in exchange for a combination of cash and the remaining shares of DMC NY common stock under the April 12, 2001 private equity credit agreement with Crammer Road, but reacquired those 12,000 DMC NY shares in exchange for our series H preferred stock. The purchase price paid for DMC NY aggregated approximately $27.2 million and was arrived at in various negotiations between NCT and Crammer Road. We did not obtain a valuation from an outside firm.
Crammer  Road  obtained  the 16 DMC  licenses  from other  investors  in private transactions. In 2000, five investors in our series E and F preferred stock contributed their 16 New York area DMC licenses to Crammer Road in a private transaction, in exchange for membership interests in Crammer Road. The investors holding the licenses advised NCT and DMC of plans to contribute the licenses to Crammer Road. NCT and DMC did not object to those contributions. The investors who initially owned the 16 DMC licenses had paid for them in 1999 with $4 million in cash and by surrendering to NCT $9.6 million of NCT series E and F preferred stock (9,600 shares at the stated value of $1,000 per share). The holders of our series E and F preferred stock were the original purchasers of the DMC licenses. The purchasers of our series E and F preferred stock (except one investor) were the same investors who contributed the 16 licenses to Crammer Road. The capital contribution of licenses to Crammer Road was for purposes of administrative convenience to provide for such contributors' undertakings in respect of their investment in Crammer Road. In turn, Crammer Road's purpose for contributing the 16 licenses to DMC NY was to provide it a perceived form of liquidity, possibly through an initial public offering or through the acquisition of DMC NY by DMC or NCT. Subsequently, it appeared that the licensees lacked the ability to initiate services under the license agreements. Concurrently, due to a lack of capital (such capital would have been provided, in part, by the licensees for services rendered on their behalf and at their request by DMC), DMC was unable to execute its business plan to provide, install and operate our digital broadcast system at locations in the New York area. DMC was undercapitalized despite the license fees received because it was unable to attract adequate private financing or complete an initial public offering to establish a sufficient installed base of Sight & Sound locations that would be attractive to prospective advertisers. As such, Crammer Road did not perceive that it had an opportunity to exploit the licenses in a viable business venture. DMC did not receive any requests from Crammer Road to install the locations it had secured. In addition, Crammer Road did not seek to obtain advertising contracts as all of its efforts would require additional investment in the venture. On September 27, 2000, DMC NY issued 16,000 shares of its common stock in exchange for 16 licenses held by Crammer Road pursuant to a license exchange agreement. Certain officers and directors of NCT comprise 100% of the Board of Directors of DMC NY.

Vidikron of America

     On September 29, 2000, NCT and Distributed Media Corporation signed separate agreements to license various microbroadcasting technologies to Vidikron of America, Inc. for an aggregate of $2 million. Vidikron is a manufacturer of high-end home theater equipment. Vidikron's intention was to develop commercial video applications using the technology it licensed from NCT and DMC. We used $1 million of the proceeds from Vidikron for working capital and general corporate purposes and the other $1 million to acquire 1,000 shares of common stock of DMC New York, Inc. in 2001. Such shares of DMC NY were owned by Crammer Road LLC. Crammer Road's sole corporate director is Navigator Management Ltd. The sole director of Navigator Management is David Sims.
Vidikron's majority shareholder is Markland LLC. Markland's sole corporate director is also Navigator Management Ltd.

22.  Income Taxes:

     The company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the company determines that it is more likely than not that a deferred tax asset will not be realized. The company's temporary differences primarily result from the losses on available-for-sale securities and stock compensation expenses related to warrants and options.

     The company files consolidated federal and state tax returns. At December 31, 2003, the company had available estimated net operating loss carryforwards of approximately $157.5 million, estimated capital loss carryforwards of $3.6 million and estimated research and development credit carryforwards of approximately $2.4 million for federal income tax purposes of which approximately $27.6 million will expire within the five years ending December 31, 2008 ($1.6 million expire in 2004) and approximately $129.9 million expire at various dates from December 31, 2009 through December 31, 2023. The company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. In addition, the net operating losses of acquired companies prior to their related acquisitions by NCT have not been included above. These net operating losses may be severely limited under Section 382 of the Internal Revenue Code.

     The difference between the statutory tax rate of 34% and the company's effective tax rate of 0% is primarily due to the increase in the valuation allowance of $2.8 million and $17.7 million in 2002 and 2003, respectively. The difference is as follows:


                                                           Years Ended December 31,
                                                ----------------------------------------------
                                                     2001             2002            2003
                                                --------------  --------------   -------------
Statutory rate                                      (34.0)%          (34.0)%         (34.0)%
State tax net of federal effect                      (5.6)            (5.6)           (5.6)
Permanent differences                                11.5             13.8             0.2
Effect of adjustments to prior year
     net operating loss carryforwards                 2.7                -           (19.0)
Increase in valuation allowances                     25.4             25.8            58.4
                                                --------------  --------------   -------------
     Effective tax rate                                 - %              - %             - %
                                                ==============  ==============   =============



     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities are as follows:

     (In thousands of dollars)


                                                                    December 31,
                                                            ---------------------------------
                                                                 2002             2003
                                                            ---------------  ----------------
Accounts receivable                                            $        36      $         44
Inventory                                                              159               112
Investments                                                          6,107             6,108
Property, equipment and intangibles                                    173              (193)
Accrued expenses                                                     1,456             1,347
Stock compensation                                                   5,997             9,337
                                                            ---------------  ----------------
     Total temporary differences                               $    13,928      $     16,755
Federal net operating and capital loss carryforwards                48,818            63,784
Federal research and development credits                             2,492             2,408
                                                            ---------------  ----------------
                                                               $    65,238      $     82,947
Less:  Valuation allowance                                         (65,238)          (82,947)
                                                            ---------------  ----------------
     Deferred taxes                                            $         -      $          -
                                                            ===============  ================



23.  Litigation:

     Theater Radio Network - InsiderStreet (Neometrix) Litigation

     On December 6, 2000, our subsidiary DMC Cinema (formerly known as Theater Radio Network) filed suit against InsiderStreet.com, Inc. in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The complaint alleges that InsiderStreet breached a May 5, 2000 advertising agreement with Theater Radio Network and seeks a declaratory judgment and specific performance of the agreement. The agreement provided that, in exchange for advertising services performed by Theater Radio Network, InsiderStreet would deliver to Theater Radio Network $3 million in common stock of InsiderStreet, with an adjustment in the number of shares to ensure that the total stock delivered was worth at least $2,000,000 on May 10, 2001 and with registration of all stock delivered. InsiderStreet has to date made only a partial delivery of shares and has not registered any of the shares delivered. Discovery in this litigation has begun. On October 23, 2001, Theater Radio Network terminated its representation by outside counsel in this action due to a possible conflict of interest. On February 28, 2002, Theater Radio Network (DMC Cinema) ceased operations, although that does not preclude it (or an assignee) from further prosecuting the Theater Radio Network claims. On March 26, 2002, Theater Radio Network retained new counsel in this action. On or about October 9, 2002, InsiderStreet.com, Inc. changed its name to Neometrix Corp. On or about April 14, 2003, Neometrix Corp. changed its name to Neometrix Technology Group, Inc. Management believes that at this stage it cannot assess the likelihood of a favorable outcome. Further, since the amount of damages, if any, Theater Radio Network may recover cannot be quantified until the legal process is complete; no amount has been recorded in the financial statements.

     Production Resource Group Litigation

     On June 6, 2001, Production Resource Group ("PRG") began legal proceedings against NCT and our subsidiary, Distributed Media Corporation, in the Superior Court for the Judicial District of Fairfield County, Connecticut. PRG's complaint alleged that NCT and DMC breached the terms of a July 19, 1999 lease, promissory note and warrant entered into in connection with the lease of some DMC Sight & Sound(R) equipment. The complaint also alleged that NCT and DMC breached a January 11, 2001 resolution agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions, that we breached a May 11, 2001 agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions and the January 11, 2001 resolution agreement, and that we engaged in misrepresentations and fraud in connection with these matters. On July 26, 2001, the court granted a pre-judgment remedy giving PRG the right to attach or garnish up to $2.1 million of specified assets of NCT and DMC. On October 4, 2001, we filed an answer to the plaintiff's complaint, denying PRG's material allegations, seeking dismissal of the complaint and counterclaiming for breach of PRG's obligation to deliver equipment.

     On December 20, 2001, NCT and DMC accepted an Offer of Judgment requiring NCT and DMC to pay PRG $2.0 million. That judgment was entered on January 17, 2002 along with costs of $0.2 million. In December 2001, we recorded all anticipated liability related to payment of this judgment. PRG is conducting post-judgment discovery regarding enforcement of the judgment. In June 2003, in furtherance of its efforts to collect on the judgment, PRG filed the judgment in the Circuit Court for Anne Arundel County, Maryland; the Superior Court of New Jersey, Hudson County; and the Circuit Court of St. Lucie County, Florida. Beginning February 2003, PRG has served papers on NCT and DMC seeking to enforce the judgment against their assets. PRG has also served papers on the subsidiaries of NCT and DMC, and on various third parties with which NCT and DMC do business, seeking to enforce the judgment against any assets of NCT and DMC in the possession of those served. On or about December 10, 2003, PRG filed a motion for an Order in Aid of Execution requiring NCT and DMC to turn over to a state marshal, for possible sale for the benefit of PRG, equity and debt securities NCT and DMC hold (including equity in their subsidiaries) sufficient to satisfy the approximately $2.1 million remaining on the judgment. To the extent that further payment of the judgment is in cash or in securities surrendered and sold for the benefit of PRG, such payment could be material to our financial position. As of December 31, 2003, PRG had collected approximately $129,000 in NCT's and DMC's cash or cash equivalent assets as a result of this judgment and the pre-judgment remedy referred to above. PRG is currently conducting post-judgment discovery regarding additional enforcement of the judgment.

     On January 2, 2002, outside the scope of the judgment entered into with NCT and DMC, PRG amended its Connecticut complaint to allege that NCT's Chairman and Chief Executive Officer Michael Parrella, in dealing with PRG on behalf of NCT, committed breaches of good faith and fair dealing, unfair trade practices and fraud. NCT has agreed to indemnify Mr. Parrella for any liabilities (including legal fees) he may incur as a result of the PRG claims against him in this action. On July 15, 2002, Mr. Parrella moved to strike the portions of PRG's amended complaint that pertain to him personally. On February 25, 2003, the court granted Mr. Parrella's motion in part, striking those portions of the amended complaint against him that allege a breach of an obligation of good faith and fair dealing, but declining to strike those portions of the amended complaint against him that allege unfair trade practices and fraud. On August 8, 2003, Mr. Parrella filed a motion for summary judgment on all remaining allegations. To the extent that NCT may ultimately indemnify Mr. Parrella for liabilities arising out of these allegations and for related legal fees, we believe that our directors and officers indemnification insurance (subject to certain exceptions under the insurance policy and after payment of a $100,000 deductible) will cover such payments. Discovery as to Mr. Parrella has begun.

     On or about December 15, 2003, PRG filed a complaint in the Delaware Chancery Court in and for New Castle County against NCT, DMC, Michael J. Parrella (Chairman and Chief Executive Officer of NCT), Irene Lebovics (President and a Director of NCT), John J. McCloy II (a Director of NCT) and Sam Oolie (a Director of NCT). PRG's complaint alleges that NCT and DMC are insolvent, that during the insolvency the individual named defendants owe a fiduciary duty to PRG as a judgment creditor in the Connecticut litigation described above, and that the individual defendants breached that duty. The complaint seeks the appointment of a receiver over the business and assets of NCT and DMC and money damages against the individual defendants in an amount at least equal to the amount of the Connecticut judgment remaining unsatisfied. NCT has agreed to indemnify the individual defendants for any liabilities (including legal fees) they may incur as a result of the PRG claims against them in this Delaware action. NCT has submitted those claims for director and officer indemnification insurance coverage by two insurers.

     Artera Trademark Oppositions

     On December 17, 2002 and December 23, 2002, in connection with all of NCT's pending U.S. trademark registration applications for "Artera Turbo" and with some of NCT's pending U.S. trademark registration applications for "Artera," Altera Corporation filed oppositions to the granting of such registrations. The alleged basis for the oppositions is, in essence, that the Artera marks are confusingly similar to Altera Corporation's mark of "Altera" which was registered in a number of product and service categories prior to the initial filing of the "Artera Turbo" and "Artera" applications being opposed. NCT intends to defend against these oppositions vigorously.

     NCT has issued shares of its common stock during 2003 in settlement of legal claims (see Note 16). See Note 28 for litigation activity occurring after December 31, 2003.

     NCT believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on our financial position or results of operations. In the circumstances, based upon the information presently available, management believes that adequate provisions have been estimated and included in the consolidated financial statements for these matters.

24.  Commitments and Contingencies:

Leases:

     The company is obligated for minimum annual rentals under operating leases for offices, warehouse space and laboratory space, expiring through March 2010 with various renewal options, as follows:

     (In thousands of dollars)

  Year ending December 31,                 Amount
  -----------------------------        ----------------
       2004                              $        590
       2005                                       561
       2006                                       466
       2007                                       440
       2008                                       369
       Thereafter                                 462
                                       ----------------
  Total minimum lease payments           $      2,888
                                       ================

     Rent expense was $1.0 million, $0.7 million and $0.7 million for the years ended December 31, 2001, 2002 and 2003, respectively.

Benefit Plan Liability:

     In April 1996, the company established the NCT Group, Inc. Benefit Plan (the "Benefit Plan") which provides, among other coverage, various health care benefits to employees and directors of the company's United States operations. The company administers this modified self-insured Benefit Plan through a commercial third-party administrative health care provider. The company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $0.7 million, while individual benefit exposure in each Benefit Plan fiscal year is limited to $45,000. Benefit claims in excess of these individual or maximum aggregate stop loss limits are covered by a commercial insurance provider to which the company pays a nominal premium for such stop loss coverage. The company records benefit claim expense in the period in which the benefit claim is incurred. The company believes it has sufficient accruals to meet its obligation at December 31, 2003.

Advertising Commitments:

     As of December 31, 2003, the company is obligated under Sight & Sound(R) technology and services agreements to pay up to 25% of advertising revenue to the locations airing and displaying advertisements. The amounts under these agreements were negligible at December 31, 2003.

Contingencies:

     Under the July 25, 2002 private equity credit agreement with Crammer Road, we are required to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10% (see Note
16). This credit agreement provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The company is obligated to register for resale no less than 112% of the maximum commitment amount. If we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road, in immediately available funds, an amount equal to the product of (i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount (the maximum would be $0.5 million).

     The company may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of its common stock to satisfy payment obligations to some of its service providers, vendors and other third parties. We ceased this practice during 2001 and the passage of time will mitigate this contingency. Should a court determine that a violation of Section 5 has occurred, each such recipient of our shares may have a right for a period of one year from the date of the purchase to obtain recovery of the consideration given in connection with their purchase of common shares offered in violation of the Securities Act or, if they have already sold the stock, to sue the company for damages resulting from their purchase of common shares to the extent the net proceeds they received were insufficient to cover the company's obligations to them. We believe that at December 31, 2002 and 2003, the company has no further contingent liability relating to this matter.

25.  Segment Information:

     Management views the company as being organized into three reportable operating segments: communications, media and technology. Reportable segment data as of December 31, 2001, 2002 and 2003 and for the years then ended are provided in the table below. Information about our operating segments is found following the table. Information about the goodwill and related impairment of our operating segments is found in Note 3.

     The Other data columns are used to reconcile the reportable segment data to the consolidated financial statements and is segregated into two categories, other-corporate and other-consolidating. Other-corporate consists of items maintained at the company's corporate headquarters and not allocated to the segments. This includes most of the company's debt and related cash, cash equivalents and net interest expense, litigation liabilities and non-operating fixed assets. Also included in the components of revenue attributed to other-corporate are license fees and royalty revenue from subsidiaries that are offset (eliminated) in the other-consolidating column. Other-consolidating consists of items eliminated in consolidation such as intersegment revenue.


     (In thousands of dollars)

                                                                                  Total
                                                                                Reportable  ---------- Other -------------   Grand
                                          Communications   Media    Technology   Segments   Corporate        Consolidating   Total
                                          ------------------------------------------------------------------------------------------
    2003:
   License Fees and Royalties - External  $    843       $  2,140    $     14   $  2,997    $      16        $      -      $  3,013
   Other Revenue - External                  1,722            123           -      1,845            -               -         1,845
   Revenue - Other Operating Segments        1,116              9           -      1,125          173          (1,298)            -
   Interest (Income) Expense, net            2,593          2,796        (353)     5,036        9,252               -        14,288
   Depreciation/Amortization                 1,003          1,826         115      2,944          166          (2,386)          724
   Net Loss                                (14,398)        (4,038)        (37)   (18,473)    (130,523)        118,696       (30,300)
   Segment Assets                           21,279         24,548       2,017     47,844        2,486         (37,555)       12,775
   Capital Expenditures                        150              -           -        150            -               -           150


    2002:
   License Fees and Royalties - External  $  2,334       $  2,140    $      -   $  4,474    $      19        $      -      $  4,493
   Other Revenue - External                  2,655            171           -      2,826            -               -         2,826
   Revenue - Other Operating Segments          974            (41)          -        933      (10,141)          9,208             -
   Interest (Income) Expense, net            1,922          1,575        (186)     3,311        4,400               -         7,711
   Depreciation/Amortization                 1,107          2,026         115      3,248          198          (2,141)        1,305
   Net Loss                                (10,836)        (8,520)       (797)   (20,153)     (16,334)         (3,618)      (40,105)
   Segment Assets                           21,865         25,579       2,383     49,827       14,730         (50,988)       13,569
   Capital Expenditures                         18              -           -         18            -               -            18


    2001:
   License Fees and Royalties - External  $  2,639       $  1,834    $  1,028   $  5,501    $     132        $      -      $  5,633
   Other Revenue - External                  4,642            337           -      4,979            -               -         4,979
   Revenue - Other Operating Segments          738            441           -      1,179       10,033         (11,212)            -
   Interest (Income) Expense, net            4,005            528          76      4,609        1,518              26         6,153
   Depreciation/Amortization                 1,612          1,689         120      3,421          904          (1,348)        2,977
   Loss before cumulative effect of
     accounting change                     (27,430)       (14,282)     (4,361)   (46,073)     (25,349)         (4,656)      (76,078)
   Cumulative effect of accounting change   (1,582)             -           -     (1,582)           -               -        (1,582)
   Net Loss                                (29,012)       (14,282)     (4,361)   (47,655)     (25,349)         (4,656)      (77,660)
   Segment Assets                           16,701         30,708       2,991     50,400       13,676         (44,067)       20,009
   Capital Expenditures                      1,780            991           -      2,771           10               -         2,781



COMMUNICATIONS:

     NCT Hearing Products, Inc.:

     NCT Hearing designs, develops and markets active noise reduction headset products to the audio headphone and communications headset markets. The product lines include the NoiseBuster(R) and the ProActive(R) lines. The NoiseBuster(R) products consist of the NoiseBuster ANR headsets, consumer headsets, and the NB-PCU, a headset used for in-flight passenger entertainment systems. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, original equipment manufacturers and the airline industry.

     Pro Tech Communications, Inc.:

     Pro Tech designs, develops and manufactures light-weight telecommunications headsets and new audio technologies for use in fast-food, telephone and other commercial applications. It currently has marketing agreements with major companies in the fast-food industry and catalog and Internet site distributors of telephone equipment, primarily in North America.

     Noise Cancellation Technologies (Europe) Ltd.:

     NCT Europe provides research and engineering services in the field of active sound control technology to NCT Audio, NCT Hearing, DMC and other business units as needed. NCT Europe also provides technical sales support services to the company for European sales.

     ConnectClearly.com, Inc.:

     ConnectClearly was established to focus on the development of Internet-telephony-based voice applications targeted to the e-commerce and e-CRM (electronic customer relationship management) markets. NCT's proprietary Internet telephony software would be the basis for developing a user-friendly "click to talk" application for improving the completion rate of Internet transactions by allowing for real-time customer service access by a user. Principal markets for ConnectClearly are the telecommunications industries and principal customers are original equipment manufacturers, system integrators and end-users.

     Artera Group, Inc.:

     Artera is the developer of high-speed data communications and network optimization technology. The information and traffic management benefits of this advanced technology are applicable to enterprise as well as small/medium business markets. The company's Artera Turbo(TM) Internet service optimizes last mile performance and provides high-speed Internet usage to residential users. The bandwidth and speed performance of traditional dial-up connections as well as broadband connections such as cable, DSL, ISDN and Tl are dramatically increased. In addition to the speed optimizations, the technology includes all the features necessary for optimal network usage - ultra-secure firewall, content control, email and usage accounting.

MEDIA:

     NCT Audio Products, Inc.:

     NCT Audio is engaged in the design, development and marketing of products, which utilize flat panel transducer technology. The products available from NCT Audio include the Gekko(TM) flat speaker and the ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker's primary external market is the home audio market. The principal customers are DMC and end-users.

     Distributed Media Corporation:

     DMC provides location based broadcast and billboard-type advertising through a microbroadcasting network of Sight & Sound(R) systems within commercial and professional settings. The Sight & Sound(R) systems consist of flat panel transducer-based speakers (provided by NCT Audio), a personal computer containing DMC's Sight & Sound(R) software, telephone access to the Internet, amplifiers and related components. The software schedules advertisers' customized broadcast messages, which are downloaded via the Internet, with the respective music genre choice to the commercial/professional establishments.

TECHNOLOGY:

     Advancel Logic Corporation:

     Advancel is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has developed a family of processor cores, which will execute instructions written in both Java(TM) bytecode and C/C++ significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices.

26.  Geographical Information (by country of origin) - Total Segments:

     (In thousands of dollars)

                                          As of December 31, and
                                         For the Years then Ended
                           -----------------------------------------------------
                                 2001                2002               2003
                           -----------------   -----------------  --------------
Revenue
   United States              $    6,916          $    4,460         $    2,290
   Europe                          3,402               2,453              2,179
   Far East                          294                 406                389
                           -----------------   -----------------  --------------
     Total                    $   10,612          $    7,319         $    4,858
                           =================   =================  ==============

Identifiable Assets
   United States              $   19,272          $   13,464         $   12,689
   Europe                            737                 105                 86
   Far East                            -                   -                  -
                           -----------------   -----------------  --------------
     Total                    $   20,009          $   13,569         $   12,775
                           =================   =================  ==============


27.  Selected Quarterly Financial Data (Unaudited):

     The following tables contain selected quarterly financial data for each quarter of 2003 and 2002. The company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future periods.

     (Unaudited; in thousands of dollars, except per share data)


                                                                 Year Ended December 31, 2003
                                               ----------------------------------------------------------------
                                               1st Quarter  2nd Quarter  3rd Quarter   4th Quarter  Full Year
                                               -----------  -----------  -----------  -----------   -----------

Net revenue                                     $   1,182    $   1,050    $   1,190    $   1,436     $   4,858
Gross profit                                          971          869          945        1,219         4,004
Loss attributable to common stockholders           (7,750)      (8,730)      (3,068)     (13,700)      (33,248)
Loss per share - basic and diluted              $   (0.02)   $   (0.02)   $   (0.01)   $   (0.02)    $   (0.06)*


                                                                 Year Ended December 31, 2002
                                               ----------------------------------------------------------------
                                               1st Quarter  2nd Quarter  3rd Quarter   4th Quarter  Full Year
                                               -----------  -----------  -----------  -----------   -----------

Net revenue                                     $   2,014    $   2,055    $   1,713    $   1,537     $   7,319
Gross profit                                        1,507        1,646        1,419        1,445         6,017
Loss attributable to common stockholders           (6,879)     (14,365)     (11,961)      (9,763)      (42,968)
Loss per share - basic and diluted              $   (0.02)   $   (0.03)   $   (0.03)   $   (0.02)    $   (0.10)



Footnotes:
----------
* Loss per share for each quarter is computed using the weighted-average number of shares outstanding during that quarter and loss per share for the full year is computed using the weighted-average number of shares outstanding during the year. Therefore, the sum of the four quarters' loss per share does not equal the full-year loss per share.


2nd Quarter 2003:
-----------------
Includes $1.5 million charge for consulting expenses relating to the issuance of options.
3rd Quarter 2003:
-----------------
Includes $(4.9) million gain for settlement of litigation relating to some of our convertible instruments.
4th Quarter 2003:
-----------------
Includes $4.7 million charge for consulting expenses relating to the issuance of options. Also includes $5.0 million interest expense relating to the increased issuance of our convertible debt.

1st Quarter 2002:
-----------------
Includes $0.3 million writedown due to impairment of goodwill attributed to our step acquisition of NCT Audio. Also includes $0.3 million charge for costs of exiting activities attributable to closing facilities.
2nd Quarter 2002:
-----------------
Includes $9.2 million charge for our acquisition of the remaining 12,000 shares of DMC New York ($14.0 million previously accrued 2nd quarter 2001).
4th Quarter 2002:
-----------------
Includes $1.2 million charge for impairment of other intangible assets attributed to our minority shareholders' portion of the license granted to Pro Tech. Also includes $(0.1) million gain for costs of exiting activities attributable to closing facilities and certain operations.


28.  Subsequent Events:

Transactions with Carole Salkind

     On February 13, 2004, NCT issued a convertible note payable to Ms. Salkind for approximately $0.4 million as consideration for approximately $0.4 million in cash. The note is due on demand and bears interest at 8% per annum payable at maturity. The note is convertible into shares of our common stock at $0.05 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the note, a five-year warrant was issued to Ms. Salkind to purchase approximately 6.8 million shares of our common stock at an exercise price of $0.05 per share.

     On March 5, 2004 and March 15, 2004, NCT issued convertible notes payable to Ms. Salkind for approximately $1.0 million as consideration for approximately $1.0 million in cash. The notes are due on demand and bear interest at 8% per annum. The notes are convertible into shares of our common stock and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the notes, five-year warrants were issued to Ms. Salkind to purchase approximately 18.5 million shares of our common stock.

     NCT defaulted on convertible notes payable to Ms. Salkind for an aggregate principal of $11.2 million as they matured through March 2004. Of such defaults, an aggregate of $5.2 million in principal, along with accrued interest and a default penalty, representing notes that matured during January 2004 was rolled into a new note for approximately $6.2 million dated March 15, 2004 and an aggregate of $3.1 million in principal, along with accrued interest and a default penalty, representing those maturing during February 2004 was rolled into a new note dated March 15, 2004 for approximately $3.6 million. The notes are due on demand and bear interest at 8% per annum. The notes are convertible into shares of our common stock and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with these notes, five-year warrants were issued to Ms. Salkind to purchase approximately 159.8 million shares of our common stock. We are currently in negotiation with Ms. Salkind to cure approximately $2.9 million in principal representing notes that matured during March 2004.

Infinite Technology Corporation

     On March 31, 2004, ITC, Advancel and NCT entered into a cross-release agreement that released the parties from any and all claims, through the date of the cross-release, under prior agreements and affirms the ownership of ITC common stock (see Notes 5 and 9). The agreement will result in the elimination of $1.4 million as an obligation of Advancel and the reduction in the carrying amount of the ITC common stock to its fair value. The pro forma effects of such release, if it had been effected on December 31, 2003, would be a decrease in liabilities and other assets of $1.4 million and $1.3 million, respectively, and an increase in paid-in capital of $0.1 million.

Indemnification of Management

     On or about January 14, 2004, NCT agreed to indemnify five individuals, NCT directors and officers, for any liabilities that may arise against them in a lawsuit brought in Delaware against them, NCT and NCT's subsidiary Distributed Media Corporation by PRG and to provide them with legal representation in the suit. This Delaware suit is separate from but related to the Connecticut suit brought by PRG (see Note 23).

Litigation

     Production Resource Group Litigation

     In the portion of the Connecticut case against NCT and DMC, on February 25, 2004, NCT surrendered NCT's 5,876 shares of common stock of NCT Audio Products, Inc. representing 100% of the issued and outstanding shares of NCT Audio, for possible sale for the benefit of PRG. Such surrender may adversely affect NCT's right to any further proceeds from the TSA/TST bankruptcy estate (see Note 11). At the same time, DMC surrendered DMC's 20,000 shares of common stock of DMC Cinema, Inc. representing 84% of the issued and outstanding shares of DMC Cinema, its 100 shares of common stock of DMC HealthMedia Inc. representing 100% of the issued and outstanding shares of DMC HealthMedia, a $153,956 principal amount promissory note from (and related security agreement with) DMC Cinema and a $1,388,666 principal amount promissory note from (and related security agreement with) DMC HealthMedia, for possible sale for the benefit of PRG. NCT reported to the court that all of the other equity and debt securities NCT owns could not be so surrendered because they are covered by security interests in favor of Carole Salkind and are in her possession. At December 31, 2003, the net liabilities included in our consolidated balance sheet related to NCT Audio, DMC Cinema and DMC HealthMedia were $16.1 million, $4.9 million and $1.7 million, respectively. For the year ended December 31, 2003, the net earnings (loss) before income taxes included in our consolidated statement of operation related to NCT Audio, DMC Cinema and DMC HealthMedia were $2.0 million, less than $(0.1) million and $(0.6) million, respectively.

     In the portion of the Connecticut case against NCT Chairman and Chief Executive Officer Michael Parrella (as to which NCT has agreed to indemnify Mr. Parrella), on March 11, 2004, the court denied Mr. Parrella's motion to dismiss all pending claims against him in the case. Trial has been tentatively scheduled for September 2004. Mr. Parrella has told NCT that he intends to deny and defend against all pending allegations.

     In the Delaware case, on or about January 6, 2004, PRG amended its complaint dated December 15, 2003 to add Cy E. Hammond (Chief Financial Officer of NCT) as a defendant. PRG's amended complaint alleges that the individual named defendants owe a fiduciary duty to PRG and breached that duty. The amended complaint seeks money damages against the individual defendants in an amount at least equal to the amount of the Connecticut judgment remaining unsatisfied. NCT has agreed to indemnify Mr. Hammond for any liabilities (including legal fees) he may incur as a result of the PRG claims against him in this Delaware action. NCT has added Mr. Hammond to the submission of claims for director and officer indemnification insurance coverage by two insurers along with the other previously named individual defendants. On February 25, 2004, one of those insurers initially denied coverage. NCT is considering whether to challenge that initial denial. The other insurer has not yet stated its position with respect to coverage. On February 13, 2004, the defendants filed a motion to dismiss all claims in the amended complaint. On or about March 30, 2004, PRG again amended its complaint, this time to refine and expand some of its claims relating to the alleged mismanagement of the affairs of NCT and its subsidiaries (including
DMC). Discovery in the action has begun. NCT and DMC intend, and the individual defendants have told NCT that they intend, to deny and defend against all allegations.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Notes 1 and 6)

                                                                                        (in thousands, except share data)
                                                                                          December 31,          June 30,
                                                                                              2003                2004
                                                                                        ------------------   ------------------
ASSETS                                                                                                         (Unaudited)
Current assets:
  Cash and cash equivalents                                                             $          988       $         789
  Investment in available-for-sale marketable securities                                            49                  50
  Accounts receivable, net                                                                         255                 514
  Inventories, net                                                                                 509                 484
  Other current assets (includes $138 and $24, respectively, due from officers)                    310                 128
                                                                                        ------------------   ------------------
      Total current assets                                                                       2,111               1,965

Property and equipment, net                                                                        641                 581
Goodwill, net                                                                                    7,184               7,184
Patent rights and other intangibles, net                                                         1,223               1,146
Other assets                                                                                     1,616                 137
                                                                                        ------------------   ------------------
                                                                                        $       12,775       $      11,013
                                                                                        ==================   ==================
LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
  Accounts payable                                                                      $        2,905       $       3,299
  Accrued expenses  (includes $1,128 and $3,491, respectively, related parties)                 13,799              17,640
  Notes payable                                                                                  3,403               3,368
  Related party convertible notes (due to a stockholder)                                        28,650              32,338
  Current maturities of convertible notes                                                        3,438               3,685
  Deferred revenue                                                                               2,763               2,251
  Shares of subsidiary subject to exchange into a variable number of shares                        742                 699
  Other current liabilities                                                                      7,227               6,997
                                                                                        ------------------   ------------------
      Total current liabilities                                                                 62,927              70,277
                                                                                        ------------------   ------------------
Long-term liabilities:
  Deferred revenue                                                                                 535                   -
  Convertible notes                                                                                675                 440
  Other liabilities                                                                              1,536                  82
                                                                                        ------------------   ------------------
      Total long-term liabilities                                                                2,746                 522
                                                                                        ------------------   ------------------
Commitments and contingencies

Minority interest in consolidated subsidiaries                                                   8,313               8,478
                                                                                        ------------------   ------------------
Capital deficit:
Preferred stock, $.10 par value, 10,000,000 shares authorized:
  Convertible series H preferred stock, issued and outstanding, 1,725 and
    1,752 shares, respectively; (redemption amount $20,700,000 and
    $20,929,500, respectively; liquidation amount $18,300,822 and $18,916,386,                  18,301              18,851
    respectively)
Common stock, $.01 par value, authorized 645,000,000 shares:
  issued and outstanding, 641,970,392 shares                                                     6,420               6,420
Additional paid-in capital                                                                     205,102             223,326
Accumulated other comprehensive loss                                                            (1,170)             (1,209)
Accumulated deficit                                                                           (289,864)           (315,652)
Common shares payable, 3,029,608 shares                                                              -                   -
                                                                                        ------------------   ------------------
      Total capital deficit                                                                    (61,211)            (68,264)
                                                                                        ------------------   ------------------
                                                                                        $       12,775       $      11,013
                                                                                        ==================   ==================
The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Note 1)
(Unaudited)

                                                                                   (in thousands, except per share amounts)
                                                                          Three months ended June 30,      Six months ended June 30,
                                                                    --------------------------------   -----------------------------
                                                                          2003              2004           2003            2004
                                                                    -------------      -------------   -------------    ------------
REVENUE:
  Technology licensing fees and royalties                             $      605         $      962      $    1,311       $   1,683
  Product sales, net                                                         409                442             876             883
  Advertising                                                                 11                 36              20              68
  Engineering and development services                                        25                  -              25               -
                                                                    -------------      -------------   -------------    ------------
         Total revenue                                                     1,050              1,440           2,232           2,634
                                                                    -------------      -------------   -------------    ------------
COSTS AND EXPENSES:
  Cost of product sales                                                      180                200             388             439
  Cost of advertising                                                          1                  4               4               8
  Selling, general and administrative (includes $1,564, $45, $2,814,
    and $90, respectively, related party consulting expenses)              3,470              2,158           7,042           4,246
  Research and development                                                   903              1,100           1,832           2,170
  Other operating income                                                     -                    -             (22)              -
                                                                    -------------      -------------   -------------    ------------
         Total operating costs and expenses                                4,554              3,462           9,244           6,863
Non-operating items:
  Other expense, net (includes related party expenses
    of $354, $2,266, $472 and $3,382, respectively)                        1,019              2,632           1,431           3,879
  Interest expense, net (includes related party expenses
    of $2,436, $5,148, $4,776 and $17,225, respectively)                   3,382              5,394           6,249          17,680
                                                                    -------------      -------------   -------------    ------------
         Total costs and expenses                                          8,955             11,488          16,924          28,422
                                                                    -------------      -------------   -------------    ------------
NET LOSS                                                              $   (7,905)        $  (10,048)     $  (14,692)      $ (25,788)

Less:    Preferred stock dividends                                           269                256             533             511
         Beneficial conversion feature                                         -                104               -             104
         Non-registration charges                                            556                146           1,255             292
         Non-conversion/exchange charges                                       -              1,702               -           1,702
                                                                    -------------      -------------   -------------    ------------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                              $   (8,730)        $  (12,256)     $  (16,480)      $ (28,397)
                                                                    =============      =============   =============    ============
Basic and diluted loss per share attributable to
  common stockholders                                                 $    (0.02)        $    (0.02)     $    (0.03)      $   (0.04)
                                                                    =============      =============   =============    ============
Weighted average common shares outstanding -
   basic and diluted                                                     523,993            645,000         518,841         645,000
                                                                    =============      =============   =============    ============

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

                                                                                                 (in thousands)
                                                                            Three months ended June 30,    Six months ended June 30,
                                                                            ---------------------------    -------------------------
                                                                               2003            2004           2003           2004
                                                                            ------------   ------------    -----------    ----------
NET LOSS                                                                    $ (7,905)      $(10,048)        $ (14,692)    $ (25,778)
Other comprehensive income (loss):
  Currency translation adjustment                                                (10)            63                (4)         (104)
  Unrealized loss on marketable securities/Adjustment of unrealized loss         (10)            39                (9)           65
                                                                            ------------   ------------    -----------    ----------
COMPREHENSIVE LOSS                                                          $ (7,925)      $ (9,946)        $ (14,705)    $ (25,827)
                                                                            ============   ============    ===========    ==========
The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 1 and 3)
(Unaudited)

                                                                                                       (in thousands)
                                                                                                 Six months ended June 30,
                                                                                         -------------------------------------------
                                                                                                  2003                   2004
                                                                                         --------------------   --------------------
Cash flows from operating activities:
  Net loss                                                                               $        (14,692)      $        (25,788)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                                     451                    200
    Common stock, warrants and options issued as consideration for:
       Operating expenses (includes $2,770 and zero of related party consulting,                    2,851                     64
        respectively)
    Common stock of subsidiary conveyed as consideration for operating expenses                         -                     46
    Provision for inventory                                                                           (89)                   (38)
    Provision for doubtful accounts and uncollectible amounts                                           -                     88
    Loss on disposition of fixed assets                                                                 33                     1
    Finance costs associated with non-registration of common shares                                 1,418                    349
    Finance costs associated with non-conversion or exchange for common shares                          -                    103
    Preferred stock dividends as interest                                                               -                     11
    Default penalty on notes (related party)                                                          472                  3,382
    Amortization of discounts on notes (includes $2,099 and $7,381,
      respectively, with related parties)                                                           2,731                  7,381
    Amortization of beneficial conversion feature on convertible notes (includes
      $1,807 and $8,213, respectively, with related parties)                                        1,887                  8,224
    Realized loss on available-for-sale securities                                                      -                     77
    Settlement of debt                                                                               (231)                     -
    Changes in operating assets and liabilities, net of acquisitions:
        Increase in accounts receivable                                                               (26)                  (248)
        Decrease in inventories                                                                       194                     63
        Decrease in other assets                                                                       85                    174
        Increase in accounts payable and accrued expenses                                             192                  2,631
        Decrease in other liabilities and deferred revenue                                           (599)                (1,065)
                                                                                         --------------------   --------------------
    Net cash used in operating activities                                                $         (5,323)      $         (4,345)
                                                                                         --------------------   --------------------
Cash flows from investing activities:
    Capital expenditures                                                                 $           (120)      $            (63)
                                                                                         --------------------   --------------------
    Net cash used in investing activities                                                $           (120)      $            (63)
                                                                                         --------------------   --------------------
Cash flows from financing activities:
    Proceeds from:
      Convertible notes and notes payable, net                                           $          5,410       $          4,260
      Repayment of notes                                                                             (273)                   (53)
                                                                                         --------------------   --------------------
    Net cash provided by financing activities                                            $          5,137       $          4,207
                                                                                         --------------------   --------------------
Effect of exchange rate changes on cash                                                  $             (4)      $              2
                                                                                         --------------------   --------------------
Net decrease in cash and cash equivalents                                                            (310)                  (199)
Cash and cash equivalents - beginning of period                                                       806                    988
                                                                                         --------------------   --------------------
Cash and cash equivalents - end of period                                                $            496       $            789
                                                                                         ====================   ====================
The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.   Basis of Presentation:

     Throughout this document, "NCT" (which may be referred to as the "company," "we," "our" or "us") means NCT Group, Inc. or NCT Group, Inc. and its subsidiaries, as the context requires. The accompanying condensed consolidated financial statements are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the condensed consolidated financial position and the results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America applicable to interim periods. The results of operations for the three and six months ended June 30, 2004 and cash flows for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for any other interim period or the full year. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2003 contained in the company's Annual Report on Form 10-K.

     The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     NCT has experienced substantial losses from operations since its inception which cumulatively amounted to $315.7 million through June 30, 2004. Cash and cash equivalents amounted to $0.8 million at June 30, 2004, decreasing from $1.0 million at December 31, 2003. A working capital deficit of $68.3 million existed at June 30, 2004. NCT was in default of $3.2 million of its notes payable and $4.5 million of its convertible notes at June 30, 2004 and was subject to a judgment of approximately $2.1 million (excluding accrued interest at 10%). Our management believes that internally generated funds are currently insufficient to meet our short-term and long-term operating and capital requirements. These funds include available cash and cash equivalents and revenue derived from technology licensing fees and royalties and product sales. NCT's ability to continue as a going concern is substantially dependent upon future levels of funding from its revenue sources, which are currently uncertain. If NCT is unable to generate sufficient revenue to sustain its current level of operations and to execute its business plan, NCT will need to obtain additional financing to maintain its current level of operations. We are attempting to obtain additional working capital through debt and equity financings. However, we can give no assurance that additional financing will be available to us on acceptable terms or at all. The failure to obtain any necessary additional financing would have a material adverse effect on NCT, including causing a substantial reduction in the level of its operations. These reductions, in turn, could have a material adverse effect on NCT's relationships with its licensees, customers and suppliers.

     The accompanying condensed consolidated financial statements have been prepared assuming that NCT will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. NCT's ability to continue as a going concern is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, equity and/or debt financing and other funding sources to meet our obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at June 30, 2004 about NCT's ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should NCT be unable to continue as a going concern.

2.   Stock-Based Compensation:

     We have elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based
Compensation - Transition and Disclosure." Accordingly, we account for stock-based compensation transactions with employees using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB No. 25, no compensation costs are recognized if the option exercise price is equal to or greater than the fair market price of the common stock on the date of the grant. Under SFAS No. 123, stock options are valued at grant date using the Black-Scholes option pricing model and compensation costs are recognized ratably over the vesting period. No stock-based employee compensation cost is reflected in our net loss attributable to common stockholders, as options granted under our plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. On March 17, 2004, we granted options under the 2001 Stock and Incentive Plan (2001 Plan) to purchase an aggregate of 29,010,000 shares of our common stock at an exercise price of $0.048 (see Note 9). Of these grants, 27,010,000 were granted to officers, directors and employees. At June 30, 2004, the company has options outstanding under its 1992 Stock Incentive Plan and 2001 Plan. In addition, options are outstanding that have been granted outside of stockholder approved stock-based compensation plans (non-plan). The following table illustrates the effect on net loss attributable to common stockholders and net loss per share if we had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS 148, to stock-based employee compensation.

     (in thousands, except per share amounts)


                                                            Three months ended June 30,        Six months ended June 30,
                                                           -------------------------------   ------------------------------
                                                                2003             2004             2003            2004
                                                           --------------   --------------   --------------   -------------
Net loss attributable to common stockholders               $     (8,730)    $    (12,256)    $   (16,480)     $   (28,397)
Total stock-based employee compensation
  expense determined under fair value based
  method for all awards, net of related tax effects                 (67)            (450)           (135)            (902)
                                                           --------------   --------------   --------------   -------------
Pro forma net loss attributable to common stockholders     $     (8,797)    $    (12,706)    $   (16,615)     $   (29,299)
                                                           ==============   ==============   ==============   =============
Net loss per common share (basic and diluted):
  As reported                                              $      (0.02)    $      (0.02)    $     (0.03)     $     (0.04)
                                                           ==============   ==============   ==============   =============
  Pro forma                                                $      (0.02)    $      (0.02)    $     (0.03)     $     (0.05)
                                                           ==============   ==============   ==============   =============

     Since the options granted vest over several years and additional option grants are expected to be made in future years, the pro forma impact on the results of operations for the three and six months ended June 30, 2003 and 2004, respectively, is not necessarily representative of the pro forma effects on the results of operations for future periods.

3.   Other Financial Data:

Balance Sheet Items

     Investments in marketable securities include available-for-sale securities at market value. The following table displays the market value, cost basis, and realized/unrealized gain (loss) of NCT's available-for-sale securities (in thousands):


                       Adjusted                     Market                                 Adjustment                    Market
                      Cost Basis    Unrealized      Value                   Unrealized   of Unrealized     Realized       Value
                       01/01/03     Gain (Loss)   12/31/03   Additions        Gain           Loss            Loss        06/30/04
                     ------------  ------------  ----------  -----------    -----------  --------------  -----------  --------------
Available-for-sale:
  ITC                $      94     $     (56)    $     38    $      13  (a) $       -    $      56       $    (77)    $     30
  Teltran                    8             3           11           -               9            -              -           20
                     ------------  ------------  ----------  -----------    -----------  --------------  -----------  --------------
    Totals           $     102     $     (53)    $     49    $      13      $       9    $      56       $    (77)    $     50
                     ============  ============  ==========  ===========    ===========  ==============  ===========  ==============

Footnote:
--------

     (a) Represents shares previously classified as "Other assets" valued at $5.00 per share as such shares were, by contract, available to offset an amount due to Infinite Technology Corporation (ITC). As a result of the cross-release entered into on March 31, 2004 (see below), NCT was released from the amount due and these shares were reclassified as marketable securities at their market value at that date.

     We review declines in the value of our investment portfolio when general market conditions change or specific information pertaining to an industry or to an individual company becomes available. We consider all available evidence to evaluate the realizable value of our investments and to determine whether the decline in realizable value may be other-than-temporary. During the three and six months ended June 30, 2004, we recognized an other-than-temporary decline of approximately $0.1 million.

          Accounts receivable comprise the following (in thousands):

                                                    December 31,      June 30,
                                                        2003            2004
                                                    ------------     -----------
Technology license fees and royalties               $       278      $      485
Joint ventures and affiliates                                34              34
Other receivables                                           284             324
                                                    ------------     -----------
                                                    $       596      $      843
Allowance for doubtful accounts                            (341)           (329)
                                                    ------------     -----------
  Accounts receivable, net                          $       255      $      514
                                                    ============     ===========


          Inventories comprise the following (in thousands):

                                                    December 31,      June 30,
                                                        2003            2004
                                                    ------------     -----------
Finished goods                                      $       588      $      516
Components                                                  203             212
                                                    ------------     -----------
                                                    $       791      $      728
Reserve for obsolete and slow moving inventory             (282)           (244)
                                                    ------------     -----------
  Inventories, net                                  $       509      $      484
                                                    ============     ===========


          Other current assets comprise the following (in thousands):

                                                    December 31,      June 30,
                                                       2003             2004
                                                    ------------     -----------
Notes receivable                                    $     1,000      $    1,000
Due from officers (Note 10)                                 138               -
Due from former officer (Note 10)                             -             124
Other                                                       172             104
                                                    ------------     -----------
                                                    $     1,310      $    1,228
Reserve for uncollectible amounts (Note 10)              (1,000)         (1,100)
                                                    ------------     -----------
  Other current assets                              $       310      $       128
                                                    ============     ===========


          Other assets (long-term) comprise the following (in thousands):

                                                    December 31,      June 30,
                                                       2003             2004
                                                    ------------     -----------

Marketable ITC securities (a)                       $     1,320      $        -
Advances and deposits                                        73              73
Deferred charges                                            223              64
                                                    ------------     -----------
  Other assets (classified as long term)            $     1,616      $      137
                                                    ============     ===========

Footnote:
--------

     (a) Valued at agreed amount of $5.00 per share returnable to ITC in settlement of an obligation at December 31, 2003. The market value of these shares at December 31, 2003, if they had not been returnable in settlement of the obligation, would have been less than $0.1 million.

     On March 31, 2004, ITC, Advancel and NCT entered into a cross-release agreement that released the parties from any and all claims, through the date of the cross-release, under prior agreements and acknowledged our ownership of ITC common stock. The agreement resulted in the elimination of $1.4 million as an obligation of Advancel and the reduction in the carrying amount of the ITC common stock to its fair value (see other liabilities below). The effects of such release were a decrease in liabilities and other assets of $1.4 million and $1.3 million, respectively, and an increase in paid-in capital of $0.1 million.

     Property and equipment comprise the following (in thousands):

                                                    December 31,       June 30,
                                                       2003              2004
                                                    ------------     -----------
Machinery and equipment                             $     1,210      $    1,271
Furniture and fixtures                                      622             576
Leasehold improvements                                      392             391
Tooling                                                     632             495
Other                                                       429             429
                                                    ------------     -----------
                                                    $     3,285      $    3,162
Accumulated depreciation                                 (2,644)         (2,581)
                                                    ------------     -----------
  Property and equipment, net                       $       641      $      581
                                                    ============     ===========

     Depreciation expense for each of the six months ended June 30, 2003 and 2004 was approximately $0.1 million.


     Accrued expenses comprise the following (in thousands):

                                                    December 31,       June 30,
                                                       2003              2004
                                                    ------------     -----------
Non-registration fees                               $     3,147      $    3,788
Interest                                                  1,484           1,913
Interest due to a related party                             818             694
Judgments                                                 2,072           2,066
Non-conversion fees due to a related party                    -           1,531
Non-exchange fees                                             -             274
Default penalties due to a related party                      -             866
Consulting fees due to a related party                      310             400
Other                                                     5,968           6,108
                                                    ------------     -----------
  Accrued Expenses                                  $    13,799      $    17,640
                                                    ============     ===========


     Deferred revenue comprise the following (in thousands):

                                                    December 31,       June 30,
                                                       2003             2004
                                                    ------------     -----------
New Transducers Ltd.                                $     2,675      $    1,605
Other                                                       623             646
                                                    ------------     -----------
                                                    $     3,298      $    2,251
Less: amount classified as current                       (2,763)         (2,251)
                                                    ------------     -----------
  Deferred revenue (classified as long term)        $       535      $        -
                                                    ============     ===========

     As of June 30, 2004, we do not expect to realize any additional cash from revenue that has been deferred.

     Other current liabilities comprise the following (in thousands):

                                                    December 31,       June 30,
                                                       2003              2004
                                                    ------------     -----------
License reacquisition payable                       $     4,000      $    4,000
Development fee payable                                     650             650
Royalty payable                                           1,679           1,679
Due to selling shareholders of Theater Radio Network        557             557
Due to Lernout & Hauspie                                    100             100
Advance by investor                                         230               -
Other                                                        11              11
                                                    ------------     -----------
  Other current liabilities                         $     7,227      $    6,997
                                                    ============     ===========


     Other liabilities (long-term) comprise the following (in thousands):

                                                    December 31,       June 30,
                                                       2003              2004
                                                    ------------     -----------
Due to ITC (a)                                      $     1,422      $        -
Other                                                       114              82
                                                    ------------     -----------
  Other liabilities (classified as long term)       $     1,536      $       82
                                                    ============     ===========

Footnote:
---------
     (a) Refer to the discussion of ITC cross-release agreement under other assets (long-term) above.

Statements of Operations Information

Other operating income consisted of the following:

                                                                                       (in thousands)
                                                                Three months ended June 30,        Six months ended June 30,
                                                            --------------------------------    ---------------------------------
                                                                2003              2004              2003               2004
                                                            --------------   ---------------    --------------    ---------------
  Settlement of accounts payable                            $           -    $            -     $         (18)    $            -
  Other                                                                 -                 -                (4)                 -
                                                            --------------   ---------------    --------------    ---------------
     Other operating income                                 $           -    $            -     $         (22)    $            -
                                                            ==============   ===============    ==============    ===============


Non-operating Other expense, net consisted of the following:
                                                                                       (in thousands)
                                                                Three months ended June 30,        Six months ended June 30,
                                                            --------------------------------    ---------------------------------
                                                                2003              2004              2003               2004
                                                            --------------   ---------------    --------------    ---------------
  Finance costs associated with non-registration
     of common shares                                       $         690    $          174     $       1,418     $          349
  Finance costs associated with non-exchange
     for common shares                                                  -               103                 -                103
  Default penalties on debt                                           354             2,266               472              3,382
  Realized loss on available-for-sale securities                        -                77                 -                 77
  Settlement of notes payable                                          (7)                -               (27)                 -
  Litigation settlement                                                 -                 -              (429)                 -
  Other                                                               (18)               12                (3)               (32)
                                                            --------------   ---------------    --------------    ---------------
     Other expense, net                                     $       1,019    $        2,632     $       1,431     $        3,879
                                                            ==============   ===============    ==============    ===============


     We include losses from our majority-owned subsidiaries in our condensed consolidated statements of operations exclusive of amounts attributable to minority shareholders' common equity interests only up to the basis of such minority shareholders' interests. Losses in excess of that amount are borne by NCT. Such amounts from our Pro Tech Communications, Inc. subsidiary borne by NCT for the three and six months ended June 30, 2003 were approximately $44,000 and $91,000, respectively. Such amounts from our Pro Tech Communications, Inc. subsidiary borne by NCT for the three and six months ended June 30, 2004 were approximately $43,000 and $89,000, respectively. Future earnings of our majority-owned subsidiaries otherwise attributable to minority shareholders' interests will be allocated again to minority shareholders only after future earnings are sufficient to recover the cumulative losses previously absorbed by NCT ($2.3 million at June 30, 2004).


Supplemental Cash Flow Information

                                                                                                    (in thousands)
                                                                                              Six months ended June 30,
                                                                                    ----------------------------------------------
                                                                                            2003                     2004
                                                                                    ---------------------    ---------------------

Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                          $               15       $               16
                                                                                    =====================    =====================
Supplemental disclosures of non-cash investing and financing activities:
  Unrealized holding loss on available-for-sale securities                          $               (9)      $              (12)
                                                                                    =====================    =====================
  Finance costs associated with non-registration of common shares
    on preferred stock of subsidiary                                                $            1,255       $              292
                                                                                    =====================    =====================
  Finance costs associated with non-conversion or exchange for common
    shares on preferred stock of subsidiary and parent                              $                -       $            1,702
                                                                                    =====================    =====================
  Receipt of common stock of subsidiary as consideration for license amendment      $                -       $              275
                                                                                    =====================    =====================
  Receipt of common stock of subsidiary for payment of note receivable              $                -       $              640
                                                                                    =====================    =====================
  Issuance of preferred stock for advance by investor in prior years                $                -       $              230
                                                                                    =====================    =====================
  Principal on convertible notes and notes payable rolled into new notes            $            7,756       $           25,222
                                                                                    =====================    =====================
  Interest on convertible notes and notes payable rolled into new notes             $              732       $            1,757
                                                                                    =====================    =====================
  Default penalty on convertible notes rolled into new notes                        $              760       $            2,516
                                                                                    =====================    =====================
  Issuance of common stock upon exchange of convertible notes of subsidiary         $              460       $                -
                                                                                    =====================    =====================
  Issuance of common stock to fulfill common stock payable obligation               $            2,296       $                -
                                                                                    =====================    =====================
  Issuance of common stock to settle litigation                                     $              125       $                -
                                                                                    =====================    =====================

4.   Capital Deficit:

     The changes in capital deficit during the six months ended June 30, 2004 were as follows (in thousands):


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands)

                                                             Series H
                                                           Convertible
                                                          Preferred Stock         Common Stock          Additional         Accumu-
                                                       ---------------------    ------------------        Paid-in          lated
                                                       Shares        Amount       Shares    Amount        Capital         Deficit
                                                       ---------------------    ------------------      --------------  ------------
Balance at December 31, 2003                                2      $ 18,301      641,970    $6,420      $ 205,102       $ (289,864)
Sale of preferred stock, net                                -           205            -         -             25                -
Beneficial conversion feature on preferred stock            -          (104)           -         -            104                -
Dividend and amortization of discounts
    on beneficial conversion price
    to preferred shareholders                               -           449            -         -           (449)               -
Dividend and amortization of discounts
    on beneficial conversion price to
    subsidiary preferred shareholders                       -             -            -         -           (166)               -
Charges for the non-registration of the
    underlying shares of NCT common stock
    to subsidiary preferred shareholders                    -             -            -         -           (292)               -
Charges for the non-conversion/exchange
    for common stock of NCT to NCT and
    subsidiary preferred shareholders                       -             -            -         -         (1,702)               -
Warrants issued in conjunction with
    convertible debt                                        -             -            -         -         10,184                -
Beneficial conversion feature on
    convertible debt                                        -             -            -         -         10,254                -
Net loss                                                    -             -            -         -              -          (25,778)
Accumulated other comprehensive loss                        -             -            -         -              -                -
Compensatory stock options and warrants                     -             -            -         -             64                -
Other                                                       -             -            -         -            202                -
                                                       ---------------------    ----------------------  --------------  ------------
Balance at June 30, 2004                                    2      $ 18,851      641,970    $6,420      $ 223,326       $ (315,652)
                                                       =====================    ======================  ==============  ============


                                                           Accumulated
                                                              Other               Common
                                                           Comprehensive          Shares
                                                               Loss               Payable       Total
                                                          ------------------    -----------  ------------
Balance at December 31, 2003                              $   (1,170)           $      -     $   (61,211)
Sale of preferred stock, net                                       -                   -             230
Beneficial conversion feature on preferred stock                   -                   -               -
Dividend and amortization of discounts
    on beneficial conversion price
    to preferred shareholders                                      -                   -               -
Dividend and amortization of discounts
    on beneficial conversion price to
    subsidiary preferred shareholders                              -                   -            (166)
Charges for the non-registration of the
    underlying shares of NCT common stock
    to subsidiary preferred shareholders                           -                   -            (292)
Charges for the non-conversion/exchange
    for common stock of NCT to NCT and
    subsidiary preferred shareholders                              -                   -          (1,702)
Warrants issued in conjunction with
    convertible debt                                               -                   -          10,184
Beneficial conversion feature on
    convertible debt                                               -                   -          10,254
Net loss                                                           -                   -         (25,788)
Accumulated other comprehensive loss                             (39)                  -             (39)
Compensatory stock options and warrants                            -                   -              64
Other                                                              -                   -             202
                                                          ------------------    -----------  ------------
Balance at June 30, 2004                                  $   (1,209)           $      -     $   (68,233)
                                                          ==================    ===========  ============

5.   Notes Payable:


(in thousands)

                                                                                        December 31,          June 30,
                                                                                           2003                 2004
                                                                                     ------------------   ------------------
Logical eBusiness Solutions Limited (f/k/a DataTec) (a)                              $         2,679      $         2,729
Obligation of subsidiary to a prior owner of Web Factory;
past due; payable in 1,500 British Pounds Sterling;
interest accrues at 4% per annum above the base rate
of National Westminister Bank plc.
Note due investor (a)                                                                            385                  385
Interest at 8% per annum payable at maturity;  effective interest rate of 80.3% per annum resulting from the issuance of warrants and finders fees; matured April 7, 2003; default interest accrues at 18% per annum.
Note due stockholder of subsidiary                                                               142                   59
Interest at 8.5% per annum; monthly payments (including interest)
of $3.5 through May 2004, remainder matured June 27, 2004.
Remainder rolled into note bearing interest at 8.5% per annum;
monthly payments(including interest) of $3.5 through May 2005, remainder matures June 27, 2005.
Note due former employee (a)                                                                     100                  100
Interest at 8.25% per annum, compounded annually.
Other financings                                                                                  97                   95
Interest ranging from 7% to 9% per annum;
 $35 due July 15, 2003 (a); $60 all other.
                                                                                     ------------------   ------------------
                                                                                     $         3,403      $         3,368
                                                                                     ==================   ==================


Footnote:
---------
     (a)  Notes payable are in default due to nonpayment.


6.   Convertible Notes Payable:

                                                                                        December 31,          June 30,
Related Party Convertible Notes (in thousands):                                            2003                 2004
                                                                                     ------------------   ------------------
Issued to Carole Salkind - related party (a)                                         $        33,824      $        42,357
Weighted average effective interest rate of 91.6% per annum; accrues interest at 8% per annum; collateralized by substantially all of the assets of NCT; convertible into NCT common stock at prices ranging from $0.027 - $0.053 or exchangeable for common stock of NCT subsidiaries except Pro Tech; maturing by quarter as follows:
                                         2003              2004
                                    ---------------   ---------------
     Past due                            $       -         $     400
     On demand                               3,050            13,638
     March 31,                              11,163                 -
     June 30,                               19,611             8,264
     December 31,                                -            20,055
Less: unamortized debt discounts                                                              (5,174)             (10,019)
                                                                                     ------------------   ------------------
                                                                                     $        28,650      $        32,338
                                                                                     ==================   ==================


                                                                                       December 31,           June 30,
Convertible Notes (in thousands):                                                          2003                 2004
                                                                                     ------------------   ------------------
8% Convertible Notes (b)                                                             $         1,651      $         1,651
Weighted average effective interest rate of 20.6% per annum;
convertible into NCT common stock at various rates; matures:
                                         2003              2004
                                    ---------------   ---------------
     March 14, 2002                      $      17         $      17
     April 12, 2002                              9                 9
     January 10, 2004                          550               550
     March 11, 2004                            400               400
     April 22, 2005                            235               235
     September 4, 2005                         440               440
6% Convertible Notes (c)                                                                       2,474                2,474
Weighted average effective interest rate of 85.8% per annum;
exchangeable into NCT common stock at 100% of the five-day average closing bid price preceding conversion; past due:
                                         2003              2004
                                    ---------------   ---------------
     January 9, 2002                     $     818         $     818
     April 4, 2002                             325               325
     May 25, 2002                               81                81
     June 29, 2002                           1,250             1,250
                                                                                     ------------------   ------------------
                                                                                     $         4,125      $         4,125
Less: unamortized debt discounts                                                                 (12)                   -
Less: amounts classified as long term                                                           (675)                (440)
                                                                                     ------------------   ------------------
                                                                                     $         3,438      $         3,685
                                                                                     ==================   ==================

Footnotes:
----------
     (a) During the six months ended June 30, 2004, NCT issued an aggregate of $33.7 million of convertible notes to Carole Salkind, a stockholder of NCT, an accredited investor and spouse of a former director of NCT. These notes are secured by substantially all the assets of NCT. During the six months ended June 30, 2004, we defaulted on payment of all notes upon their maturity and upon receipt of demand for payment for an aggregate principal amount of $25.6 million. For the six months ended June 30, 2004, an aggregate of $25.2 million principal was rolled into new notes along with default penalties ($2.5 million) and accrued interest ($1.7 million) aggregating $29.4 million. We are currently in negotiation to cure the remaining $0.4 million principal in default. In addition, we issued notes aggregating $4.3 million in consideration of new funding from Carole Salkind. During the six months ended June 30, 2004, we recorded original issue discounts of $10.2 million to the notes based upon the relative fair values of the debt and warrants granted to Ms. Salkind (see Note 9). In addition, beneficial conversion features totaling $10.2 million have been recorded as a discount to the notes. These discounts are amortized over the terms of the related notes. The notes entered into during the first quarter of 2004 were payable on demand requiring an immediate expensing of their related discounts. The majority of the notes entered into during the second quarter of 2004 had a six-month maturity. For the three and six months ended June 30, 2004, $4.3 million and $15.6 million, respectively, of amortization related to these and prior discounts is classified as interest expense in our condensed consolidated statements of operations. Unamortized discounts of $10.0 million have been reflected as a reduction to the convertible notes in our condensed consolidated balance sheet as of June 30, 2004. The default provisions in these notes impose a penalty of 10% of the principal payments in default and interest calculated from the date of default at the stated interest rate of the note plus 5%. As of June 30, 2004, $0.9 million of accrued default penalties are included in accrued expenses on our condensed consolidated balance sheet.

     (b) Notes totaling approximately $26,000 are convertible at 80% of the lowest closing bid price of NCT common stock for the five days preceding conversion; a note totaling $0.6 million is convertible at the lower of $0.07 per share or 80% of the lowest closing bid price for the five days preceding conversion; a note totaling $0.4 million is convertible at $0.0647 per share; a note totaling $0.2 million is convertible at $0.04 per share and notes totaling approximately $0.4 million are convertible at 80% of the average of the closing bid price for the five days preceding conversion. The convertible note for $0.6 million is collateralized by substantially all of the assets of our subsidiary, Artera Group, Inc. Beneficial conversion features were recorded as a discount to the notes and are being amortized over the term of the notes. For the three and six months ended June 30, 2004, zero and approximately $11,000, respectively, of amortization related to these discounts is classified as interest expense in our condensed consolidated statements of operations. We did not fulfill registration obligations and settled finance costs associated with non-registration of common shares underlying convertible notes during 2003. We are in default on convertible notes aggregating $1.0 million due to a cross default provision and nonpayment. In addition, we are in default on convertible notes aggregating $0.6 million due to a cross default provision.

     (c) We were obligated but unable to register for resale shares of our common stock issuable upon exchange of these notes at various dates during 2001. For the three and six months ended June 30, 2004, we have recorded charges of approximately $0.2 million and $0.3 million, respectively, as a component of finance costs associated with non-registration of common shares underlying convertible notes included in other expense, net (see Note 3). The aggregate outstanding debt of $2.5 million is in default for nonpayment. These notes are senior debt of Artera Group. We had received requests for exchange of subsidiary convertible notes into our common stock and have been unable to fulfill such requests. The note holders granted a waiver of charges related to these requests. The waivers expired on April 10, 2004 and have not been renegotiated. For the three and six months ended June 30, 2004, we have recorded charges of $0.1 million as a component of finance costs associated with non-exchange for common shares on subsidiary convertible notes included in other expense, net (see Note 3).

7.   Shares of Subsidiary Subject to Exchange into a Variable Number of Shares:

     The monetary value of Pro Tech series A and B preferred stock was $0.7 million in our condensed consolidated balance sheet at June 30, 2004, which is comprised of $0.6 million of shares plus the accrued dividends of approximately $61,000. NCT would have to issue approximately 20.2 million shares of its common stock if settlement of the stated value had occurred as of June 30, 2004. NCT has the option to settle the accrued dividends in cash or common stock. As of June 30, 2004, settlement in common stock for the accrued dividends would require issuance of approximately 2.4 million shares of our common stock. There is no limit on the number of shares of common stock that NCT could be required to issue upon exchange of the Pro Tech series A and B preferred stock.

     For the three and six months ended June 30, 2004, 40 shares of Pro Tech series B preferred stock plus accrued dividends were converted into 2,522,042 shares of Pro Tech common stock. At June 30, 2004, there were 50 shares of Pro Tech series A preferred stock and 460 shares of Pro Tech series B preferred stock outstanding. For the three and six months ended June 30, 2004, we calculated the 4% dividends earned by holders of the Pro Tech series A and B preferred stock at approximately $5,000 and $11,000, respectively. Following adoption of SFAS No. 150 effective July 1, 2003, this amount is included in interest expense.

8.   Commitments and Contingencies:

     Under the July 25, 2002 private equity credit agreement with Crammer Road LLC, we are required to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10%. This credit agreement provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by us to Crammer Road. We are obligated to register for resale no less than 112% of the shares issuable for the maximum commitment amount. If we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road, in immediately available funds, an amount equal to: (i) the minimum commitment amount less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line; multiplied by (ii) the 10% discount (the maximum amount would be $0.5 million). We reached an oral agreement during the fourth quarter of 2003 with Crammer Road to cancel the July 2002 private equity credit agreement and are currently engaged in negotiations to replace it with a new private equity credit agreement. We expect that the new private equity agreement will have similar business terms to the existing agreement.

9.   Capital Stock:

Common shares available for future issuance

     At June 30, 2004, we were required to reserve for issuance 4,567,599,447 shares of common stock calculated at the $0.0315 price per share on that date (or the discount therefrom as provided under applicable exchange or conversion agreements). At June 30, 2004, the number of shares required to be reserved for issuance exceeded the number authorized but unissued shares of common stock. As a result, at our next stockholder meeting, we intend to seek stockholder approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock. At June 30, 2004, we have been unable to satisfy valid conversion, exchange and share issuance requests to issue approximately 155.5 million shares of our common stock because of an insufficient number of authorized but unissued shares.

NCT Group, Inc. Preferred Stock

     At June 30, 2004, we had one class of issued and outstanding preferred stock, our series H preferred stock, consisting of 2,100 designated shares. We are obligated to register for resale shares of common stock issuable upon the conversion of the 1,752 issued and outstanding shares of series H preferred stock at June 30, 2004. The series H preferred stock is senior in rank to our common stock and has a liquidation value equal to the dividends plus the stated value in the case of liquidation, dissolution or winding up of NCT. The holder of our series H preferred stock has no voting rights (except as may be required by law). Each share of series H preferred stock is convertible into shares of our common stock at 75% of the average closing bid price of our common stock for the five-day trading period immediately preceding conversion. The holder of the series H preferred stock is subject to a limitation on its percentage ownership of our outstanding common stock. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption date. The redemption price ranges from 85% of stated value (within three months of issuance) to 120% of stated value (after nine months from issuance). On May 11, 2004, we issued 27 shares ($270,000 stated value) of our series H preferred stock to Crammer Road for cash advanced in prior years of $230,000 less related fees of $24,500. In connection with the issuance, a beneficial conversion feature of $0.1 million was recorded as a reduction to the outstanding balance of the preferred stock and an increase to additional paid-in capital. The beneficial conversion feature was immediately amortized because the series H preferred is eligible to be converted on the date of issuance. For the three and six months ended June 30, 2004, amortization of the beneficial conversion feature on the series H preferred stock was $0.1 million. For the three and six months ended June 30, 2004, we calculated the 4% dividends earned by the holder of the outstanding series H preferred stock at approximately $0.2 million and $0.3 million, respectively. The amortization of beneficial conversion feature and the dividend amount is included in the calculation of loss attributable to common stockholders.

     We received a request to convert 189 shares ($1,890,000 stated value) of series H preferred stock plus accrued dividends into 52.5 million shares of our common stock that we could not fulfill because of an insufficient number of authorized but unissued shares of common stock. Under the Certificate of Designations, Preferences and Rights governing the series H preferred stock and incorporated into the June 21, 2002 exchange agreement pursuant to which these shares were sold by NCT to Crammer Road, Crammer Road is therefore entitled to
(i) compensation for late delivery of conversion shares of 1% of the stated value of series H not converted ($18,900) per business day beginning March 4, 2004, the 12th business day after the conversion date; or (ii) ordinary contract breach damages. In addition, if Crammer Road elects to purchase on the open market the number of NCT common shares it should have been issued upon exchange of the series H shares, Crammer Road is entitled to a payment equal to the excess, if any, of the open market price over the conversion price. Neither of these remedies has yet been demanded by Crammer Road. For the three and six months ended June 30, 2004, we recorded charges of $1.5 million for non-conversion of series H preferred stock into our common stock. The non-conversion charges and dividends are included in the calculation of loss attributable to common stockholders.

Artera Group, Inc. Preferred Stock

     NCT is obligated to register for resale shares of its common stock issuable upon the exchange of 4,276 shares of Artera series A preferred stock. For the three and six months ended June 30, 2004, we incurred charges of approximately $0.1 million and $0.3 million, respectively, for non-registration of the underlying shares of NCT common stock. Pursuant to the exchange rights agreement, NCT has the option at any time to redeem any outstanding Artera series A preferred stock by paying the holder cash equal to the aggregate stated value of the preferred stock being redeemed (together with accrued and unpaid dividends thereon). Pursuant to an exchange rights and release agreement dated April 10, 2003, three holders of an aggregate of 3,154 shares of Artera series A preferred stock received an additional right to exchange their shares into NCT preferred stock (a series to be designated) thirty days after receipt of written notice. In 2003, we received requests to exchange Artera series A preferred stock into our common stock and have been unable to fulfill these requests. The stockholders granted a waiver of charges related to these requests. The waivers expired on April 10, 2004 and have not been renegotiated. For the three and six months ended June 30, 2004, we have recorded charges of $0.2 million for non-exchange for common shares on subsidiary preferred stock. For the three and six months ended June 30, 2004, we calculated the 4% dividends earned by holders of the Artera series A preferred stock at $0.1 million and $0.2 million, respectively. The non-registration charge, non-exchange charges and dividends are included in the calculation of loss attributable to common stockholders.

Transactions Affecting the Common Stock of Pro Tech Communications, Inc.

     At March 31, 2004, NCT Hearing Products, Inc., a wholly-owned subsidiary of NCT, owned approximately 82% of the outstanding Pro Tech Communications, Inc. common stock. On April 5, 2004, NCT Hearing converted $0.6 million of its notes receivable due from Pro Tech into 27,846,351 shares of Pro Tech common stock. In addition, on April 6, 2004, NCT Hearing transferred 2,000,000 shares of its Pro Tech common stock to outside consultants as consideration for consulting services valued at approximately $46,000. On April 21, 2004, NCT Hearing expanded its existing exclusive worldwide technology license with Pro Tech. This license, which covers over 50 patents, patents pending and innovations relating to active noise reduction ("ANR") and noise and echo cancellation, now encompasses all styles of headsets (an expansion from lightweight, portable styles) including headphones, earmuffs, earbuds and earplugs, as well as all markets (an expansion from cellular, multimedia and telephony) including consumer audio, industrial safety, spectator racing, two-way radio communications and aviation. In addition to having the expanded technology license, Pro Tech now has the right, in marketing the licensed products, to use NCT Hearing's existing brands including: NoiseBuster(R) ANR lightweight consumer audio and communications headsets; Pro Active(R) ANR industrial safety earmuffs and two-way radio headsets including aviation; and ClearSpeech(R) noise and echo cancellation algorithm-based products. As consideration, NCT Hearing was issued 9,821,429 shares of Pro Tech common stock valued at $0.3 million. On April 27, 2004, 40 shares of Pro Tech series B preferred stock, plus accrued dividends, were converted into 2,522,042 shares of Pro Tech common stock. At June 30, 2004, NCT Hearing held approximately 86% of the outstanding Pro Tech common stock.

Options

     On March 17, 2004, we granted options under our 2001 Plan to purchase an aggregate of 29,010,000 shares of our common stock at an exercise price of $0.048 per share subject to stockholder approval of sufficient increases in the number of shares of common stock (i) authorized and (ii) available for issuance under the 2001 Plan. At the time of any such stockholder approval, if the market value of our common stock exceeds the exercise price of the subject options, we will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of options involved. Of these grants, 27,010,000 were granted to directors, officers and employees (see Note 2) and 2,000,000 were granted as partial consideration for consulting services. We estimated the fair value of these consulting options using the following assumptions in applying the Black-Scholes option pricing model: dividend yield of 0%; risk-free interest rate of 1.94%; volatility of 100%; and an expected life of three and one-half years. For the three and six months ended June 30, 2004, we recorded charges for consulting services of zero and approximately $0.1 million, respectively, classified as selling, general and administrative expense. On March 17, 2004, the Board of Directors deemed all options granted to directors, officers and employees on September 10, 2003 as fully vested pending the stockholder approval noted above. Although the acceleration of vesting schedules was a modification of the original grants, there was no accounting consequence because the market price on the date of the modification was lower than the original exercise price of the grants.

Warrants

     During the six months ended June 30, 2004, in conjunction with the issuance of convertible notes, NCT granted Carole Salkind warrants to acquire an aggregate of 550,500,000 shares of its common stock at exercise prices ranging from $0.027 to $0.053 per share. The fair value of these warrants for the six months ended June 30, 2004 was approximately $14.8 million (determined using the Black-Scholes option pricing model). Based upon allocation of the relative fair values of the instruments, we recorded a discount to the convertible notes issued to Carole Salkind of $10.2 million for the six months ended June 30, 2004.

10.  Related Parties:

Carole Salkind

     During the six months ended June 30, 2004, NCT issued $33.7 million of 8% convertible notes due upon demand to Carole Salkind (see Note 6) along with five-year warrants to acquire an aggregate of 550,500,000 shares of NCT common stock (see Note 9). Consideration paid for these notes included approximately $4.3 million cash and cancellation and surrender of notes aggregating approximately $25.2 million, along with default penalty and accrued interest. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured notes to her, NCT will pay the legal fees she incurs as a result of legal matters (see Note 11).

Indebtedness of Management

     On January 30, 2002, NCT's Chairman of the Board of Directors and Chief Executive Officer, entered into a promissory note in the principal amount of $29,510 to borrow funds from NCT in anticipation of cash overrides due under his incentive compensation arrangement. The note matured on January 31, 2004. The note bore interest at 5.75% per annum payable at maturity and default interest at the stated rate plus 5%. The note plus accrued interest was paid in February 2004.

Indebtedness of Former Management

     Effective April 30, 2004, Jonathan M. Charry, Ph.D. resigned from his employment with NCT Group, Inc. as its Senior Vice President, Corporate Development. On various dates in 2000 and 2001, Dr. Charry had entered into short-term promissory notes to borrow funds from NCT in anticipation of cash overrides due him under his incentive compensation arrangement. As of May 1, 2002, the borrowed funds had not been repaid but were consolidated with interest into an outstanding promissory note due January 15, 2003 for a principal amount owed to NCT of $107,960. The note bore interest at an annual rate of 6.0% through its due date of January 15, 2003, and bears interest at prime plus 5% thereafter. This note was not paid when due on January 15, 2003 and became past due. NCT continues to seek collection on the May 1, 2002 note. During the three months ended June 30, 2004, we recorded an allowance of approximately $0.1 million for the portion of a May 1, 2002 note receivable from Dr. Charry (plus accrued interest) exceeding the amount NCT owed to Dr. Charry.

Kambrium, AB

     On May 20, 2004, NCT entered into a one-year consulting agreement with Kambrium, AB, a Swedish consulting organization. Kambrium will assist NCT, in particular Artera, in establishing distribution relationships, large end user sales, resellers, capital funding, joint venture partners and private network opportunities. We have been advised that Jonathan M. Charry, Ph.D., NCT's former Senior Vice President, Corporate Development, was affiliated with Kambrium through June 30, 2004. Our agreement with Kambrium provides that NCT pay an up-front engagement fee of $32,800 (all of which has been paid) and other future pay-for-performance consideration that is generally based on a percentage of the value of the revenue or funding received by NCT as a direct result of Kambrium's efforts.

Indemnification of Management

     On or about January 14, 2004, NCT agreed to indemnify five individuals, NCT directors and officers, for any liabilities that may arise against them in a lawsuit brought in Delaware against them, NCT and NCT's subsidiary Distributed Media Corporation by Production Resource Group (PRG) and to provide them with legal representation in the suit. This Delaware suit is separate from but related to the Connecticut suits brought by PRG (see Note 11).

     In May 2004, NCT agreed to indemnify NCT's Chairman and Chief Executive Officer for any liabilities that may arise against him in a lawsuit brought in Connecticut against him, NCT and NCT's subsidiaries Midcore Software, Inc. and Artera Group, Inc. by Jerrold Metcoff and David Wilson and to provide him with legal representation in the suit (see Note 11).

11.  Litigation:

Production Resource Group Litigation

     On June 6, 2001, PRG brought suit in Connecticut state court against NCT and our subsidiary, Distributed Media Corporation, for breach of agreements and instruments relating to the lease of some Sight & Sound(R) equipment. On December 20, 2001, NCT and DMC accepted an Offer of Judgment in the suit requiring NCT and DMC to pay PRG $2.0 million. On January 2, 2002, outside the scope of that judgment, PRG amended its complaint to allege that Michael Parrella (Chairman and Chief Executive Officer of NCT), in dealing with PRG on behalf of NCT, committed breaches of good faith and fair dealing, unfair trade practices and fraud. On or about December 15, 2003, PRG brought suit in Delaware state court against NCT, DMC, Michael Parrella, Irene Lebovics (President and a Director of NCT), John McCloy II (a Director of NCT) and Sam Oolie (a Director of NCT).

     In the first Connecticut case, in the portion against NCT and DMC, on February 25, 2004 NCT surrendered NCT's 5,876 shares of common stock of NCT Audio Products, Inc. representing 100% of the issued and outstanding shares of NCT Audio, for possible sale for the benefit of PRG. Such surrender may adversely affect NCT's right to any further proceeds from the TSA/TST bankruptcy estate. At the same time, DMC surrendered DMC's 20,000 shares of common stock of DMC Cinema, Inc. representing 84% of the issued and outstanding shares of DMC

Cinema, its 100 shares of common stock of Health Radio Network, Inc. (f/k/a DMC HealthMedia Inc.) representing 100% of the issued and outstanding shares of Health Radio Network, a $153,956 principal amount promissory note from (and related security agreement with) DMC Cinema and a $1,388,666 principal amount promissory note from (and related security agreement with) Health Radio Network, for possible sale for the benefit of PRG. NCT reported to the court that all of the other equity and debt securities NCT owns could not be so surrendered because they are covered by security interests in favor of Carole Salkind and are in her possession. On June 4, 2004, PRG filed a motion for an Order in Aid of Execution (i) authorizing PRG to institute collections proceedings and property executions directly against those owing money to NCT and DMC (e.g., licensees paying royalties), (ii) authorizing such proceedings and executions against subsidiaries of NCT and DMC for amounts owing to NCT and DMC under intercompany notes and licenses, (iii) prohibiting intercompany transfers of cash or other assets among NCT, DMC and their subsidiaries and (iv) compelling additional post-judgment discovery disclosures by NCT and DMC. A hearing on the motion was held on August 2, 2004 but was adjourned pending submission of additional briefs. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured convertible notes to her, NCT will pay the legal fees she incurs as a result of PRG's efforts to collect on its judgment against NCT in this Connecticut action. At June 30, 2004, no amounts have been incurred by NCT. At December 31, 2003, the net liabilities included in our condensed consolidated balance sheet related to NCT Audio, DMC Cinema and Health Radio Network were $16.1 million, $4.9 million and $1.7 million, respectively. At June 30, 2004, the net liabilities included in our condensed consolidated balance sheet related to NCT Audio, DMC Cinema and Health Radio Network were $15.4 million, $5.0 million and $1.9 million, respectively. For the six months ended June 30, 2003, the net earnings
(loss) before income taxes included in our condensed consolidated statement of operation related to NCT Audio, DMC Cinema and Health Radio Network were $1.4 million, less than $(0.1) million and $(0.3) million, respectively. For the six months ended June 30, 2004, the net earnings (loss) before income taxes included in our condensed consolidated statement of operation related to NCT Audio, DMC Cinema and Health Radio Network were $0.7 million, $(0.1) million and $(0.3) million, respectively.

     In the first Connecticut case, in the portion against Michael Parrella (as to which NCT has agreed to indemnify Mr. Parrella), on March 11, 2004 the court denied Mr. Parrella's motion to dismiss all pending claims against him in the case. Trial is expected to take place in the fall of 2004. Mr. Parrella has told NCT that he intends to deny and defend against all pending allegations.

     In the Delaware case, on or about January 6, 2004, PRG amended its complaint to add Cy Hammond (Chief Financial Officer of NCT and, as of March 17, 2004, a Director of NCT) as a defendant. PRG's amended complaint alleges that NCT and DMC are insolvent, that during the insolvency the individual named defendants owe a fiduciary duty to PRG as a judgment creditor of NCT and DMC in the Connecticut litigation described above, and breached that duty. The amended complaint seeks money damages against the individual defendants in an amount at least equal to the amount of the Connecticut judgment remaining unsatisfied. NCT has agreed to indemnify the individual defendants, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities (including legal fees) they may incur as a result of the PRG claims against them in this Delaware action. NCT has added Mr. Hammond to the submission of claims for director and officer indemnification insurance coverage by two insurers along with the other previously named individual defendants. On February 25, 2004 and May 5, 2004, the insurers, respectively, initially denied coverage. NCT intends to challenge the initial indemnification insurance denials if the motion to dismiss is denied. On February 13, 2004, the defendants filed a motion to dismiss all claims in the amended complaint. On or about March 30, 2004, PRG again amended its complaint, this time to refine and expand some of its claims relating to the alleged mismanagement of the affairs of NCT and its subsidiaries (including DMC). On April 12, 2004, the defendants amended their motion to dismiss to cover these amended allegations. A hearing on the defendants' amended motion to dismiss is scheduled for September 20, 2004. Discovery in the action has begun. NCT and DMC intend, and the individual defendants have told NCT that they intend, to deny and defend against all allegations.

     On or about May 14, 2004, PRG brought a second suit in Connecticut state court, this one against NCT and Carole Salkind (a secured lender to NCT), alleging fraudulent transfers in connection with certain collateral Ms. Salkind has for her loans to NCT. In this second Connecticut suit, PRG seeks to have the court void NCT's transfer of possession of stock certificates and promissory notes it held to Carole Salkind (who has security interests in all of such assets), so that the certificates and notes, once returned, may be subject to judicial process in PRG's first Connecticut suit, described above. In addition, PRG seeks to have the court re-characterize Salkind's secured loans to NCT as equity rather than debt, which would give PRG greater rights against the secured assets in the first Connecticut suit. PRG seeks, in the alternative, to have the court subordinate the Salkind debt to NCT's debts to other creditors (including
PRG), again increasing PRG's rights against these assets in the first Connecticut suit. PRG also seeks compensatory damages, punitive damages and attorneys' fees, all in unspecified amounts. NCT intends to deny all of the material allegations against it in the suit and defend itself in the suit vigorously. Ms. Salkind has told NCT that she intends to deny all of the material allegations against her in the suit and defend herself in the suit vigorously. Ms. Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured convertible notes to her, NCT will pay the legal fees she incurs as a result of the PRG claims in this second Connecticut action. At June 30, 2004, no amounts have been incurred by NCT.

Founding Midcore Shareholder Litigation

     On or about  April 16,  2004,  Jerrold  Metcoff  and David  Wilson  filed a complaint against NCT, its subsidiaries, Midcore Software, Inc. and Artera Group, Inc., and its Chairman and Chief Executive Officer, Michael Parrella, in the Superior Court for the Judicial District of Waterbury, Connecticut. On or about June 17, 2004, Messrs. Metcoff and Wilson amended their complaint to add claims against the existing defendants relating primarily to their dealings with Carole Salkind and, in a related filing on July 12, 2004, requested that the court permit them to add Carole Salkind as a defendant. The request to add Carole Salkind is currently pending. This action arose out of the August 29, 2000 Agreement and Plan of Merger pursuant to which Messrs. Metcoff, Wilson and others sold to NCT 100% of the outstanding shares of a corporation that was merged into and became Midcore Software, Inc. A look-back provision in the agreement requires NCT to issue additional shares of its common stock to Messrs. Metcoff and Wilson to guarantee a fixed value to a prior share issuance by NCT that served as partial consideration under the agreement. Under the formula in the agreement, NCT is required to issue 26,193,025 shares for the look-back. In addition, the agreement provides for a minimum royalty amount through August 29, 2003, with a payment of cash or shares of common stock by NCT to reach the minimum amount for that date. On September 23, 2003, Messrs. Metcoff and Wilson elected to receive this royalty payment in shares. Under the formula in the agreement, NCT is required to issue 34,166,551 shares for the royalty payment. NCT did not issue any of the total of 60,359,576 shares to Messrs. Metcoff or Wilson. After demand for the shares was made, the parties attempted to reach a settlement of this matter, but with no settlement reached, Messrs. Metcoff and Wilson brought this action. The complaint, as amended, alleges breaches of the August 29, 2000 agreement and related improper acts and omissions, including (i) failure by NCT to issue the look-back and royalty shares; (ii) breach by NCT and Midcore of representations and warranties in or relating to the agreement; (iii) "unjust enrichment" of Artera in its use of intellectual property owned by the entity that became Midcore; (iv) misrepresentations by Mr. Parrella in connection with the agreement and the operation of Midcore since August 29,
2000; (v) tortious interference by Artera and Mr. Parrella with Messrs. Metcoff's and Wilson's contractual relations with NCT and Midcore; (vi) failure by NCT to deliver documents pertaining to resales by Messrs. Metcoff and Wilson of the NCT shares they did receive under the August 29, 2000 agreement and (vii) fraudulent transfers and civil conspiracy of NCT and Ms. Salkind in a number of financing transactions of NCT and in the treatment of NCT assets constituting collateral in such financings. The complaint, as amended, seeks damages, punitive damages, interest and attorneys' fees, all in unspecified amounts. (In a subsequent court filing, the plaintiffs claimed they are owed "in excess of $3,000,000.00.") On July 2, 2004, NCT, Midcore, Artera and Mr. Parrella filed a motion to strike a number of the claims against them in the amended complaint. That motion is currently pending. On July 6, 2004, the case was transferred to Connecticut's Complex Litigation Docket in Waterbury. NCT has agreed to indemnify Mr. Parrella, to the extent permitted by NCT's Certificate of Incorporation and applicable law, for any liabilities (including legal fees) Mr. Parrella may incur as a result of the claims against him in this action. NCT has submitted the claims against Mr. Parrella to its director and officer indemnification insurance carrier, but the carrier has not yet responded to confirm or initially deny coverage. Carole Salkind has demanded, and we have agreed, that to the extent required in connection with her security interests under NCT's secured notes to her, NCT will pay the legal fees she incurs as a result of the claims in this action. NCT intends to defend against all claims against it in the action and Midcore and Artera intend to deny and defend against all claims against them in the action. Mr. Parrella has told NCT that he intends to deny and defend against all claims against him in the action. Ms. Salkind has told NCT that, if she is added as a defendant under the amended complaint, she intends to deny and defend against all claims against her.

     Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2003, for further information regarding the foregoing matters. We believe there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on our financial position and results of operations.

12.  Segment Information:

     NCT is organized into three operating segments: communications, media and technology. The other segment is used to reconcile the reportable segment data to the condensed consolidated financial statements and is segregated into two categories, other-corporate and other-consolidating. Other-corporate consists of items maintained at our corporate headquarters and not allocated to the segments. This includes most of our debt and related cash and equivalents and related net interest expense, some litigation liabilities and non-operating fixed assets. Also included in the components of revenue attributed to other-corporate are license fees and royalty revenue from subsidiaries, which are offset (eliminated) in the other-consolidating column. Other-consolidating consists of items eliminated in consolidation, such as intercompany revenue.

     During the three and six months ended June 30, 2004, no geographic information for revenue from external customers or for long-lived assets is disclosed, as our primary market and capital investments were concentrated in the United States.

     Reportable segment data for the three and six months ended June 30, 2004 and June 30, 2003 is as follows (in thousands):


For the three months ended                                                      Reportable   ---------- Other ----------    Grand
June 30, 2004:                            Communications    Media    Technology  Segments    Corporate     Consolidating    Total
---------------------------------------   ------------------------------------------------------------------------------------------
License fees and royalties - external       $      398      $  535    $    29   $     962    $      -      $        -      $    962
Other revenue - external                           434          44          -         478           -               -           478
Other revenue - other operating
     segments                                      278           1          -         279         325            (604)            -
Net (loss) income                               (2,790)     (1,042)       (13)     (3,845)     (6,807)            604       (10,048)


For the three months ended                                                      Reportable   ---------- Other ----------    Grand
June 30, 2003:                            Communications    Media    Technology  Segments    Corporate     Consolidating    Total
---------------------------------------   ------------------------------------------------------------------------------------------
License fees and royalties - external       $       66      $  535   $      -   $     601    $      4      $        -      $    605
Other revenue - external                           422          23          -         445           -               -           445
Other revenue - other operating
     segments                                      261           2          -         263          42            (305)            -
Net (loss) income                               (2,975)       (743)        27      (3,691)     (4,811)            597        (7,905)


For the six months ended                                                        Reportable   ---------- Other ----------    Grand
June 30, 2004:                            Communications    Media    Technology  Segments    Corporate     Consolidating    Total
---------------------------------------   ------------------------------------------------------------------------------------------
License fees and royalties - external       $      482      $1,070   $    131   $   1,683    $      -      $        -      $  1,683
Other revenue - external                           870          81          -         951           -               -           951
Other revenue - other operating
     segments                                      583           2          -         585         328            (913)            -
Net (loss) income                               (5,510)     (1,968)        57      (7,421)    (19,560)          1,193       (25,788)


For the six months ended                                                        Reportable   ---------- Other ----------    Grand
June 30, 2003:                            Communications    Media    Technology  Segments      Corporate   Consolidating    Total
---------------------------------------   ------------------------------------------------------------------------------------------
License fees and royalties - external       $      236     $ 1,070   $      -   $   1,306    $      5      $        -      $  1,311
Other revenue - external                           877          44          -         921           -               -           921
Other revenue - other operating
     segments                                      536           3          -         539         169            (708)            -
Net (loss) income                               (5,969)     (1,543)        58      (7,454)     (8,431)          1,193       (14,692)


13.  Subsequent Events:

Financing Transactions with Carole Salkind

     On July 16, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $0.4 million as consideration for cash. The note is due January 16, 2005 and may be converted into NCT common stock (at $0.029 per share) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire approximately 6.8 million shares of NCT common stock at an exercise price per share of $0.029. The relative estimated fair value of the warrant will be reflected as original issue discount to the note and amortized as interest expense over the term of the note.

     Also on July 16, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of approximately $9.5 million to cure our default under two notes dated December 31, 2003 that matured on June 30, 2004. The principal amount of this note represents the principal amounts rolled over (approximately $7.5 million and $0.8 million), default penalty (10% of the principal in default) and accrued interest. The note matures on January 16, 2005 and may be converted into NCT common stock (at $0.0296 per share) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 156.0 million shares of NCT common stock at an exercise price per share of $0.0296. The relative estimated fair value of the warrant will be reflected as original issue discount to the note and amortized as interest expense over the term of the note.

     On August 2, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $13.6 million to cure our default under eight demand notes for which Ms. Salkind made a demand for payment on July 29, 2004. The principal amount of this note represents the principal rolled over aggregating $12.0 million, default penalty (10% of the principal in default) and accrued interest. The note matures on February 2, 2005 and may be converted into NCT common stock (at $0.027 per share) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire approximately 223.8 million shares of NCT common stock at an exercise price per share of $0.027. The relative estimated fair value of the warrant will be reflected as original issue discount to the note and amortized as interest expense over the term of the note.

     Also on August 2, 2004, NCT issued Ms. Salkind an 8% convertible note in the principal amount of $0.4 million, for which Ms. Salkind paid NCT $0.4 million in cash. The note is due February 2, 2005 and may be converted into NCT common stock (at $0.027 per share) and exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 7.5 million shares of NCT common stock at an exercise price per share of $0.027. The relative estimated fair value of the warrant will be reflected as original issue discount to the note and amortized as interest expense over the term of the note.

Other Financing Transactions

     On July 23, 2004, NCT issued subordinate secured convertible notes to Alpha Capital Aktiengesellschaft and Longview Fund LP for an aggregate principal amount of $0.9 million. These notes are secured by substantially all of the assets of NCT. In addition, NCT issued unsecured convertible notes to Libra
Finance S.A. and Bi-Coastal Consulting Corp., as finders, in the aggregate principal amount of approximately $0.1 million. The notes mature on July 23, 2006 and bear interest at 8% per annum, payable at maturity. Until the notes are paid in full, the holders have the right to convert any outstanding principal of the notes and, at their election, the interest accrued on the notes into shares of NCT common stock at a conversion price per share of the lesser of $0.0232 or 80% of the average of the closing bid price for the five days immediately preceding conversion. In conjunction with the issuance of these notes to Alpha and Longview, we issued five-year warrants to acquire an aggregate of approximately 12.5 million shares of our common stock at an exercise price equal to the conversion price of the notes. The relative estimated fair value of the warrants will be reflected as original issue discount to the notes and amortized as interest expense over the term of the notes.

Other Consulting

     On July 1, 2004, NCT entered into a sixteen-month consulting agreement with Manatt Jones Global Strategies, LLC, a consulting organization. Manatt will assist NCT, in particular Artera, in establishing distribution relationships, large end user sales, resellers, capital funding, joint venture partners and private network opportunities. We have been advised that Jonathan M. Charry, Ph.D., NCT's former Senior Vice President, Corporate Development, is now affiliated with Manett. Our agreement with Manett provides that NCT pay a monthly fee of $16,250.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE II


Board of Directors and Stockholders of
NCT Group, Inc.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements of NCT Group, Inc. and subsidiaries as of December 31, 2002 and 2003 and for each of the years ended December 31, 2001, 2002 and 2003 taken as a whole. The 2001, 2002 and 2003 information included on
Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


/s/ Eisner LLP
--------------------
    Eisner LLP


New York, New York
March 12, 2004

                                                                  SCHEDULE II

NCT GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands of dollars)


------------------------------------------------------------------------------------------------------------------------------------
               Column A                                     Column B               Column C              Column D         Column E
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Charged      Charged to
                                                            Balance at      to costs       other                        Balance at
                                                            beginning         and        accounts -    Deductions -       end of
              Description                                   of period       expenses      Describe      Describe          period
------------------------------------------------------      ----------      --------    -----------   --------------   ------------

Allowance for doubtful accounts:
      Year ended December 31, 2001                          $   103         $  249      $   (46)   (a)   $     (8)  (b)    $   298
      Year ended December 31, 2002                              298             77          (29)   (a)         (6)  (b)        340
      Year ended December 31, 2003                              340              8           (7)   (a)          -              341

Reserve for uncollectible amounts:
      Year ended December 31, 2001                                -          1,000            -                 -            1,000
      Year ended December 31, 2002                            1,000              -            -                 -            1,000
      Year ended December 31, 2003                            1,000              -            -                 -            1,000

Allowance for inventory obsolescence:
      Year ended December 31, 2001                              100            691            -                 -              791
      Year ended December 31, 2002                              791            239            -              (626)  (b)        404
      Year ended December 31, 2003                              404              -            -              (122)  (b)        282

Accumulated depreciation:
      Year ended December 31, 2001                            4,352            936        1,115    (c)     (1,809)  (b)      4,594
      Year ended December 31, 2002                            4,594            852          186    (d)     (1,836)  (b)      3,796
      Year ended December 31, 2003                            3,796            429           25    (d)     (1,606)  (b)      2,644

Accumulated goodwill amortization:
      Year ended December 31, 2001                            5,182          1,691       16,239    (e)    (21,988)  (f)      1,124
      Year ended December 31, 2002                            1,124              -            -                 -            1,124
      Year ended December 31, 2003                            1,124              -            -                 -            1,124

Accumulated patent and other intangibles amortization:
      Year ended December 31, 2001                            3,536            350            -                 -            3,886
      Year ended December 31, 2002                            3,886            453        2,116    (e)     (2,495)  (f)      3,960
      Year ended December 31, 2003                            3,960            296            -                 -            4,256


Attention is directed to the foregoing report of independent registered accounting firm and to the accompanying notes to our consolidated financial statements.


Footnotes:
----------
(a) Accounts written-off directly to expense.
(b) Accounts previously reserved for, written off in current year.
(c) Write off fixed asset dispositions against reserve.
(d) Currency translation adjustments.
(e) Write down intangibles to estimated fair value.
(f) Write off fully amortized intangibles.

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The  following  table  sets  forth the  estimated  expenses  payable by the
registrant  with  respect  to  the  offering   described  in  this  registration
statement:

  Securities and Exchange Commission registration fee            $         18
  Legal fees and expenses                                             140,000*
  Accounting fees and expenses                                        320,000*
  Miscellaneous expenses                                                9,982*
                                                               ---------------
  Total                                                          $    470,000*
                                                               ===============
* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of NCT's Second Restated Certificate of Incorporation provides as follows:

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Recent Sales of Unregistered Securities

     The table below identifies the unregistered sales of our securities to purchasers during the previous three years, as well as the amount and nature of the consideration paid by each purchaser. The issuance of these securities, except as otherwise indicated, was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as a sale by an issuer not involving a public offering.

                     RECENT SALES OF UNREGISTERED SECURITIES
                     BY NCT GROUP, INC. AND ITS SUBSIDIARIES
                     September 1, 2001 - September 30, 2004


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
8/7/01-10/15/01 4,510,753 shares of NCT common stock   Austost Anstalt Schaan;             $503,500 Artera Group, Inc.
                                                       Balmore S.A.                        January 9, 2001 convertible
                                                       Amro International, S.A.;           notes
                                                       Nesher Ltd.;
                                                       Talbiya B. Investments Ltd.;
                                                       The Gross Foundation, Inc.
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/10/01  1,980,198 shares of NCT common stock   Tycon Equity Partners LLC           Consulting services
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/10/01  1,000,000 shares of NCT common stock   Carole Salkind                      $93,000 in cash
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/28/01  Warrant for 1,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.071
                common stock                                                               per share per 12/20/01
                                                                                           amendment
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/28/01  NCT Convertible Note ($2,535,469       Carole Salkind                      $1,000,000 cash and
                principal amount)                                                          cancellation and surrender of
                                                                                           $1,361,615 NCT Convertible
                                                                                           Note along with accrued
                                                                                           interest and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/11/01  192,632 shares of NCT common stock     Zakeni Limited                      14 shares of Pro Tech
                                                                                           Communications, Inc. Series A
                                                                                           Preferred Stock
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/23/01- 6,014,029 shares of NCT common stock   Crammer Road LLC                    NCT Video Note dated 4/12/01
      10/29/01
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                      II-2


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/25/01  5,000,000 shares of NCT common stock   Libra Finance S.A.                  $397,600 cash and settlement
                                                                                           of $2,400 in consulting fees;
                                                                                           warrant exercised at $0.08 per
                                                                                           share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/25/01  Warrant for 20,000,000 shares of NCT   Libra Finance S.A.                  Exercisable for cash at $0.09
                common stock                                                               per share; price amended
                                                                                           January 10, 2002 to the lower
                                                                                           of $0.07 or the lowest closing
                                                                                           bid price from 1/10/02 through
                                                                                           6/28/02, as amended through
                                                                                           6/28/03 (see 6/28/02 below)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/30/01  3,275,864 shares of NCT common stock   Alpha Capital Aktiengesellschaft    $293,750 stated value 5/25/01
                                                                                           Artera convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       11/7/01  283,770 shares of NCT common stock     Zakeni Limited                      20 shares of Pro Tech
                                                                                           Communications, Inc. series A
                                                                                           preferred stock
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/27/01  357,927 shares of NCT common stock     James McManus                       Employment termination
                                                                                           agreement
--------------- -------------------------------------- ----------------------------------- --------------------------------
       12/6/01  5,000,000 shares of NCT common stock   Libra Finance S.A.                  $330,500 in cash, settlement
                                                                                           of note in amount of $65,000
                                                                                           and $4,500 of consulting fees;
                                                                                           exercised at $0.08 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/20/01  Warrant for 1,250,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.071
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/20/01  NCT Convertible Note ($2,014,270       Carole Salkind                      $1,000,000 cash and
                principal amount)                                                          cancellation and surrender of
                                                                                           $500,000 and $250,000 NCT
                                                                                           Convertible Notes along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
     12/21/01-  3,783,156 shares of NCT common stock   Austost Anstalt Schaan              $300,000 face value of 1/9/01
     12/26/01                                                                              Artera notes
--------------- -------------------------------------- ----------------------------------- --------------------------------
      1/23/02   328,717 shares of NCT common stock     Robert Crisp                        Settlement of amounts due
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/1/02   Warrant for 500,000 shares of NCT      Piedmont Consulting, Inc.           Exercisable for cash at $0.20
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/2/02   300,000 shares of NCT common stock     Piedmont Consulting, Inc.           Per consulting agreement
--------------- -------------------------------------- ----------------------------------- --------------------------------
      1/8/02-   Option to acquire 8,350,000 shares     Leben Care, Inc.                    Exercisable for cash at prices
     1/25/02    of NCT common stock                                                        ranging from $0.079 to $0.13
                                                                                           per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/10/02  $550,000 Convertible Note              Alpha Capital Aktiengesellschaft    Settlement of $465,000 bridge
                                                                                           financing notes dated 11/14/01
                                                                                           and 12/27/01 and cash of
                                                                                           approximately $84,000
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/10/02  Warrant for 5,000,000 shares of NCT    Libra Finance S.A.                  Exercisable for cash at the
                common stock                                                               lower of $0.07 or the lowest
                                                                                           closing bid price from 1/10/02
                                                                                           through 6/28/02, as amended
                                                                                           through 6/28/03 (see 6/28/02
                                                                                           below)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/11/02  Warrant for 2,789,082 shares of NCT    Carole Salkind                      Exercisable for cash at $0.079
------------------------------------------------------ ----------------------------------- --------------------------------

                                      II-3


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------

                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/11/02  NCT Convertible Note ($2,231,265       Carole Salkind                      $350,000 cash and cancellation
                principal amount)                                                          and surrender of the August
                                                                                           22, 2001 NCT Convertible Note
                                                                                           along with accrued interest
                                                                                           and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/11/02  Option to acquire 10% equity           Carole Salkind                      New indebtedness
                interest in Artera Group, Inc.
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/25/02  NCT Convertible Note ($650,000         Carole Salkind                      $650,000 cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/25/02  NCT Convertible Note ($250,000         Carole Salkind                      $250,000 cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/25/02  Warrant for 812,500 shares of NCT      Carole Salkind                      Exercisable for cash at $0.09
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/25/02  Warrant for 312,500 shares of NCT      Carole Salkind                      Exercisable for cash at $0.09
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/31/02  Warrant for 104,167 shares of NCT      Robert C. Lau (as designee of       Exercisable for cash at $0.13
                common stock                           Clayton Dunning & Company, Inc.)    per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/27/02  NCT Convertible Note ($827,412         Carole Salkind                      $800,000 cash and accrued
                principal amount)                                                          interest and default penalty
                                                                                           on the 1/25/02 note in
                                                                                           principal amount of $250,000
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/27/02  Warrant for 1,034,226 shares of NCT    Carole Salkind                      Exercisable for cash at $0.079
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/27/02  Option to acquire 3,375,000 shares     Stop Noise, Inc.                    Exercisable for cash at prices
                of NCT common stock                                                        ranging from $0.79 to $0.12
                                                                                           per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/28/02  2,142,073 shares of NCT common stock   James McManus                       Exchange of 6.43 common shares
                                                                                           of DMC received upon exercise
                                                                                           of DMC option
--------------- -------------------------------------- ----------------------------------- --------------------------------
        3/1/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        3/1/02  Warrant for 437,500 shares of NCT      Carole Salkind                      Exercisable for cash at $0.079
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/11/02  3,930,818 shares of NCT common stock   Swedbank Luxembourg                 Exchange for 160 common shares
                                                                                           of NCT Audio Products, Inc.
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/11/02  Convertible Note ($400,000 principal   Alpha Capital Aktiengesellschaft    $352,500 in cash, net of
                amount)                                                                    $47,500 in legal fees and
                                                                                           finder's fees paid to a third
                                                                                           party that arranged the
                                                                                           financing
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/12/02  3,748,478 shares of NCT common stock   Alpha Capital Aktiengesellschaft    Conversion of $250,000 8% note
                                                                                           dated April 12, 2001
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/12/02  1,863,204 shares of NCT common stock   Alpha Capital Aktiengesellschaft    Conversion of $125,000 8% note
                                                                                           dated March 4, 2001
--------------- -------------------------------------- ----------------------------------- --------------------------------
        5/2/02  NCT Convertible Note ($1,275,483       Carole Salkind                      Settlement and cancellation of
                principal amount)                                                          $1,000,000 note dated 3/27/00
                                                                                           along with accrued interest
                                                                                           and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                      II-4


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------

        5/2/02  NCT Convertible Note ($1,425,000       Carole Salkind                      $1,425,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        5/2/02  Warrant for 3,188,708 shares of NCT    Carole Salkind                      Exercisable for cash at $0.094
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        5/2/02  Warrant for 3,562,500 shares of NCT    Carole Salkind                      Exercisable for cash at $0.094
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/29/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/29/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.095
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/31/02  281,534 shares of NCT common stock     Amro International, S.A.            Exchanged $25,000 Artera
                                                                                           Group, Inc. January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
        6/2/02  NCT Convertible Note ($300,000         Carole Salkind                      $300,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        6/2/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.097
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        6/6/02  200,000 shares of NCT common stock     Steven M. Esrick                    Settlement of legal action
                stock (exempt under Section 3(a)(10)
                of the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/13/02  NCT warrant to acquire 250,000         Blue Future, Inc.                   Exercisable for cash at $0.16
                shares of common stock                                                     per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/17/02  NCT warrant to acquire 350,000         Thomas Cotton                       Exercisable for cash at $0.081
                shares of common stock                                                     per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/17/02  NCT warrant to acquire 400,000         Barry H. Chappel                    Exercisable for cash at $0.081
                shares of common stock                                                     per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/17/02  NCT warrant to acquire 400,000         John M. Capozzi                     Exercisable for cash at $0.081
                shares of common stock                                                     per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/24/02  1,800 shares of Series H Convertible   Crammer Road LLC                    $120,000 cash and exchange of
                Preferred Stock                                                            12,000 shares of DMC New York,
                                                                                           Inc.
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/28/02  Extension of time to determine the     Libra Finance S.A.                  Exercisable at the lower of
                exercise prices of two warrants                                            $0.07 or the lowest closing
                previously granted to acquire shares                                       bid price from 6/28/02 through
                of NCT common stock in the amount of                                       6/28/03
                20,000,000 (10/25/01) and 5,000,000
                (1/10/02)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        7/2/02  662,167 shares of NCT common stock     Amro International, S.A.            Exchange for $50,000 Artera
                                                                                           Group, Inc. January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
        7/3/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        7/3/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.078
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/12/02  Warrant for 20,000,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.075
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/15/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/15/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.075
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/23/02  NCT Convertible Note ($525,000         Carole Salkind                      $525,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                      II-5


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/23/02  Warrant for 2,250,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.059
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/14/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/14/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.082
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/26/02  694,711 shares of NCT common stock     Amro International, S.A.            Exchange for $50,000 Artera
                                                                                           Group, Inc. January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/29/02  NCT Convertible Note ($490,000         Carole Salkind                      $490,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/29/02  Warrant for 2,100,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.076
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        9/9/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        9/9/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.077
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/18/02  480,272 shares of NCT common           Nesher Ltd.                         Exchange for $37,500 Artera
                stock                                                                      Group, Inc. January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/18/02  480,272 shares of NCT common stock     Talbiya B. Investments Ltd.         Exchange for $37,500 Artera
                                                                                           Group, Inc. January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/30/02  Warrant for 10,000,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.070
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/30/02  NCT Convertible Note ($3,770,098.38    Carole Salkind                      $800,000 cash and cancellation
                principal amount)                                                          and surrender of $2,535,469
                                                                                           convertible note dated 9/28/01
                                                                                           along with accrued interest
                                                                                           and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/30/02  Warrant for 16,157,565 shares of NCT   Carole Salkind                      Exercisable for cash at $0.070
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/30/02  Option to acquire 50,000,000 shares    Acme Associates, Inc.               Exercisable for cash at $0.070
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/11/02  Warrant for 2,000,000 shares of NCT    FairPoint Communications, Inc.      Exercisable for cash at $0.150
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/17/02  5,938,081 shares of NCT common stock   Linford Group Limited               Settlement of guarantee of
                (exempt under Section 3(a)(10) of                                          subsidiary's payment
                the Securities Act of 1933)                                                obligation for office
                                                                                           refurbishment services
                                                                                           rendered in the United
                                                                                           Kingdom
--------------- -------------------------------------- ----------------------------------- --------------------------------
       11/7/02  NCT Convertible Note ($400,000         Carole Salkind                      $400,000 cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       11/7/02  Warrant for 1,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.072
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/20/02  NCT Convertible Note ($400,000         Carole Salkind                      $400,000 cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/20/02  Warrant for 1,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.054
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/02  NCT Convertible Note                   Carole Salkind                      Cancellation and surrender of
------------------------------------------------------ ----------------------------------- --------------------------------

                                      II-6


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                ($1,463,449.36 principal amount)                                           $1,275,482.97 convertible note
                                                                                           dated 5/2/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/02  Warrant for 6,271,926 shares of NCT    Carole Salkind                      Exercisable for cash at
                common stock                                                               $0.0535 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/22/02  Warrant for 300,000 shares of NCT      Gavin Brackenridge                  Exercisable for cash at $0.054
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       12/2/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       12/2/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.048
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       12/6/02  Warrant for 1,400,000 shares of NCT    Alpha Capital                       Exercisable for cash at the
                common stock                           Aktiengesellschaft                  lower of $0.07 or the lowest
                                                                                           closing bid price from 12/6/02
                                                                                           through 12/6/03
--------------- -------------------------------------- ----------------------------------- --------------------------------
       12/6/02  Warrant for 15,000,000 shares of NCT   Alpha Capital                       Exercisable for cash at $0.01
                common stock                           Aktiengesellschaft                  per share.  Vests as to
                                                                                           2,000,000 shares if penalty
                                                                                           provisions associated with
                                                                                           prior transactions are not
                                                                                           discharged as of 4/7/03.
                                                                                           Remainder vests if 12/6/02
                                                                                           promissory note maturing 4/7/03
                                                                                           defaults, later extended to
                                                                                           5/30/03 (see 9/4/03).
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/11/02  Warrant for 1,250,000 shares of NCT    KEQ Partners III                    Exercisable for cash at $0.063
                common stock                           (as designee of Kalkines, Arky,     per share
                                                       Zall & Bernstein LLP, HealthNet
                                                       Connections LLC and HNC New York
                                                       Representatives LLC)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  NCT Convertible Note ($400,000         Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 1,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.042
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 200,000 shares of NCT      Robert L. Bernstein                 Exercisable for cash at
                common stock                                                               $0.0515 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 200,000 shares of NCT      Gavin Brackenridge                  Exercisable for cash at
                common stock                                                               $0.0125 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 250,000 shares of NCT      Gavin Brackenridge                  Exercisable for cash at $0.08
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 250,000 shares of NCT      Gavin Brackenridge                  Exercisable for cash at $0.15
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 67,000 shares of NCT       Dr. Henry Murray (as designee of    Exercisable for cash at $0.10
                common stock                           The Murray Group)                   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 33,000 shares of NCT       Diana T. Murray (as designee of     Exercisable for cash at $0.10
                common stock                           The Murray Group)                   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 100,000 shares of NCT      Dr. Henry Masur (as designee of     Exercisable for cash at $0.10
                common stock                           The Murray Group)                   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 300,000 shares of NCT      Steven Keenan                       Exercisable for cash at $0.099
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 200,000 shares of NCT      B. Michael Pisani/                  Exercisable for cash at $0.10
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                      II-7


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                common stock                           Granite Securities Corporation      per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 200,000 shares of NCT      Charles T. Lanktree                 Exercisable for cash at $0.10
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 50,000 shares of NCT       Robert F. Callahan (as designee     Exercisable for cash at $0.10
                common stock                           of C & C Partners, Inc.)            per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 25,000 shares of NCT       Robert F. Callahan (as designee     Exercisable for cash at $0.25
                common stock                           of C & C Partners, Inc.)            per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 25,000 shares of NCT       Robert F. Callahan (as designee     Exercisable for cash at $0.50
                common stock                           of C & C Partners, Inc.)            per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 25,000 shares of NCT       Robert F. Callahan (as designee     Exercisable for cash at $0.75
                common stock                           of C & C Partners, Inc.)            per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 50,000 shares of NCT       Sandy Eisemann/NRI, Inc. (as        Exercisable for cash at $0.10
                common stock                           designee of C & C Partners, Inc.)   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 25,000 shares of NCT       Sandy Eisemann/NRI, Inc. (as        Exercisable for cash at $0.25
                common stock                           designee of C & C Partners, Inc.)   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 25,000 shares of NCT       Sandy Eisemann/NRI, Inc. (as        Exercisable for cash at $0.50
                common stock                           designee of C & C Partners, Inc.)   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/16/02  Warrant for 25,000 shares of NCT       Sandy Eisemann/NRI, Inc. (as        Exercisable for cash at $0.75
                common stock                           designee of C & C Partners, Inc.)   per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/17/02  40,000,000 shares of NCT common        Crammer Road LLC                    Settlement of legal action
                stock and the right to acquire
                28,000,000 additional shares on 65
                days notice (exempt under Section
                3(a)(10) of the Securities Act of
                1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/26/02  NCT Convertible Note ($2,381,487       Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $2,014,270 convertible note
                                                                                           dated 12/20/01 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/26/02  Warrant for 10,206,373 shares of NCT   Carole Salkind                      Exercisable for cash at $0.042
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/26/02  Option to acquire 23,000,000 shares    Motorworld, Incorporated            Exercisable for cash at $0.042
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/30/02  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/30/02  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/31/02  Warrant for 250,000 shares of NCT      Michael Dickerson                   Exercisable for cash at $0.10
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/15/03  NCT Convertible Note ($450,000         Carole Salkind                      $450,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/15/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/23/03  NCT Convertible Note ($2,747,634.92    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $2,231,265.04 convertible note
                                                                                           dated 1/11/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/23/03  Warrant for 11,775,579 shares of NCT   Carole Salkind                      Exercisable for cash at $0.040
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/23/03  Option to acquire 23,000,000 shares    Inframe, Inc.                       Exercisable for cash at $0.042
------------------------------------------------------ ----------------------------------- --------------------------------

                                      II-8


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
                                                       Name of Person/Entity to whom
Date of Sale    Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/30/03  NCT Convertible Note ($350,000         Carole Salkind                      $350,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       1/30/03  Warrant for 1,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/11/03  NCT Convertible Note ($1,252,592.41    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $650,000 convertible note
                                                                                           dated 1/25/02 along with
                                                                                           accrued interest and default
                                                                                           penalty and $450,000 cash
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/11/03  Warrant for 5,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.040
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       2/11/03  Option to acquire 7,000,000 shares     Avant Interactive, Inc.             Exercisable for cash at $0.040
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        3/4/03  NCT Convertible Note ($450,000         Carole Salkind                      $450,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        3/4/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.035
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        3/5/03  3,033,981 shares of NCT common stock   Balmore S.A.                        Exchange for $125,000 Artera
                                                                                           Group, Inc. January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/12/03  Option to acquire 13,500,000 shares    Avant Interactive, Inc.             Exercisable for cash at $0.031
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/13/03  NCT Convertible Note ($980,802.25      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $827,412.26 convertible note
                                                                                           dated 2/27/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/13/03  NCT Convertible Note ($864,615.56      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $350,000 convertible note
                                                                                           dated 3/1/02 along with
                                                                                           accrued interest and default
                                                                                           penalty and $450,000 cash
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/13/03  Warrant for 4,250,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.031
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       3/13/03  Warrant for 3,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.031
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        4/1/03  1,248,170 shares of NCT common stock   West Nursery Land Holding Limited   Settlement of legal action
                (exempt under Section 3(a)(10) of      Partnership
                the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        4/2/03  NCT Convertible Note ($450,000         Carole Salkind                      $450,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
        4/2/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.029
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        4/3/03  Option to acquire 2,000,000 shares     Avant Interactive, Inc.             Exercisable for cash at $0.029
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        4/7/03  1,158,940 shares of NCT common stock   Balmore S.A.                        Exchange for $35,000 Artera
                                                                                           Group, Inc.  January 9, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/11/03  2,321,263 shares of NCT common stock   Mesa Partners, Inc.                 Settlement of legal action
                (exempt under Section 3(a)(10) of
                the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                      II-9


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/11/03  NCT Convertible Note ($450,000         Carole Salkind                      $450,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/11/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.031
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/11/03  Option to acquire 2,000,000 shares     Avant Interactive, Inc.             Exercisable for cash at $0.031
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/15/03  3,164,556 shares of NCT common stock   Alpha Capital Aktiengesellschaft    Exchange for $100,000 Artera
                                                                                           Group, Inc. April 4, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/17/03  Option to acquire 2,000,000 shares     Turbo Networks, Inc.                Exercisable for cash at $0.037
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/21/03  NCT Convertible Note ($450,000         Carole Salkind                      $450,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/21/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.037
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/22/03  Convertible Note in principal amount   Alpha Capital Aktiengesellschaft    Convertible into shares of NCT
                of $235,000                                                                common stock at $0.04 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       4/30/03  3,703,704 shares of NCT common stock   Alpha Capital Aktiengesellschaft    Exchange for $200,000 Artera
                                                                                           Group, Inc. April 4, 2001
                                                                                           convertible note
--------------- -------------------------------------- ----------------------------------- --------------------------------
        5/8/03  28,000,000 shares of NCT common stock  Crammer Road LLC                    See 12/17/02 transaction above
                (exempt under Section 3(a)(10) of
                the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/15/03  NCT Convertible Note ($450,000         Carole Salkind                      $450,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/15/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.046
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/22/03  Option to acquire 18,550,000 shares    Turbo Networks, Inc.                Exercisable for cash at $0.042
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/22/03  NCT Convertible Note ($1,692,462.74    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $1,425,000 convertible note
                                                                                           dated 5/2/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/22/03  Warrant for 7,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.042
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/28/03  NCT Convertible Note ($415,000         Carole Salkind                      $415,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       5/28/03  Warrant for 1,900,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.044
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/05/03  Warrant for 2,250,000 shares of NCT    NATCO, LLC                          Exercisable for cash at $0.048
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/12/03  NCT Convertible Note ($2,449,811.87    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $1,463,449, $350,000, and
                                                                                           $300,000 convertible notes dated
                                                                                           11/21/02, 5/29/02 and 6/2/02,
                                                                                           respectively, along with accrued
                                                                                           interest and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/12/03  Warrant for 10,500,000 shares of       Carole Salkind                      Exercisable for cash at $0.044
------------------------------------------------------ ----------------------------------- --------------------------------

                                     II-10


------------------------------------------------------ ----------------------------------- --------------------------------

SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                NCT common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/12/03  NCT Convertible Note ($435,000         Carole Salkind                      $435,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/12/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.044
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/12/03  Option to acquire 23,000,000 shares    Maple Industries, Inc.              Exercisable for cash at $0.044
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/28/03  NCT Convertible Note ($410,000         Carole Salkind                      $410,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/28/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.038
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       6/28/03  Option to acquire 2,000,000 shares     Turbo Networks, Inc.                Exercisable for cash at $0.04
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
        7/3/03  5,142,297 shares of NCT common stock   Crammer Road LLC                    Conversion of 14 shares of NCT
                                                                                           series H preferred stock
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/14/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at
                common stock                                                               $0.0312 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/14/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at
                common stock                                                               $0.0312 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/14/03  Warrant for 750,000 shares of NCT      John Harris (as designee of Stop    Exercisable for cash at
                common stock                           Noise, Inc.)                        $0.0312 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/14/03  Option to acquire 25,000,000 shares    Acme Associates, Inc.               Exercisable for cash at
                of NCT common stock                                                        $0.0312 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/14/03  NCT Convertible Note ($410,000         Carole Salkind                      $410,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/14/03  NCT Convertible Note ($414,480.93      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $350,000 convertible note
                                                                                           dated 7/3/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/15/03  5,368,098 shares of NCT common stock   Balmore S.A.                        Exchange of $175,000 1/9/01
                                                                                           Artera convertible notes
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/28/03  NCT Convertible Note ($414,750.19      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $350,000 convertible note
                                                                                           dated 7/15/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/28/03  NCT Convertible Note ($410,000         Carole Salkind                      $410,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/28/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.042
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/28/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.042
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/28/03  5,924,171 shares of NCT common stock   Alpha Capital Aktiengesellschaft    Exchange of $250,000 4/4/01
                                                                                           Artera convertible notes
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/28/03  4,739,336 shares of NCT common stock   Balmore S.A.                        Exchange of $200,000 1/9/01
                                                                                           Artera convertible notes
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/31/03  7,000,000 shares of NCT common stock   Balmore S.A.                        Exchange of $312,200 1/9/01
                                                                                           Artera convertible notes
--------------- -------------------------------------- ----------------------------------- --------------------------------
       7/31/03  8,000,000 shares of NCT common stock   Austost Anstalt Schaan              Exchange of $356,800 1/9/01
                                                                                           Artera convertible notes
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-11


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/07/03  NCT Convertible Note ($622,529.18      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $525,000 convertible note
                                                                                           dated 7/23/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/07/03  Warrant for 2,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at
                common stock                                                               $0.0539 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/18/03  NCT Convertible Note ($425,000         Carole Salkind                      $425,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/18/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.045
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/22/03  15,080,938 shares of NCT common stock  Crammer Road LLC                    Conversion of 51 shares of NCT
                                                                                           series H preferred stock
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/28/03  NCT Convertible Note ($414,884.82      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $350,000 convertible note
                                                                                           dated 8/14/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/28/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.055
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/28/03  NCT Convertible Note ($375,000         Carole Salkind                      $375,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       8/28/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.055
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/04/03  NCT Convertible Notes ($440,000        Alpha Capital Aktiengesellschaft;   $390,000 in cash
                aggregate principal amount)            Libra Finance S.A. (as finder)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/04/03  Cancellation of 2,500,000 shares       Alpha Capital Aktiengesellschaft    12,500,000 shares of the
                from the December 6, 2002 Warrant                                          December 6, 2002 warrant
                for 15,000,000 shares of NCT common                                        vested on May 30, 2003 and
                stock                                                                      remain in force.  The remaining
                                                                                           2,500,000 shares of the December
                                                                                           6, 2002 warrant vested on May
                                                                                           30, 2003 and are cancelled on
                                                                                           September 4, 2003.
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/11/03  NCT Convertible Note ($580,650.27      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $490,000 convertible note
                                                                                           dated 8/29/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/11/03  Warrant for 2,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.050
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/11/03  Option for 7,500,000 shares of NCT     Acme Associates, Inc.               Exercisable for cash at $0.052
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/12/03  NCT Convertible Note ($400,000         Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/12/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.050
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/18/03  14,109,883 shares of NCT common        Alpha Capital Aktiengesellschaft    Settlement of legal action
                stock (exempt under Section 3(a)(10)
                of the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/18/03  20,868,729 shares of NCT common        Austost Anstalt Schaan              Settlement of legal action
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-12


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                stock (exempt under Section 3(a)(10)
                of the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/18/03  21,076,266 shares of NCT common        Balmore S.A.                        Settlement of legal action
                stock (exempt under Section 3(a)(10)
                of the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/18/03  5,721,189 shares of NCT common stock   Libra Finance S.A.                  Settlement of legal action
                (exempt under Section 3(a)(10) of
                the Securities Act of 1933)
--------------- -------------------------------------- ----------------------------------- --------------------------------
       9/22/03  2,834,526 shares of NCT common stock   Crammer Road LLC                    Conversion of 10 shares of NCT
                                                                                           series H preferred stock
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/02/03  NCT Convertible Note ($816,096.49      Carole Salkind                      $400,000 in cash plus
                principal amount)                                                          cancellation and surrender of
                                                                                           $350,000 convertible note
                                                                                           dated 9/9/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/02/03  Warrant for 4,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.043
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/03/03  Option to acquire 5,750,000 shares     Acme Associates, Inc.               Exercisable for cash at $0.043
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/14/03  NCT Convertible Note ($4,469,018.84    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $3,770,098.38 convertible note
                                                                                           dated 9/30/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/14/03  Warrant for 19,250,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.044
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/14/03  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/14/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.044
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      10/14/03  Option to acquire 44,000,000 shares    Acme Associates, Inc.               Exercisable for cash at $0.044
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/03/03  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/03/03  Warrant for 2,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.044
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/03/03  Option to acquire 2,000,000 shares     Acme Associates, Inc.               Exercisable for cash at $0.045
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/03  NCT Convertible Note ($474,154.08      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $400,000 convertible note
                                                                                           dated 11/07/02 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/03  Warrant for 2,250,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/03  NCT Convertible Note ($425,000.00      Carole Salkind                      $425,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/03  Warrant for 2,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/21/03  Option to acquire 6,500,000 shares     Acme Associates, Inc.               Exercisable for cash at $0.041
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-13


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------

      11/22/03  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      11/22/03  Warrant for 2,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/15/03  NCT Convertible Note ($3,828,984.72    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $400,000, $350,000, $450,000,
                                                                                           $1,692,462.74 and $415,000
                                                                                           convertible notes dated
                                                                                           11/20/02, 12/02/02, 05/15/03,
                                                                                           05/22/03 and 05/28/03 along
                                                                                           with accrued interest and
                                                                                           default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/15/03  Warrant for 16,500,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.037
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/15/03  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/15/03  Warrant for 2,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.037
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/17/03  Option to acquire 99,750,000 shares    Acme Associates, Inc.               Exercisable for cash at $0.037
                of NCT common stock                                                        per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/31/03  NCT Convertible Note ($7,479,384.54    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $400,000, $2,381,486.89,
                                                                                           $350,000, $2,449,811.87,
                                                                                           $435,000 and $410,000
                                                                                           convertible notes dated
                                                                                           12/16/02, 12/26/02, 2/30/02,
                                                                                           06/12/03, 06/12/03 and 06/28/03
                                                                                           along with accrued interest and
                                                                                           default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/31/03  Warrant for 32,250,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.040
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/31/03  NCT Convertible Note ($785,000.00      Carole Salkind                      $785,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/31/03  Warrant for 5,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.040
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      12/31/03  NCT Convertible Note ($3,050,000.00    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $400,000, $816,096.49 $400,000
                                                                                           and $400,000 convertible notes
                                                                                           dated 09/12/03, 10/02/03,
                                                                                           10/14/03 and 11/03/03 along
                                                                                           with accrued interest and
                                                                                           $996,238 additional note
                                                                                           principal amount in
                                                                                           consideration of willingness
                                                                                           for continued funding provided
                                                                                           by Carole Salkind
--------------- -------------------------------------- ----------------------------------- --------------------------------
      02/13/04  NCT Convertible Note ($425,000.00      Carole Salkind                      $425,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      02/13/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.050
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/05/04  NCT Convertible Note ($410,000.00      Carole Salkind                      $410,000 in cash
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-14


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/05/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.049
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  NCT Convertible Note ($6,171,275.69    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $450,000, $2,747,634.92,
                                                                                           $350,000, $410,000, $414,480.93,
                                                                                           $414,750.19 and $410,000
                                                                                           convertible notes dated
                                                                                           01/15/03, 01/23/03, 01/30/03,
                                                                                           07/14/03, 07/14/03, 07/28/03
                                                                                           and 07/28/03 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  Warrant for 96,500,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.047
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  NCT Convertible Note ($3,606,526.83    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $1,252,592.41, $622,529.18,
                                                                                           $425,000, $414,884.82 and
                                                                                           $375,000 convertible notes
                                                                                           dated 02/11/03, 08/07/03,
                                                                                           08/18/03, 08/28/03, and
                                                                                           08/28/03 along with accrued
                                                                                           interest and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  Warrant for 56,500,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.047
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  NCT Convertible Note ($410,000.00      Carole Salkind                      $410,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.047
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  NCT Convertible Note ($180,000.00      Carole Salkind                      $180,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      03/15/04  Warrant for 5,000,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.047
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      04/01/04  NCT Convertible Note ($410,000.00      Carole Salkind                      $410,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      04/01/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.053
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      04/14/04  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      04/14/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at
                common stock                                                               $0.0501 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      05/07/04  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      05/07/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.041
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      05/11/04  27 shares of Series H Convertible      Crammer Road LLC                    $230,000 in cash
                Preferred Stock
--------------- -------------------------------------- ----------------------------------- --------------------------------
      05/21/04  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      05/21/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.034
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/04/04  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-15


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/04/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.031
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/15/04  NCT Convertible Note ($2,793,668.42    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $450,000.00, $980,802.25 and
                                                                                           $864,615.56 convertible notes
                                                                                           dated 03/04/03, 03/13/03 and
                                                                                           03/13/03 along with accrued
                                                                                           interest and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/15/04  Warrant for 46,000,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.027
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/15/04  NCT Convertible Note ($1,626,883.31    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $450,000.00, $450,000.00 and
                                                                                           $450,000.00 convertible notes
                                                                                           dated 04/02/03, 04/11/03 and
                                                                                           04/21/03 along with accrued
                                                                                           interest and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/15/04  Warrant for 27,000,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.027
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/15/04  NCT Convertible Note ($6,913,600.96    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $580,650,27, $4,469,018.84,
                                                                                           $474,154.08 and $425,000.00
                                                                                           convertible notes dated
                                                                                           09/11/03, 10/14/03, 11/21/03
                                                                                           and 11/21/03 along with accrued
                                                                                           interest and default penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/15/04  Warrant for 114,000,000 shares of      Carole Salkind                      Exercisable for cash at $0.027
                NCT common stock                                                           per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/16/04  NCT Convertible Note ($425,000.00      Carole Salkind                      $425,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/16/04  Warrant for 7,500,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.027
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/16/04  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/16/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.027
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/16/04  NCT Convertible Note ($459,659.88      Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $400,000 convertible note
                                                                                           dated 11/22/03 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/16/04  Warrant for 7,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.027
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/28/04  NCT Convertible Note ($4,383,902.01    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $3,828,985 convertible note
                                                                                           dated 12/15/03 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/28/04  Warrant for 72,250,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.031
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-16


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/30/04  NCT Convertible Note ($3,477,126.66    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          $3,050,000 convertible note
                                                                                           dated 12/31/03 along with
                                                                                           accrued interest and default
                                                                                           penalty
--------------- -------------------------------------- ----------------------------------- --------------------------------
      06/30/04  Warrant for 57,250,000 shares of NCT   Carole Salkind                      Exercisable for cash at $0.031
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/16/04  NCT Convertible Note ($400,000.00      Carole Salkind                      $400,000 in cash
                principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/16/04  Warrant for 6,750,000 shares of NCT    Carole Salkind                      Exercisable for cash at $0.029
                common stock                                                               per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/16/04  NCT Convertible Note ($9,469,467.03    Carole Salkind                      Cancellation and surrender of
                principal amount)                                                          convertible notes dated
                                                                                           12/31/03 in principal amounts
                                                                                           of $7,479,384.54 and $785,000
                                                                                           along with accrued interest
                                                                                           and default penalty

--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/16/04  Warrant for 156,000,000 shares of      Carole Salkind                      Exercisable for cash at
                NCT common stock                                                           $0.0296 per share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/23/04  NCT Convertible Notes ($990,000        Alpha Capital Aktiengesellschaft    $873,000 in cash
                aggregate principal amount)            ($400,000 principal amount);
                                                       Longview Fund LP ($500,000
                                                       principal amount); and as
                                                       finders: Libra Finance S.A.
                                                       ($40,000 principal amount) and
                                                       Bi-Coastal Consulting Corp.
                                                       ($50,000 principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/23/04  Warrant for 5,555,556 shares of NCT    Alpha Capital Aktiengesellschaft    Exercise price of the lesser
                common stock                                                               of $0.0232 or 80% of the
                                                                                           average of the closing bid
                                                                                           price for the five days
                                                                                           immediately preceding exercise
--------------- -------------------------------------- ----------------------------------- --------------------------------
      07/23/04  Warrant for 6,944,445 shares of NCT    Longview Fund LP                    Exercise price of the lesser
                common stock                                                               of $0.0232 or 80% of the
                                                                                           average of the closing bid
                                                                                           price for the five days
                                                                                           immediately preceding exercise
--------------- -------------------------------------- ----------------------------------- --------------------------------
      08/02/04  NCT Convertible Note                   Carole Salkind                      Cancellation and surrender of
                ($13,587,645.08 principal amount)                                          convertible demand notes dated
                                                                                           02/13/04, 03/05/04, 03/15/04,
                                                                                           03/15/04, 03/15/04, 03/15/04,
                                                                                           04/01/04 and 04/14/04 demand
                                                                                           notes
--------------- -------------------------------------- ----------------------------------- --------------------------------
      08/02/04  Warrant to purchase 223,750,000        Carole Salkind                      Agreement to cancel and
                shares of NCT common stock at                                              surrender convertible demand
                $0.0270 per share                                                          notes listed above
--------------- -------------------------------------- ----------------------------------- --------------------------------
      08/02/04  NCT Convertible Note                   Carole Salkind                      $400,000 in cash
                ($400,000.00 principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      08/02/04  Warrant to purchase 7,500,000 shares   Carole Salkind                      Agreement to purchase the
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                     II-17


------------------------------------------------------ ----------------------------------- --------------------------------
SECURITY SOLD                                          PURCHASER(S)                        CONSIDERATION
--------------- -------------------------------------- ----------------------------------- --------------------------------
Date of                                                Name of Person/Entity to whom
Sale            Amount and Type                        securities were sold                Aggregate Amount and Type
--------------- -------------------------------------- ----------------------------------- --------------------------------
                of NCT common stock at $0.0270 per                                         convertible note listed above
                share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      08/10/04  NCT Convertible Note                   Carole Salkind                      $400,000 in cash
                ($400,000 principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      08/10/04  Warrant to purchase 6,750,000 shares   Carole Salkind                      Agreement to purchase the
                of NCT common stock at $0.0211 per                                         convertible note listed above
                share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      09/02/04  NCT Convertible Note                   Carole Salkind                      $400,000 in cash
                ($400,000 principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      09/02/04  Warrant to purchase 6,750,000 shares   Carole Salkind                      Agreement to purchase the
                of NCT common stock at $0.0210 per                                         convertible note listed above
                share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      09/14/04  NCT Convertible Note                   Carole Salkind                      $400,000 in cash
                ($400,000 principal amount)
--------------- -------------------------------------- ----------------------------------- --------------------------------
      09/14/04  Warrant to purchase 6,750,000 shares   Carole Salkind                      Agreement to purchase the
                of NCT common stock at $0.0200 per                                         convertible note listed above
                share
--------------- -------------------------------------- ----------------------------------- --------------------------------
      09/14/04  NCT Convertible Note                   Carole Salkind                      Cancellation and surrender of
                ($1,351,034.50 principal amount)                                           convertible demand notes dated
                                                                                           05/07/04, 05/21/04 and 06/04/04
--------------- -------------------------------------- ----------------------------------- --------------------------------
      09/14/04  Warrant to purchase 22,250,000         Carole Salkind                      Agreement to cancel and
                shares of NCT common stock at                                              surrender convertible demand
                $0.0200 per share                                                          notes listed above
--------------- -------------------------------------- ----------------------------------- --------------------------------

                                NCT Group, Inc.
                                Index to Exhibits


Exhibit
Number    Description of Exhibit
------    ----------------------

3(a) Second Restated Certificate of Incorporation of NCT Group, Inc. filed in the Office of the Secretary of State of the State of Delaware on August 15, 2001.

3(b)      By-laws of NCT Group, Inc., as amended to date.

3(c) Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of NCT Networks, Inc. (now known as Artera Group, Inc.) as filed in the office of the Secretary of State of the State of Delaware of February 23, 2001.

3(d)(1) Certificate of Designation, Preferences and Rights of Series H Convertible Preferred Stock of NCT Group, Inc. as filed in the office of the Secretary of State of the State of Delaware of June 21, 2002, incorporated herein by reference to Exhibit 3(c) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

3(d)(2) Certificate of Amendment of Certificate of Designation, Preferences and Rights of Series H Convertible Preferred Stock of NCT Group, Inc. as filed in the office of the Secretary of State of the State of Delaware of March 7, 2003, incorporated herein by reference to Exhibit 3(a) NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(a) Warrant #BW-1-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(b) Warrant #BW-2-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Michael J. Parrella, incorporated herein by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(c) Warrant #BW-4-R to purchase 201,250 shares of common stock of the Company at a purchase price of $.75 per share issued to Irene Lebovics, incorporated herein by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(d) Secretary's Certificate dated February 1, 1999, as to a five-year extension of the expiration dates of the Warrants described in 4(a),
          (b) and (c) above, incorporated herein by reference to Exhibit 4(e) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

4(e)(1) Warrant issued to Carole Salkind for the purchase of shares of common stock dated February 13, 2001, filed as an exhibit to Schedule 13D filed by NCT on behalf of Ms. Salkind on February 13, 2001.

4(e)(2) Letter dated December 20, 2001 amending terms of February 13, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(az) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(f)(1) Warrant issued to Carole Salkind for the purchase of 500,000 shares of common stock dated May 14, 2001, filed as an exhibit to Schedule 13D filed by NCT on behalf of Ms. Salkind on May 18, 2001.

4(f)(2) Letter dated December 20, 2001 amending terms of May 14, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(ba) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(g)(1) Warrant issued to Carole Salkind for the purchase of 625,000 shares of common stock dated August 22, 2001, filed by NCT as an exhibit to
          Schedule 13D filed on behalf of Carole Salkind on September 14, 2001.

4(g)(2) Letter dated December 20, 2001 amending terms of August 22, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(bb) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(h)(1) Warrant issued to Carole Salkind for the purchase of 1,000,000 shares of common stock dated September 28, 2001, incorporated herein by reference to Exhibit 10(an)(1) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

4(h)(2) Letter dated December 20, 2001 amending terms of September 28, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(bc) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(i)(1) Warrant dated October 25, 2001 issued to Libra Finance S.A. for the purchase of 20,000,000 shares of common stock, incorporated herein by reference to Exhibit 10(ap) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

4(i)(2) Letter agreement dated January 10, 2002 amending exercise price of Warrant dated October 25, 2001 issued to Libra Finance S.A. for the purchase of 20,000,000 shares of NCT common stock from a purchase price of $0.09 per share to the lower of: $0.07 per share or the lowest closing bid price from January 10, 2002 through June 28, 2002, incorporated by reference to Exhibit 4(c) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(i)(3) Letter Agreement dated as of June 28, 2002 amending exercise price of warrant dated October 25, 2001 for the purchase of 20,000,000 shares of NCT common stock to the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003 inclusive, incorporated by reference to Exhibit 4(i)(3) of NCT's Pre-effective Amendment 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

4(j) Warrant issued to Carole Salkind for the purchase of 1,250,000 shares of common stock dated December 20, 2001, incorporated herein by reference to Exhibit 10(ay) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(k) Warrant dated January 1, 2002 issued to Piedmont Consulting, Inc. for the purchase of 500,000 shares of NCT common stock at a purchase price of $0.20 per share, incorporated by reference to Exhibit 4(a) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(l)(1) Warrant dated January 10, 2002 issued to Libra Finance S.A. for the purchase of 5,000,000 shares of NCT common stock at a purchase price of the lower of: $0.07 per share or the lowest closing bid price from January 10, 2002 through June 28, 2002, incorporated by reference to
          Exhibit 4(b) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(l)(2) Letter Agreement dated as of June 28, 2002 amending exercise price of warrant dated January 10, 2002 for the purchase of 5,000,000 shares of NCT common stock to the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003 inclusive, incorporated herein by reference to Exhibit 4(l)(2) of NCT's Pre-effective Amendment No.8 to Registration Statement of Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

4(m) Warrant issued to Carole Salkind for the purchase of 2,789,082 shares of common stock at an exercise price of $0.079 per share dated January 11, 2002, incorporated herein by reference to Exhibit 4(m) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(n) Option dated January 11, 2002 granted to Carole Salkind to acquire a 10% equity interest in Artera Group, Inc, incorporated herein by reference to Exhibit 4(n) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(o) Warrant dated January 25, 2002 issued to Carole Salkind for the purchase of 812,500 shares of NCT common stock at an exercise price of $0.09 per share, incorporated herein by reference to Exhibit 4(o) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(p) Warrant dated January 25, 2002 issued to Carole Salkind for the purchase of 312,500 shares of NCT common stock at an exercise price of $0.09 per share, incorporated herein by reference to Exhibit 4(p) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(q) Option granted to Leben Care, Inc. dated January 25, 2002 for an aggregate of 8,350,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.13 per share, incorporated herein by reference to Exhibit 4(ah) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(r) Warrant dated January 31, 2002 issued to Robert C. Lau for the purchase of 104,167 shares of NCT common stock at a purchase price of $0.13 per share, incorporated by reference to Exhibit 4(d) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(s) Warrant dated February 27, 2002 issued to Carole Salkind for the purchase of 1,034,226 shares of NCT common stock at an exercise price of $0.079 per share, incorporated herein by reference to Exhibit 4(q) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(t) Option granted to Stop Noise, Inc. dated February 27, 2002 for an aggregate of 3,375,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.12 per share, incorporated herein by reference to Exhibit 4(ai) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(u) Warrant dated March 1, 2002 issued to Carole Salkind for the purchase of 437,500 shares of NCT common stock at a purchase price of $0.079 per share, incorporated by reference to Exhibit 4(e) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(v) Warrant dated May 2, 2002 issued to Carole Salkind for the purchase of 3,188,708 shares of NCT common stock at a purchase price of $0.094 per share, incorporated by reference to Exhibit 4(f) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(w) Warrant dated May 2, 2002 issued to Carole Salkind for the purchase of 3,562,500 shares of NCT common stock at a purchase price of $0.094 per share, incorporated by reference to Exhibit 4(g) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(x) Warrant dated May 29, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.095 per share, incorporated herein by reference to Exhibit 4(y) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(y) Warrant dated June 2, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.097 per share, incorporated herein by reference to Exhibit 4(z) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(z) Warrant dated June 13, 2002 issued to Blue Future, Inc. for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.16 per share, incorporated herein by reference to Exhibit 4(ad) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(aa) Warrant dated June 17, 2002 issued to Thomas Cotton for the purchase of 350,000 shares of NCT common stock at a purchase price of $0.081 per share, incorporated herein by reference to Exhibit 4(ae) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ab) Warrant dated June 17, 2002 issued to Barry H. Chappel for the purchase of 400,000 shares of NCT common stock at a purchase price of $0.081 per share, incorporated herein by reference to Exhibit 4(af) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ac) Warrant dated June 17, 2002 issued to John Capozzi for the purchase of 400,000 shares of NCT common stock at a purchase price of $0.081 per share, incorporated herein by reference to Exhibit (4ag) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ad) Warrant dated July 3, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.078 per share, incorporated herein by reference to Exhibit 4(aa) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ae) Warrant dated July 12, 2002 issued to Carole Salkind for the purchase of 20,000,000 shares of NCT common stock at a purchase price of $0.075 per share, incorporated herein by reference to Exhibit 4(ab) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(af) Warrant dated July 15, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.075 per share, incorporated herein by reference to Exhibit 4(ac) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ag) Warrant dated July 23, 2002 issued to Carole Salkind for the purchase of 2,250,000 shares of common stock, incorporated herein by reference to Exhibit 4(aj) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(ah) Warrant dated August 14, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of common stock, incorporated herein by reference to Exhibit 4(ak) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(ai) Warrant dated August 29, 2002 issued to Carole Salkind for the purchase of 2,100,000 shares of common stock, incorporated herein by reference to Exhibit 4(al) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(aj) Warrant dated September 9, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of common stock, incorporated herein by reference to Exhibit 4(am) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(ak) Warrant dated September 30, 2002 issued to Carole Salkind for the purchase of 10,000,000 shares of Common Stock, incorporated herein by reference to Exhibit 4(an) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(al) Warrant dated September 30, 2002 issued to Carole Salkind for the purchase of 16,157,565 shares of common stock, incorporated herein by reference to Exhibit 4(ao) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(am) Option dated as of September 30, 2002 granted to Acme Associates, Inc. for the purchase of 50,000,000 shares of NCT common stock at an exercise price of $0.070 per share (prior options to Acme Associates, Inc, were cancelled by this new grant), incorporated herein by reference to Exhibit 4(ap) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(an) Warrant dated October 11, 2002 issued to FairPoint Communications, Inc. for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.15 per share, incorporated by reference to
          Exhibit 4(aj) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(ao) Warrant dated November 7, 2002 issued to Carole Salkind for the purchase of 1,750,000 shares of NCT common stock at a purchase price of $0.072 per share, incorporated by reference to Exhibit 4(af) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

4(ap) Warrant dated November 20, 2002 issued to Carole Salkind for the purchase of 1,750,000 shares of NCT common stock at a purchase price of $0.054 per share, incorporated by reference to Exhibit 4(al) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(aq) Warrant dated November 21, 2002 issued to Carole Salkind for the purchase of 6,271,926 shares of NCT common stock at a purchase price of $0.0535 per share, incorporated by reference to Exhibit 4(am) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(ar) Warrant dated November 22, 2002 issued to Gavin Brackenridge for the purchase of 300,000 shares of NCT common stock at a purchase price of $0.054 per share, incorporated by reference to Exhibit 4(an) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(as) Warrant dated December 2, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.048 per share, incorporated by reference to Exhibit 4(ao) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(at) Warrant dated December 6, 2002 issued to Alpha Capital Aktiengesellschaft for the purchase of 1,400,000 shares of NCT common stock at a purchase price of the lower of $0.07 per share or the lowest closing bid price per share from December 6, 2002 through December 6, 2003, incorporated by reference to Exhibit 4(bl) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(au) Warrant dated December 6, 2002 issued to Alpha Capital Aktiengesellschaft for the purchase of 15,000,000 shares of NCT common stock at a purchase price of $0.01 per share, incorporated by reference to Exhibit 4(bm) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(av) Letter Agreement dated April 7, 2003 amending the vesting terms of a December 6, 2002 warrant for 15,000,000 shares issued to Alpha Capital Aktiengesellschaft, incorporated herein by reference to Exhibit 4(l) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(aw) Warrant dated December 11, 2002 issued to KEQ Partners III (as designee of Kalkines, Arky Zall & Bernstein LLP, HealthNet Connections LLC and HNC New York Representatives LLC) for the purchase of 1,250,000 shares of NCT Common Stock at a purchase price of $0.063 per share, incorporated by reference to Exhibit 4(a) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ax) Warrant dated December 16, 2002 issued to Carole Salkind for the purchase of 1,750,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(ap) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ay) Warrant dated December 16, 2002 issued to Robert L. Bernstein for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.515 per share, incorporated by reference to Exhibit 4(aq) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(az)(1) Warrant dated December 16, 2002 issued to Gavin Brackenridge for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.125 per share, incorporated by reference to Exhibit 4(ar) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(az)(2) Warrant dated December 16, 2002 issued to Gavin Brackenridge for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.08 per share, incorporated by reference to Exhibit 4(as) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(az)(3) Warrant dated December 16, 2002 issued to Gavin Brackenridge for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.150 per share, incorporated by reference to Exhibit 4(at) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ba)(1) Warrant dated December 16, 2002 issued to Dr. Henry Murray (as designee of The Murray Group) for the purchase of 67,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(au) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ba)(2) Warrant dated December 16, 2002 issued to Diana T. Murray (as designee of The Murray Group) for the purchase of 33,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(av) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ba)(3) Warrant dated December 16, 2002 issued to Dr. Henry Masur (as designee of The Murray Group) for the purchase of 100,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(aw) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bb) Warrant dated December 16, 2002 issued to Steven Keenan for the purchase of 300,000 shares of NCT common stock at a purchase price of $0.099 per share, incorporated by reference to Exhibit 4(ax) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bc) Warrant dated December 16, 2002 issued to B. Michael Pisani / Granite Securities Cooperation for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(ay) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bd) Warrant dated December 16, 2002 issued to Charles T. Lanktree for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(az) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(1) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 50,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(ba) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(2) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.250 per share, incorporated by reference to Exhibit 4(bb) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(3) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.500 per share, incorporated by reference to Exhibit 4(bc) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(4) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.750 per share, incorporated by reference to Exhibit 4(bd) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(1) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 50,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(be) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(2) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.250 per share, incorporated by reference to Exhibit 4(bf) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(3) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.500 per share, incorporated by reference to Exhibit 4(bg) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(4) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.750 per share, incorporated by reference to Exhibit 4(bh) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bg) Warrant dated December 26, 2002 issued to Carole Salkind for the purchase of 10,206,373 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(bi) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bh) Option dated December 26, 2002 granted to Motorworld, Incorporated for an aggregate of 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share, incorporated by reference to Exhibit 4(bn) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bi) Warrant dated December 30, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.0412 per share, incorporated by reference to Exhibit 4(bj) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bj) Warrant dated December 31, 2002 issued to Michael Dickerson for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.10 per share, incorporated by reference to Exhibit 4(bk) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bk) Warrant dated January 15, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated herein by reference to Exhibit 4(by) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bl)    Option  granted  to  Inframe,  Inc.  dated  January  23,  2003  for an aggregate of 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share, incorporated by reference to Exhibit 4(bo) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bm) Warrant dated January 23, 2003 issued to Carole Salkind for the purchase of 11,775,579 shares of NCT common stock at a purchase price of $0.04 per share, incorporated herein by reference to Exhibit 4(bz) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bn) Warrant dated January 30, 2003 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated herein by reference to Exhibit 4(ca) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bo) Option granted to Avant Interactive, Inc. dated February 11, 2003 for an aggregate of 7,000,000 shares of NCT common stock at an exercise price of $0.04 per share, incorporated by reference to Exhibit 4(bp) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bp) Warrant dated February 11, 2003 issued to Carole Salkind for the purchase of 5,500,000 shares of NCT common stock at a purchase price of $0.04 per share, incorporated herein by reference to Exhibit 4(cb) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bq) Warrant dated March 4, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.035 per share, incorporated herein by reference to Exhibit 4(cc) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(br) Option granted to Avant Interactive, Inc. dated March 12, 2003 for an aggregate of 13,500,000 shares of NCT common stock at an exercise price of $0.031 per share, incorporated by reference to Exhibit 4(bq) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bs) Warrant dated March 13, 2003 issued to Carole Salkind for the purchase of 4,250,000 shares of NCT common stock at a purchase price of $0.031 per share, incorporated herein by reference to Exhibit 4(cd) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bt) Warrant dated March 13, 2003 issued to Carole Salkind for the purchase of 3,750,000 shares of NCT common stock at a purchase price of $0.031 per share, incorporated herein by reference to Exhibit 4(ce) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bu) Warrant dated April 2, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.029 per share, incorporated herein by reference to Exhibit 4(cf) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bv) Option granted to Avant Interactive, Inc. dated April 3, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.029 per share, incorporated by reference to Exhibit 4(m) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(bw) Warrant dated April 11, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT Common Stock at a purchase price of $0.031 per share, incorporated herein by reference to 4(m) NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(bx) Option granted to Avant Interactive, Inc. dated April 11, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.031 per share, incorporated by reference to Exhibit 4(o) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(by) Option granted to Turbo Networks Inc. dated April 17, 2003 for an aggregate of 2,000,000 shares of NCT common stock at an exercise price of $0.037 per share, incorporated by reference to Exhibit 4(q) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(bz) Warrant dated April 21, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT Common Stock at a purchase price of $0.037 per share, incorporated herein by reference to Exhibit 4(n) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(ca) Warrant dated May 15, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.046 per share, incorporated by reference to Exhibit 4(s) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cb) Option granted to Turbo Networks Inc. dated May 22, 2003 for an aggregate of 18,550,000 shares of NCT common stock at an exercise price of $0.042 per share, incorporated by reference to Exhibit 4(t) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cc) Warrant dated May 22, 2003 issued to Carole Salkind for the purchase of 7,500,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(u) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cd) Warrant dated May 28, 2003 issued to Carole Salkind for the purchase of 1,900,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated by reference to Exhibit 4(v) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ce) Warrant dated June 5, 2003 issued to NATCO, LLC for the purchase of 2,250,000 shares of NCT common stock at the purchase price of $0.048 per share, incorporated by reference to Exhibit 4(w) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cf) Warrant dated June 12, 2003 issued to Carole Salkind for the purchase of 10,500,000 shares of NCT common stock at the purchase price of $0.044 per share, incorporated by reference to Exhibit 4(y) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cg) Warrant dated June 12, 2003 issued to Carole Salkind for the purchase of 2,000,0000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated by reference to Exhibit 4(z) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ch) Option granted to Maple Industries, Inc. dated June 12, 2003 for the purchase of 23,000,000 shares of NCT common stock at an exercise price of $0.044 per share, incorporated by reference to Exhibit 4(x) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ci) Warrant dated June 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.038 per share, incorporated by reference to Exhibit 4(ab) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cj) Option granted to Turbo Networks, Inc. dated June 28, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.04 per share, incorporated by reference to Exhibit 4(aa) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ck)(1) Warrant dated July 14, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.0312 per share, incorporated by reference to Exhibit 4(ad) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on August 14, 2003.

4(ck)(2) Warrant dated July 14, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.0312 per share, incorporated by reference to Exhibit 4(ae) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on November 19, 2003.

4(cl) Warrant dated July 14, 2003 issued to John Harris (as designee of Stop Noise, Inc.) for the purchase of 750,000 shares of NCT common stock at a purchase price of $0.0312 per share, incorporated by reference to
          Exhibit 4(ac) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cm) Option granted to Acme Associates, Inc. dated July 14, 2003 for the purchase of 25,000,000 shares of NCT common stock at an exercise price of $0.0312 per share, incorporated herein by reference to Exhibit 4(cm) of NCT's Pre-effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cn)(1) Warrant dated July 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(af) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cn)(2) Warrant dated July 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(ag) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(co) Warrant dated August 7, 2003 issued to Carole Salkind for the purchase of 2,750,000 shares of NCT common stock at a purchase price of $0.0539 per share, incorporated herein by reference to Exhibit 4(co) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cp) Warrant dated August 18, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.045 per share, incorporated herein by reference to Exhibit 4(cp) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cq)(1) Warrant dated August 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.055 per share, incorporated herein by reference to Exhibit 4(cq)(1) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cq)(2) Warrant dated August 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.055 per share, incorporated herein by reference to Exhibit 4(cq)(2) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cr) Option granted to Acme Associates, Inc. dated September 11, 2003 for the purchase of 7,500,000 shares of NCT common stock at an exercise price of $0.052 per share, incorporated herein by reference Exhibit 4(ao) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cs) Warrant dated September 11, 2003 issued to Carole Salkind for the purchase of 2,500,000 shares of NCT common stock at a purchase price of $0.05 per share, incorporated herein by reference Exhibit 4(ap) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(ct) Warrant dated September 12, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.05 per share, incorporated herein by reference Exhibit 4(aq) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cu) Warrant dated October 2, 2003 issued to Carole Salkind for the purchase of 4,000,000 shares of NCT common stock at a purchase price of $0.043 per share, incorporated herein by reference Exhibit 4(ar) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cv) Option granted to Acme Associates, Inc. dated October 3, 2003 for the purchase of 5,750,000 shares of NCT common stock at an exercise price of $0.043 per share, incorporated herein by reference Exhibit 4(as) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cw) Option granted to Acme Associates, Inc. dated October 14, 2003 for the purchase of 44,000,000 shares of NCT common stock at an exercise price of $0.044 per share, incorporated herein by reference Exhibit 4(at) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cx) Warrant dated October 14, 2003 issued to Carole Salkind for the purchase of 19,250,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated herein by reference Exhibit 4(au) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cy) Warrant dated October 14, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated herein by reference Exhibit 4(av) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cz) Warrant dated November 3, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated herein by reference Exhibit 4(aw) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(da) Option granted to Acme Associates, Inc dated November 3, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.045 per share, incorporated herein by reference Exhibit 4(ax) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(db) Warrant dated November 21, 2003 issued to Carole Salkind for the purchase of 2,250,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated by reference to Exhibit 4(db) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dc) Warrant dated November 21, 2003 issued to Carole Salkind for the purchase of 2,500,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated by reference to Exhibit 4(dc) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dd) Option granted to Acme Associates, Inc. dated November 21, 2003 for the purchase of 6,500,000 shares of NCT Common stock at an exercise price of $0.041 per share, incorporated by reference to Exhibit 4(dd) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(de) Warrant dated November 22, 2003 issued to Carole Salkind for the purchase of 2,500,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated by reference to Exhibit 4(de) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(df) Warrant dated December 15, 2003 issued to Carole Salkind for the purchase of 16,500,000 shares of NCT common stock at a purchase price of $0.037 per share, incorporated by reference to Exhibit 4(df) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dg) Warrant dated December 15, 2003 issued to Carole Salkind for the purchase of 2,500,000 shares of NCT common stock at a purchase price of $0.037 per share, incorporated by reference to Exhibit 4(dg) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dh) Option granted to Acme Associates, Inc. dated December 17, 2003 for the purchase of 99,750,000 shares of NCT Common stock at an exercise price of $0.037 per share, incorporated by reference to Exhibit 4(dh) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(di) Warrant dated December 31, 2003 issued to Carole Salkind for the purchase of 32,250,000 shares of NCT common stock at a purchase price of $0.04 per share, incorporated by reference to Exhibit 4(di) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dj) Warrant dated December 31, 2003 issued to Carole Salkind for the purchase of 5,500,000 shares of NCT common stock at a purchase price of $0.04 per share, incorporated by reference to Exhibit 4(dj) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dk) Warrant dated February 13, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.05 per share, incorporated by reference to Exhibit 4(dk) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

4(dl) Warrant dated March 5, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.049 per share, incorporated by reference to Exhibit 4(dl) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

4(dm) Warrant dated March 15, 2004 issued to Carole Salkind for the purchase of 96,500,000 shares of NCT common stock at a purchase price of $0.047 per share, incorporated by reference to Exhibit 4(dm) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

4(dn) Warrant dated March 15, 2004 issued to Carole Salkind for the purchase of 56,500,000 shares of NCT common stock at a purchase price of $0.047 per share, incorporated by reference to Exhibit 4(dn) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

4(do) Warrant dated March 15, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.047 per share, incorporated by reference to Exhibit 4(do) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

4(dp) Warrant dated March 15, 2004 issued to Carole Salkind for the purchase of 5,000,000 shares of NCT common stock at a purchase price of $0.047 per share, incorporated by reference to Exhibit 4(dp) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

4(dq) Warrant dated April 1, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0530 per share, incorporated by reference to Exhibit 4(g) of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004.

4(dr) Warrant dated April 14, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0501 per share, incorporated by reference to Exhibit 4(h) of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004.

4(ds) Warrant dated May 7, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0410 per share, incorporated by reference to Exhibit 4(ds) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

4(dt) Warrant dated May 21, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0340 per share, incorporated by reference to Exhibit 4(dt) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

4(du) Warrant dated June 4, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0310 per share, incorporated by reference to Exhibit 4(du) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(dv) Warrant dated June 15, 2004 issued to Carole Salkind for the purchase of 46,000,000 shares of NCT common stock at a purchase price of $0.0270 per share, incorporated by reference to Exhibit 4(dv) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(dw) Warrant dated June 15, 2004 issued to Carole Salkind for the purchase of 27,000,000 shares of NCT common stock at a purchase price of $0.0270 per share, incorporated by reference to Exhibit 4(dw) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(dx) Warrant dated June 15, 2004 issued to Carole Salkind for the purchase of 114,000,000 shares of NCT common stock at a purchase price of $0.0270 per share, incorporated by reference to Exhibit 4(dx) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(dy) Warrant dated June 16, 2004 issued to Carole Salkind for the purchase of 7,500,000 shares of NCT common stock at a purchase price of $0.0270 per share, incorporated by reference to Exhibit 4(dy) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(dz) Warrant dated June 16, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0270 per share, incorporated by reference to Exhibit 4(dz) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(ea) Warrant dated June 16, 2004 issued to Carole Salkind for the purchase of 7,750,000 shares of NCT common stock at a purchase price of $0.0270 per share, incorporated by reference to Exhibit 4(ea) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(eb) Warrant dated June 28, 2004 issued to Carole Salkind for the purchase of 72,250,000 shares of NCT common stock at a purchase price of $0.0310 per share, incorporated by reference to Exhibit 4(eb) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(ec) Warrant dated June 30, 2004 issued to Carole Salkind for the purchase of 57,250,00 shares of NCT common stock at a purchase price of $0.0310 per share, incorporated by reference to Exhibit 4(ec) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(ed) Warrant dated July 16, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0290 per share, incorporated by reference to Exhibit 4(ed) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(ee) Warrant dated July 16, 2004 issued to Carole Salkind for the purchase of 156,000,000 shares of NCT common stock at a purchase price of $0.0296 per share, incorporated by reference to Exhibit 4(ee) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(ef) Warrant dated July 23, 2004 issued to Alpha Capital Aktiengesellschaft for the purchase of 5,555,556 shares of NCT common stock at an exercise price of the lesser of $0.0232 or 80% of the average of the closing bid price for the five days immediately preceding exercise, incorporated by reference to Exhibit 4(ef) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(eg) Warrant dated July 23, 2004 issued to Longview Fund LP for the purchase of 6,944,445 shares of NCT common stock at an exercise price of the lesser of $0.0232 or 80% of the average of the closing bid price for the five days immediately preceding exercise, incorporated by reference to Exhibit 4(eg) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

4(eh) Warrant dated August 2, 2004 issued to Carole Salkind for the purchase of 223,750,000 shares of NCT common stock at a purchase price of $0.0270 per share.

4(ei) Warrant dated August 2, 2004 issued to Carole Salkind for the purchase of 7,500,000 shares of NCT common stock at a purchase price of $0.0270 per share.

4(ej) Warrant dated August 10, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0211 per share.

4(ek) Warrant dated September 2, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0210 per share.

4(el) Warrant dated September 14, 2004 issued to Carole Salkind for the purchase of 6,750,000 shares of NCT common stock at a purchase price of $0.0200 per share.

4(em) Warrant dated September 14, 2004 issued to Carole Salkind for the purchase of 22,250,000 shares of NCT common stock at a purchase price of $0.0200 per share.

5 Opinion of Mark Melnick, Esq., incorporated by reference to Exhibit 5 of NCT's Pre-Effective Amendment No. 13 to the company's Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 11, 2004.

10(a) Patent Assignment Agreement, dated as of June 21, 1989, among George B.B. Chaplin, Sound Alternators Limited, the Company, Active Noise and Vibration Technologies, Inc. and Chaplin Patents Holding Co., Inc., incorporated herein by reference to Exhibit 10(aa) to Amendment No. 2 on Form S-1 to the Company's Registration Statement on Form S-18 (Registration No. 33-19926).

*10(b) Noise Cancellation Technologies, Inc. Stock Incentive Plan (as adopted April 14, 1993, and amended through August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities & Exchange Commission on August 30, 1996 (Reg. No. 333-11213).

10(c) Asset Purchase Agreement, dated September 16, 1994, between Active Noise and Vibration Technologies, Inc. and the Company, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed September 19, 1994.

*10(d) Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (as adopted November 15, 1994 and amended through August 16,
          1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 30, 1996 (Reg. No. 333-11209).

10(e)(1) Variation of Teaming Agreement between Noise Cancellation Technologies, Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(2) Agreement for Sale and Purchase of Part of the Business and Certain Assets among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(3) Patent License Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to
          Exhibit 10(e) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(4) License Agreement between Chaplin Patents Holding Co., Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(f) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(5) Patent Sub-License Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated May 15, 1995, incorporated herein by reference to Exhibit 10(g) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(f) License Agreement dated September 4, 1997, between Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed on November 17, 1997.

10(g) License Agreement dated July 15, 1998, between the Company and NCT Hearing Products, Inc., incorporated by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998, filed on November 5, 1998.

10(h) Consulting Agreement dated January 20, 1999 between NCT and Leben Care, Inc. along with correspondence dated January 8, 2002, amendment and extension thereof and three amendments thereto, incorporated by reference to Exhibit 10(am) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(i) License Agreement dated January 25, 1999, between NCT Group, Inc. and DistributedMedia.com, Inc., incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999.

10(j) Agreement dated May 20, 1999 between Barnes & Noble College Bookstores and Distributed Media Corporation, incorporated herein by reference to
          Exhibit 10(au) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(k) Agreement dated August 4, 1999 between TransWorld Entertainment Corporation and Distributed Media Corporation, incorporated herein by reference to Exhibit 10(av) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(l) Agreement dated October 28, 1999 between Wherehouse Entertainment, Inc. and Distributed Media Corporation, incorporated herein by reference to Exhibit 10(aw) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(m)(1) Securities Exchange Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(m)(2) Amendment No. 1 to the Securities Exchange Agreement, dated as of March 7, 2000, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A., incorporated by reference to Exhibit 10(ae) of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed on April 14, 2000.

10(n) Registration Rights Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(o)(1) Securities Purchase Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A. and Nesher, Inc. incorporated by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(o)(2) Registration Rights Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A.. Nesher, Inc. and Libra Finance S.A. incorporated by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(p)(1) Strategic Alliance and Technology License Agreement entered into as of May 8, 2000 among NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated by reference to Exhibit 10(ag) of the Company's Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2000.

10(p)(2) Strategic Alliance and Technology Development Amendment dated effective June 20, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10(al) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(q) License Agreement Amendment dated effective June 30, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 27, 2000.

10(r) Securities Purchase and Supplemental Exchange Rights Agreement dated August 10, 2000 by and among ConnectClearly.com, Inc. NCT Group, Inc., and Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(ak) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(s) Stock Purchase Agreement dated August 18, 2000 by and between NCT Group, Inc., DistributedMedia.com, Inc., DMC Cinema, Inc. and Jeff Arthur, LaJuanda Barrera, Robert Crisp, Steven Esrick and Alan Martin, incorporated herein by reference to Exhibit 10(aj) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(t) Agreement and Plan of Merger dated August 29, 2000, among NCT Group, Inc, NCT Midcore, Inc. and Midcore Software, Inc., incorporated herein by reference to Exhibit 2 of the Company's Current Report on Form 8-K filed on September 13, 2000.

10(u) Securities Purchase and Supplemental Exchange Rights Agreement dated September 29, 2000 by and among Pro Tech Communications, Inc., NCT Group, Inc., Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(am) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(v)(1) Stock Purchase Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated as of September 13, 2000, incorporated by reference to Exhibit 10(an) of the Company's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on December 12, 2000.

10(v)(2) License Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated September 12, 2000, incorporated by reference to Exhibit 10(ao) of the Company's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on December 12, 2000.

10(w)(1) Stock and Asset Purchase Agreement by and among Teltran International Group, Ltd., Internet Protocols Ltd. and NCT Networks, Inc. (now Artera Group, Inc.) dated as of January 23, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(w)(2) Side letter dated February 27, 2001, amending the January 23, 2001 Stock and Asset Agreement, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(x) Stockholders' Agreement dated February 27, 2001 by and among NCT Group, Inc., NCT Networks, Inc. and the holders of Series A Preferred Stock of NCT Networks, Inc, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(y)(1)  Subscription  Agreement  between NCT Networks,  Inc. and  Subscribers:
          Austost Anstalt Schaan; Balmore S.A.; Amro International, S.A.; Nesher Ltd.; Talbiya B. Investments Ltd.; and The Gross Foundation, Inc. (collectively, Holders of Convertible Notes of NCT Networks, Inc.) dated January 9, 2001, incorporated herein by reference to Exhibit 10(ap) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(y)(2) Form of Convertible Note of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(aq) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(y)(3) Exchange Rights Agreement among NCT Group, Inc. and Holders of Convertible Notes of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(ar) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(y)(4) Registration Rights Agreement among NCT Group, Inc. and Holders of Convertible Notes of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(as) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(z)(1) Exchange Agreement dated April 12, 2001 by and between Crammer Road LLC and NCT Group, Inc., incorporated herein by reference to Exhibit 10(at) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(z)(2) NCT Group, Inc. note CR-1 in principal amount of $1,000,000 dated April 12, 2001, incorporated herein by reference to Exhibit 10(au) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(z)(3) Registration Rights Agreement (Exhibit A to Exchange Agreement) by and between NCT Group, Inc. and Crammer Road LLC dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(av) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(1) Subscription  Agreement  by and between NCT Video  Displays,  Inc. and
          Crammer Road LLC dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(ax) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(2) Exchange  Rights  Agreement  dated  April 12,  2001 by and between NCT
          Group, Inc. and Crammer Road LLC,  incorporated herein by reference to
          Exhibit 10(aw) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(3) Convertible  Note of NCT Video Displays,  Inc. in principal  amount of
          $500,000 dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(ay) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab)(1) Private Equity Credit Agreement dated as of April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(az) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab)(2) Registration  Rights  Agreement  (Exhibit A to Private  Equity  Credit
          Agreement) dated as of April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(ba) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ac)(1) Framework  Agreement  between NXT plc, New  Transducers  Limited,  NCT
          Group, Inc. and NCT Audio Products, Inc. relating to the reorganization of certain existing arrangements dated as of March 30, 2001, incorporated herein by reference to Exhibit 10(z) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(2) Registration  Rights Agreement dated as of March 30, 2001 by and among
          NCT Group,  Inc.  and NXT plc,  incorporated  herein by  reference  to
          Exhibit 10(z)(1) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(3) IP Sale  Agreement  dated April 11, 2001 between NCT Group,  Inc., NXT plc and New Transducers  Limited,  incorporated herein by reference to
          Exhibit 10(z)(2) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(4) NXT General License  between the company and New  Transducers  Limited dated as of April  11,  2001,  incorporated  herein  by  reference  to
          Exhibit 10(z)(3) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(5) Letter  dated April 11, 2001  amending the NXT General  License  dated
          April 11, 2001, incorporated herein by reference to Exhibit 10(z)(4) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(6) Cancellation letter between the company, NCT Audio Products, Inc., New
          Transducers Limited and NXT plc dated April 11, 2001 canceling the Master License Agreement dated September 27, 1997 and the New Cross License Agreement dated September 27, 1997, incorporated herein by reference to Exhibit 10(z)(5) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(7) Letter dated April 11, 2001 outlining additional services to be rendered by NXT plc/New Transducers Limited to Distributed Media Corporation, incorporated herein by reference to Exhibit 10(z)(6) of NCT's Pre-effective Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on January 30, 2002.

10(ad)(1) Subscription  Agreement  dated March 14, 2001  between the company and
          Alpha Capital Aktiengesellschaft,  incorporated herein by reference to
          Exhibit 10(bh) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ad)(2) Form of Convertible  Note in principal  amount of $250,000 dated March
          14, 2001, incorporated herein by reference to Exhibit 10(bi) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ae)(1) Subscription  Agreement dated April 4, 2001 among Artera Group,  Inc.,
          Alpha Capital Aktiengesellschaft and Amro International, S.A., incorporated herein by reference to Exhibit 10(bj) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ae)(2) Form of Note dated April 4, 2001,  incorporated herein by reference to
          Exhibit   10(bk)  of  NCT's   Registration   Statement   on  Form  S-1
          (Registration No. 333-60574) filed on May 9, 2001.

10(ae)(3) Exchange Rights Agreement by and among NCT Group, Inc. and the Holders
          identified   on  Schedule  A  thereto  dated  as  of  April  4,  2001,
          incorporated herein by reference to Exhibit 10(ab)(2) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ae)(4) Registration  Rights  Agreement  among NCT  Group,  Inc.  and  Holders
          identified   on  Schedule  A  thereto  dated  as  of  April  4,  2001,
          incorporated herein by reference to Exhibit 10(ab)(3) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(af)(1) Subscription  Agreement  dated April 12, 2001  between the company and
          Alpha Capital Aktiengesellschaft,  incorporated herein by reference to
          Exhibit 10(bl) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(af)(2) April 12, 2001, incorporated herein by reference to Exhibit 10(bm) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ag) Product Development and Licensing Agreement dated May 4, 2001 between NCT Video Displays, Inc. and ViewBeam Technology, L.L.C., incorporated herein by reference to Exhibit 10(bl) of NCT's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ah) Agreement dated May 11, 2001, by and among NCT Group, Inc., Distributed Media Corporation and Production Resource Group, incorporated herein by reference to Exhibit 10(af) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ai)(1) Subscription Agreement among Artera Group, Inc. and Subscribers: Alpha
          Capital Aktiengesellschaft and Amro International, S.A. dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ai)(2) Form of Convertible Note dated May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ai)(3) Exchange Rights Agreement by and among NCT Group, Inc. and the Holders identified on Schedule A thereto dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ai)(4) Registration  Rights  Agreement  among NCT  Group,  Inc.  and  Holders identified on Schedule A thereto dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(1) Subscription Agreement among Artera Group, Inc. and Subscribers: Alpha
          Capital Aktiengesellschaft; Amro International, S.A.; The Gross Foundation, Inc.; Leval Trading, Inc.; Nesher Ltd.; and Talbiya B. Investments Ltd. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(2) Form of Convertible Note dated June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(3) Exchange  Rights  Agreement  (Notes) by and among NCT Group,  Inc. and
          Holders identified on Schedule A thereto dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(4) Registration  Rights  Agreement  (Notes)  among NCT  Group,  Inc.  and
          Holders identified on Schedule A thereto dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(1) Exchange Rights Agreement (Preferred) by and among NCT Group, Inc. and
          Austost Anstalt Schaan; Amro International, S.A.; Nesher Ltd.; Leval Trading, Inc.; ICT N.V.; Balmore S.A.; The Gross Foundation, Inc.; Talbiya B. Investments Ltd.; United Securities Services, Inc.; and Libra Finance, S.A. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(2) Registration  Rights Agreement  (Preferred)  among NCT Group, Inc. and
          Austost Anstalt Schaan; Amro International, S.A.; Nesher Ltd.; Leval Trading, Inc.; ICT N.V.; Balmore S.A.; The Gross Foundation, Inc.; Talbiya B. Investments Ltd.; United Securities Services, Inc.; and Libra Finance, S.A. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(al) Consulting Agreement dated July 1, 2001 between NCT and Stop Noise, Inc. along with an addendum thereto dated October 9, 2001 and two amendments thereto, incorporated by reference to Exhibit 10(an) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(am) License Agreement dated August 10, 2001 between Sharp Corporation, acting through its Communication Systems Group and NCT Group, Inc. , incorporated by reference to Exhibit 10(a) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(an)(1) Securities  Purchase and Supplemental  Exchange Rights Agreement dated
          July 30, 2001 by and among Pro Tech Communications, Inc., NCT Group, Inc., and Alpha Capital Aktiengesellschaft, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(an)(2) Registration Rights Agreement by and between NCT Group, Inc. and Alpha
          Capital Aktiengesellschaft dated July 30, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ao) Letter dated November 9, 2001 to each of the Subscribers identified on Schedule A thereto (being the subscribers in Artera convertible notes dated January 9, 2001, April 4, 2001, May 25, 2001, and June 29, 2001)
          amending terms of conversion of the Artera convertible notes, incorporated herein by reference to Exhibit 10(ar) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(ap) Letter dated November 9, 2001 to each of the investors identified on Schedule A thereto amending the terms of exchange of shares of Artera's Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 10(as) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(aq) Distributed Media Corporation standard form of license agreement conveying rights to the use of Sight & Sound(R) systems, incorporated herein by reference to Exhibit 10(at) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(ar)(1) Subscription  Agreement dated January 10, 2002,  between Artera Group,
          Inc. and Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(a) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(ar)(2) Security  Agreement dated January 10, 2002, between Artera Group, Inc.
          and Alpha  Capital  Aktiengesellschaft,  incorporated  by reference to
          Exhibit 10(b) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(ar)(3) Convertible Note in the principal amount of $550,000 dated January 10,
          2002, issued by Artera Group, Inc. to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(c) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(ar)(4) Funds Escrow  Agreement dated January 10, 2002,  between Artera Group,
          Inc. and Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(d) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(as)(1) Subscription  Agreement dated March 11, 2002,  between the Company and
          Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(f) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(as)(2) Funds Escrow  Agreement dated March 11, 2002,  between the Company and
          Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(g) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(as)(3) Convertible Note in the principal amount of $400,000 dated March 11, 2002, issued by the Company to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(h) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(at)(1) Exchange Agreement between the company and Crammer Road LLC dated as of June 21, 2002, incorporated herein by reference to Exhibit 10(bm) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(at)(2) Registration  Rights  Agreement  (Exhibit B to the Exchange  Agreement
          dated as of June 21, 2002) dated as of June 21, 2002 between the company and Crammer Road LLC, incorporated herein by reference to
          Exhibit 10(bm)(1) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(au) Agreement dated July 12, 2002 relating to Pro Tech Exchange Rights among the Company, Pro Tech Communications, Inc., and Carole Salkind, incorporated herein by reference to Exhibit 10(bp) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(av)(1) Private Equity Credit  Agreement dated as of July 25, 2002 between NCT
          Group, Inc. and Crammer Road LLC,  incorporated herein by reference to
          Exhibit 10(bq) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(av)(2) Registration  Rights  Agreement  (Exhibit A to Private  Equity  Credit
          Agreement) dated as of July 25, 2002 between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(bq)(1) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(aw)    Omitted.

10(ax) Secured Convertible Note in principal amount of $525,000 dated July 23, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(br) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(ay) Secured Convertible Note in principal amount of $350,000 dated August 14, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bs) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(az)(1) License   Agreement   dated   August  15,   2002   between   Fairpoint
          Communications, Inc. and Artera Group, Inc., incorporated by reference to Exhibit 10(b) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(az)(2) Memorandum  of  Understanding  dated May 23,  2003  between  Fairpoint
          Broadband,  Inc. and Artera Group, Inc.,  incorporated by reference to
          Exhibit 10(x) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ba) Secured Convertible Note in principal amount of $490,000 dated August 29, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bt) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bb) Secured Convertible Note in principal amount of $350,000 dated September 9, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bu) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bc) Consulting Agreement dated September 30, 2002 between NCT and Acme Associates, Inc., incorporated by reference to Exhibit 10(ao) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bd) Secured Convertible Note in principal amount of $3,770,098.38 dated September 30, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bv) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(be) Agreement dated September 30, 2002 relating to Pro Tech Exchange Rights among the Company, Pro Tech Communications, Inc., and Carole Salkind, incorporated herein by reference to Exhibit 10(bw) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bf) Exclusive Marketing License Agreement dated October 11, 2002 between FairPoint Broadband, Inc. and Artera Group Inc., incorporated herein by reference to Exhibit 10(b) to NCT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(bg) Master Distributor Agreement dated October 24, 2002, between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(by) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bh) Settlement Agreement and Release dated October 30, 2002 made by and between Crammer Road LLC and NCT, incorporated herein by reference to
          Exhibit 10(bx) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bi) Secured Convertible Note in principal amount of $400,000 dated November 7, 2002 issued by the Company to Carole Salkind, incorporated by reference to Exhibit 10(af) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

10(bj) Secured Convertible Note in principal amount of $400,000 dated November 20, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ak) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bk) Secured Convertible Note in principal amount of $1,463,449.36 dated November 21, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(al) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bl) Secured Convertible Note in principal amount of $350,000 dated December 2, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ap) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bm) Settlement Agreement dated December 3, 2002 among Mesa Partners, Inc., the company, and Distributed Media Corporation approved by the court on April 8, 2003, incorporated herein by reference to Exhibit 10(k) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

10(bn) Settlement Agreement dated December 11, 2002 among Kalkines, Arky Zall & Bernstein LLP, HealthNet Connections LLC, HNC New York Representatives LLC, the company, Distributed Media Corporation and DMC HealthMedia Inc, incorporated herein by reference to Exhibit 10(bm) of NCT's Pre-effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(bo) Secured Convertible Note in principal amount of $400,000 dated December 16, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(aq) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bp) Secured Convertible Note in principal amount of $2,381,486.89 dated December 26, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ar) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bq) Consulting Agreement dated December 26, 2002 between NCT and Motorworld, Incorporated, incorporated by reference to Exhibit 10(ba) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(br) Secured Convertible Note in principal amount of $350,000 dated December 30, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(as) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bs) Settlement Agreement dated December 31, 2002 between West Nursery Land Holding Limited Partnership and the company approved by the court on March 3, 2003, incorporated herein by reference to Exhibit 10(f) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

10(bt) License Agreement dated January 6, 2003 (October 1, 2002 was the date inadvertently indicated on our Form 10-K) between NCT Group, Inc. and Stop Noise, Inc., incorporated by reference to Exhibit 10(aj) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bu) Secured Convertible Note in principal amount of $450,000 dated January 15, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(at) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bv) Secured Convertible Note in principal amount of $2,747,634.92 dated January 23, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(au) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bw) Consulting Agreement dated January 23, 2003 between NCT and Inframe, Inc., incorporated by reference to Exhibit 10(f) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(bx) Secured Convertible Note in principal amount of $350,000 dated January 30, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(av) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(by) Secured Convertible Note in principal amount of $1,252,592.41 dated February 11, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(aw) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bz) Consulting Agreement dated February 11, 2003 between NCT and Avant Interactive, Inc. and amendments thereto dated March 12, 2003, April 3, 2003 and April 11, 2003, incorporated by reference to Exhibit 10(i) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ca) Secured Convertible Note in principal amount of $450,000 dated March 4, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ax) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(cb) Secured Convertible Note in principal amount of $980,802.25 dated March 13, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ay) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(cc) Secured Convertible Note in principal amount of $864,615.56 dated March 13, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(az) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(cd) Secured Convertible Note in principal amount of $450,000 dated April 2, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cr) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

10(ce) Settlement Agreement dated April 7, 2003 among Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore, S.A., Libra Finance, S.A., the company and Artera Group, Inc., approved by the court on September 16, 2003, incorporated herein by reference to
          Exhibit 10(ay) to NCT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(cf) Exchange Rights and Release Agreement dated April 10, 2003 among the company, Pro Tech Communications, Inc., Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore, S.A., and Libra Finance, S.A., incorporated herein by reference to Exhibit 10(l) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

10(cg) Secured Convertible Note in principal amount of $450,000 dated April 11, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(m) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

10(ch) Consulting Agreement dated April 17, 2003 between the company and Turbo Networks, Inc. and amendment thereto dated May 22, 2003 and June 28, 2003, incorporated by reference to Exhibit 10(r) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ci) Secured Convertible Note in principal amount of $450,000 dated April 21, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(n) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

10(cj)(1) Subscription  Agreement  dated April 22, 2003  between the company and
          Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(u) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cj)(2) Convertible Note in the principal amount of $235,000 dated April 22, 2003 issued by NCT Group, Inc. to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(t) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ck) Secured Convertible Note in principal amount of $450,000 dated May 15, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(v) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cl) Secured Convertible Note in principal amount of $1,692,462.74 dated May 22, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(w) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cm) Secured Convertible Note in principal amount of $415,000 dated May 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(y) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cn) Secured Convertible Note in principal amount of $2,449,811.87 dated June 12, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(z) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(co) Consulting Agreement dated June 12, 2003 between NCT and Maple Industries, Inc., incorporated by reference to Exhibit 10(ab) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cp) Secured Convertible Note in principal amount of $435,000 dated June 12, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(aa) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cq) Secured Convertible Note in principal amount of $410,000 dated June 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ac) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cr) Consulting Agreement dated July 2, 2003 between the company and SpringerRun, Inc., incorporated herein by reference to Exhibit 10(az) to NCT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(cs) Secured Convertible Note in principal amount of $410,000 dated July 14, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ad) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ct) Secured Convertible Note in principal amount of $414,480.93 dated July 14, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ae) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cu) Amendment dated July 14, 2003 to Acme Associates, Inc. Consulting Agreement, incorporated herein by reference to Exhibit 10(cr) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(cv) Secured Convertible Note in principal amount of $414,750.19 dated July 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ag) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cw) Secured Convertible Note in principal amount of $410,000 dated July 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(af) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cx) Secured Convertible Note in principal amount of $622,529.18 dated August 7, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cu) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(cy) Secured Convertible Note in principal amount of $425,000 dated August 18, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cv) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(cz) Secured Convertible Note in principal amount of $414,884.82 dated August 28, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cw) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(da) Secured Convertible Note in principal amount of $375,000 dated August 28, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cx) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(db) Reseller Agreement dated September 1, 2003 between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(ao) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dc) Master Distributor Agreement dated September 1, 2003 between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(ap) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dd) Amendments dated September 11, 2003, October 3, 2003 and October 14, 2003 to Consulting Agreement dated September 30, 2002 between the company and Acme Associates, Inc., incorporated herein by reference to
          Exhibit 10(aq) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(de) Secured Convertible Note in principal amount of $580,650.27 dated September 11, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(ar) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(df) Secured Convertible Note in principal amount of $400,000.00 dated September 12, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(as) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dg) Secured Convertible Note in principal amount of $816,096.49 dated October 2, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(at) of the company's

          Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dh) Secured Convertible Note in principal amount of $4,469,018.84 dated October 14, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(au) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(di) Secured Convertible Note in principal amount of $400,000.00 dated October 14, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(av) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dj) Secured Convertible Note in principal amount of $400,000.00 dated November 3, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(aw) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dk)    Amendment  dated  November  3,  2003  to  Consulting  Agreement  dated
          September 30, 2002 between the company and Acme Associates, Inc., incorporated herein by reference to Exhibit 10(ax) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dl) Master Distributor Agreement dated October 1, 2003 between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(dl) to NCT's Pre-Effective Amendment No. 9 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on February 4, 2004.

10(dm) Master Distributor Agreement dated November 1, 2003 between Artera Group, Inc. and FairPoint Broadband, Inc., incorporated herein by reference to Exhibit 10(dm) to NCT's Pre-Effective Amendment No. 9 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on February 4, 2004.

10(dn) Secured Convertible Note in principal amount of $474,154.08 dated November 21, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dn) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(do) Secured Convertible Note in principal amount of $425,000.00 dated November 21, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(do) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dp) Amendment dated November 21, 2003 to Consulting Agreement dated September 30, 2002 between the company and Acme Associates, Inc, incorporated by reference to Exhibit 10(dp) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dq) Secured Convertible Note in principal amount of $400,000.00 dated November 22, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dq) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dr) Secured Convertible Note in principal amount of $3,828,984.72 dated December 15, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dr) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(ds) Secured Convertible Note in principal amount of $400,000.00 dated December 15, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ds) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dt)    Amendment  dated  December  17,  2003 to  Consulting  Agreement  dated
          September 30, 2002 between the company and Acme Associates, Inc., incorporated by reference to Exhibit 10(dt) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(du) Secured Convertible Note in principal amount of $7,479,384.54 dated December 31, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(du) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dv) Secured Convertible Note in principal amount of $785,000.00 dated December 31, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dv) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dw) Note Consolidation Agreement dated December 31, 2003, between the company and Carole Salkind, incorporated by reference to Exhibit 10(dw) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dx) Secured Convertible Demand Note in principal amount of $3,050,000.00 dated December 31, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dx) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dy) Secured Convertible Demand Note in principal amount of $425,000.00 dated February 13, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dy) of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

10(dz) Secured Convertible Demand Note in principal amount of $410,000.00 dated March 5, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(dz) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

10(ea) Secured Convertible Demand Note in principal amount of $6,171,275.69 dated March 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ea) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

10(eb) Secured Convertible Demand Note in principal amount of $3,606,526.83 dated March 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(eb) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

10(ec) Secured Convertible Demand Note in principal amount of $410,000.00 dated March 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ec) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

10(ed) Secured Convertible Demand Note in principal amount of $180,000.00 dated March 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ed) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

10(ee) Cross-release Agreement dated March 31, 2004 among the company, Advancel Logic Corporation and Infinite Technology Corporation, incorporated by reference to Exhibit 10(ef) of NCT's Pre-Effective Amendment No. 10 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on May 7, 2004.

10(ef) Secured Convertible Demand Note in principal amount of $410,000.00 dated April 1, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(h) of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004.

10(eg) Secured Convertible Demand Note in principal amount of $400,000.00 dated April 14, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(i) of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004.

10(eh) Secured Convertible Demand Note in principal amount of $400,000.00 dated May 7, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ei) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ei) Securities Purchase Agreement for the purchase of twenty seven (27) shares of Series H Convertible Preferred Stock dated May 11, 2004, between NCT and Crammer Road LLC, incorporated by reference to Exhibit 10(ej) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ej) Secured Convertible Demand Note in principal amount of $400,000.00 dated May 21, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ek) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ek) Distribution and Marketing Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(el) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ek)(1) Amendment  No.  1  dated  October  8,  2003  to the  Distribution  and
          Marketing Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(el)(1) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ek)(2) Amendment No. 2 dated April 21, 2004 to the Distribution and Marketing
          Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(el)(2) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ek)(3) Amendment No. 3 dated May 19, 2004 to the  Distribution  and Marketing
          Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(el)(3) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(ek)(4) Amendment No. 4 dated June 4, 2004 to the  Distribution  and Marketing
          Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(el)(4) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(el) Consulting Agreement dated May 20, 2004 between the company and Kambrium AB, incorporated by reference to Exhibit 10(em) of NCT's Pre-Effective Amendment No. 11 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on June 10, 2004.

10(em) Secured Convertible Demand Note in principal amount of $400,000.00 dated June 4, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(em) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(en) Secured Convertible Note in principal amount of $2,793,668.42 dated June 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(en) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(eo) Secured Convertible Note in principal amount of $ 1,626,883.31 dated June 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(eo) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(ep) Secured Convertible Note in principal amount of $6,913,600.96 dated June 15, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ep) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(eq) Secured Convertible Demand Note in principal amount of $425,000.00 dated June 16, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(eq) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(er) Secured Convertible Note in principal amount of $400,000.00 dated June 16, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(er) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(es) Secured Convertible Note in principal amount of $459,659.88 dated June 16, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(es) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(et) Amendment No. 5 dated June 18, 2004 to the Distribution and Marketing Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(et) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(et)(1) Amendment  No. 6  dated  June  25,  2004  to  the   Distribution   and
          Marketing Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(et)(1) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(et)(2) Amendment  No. 7  dated  June  30,  2004  to  the   Distribution   and
          Marketing Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc, incorporated by reference to Exhibit 10(et)(2) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(eu) Secured Convertible Note in principal amount of $4,383,902.01 dated June 28, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(eu) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed July 28, 2004.

10(ev) Secured Convertible Note in principal amount of $3,477,126.66 dated June 30, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ev) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(ew) Secured Convertible Note in principal amount of $400,000 dated July 16, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ew) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(ex) Secured Convertible Note in principal amount of $9,469,467.03 dated July 16, 2004 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ex) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(ey) Subscription Agreement dated July 23, 2004 between NCT Group, Inc. and Alpha Capital Aktiengesellschaft and Longview Fund LP, incorporated by reference to Exhibit 10(ey) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(ez) Security Agreement dated July 23, 2004 between NCT Group, Inc. and Alpha Capital Aktiengesellschaft and Longview Fund LP, incorporated by reference to Exhibit 10(ez) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(fa) Secured Convertible Note in principal amount of $400,000 dated July 23, 2004 issued by the company to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(fa) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(fb) Secured Convertible Note in principal amount of $500,000 dated July 23, 2004 issued by the company to Longview Fund LP, incorporated by reference to Exhibit 10(fb) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(fc) Convertible Note in principal amount of $40,000 dated July 23, 2004 issued by the company to Libra Finance S.A, incorporated by reference to Exhibit 10(fc) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(fd) Convertible Note in principal amount of $50,000 dated July 23, 2004 issued by the company to Bi-Coastal Consulting Corp., incorporated by reference to Exhibit 10(fd) of NCT's Pre-Effective Amendment No. 12 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on July 28, 2004.

10(fe) Consulting Agreement dated July 1, 2004 between the company and Manatt Jones Global Strategies, LLC incorporated herein by reference to Exhibit 10(x) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 17, 2004.

10(ff)    Consulting   Agreement  dated July 30, 2004  between the  company  and
          LightSpeed Networks, Inc.

10(fg) Finder Agreement dated August 1, 2004 between Artera Group, Inc. and Spyder Technologies Group, LLC.

10(fg) 1  Amendment   No.  1 to  the  September  1,  2003   Master   Distributor
          Agreement dated August 1, 2004 between Artera Group, Inc. and Spyder Technologies Group, LLC.

10(fg) 2 Amendment No. 1 to the September 1, 2003 Reseller Agreement dated August 1, 2004 between Artera Group, Inc. and Spyder Technologies Group, LLC.

10(fg) 3 Amendment and Waiver to Master Distributor Agreement (for Puerto Rico and The Caribbean) dated August 1, 2004 between Artera Group, Inc and Spyder Technologies Group, LLC.

10(fh) Secured Convertible Note in principal amount of $13,587,645.08 dated August 2, 2004 issued by the company to Carole Salkind.

10(fi)    Secured  Convertible  Note in  principal   amount of  $400,000   dated
          August 2, 2004 issued by the company to Carole Salkind.

10(fj)    Secured   Convertible  Note  in  principal  amount of  $400,000  dated
          August 10, 2004 issued by the company to Carole Salkind.

10(fk)    Secured  Convertible  Note in   principal   amount of  $400,000  dated
          September 2, 2004 issued by the company to Carole Salkind.

10(fl)    Secured  Convertible  Note  in   principal  amount of  $400,000  dated
          September 14, 2004 issued by the company to Carole Salkind.

10(fm) Secured Convertible Note in principal amount of $1,351,034.50 dated September 14, 2004 issued by the company to Carole Salkind.

10(fn) Amended and Restated Private Equity Credit Agreement dated as of September 30, 2004 by and between NCT Group, Inc. and Crammer Road LLC.

10(fn) 1 Registration Rights Agreement dated September 30, 2004 between NCT Group, Inc. and Crammer Road LLC.

10(fo) Amendment No. 8 dated September 30, 2004 to the Distribution and Marketing Agreement dated April 21, 2003 between Artera Group, Inc. and Avaya Inc.

14 Code of Ethics, incorporated by reference to Exhibit 14 of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

16        Change  in   certifying   accountants,   dated   February   12,  2002,
          incorporated herein by reference to the company's Current Report on Form 8-K filed on February 14, 2002.

21        Subsidiaries,  as of December 31, 2003,  incorporated  by reference to
          Exhibit 21 of the company's Annual Report on Form 10-K for the year ended December 31, 2003, filed April 8, 2004.

23(a)     Consent of Eisner LLP.

23(b)     Consent of Mark Melnick, Esq. is contained in Exhibit 5.

99(a) Employment Agreement by and between NCT Midcore, Inc. (now Midcore Software, Inc.) and Jerrold Metcoff, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(b)     Employment  Agreement  by and between NCT Midcore,  Inc.  (now Midcore
          Software, Inc.) and David Wilson, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(c) Employment Agreement by and between Midcore Software Limited and Barry Marshall-Johnson, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(d) Employment termination agreement between NCT Group, Inc. and James A. McManus dated November 27, 2001, incorporated herein by reference to
          Exhibit 99(d) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on November 4, 2002.

------------------
*         Pertains to a management contract or compensation plan or arrangement.

UNDERTAKINGS

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut, on this 7th day of October 2004.


                                          NCT GROUP, INC.

                                          By:  /s/ MICHAEL J. PARRELLA
                                               -----------------------
                                          Michael J. Parrella
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer
                                          (Principal Executive Officer)

                                          By:  /s/ CY E. HAMMOND
                                               -----------------
                                          Cy E. Hammond
                                          Senior Vice President and
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                          Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                        Capacity                     Date
-------------------------   ----------------------------------   ---------------

/s/  MICHAEL J. PARRELLA    Chairman of the Board of Directors   October 7, 2004
-------------------------   and Chief Executive Officer
     Michael J. Parrella

/s/  JOHN J. MCCLOY         Director                             October 7, 2004
-------------------------
     John J. McCloy II

/s/  SAMUEL A. OOLIE        Director                             October 7, 2004
-------------------------
     Samuel A. Oolie

/s/  IRENE LEBOVICS         President and Director               October 7, 2004
-------------------------
     Irene Lebovics

/s/  CY E. HAMMOND          Senior Vice President, Chief         October 7, 2004
-------------------------   Financial Officer and Director
     Cy E. Hammond